     As filed with the Securities and Exchange Commission on March 3, 1997
                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                 ______________

                              PUBLIC STORAGE, INC.
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)


     95-3551121                                                 6798
(I.R.S. Employer                                   (Primary Standard Industrial
 Identification No.)                                Classification Code Number)

      701 Western Avenue, Suite 200                               HUGH W. HORNE
     Glendale, California 91201-2397                          Public Storage, Inc.
             (818) 244-8080                               701 Western Avenue, Suite 200
    (Address, including zip code, and                    Glendale, California 91201-2397
  telephone number, including area code,                         (818) 244-8080
of registrant's principal executive offices)     (Name, address, including zip code, and telephone
                                                  number, including area code, of agent for service)

                                 ______________

                                   Copies to:

                              DAVID GOLDBERG, ESQ.
                              Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397
                                 ______________

        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date of this
                            Registration Statement.
                                 ______________

If the only securities being registered on this Form are being offered in connection with the formation of a holding company, check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                               [X]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                                     Proposed             Proposed
                                                         Amount       Offering        Maximum              Maximum
                                                          to be         Price        Aggregate            Amount of
 Title of Each Class of Securities to be Registered     Registered    Per Share    Offering Price      Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per share                      (1)           (1)            (1)            $34,795(1)(2)
=========================================================================================================================

(1) This Registration Statement relates to (a) the proposed merger of Public Storage Properties XIV, Inc. ("PSP14") into the Registrant and the conversion of shares of common stock of PSP14 into either cash (as to up to 20% of the outstanding shares of common stock series A of PSP14) or common stock of the Registrant and (b) the proposed merger of Public Storage Properties XV, Inc. ("PSP15") into the Registrant and the conversion of shares of common stock of PSP15 into either cash (as to up to 20% of the outstanding shares of common stock series A of PSP15) or common stock of the Registrant. At the mergers, there will be a maximum of (a) 2,263,218 shares of common stock series A, 232,762 shares of common stock series B and 659,494 shares of common stock series C, of PSP14 outstanding and (b) 2,136,885 shares of common stock series A, 232,762 shares of common stock series B and 659,494 shares of common stock series C, of PSP15 outstanding. The closing price of the common stock series A of PSP14 on the American Stock Exchange on February 26, 1997 was $21.125 per share and the book value of the common stock series B and C of PSP14 at September 30, 1996 was $11.66 per share. The closing price of the common stock series A of PSP15 on the American Stock Exchange on February 26, 1997 was $21.375 per share and the book value of the common stock series B and C of PSP15 at September 30, 1996 was $12.25 per share. The number of shares of common stock of the Registrant to be issued in the mergers cannot be determined at this time.

(2) Calculated in accordance with rule 457(f)(1) and (f)(2) under the Securities Act of 1933. $13,714 of the registration fee was previously paid in connection with PSP14's preliminary proxy materials.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              PUBLIC STORAGE, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                      OF INFORMATION REQUIRED BY FORM S-4

         Registration Statement Item                     Location in Prospectus
         ---------------------------                     ----------------------
A.  Information About the Transaction

     1.  Forepart of Registration                        Front Cover Page
         Statement and Outside Front Cover
         Page of Prospectus

     2.  Inside Front and Outside Back                  See page 1 and pages (iii)-(iv)
         Cover Pages of Prospectus

     3.  Risk Factors, Ratio of Earnings                Risk Factors
         to Fixed Charges and Other
         Information

     4.  Terms of the Transaction                       Summary and The Mergers

     5.  Pro Forma Financial Information                Incorporation of Certain Documents by
                                                        Reference

     6.  Material Contacts with the                     Risk Factors, Conflicts of Interest
         Company Being Acquired                         in the Mergers and The Mergers

     7.  Additional Information Required                     *
         for Reoffering by Persons and
         Parties Deemed to be Underwriters

     8.  Interests of Named Experts and                 Legal Opinions
         Counsel

     9.  Disclosure of Commission Position              The Mergers -- Comparison of PSP14
         on Indemnification for Securities              and PSP15 Common Stock with PSI
         Act Liabilities                                Common Stock -- Management and Duties

B.  Information About the Registrant

     10. Information with Respect to S-3                Incorporation of Certain Documents by
         Registrants                                    Reference

     11. Incorporation of Certain                       Incorporation of Certain Documents by
         Information By Reference                       Reference

     12. Information with Respect to S-2                Incorporation of Certain Documents by
         or S-3 Registrants                             Reference

     13. Incorporation of Certain                       Incorporation of Certain Documents by
         Information By Reference                       Reference

     14. Information with Respect to                    Incorporation of Certain Documents by
         Registrants Other than S-2 or S-3              Reference
         Registrants

_________________

*  Omitted as Inapplicable.

                                     (ii)


C.  Information About the Company Being Acquired

    15.  Information with Respect to S-3                 Incorporation of Certain Documents by
         Companies                                       Reference

    16.  Information with Respect to S-2                 Incorporation of Certain Documents by
         or S-3 Companies                                Reference

    17.  Information with Respect to                     Incorporation of Certain Documents by
         Companies Other than S-2 or S-3                 Reference
         Companies

D.  Voting and Management Information

    18.  Information if Proxies, Consents                Incorporation of Certain Documents by
         or Authorizations are to be Solicited           Reference

    19.  Information if Proxies, Consents                Incorporation of Certain Documents by
         or Authorizations are not to be                 Reference
         Solicited or in an Exchange Offer

_________________

*  Omitted as Inapplicable.

                                     (iii)

                      PUBLIC STORAGE PROPERTIES XIV, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 APRIL 9, 1997



     A special meeting of shareholders of Public Storage Properties XIV, Inc., a California corporation ("PSP14"), will be held at PSP14's offices at 701 Western Avenue, Suite 200, Glendale, California on April 9, 1997, at the hour of 10:00 a.m. for the following purposes:

1. To consider and vote upon an Agreement and Plan of Reorganization among PSP14, Public Storage, Inc. ("PSI") and Public Storage Properties XV, Inc. ("PSP15") described in the accompanying Combined Proxy Statement and Prospectus (the "Merger Agreement") pursuant to which PSP14 would be merged into PSI (the "PSP14 Merger"). Each outstanding share of PSP14 Common Stock would be converted into the right to receive a value of $21.73 in cash, PSI Common Stock or a combination of the two, as follows:

     . If holders of 20% or less of the outstanding PSP14 Common Stock elect to receive cash in the PSP14 Merger, shares held by PSP14 Shareholders electing cash will be converted into the right to receive $21.73 in cash for each share of PSP14 Common Stock, subject to reduction as described below.

     . If holders of more than 20% of the outstanding PSP14 Common Stock elect to receive cash in the PSP14 Merger, shares held by PSP14 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $21.73 per share of PSP14 Common Stock, subject to reduction as described below.

     . To be effective a cash election must be made by April 8, 1997, in accordance with the accompanying Cash Election Form.

     . If a PSP14 Shareholder does not elect cash, all of his or her PSP14 Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $21.73 per share of PSP14 Common Stock, subject to reduction as described below.

     . Shares held by PSP14 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP14 on the terms described under "Dissenting Shareholders' Rights of Appraisal" in the accompanying Combined Proxy Statement and Prospectus.

     . For purposes of the PSP14 Merger, the market value of the PSI Common Stock will be the average of the per share closing prices on the New York Stock Exchange of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP14.

     . The consideration paid by PSI to PSP14 Shareholders in the PSP14 Merger will be reduced by the amount of cash distributions required to be paid to PSP14 Shareholders by PSP14 prior to completion of the PSP14 Merger (estimated at $1.18 per share) in order to satisfy PSP14's REIT distribution requirements ("Required PSP14 REIT Distributions"). The consideration received by PSP14 Shareholders in the PSP14 Merger, however, along with any Required PSP14 REIT Distributions, will not be less than $21.73 per share of PSP14 Common Stock. PSP14 Shareholders would receive the Required PSP14 REIT Distributions upon any liquidation of PSP14, regardless of the PSP14 Merger.

     . Additional distributions would be made to the PSP14 Shareholders to cause PSP14's estimated net asset value allocable to the PSP14 Shareholders as of the date of the PSP14 Merger to be substantially equivalent to $21.73 per share.

     . The PSP14 Common Stock and PSP14 Common Stock Series B and C held by PSI will be cancelled in the PSP14 Merger.

     . Under the Merger Agreement, PSP15 will also be merged into PSI (the "PSP15 Merger"), if approved by the shareholders of PSP15.

     .    THE PSP14 MERGER AND THE PSP15 MERGER ARE NOT CONDITIONED ON EACH
          OTHER.

2. To consider and vote upon a related amendment to PSP14's bylaws to authorize the PSP14 Merger in the form of Appendix E-1 to the accompanying Combined Proxy Statement and Prospectus.

     The Board of Directors has determined that holders of record of PSP14 Common Stock, PSP14 Common Stock Series B and PSP14 Common Stock Series C at the close of business on February 24, 1997 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

     Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

     You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.


                                  By Order of the Board of Directors

                                       OBREN B. GERICH, Secretary


Glendale, California
March __, 1997

                      PUBLIC STORAGE PROPERTIES XV, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 APRIL 9, 1997



     A special meeting of shareholders of Public Storage Properties XV, Inc., a California corporation ("PSP15"), will be held at PSP15's offices at 701 Western Avenue, Suite 200, Glendale, California on April 9, 1997, at the hour of 10:00 a.m. for the following purposes:

1. To consider and vote upon an Agreement and Plan of Reorganization among PSP15, Public Storage, Inc. ("PSI") and Public Storage Properties XIV, Inc. ("PSP14") described in the accompanying Combined Proxy Statement and Prospectus (the "Merger Agreement") pursuant to which PSP15 would be merged into PSI (the "PSP15 Merger"). Each outstanding share of PSP15 Common Stock would be converted into the right to receive a value of $21.99 in cash, PSI Common Stock or a combination of the two, as follows:

     . If holders of 20% or less of the outstanding PSP15 Common Stock elect to receive cash in the PSP15 Merger, shares held by PSP15 Shareholders electing cash will be converted into the right to receive $21.99 in cash for each share of PSP15 Common Stock, subject to reduction as described below.

     . If holders of more than 20% of the outstanding PSP15 Common Stock elect to receive cash in the PSP15 Merger, shares held by PSP15 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $21.99 per share of PSP15 Common Stock, subject to reduction as described below.

     . To be effective a cash election must be made by April 8, 1997, in accordance with the accompanying Cash Election Form.

     . If a PSP15 Shareholder does not elect cash, all of his or her PSP15 Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $21.99 per share of PSP15 Common Stock, subject to reduction as described below.

     . Shares held by PSP15 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP15 on the terms described under "Dissenting Shareholders' Rights of Appraisal" in the accompanying Combined Proxy Statement and Prospectus.

     . For purposes of the PSP15 Merger, the market value of the PSI Common Stock will be the average of the per share closing prices on the New York Stock Exchange of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP15.

     . The consideration paid by PSI to PSP15 Shareholders in the PSP15 Merger will be reduced by the amount of cash distributions required to be paid to PSP15 Shareholders by PSP15 prior to completion of the PSP15 Merger (estimated at $1.23 per share) in order to satisfy PSP15's REIT distribution requirements ("Required PSP15 REIT Distributions"). The consideration received by PSP15 Shareholders in the PSP15 Merger, however, along with any Required PSP15 REIT Distributions, will not be less than $21.99 per share of PSP15 Common Stock. PSP15 Shareholders would receive the Required PSP15 REIT Distributions upon any liquidation of PSP15, regardless of the PSP15 Merger.

     . Additional distributions would be made to the PSP15 Shareholders to cause PSP15's estimated net asset value allocable to the PSP15 Shareholders as of the date of the PSP15 Merger to be substantially equivalent to $21.99 per share.

     . The PSP15 Common Stock and PSP15 Common Stock Series B and C held by PSI will be cancelled in the PSP15 Merger.

     . Under the Merger Agreement, PSP14 will also be merged into PSI (the "PSP14 Merger"), if approved by the shareholders of PSP14.

     .    THE PSP15 MERGER AND THE PSP14 MERGER ARE NOT CONDITIONED ON EACH
          OTHER.

2. To consider and vote upon a related amendment to PSP15's bylaws to authorize the PSP15 Merger in the form of Appendix E-2 to the accompanying Combined Proxy Statement and Prospectus.

     The Board of Directors has determined that holders of record of PSP15 Common Stock, PSP15 Common Stock Series B and PSP15 Common Stock Series C at the close of business on February 24, 1997 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

     Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

     You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.


                                  By Order of the Board of Directors

                                       OBREN B. GERICH, Secretary


Glendale, California
March __, 1997

                             PUBLIC STORAGE, INC.
                      PUBLIC STORAGE PROPERTIES XIV, INC.
                      PUBLIC STORAGE PROPERTIES XV, INC.

                    COMBINED PROXY STATEMENT AND PROSPECTUS
                      SPECIAL MEETINGS OF SHAREHOLDERS OF
  PUBLIC STORAGE PROPERTIES XIV, INC. AND PUBLIC STORAGE PROPERTIES XV, INC.
                                 April 9, 1997


     This Combined Proxy Statement and Prospectus is being furnished to holders of shares of (a) Public Storage Properties XIV, Inc. ("PSP14") Common Stock Series A, par value $.01 per share (the "PSP14 Common Stock"), Common Stock Series B, par value $.01 per share and Common Stock Series C, par value $.01 per share (collectively, the "PSP14 Common Stock Series B and C") and (b) Public Storage Properties XV, Inc. ("PSP15") Common Stock Series A, par value $.01 per share (the "PSP15 Common Stock"), Common Stock Series B, par value $.01 per share and Common Stock Series C, par value $.01 per share (collectively, the "PSP15 Common Stock Series B and C") and relates to meetings of shareholders of PSP14 and PSP15 called to approve the proposed mergers of each of PSP14 and PSP15 with and into Public Storage, Inc. ("PSI") (the "PSP14 Merger" and the "PSP15 Merger," respectively; together, the "Mergers") pursuant to the Agreement and Plan of Reorganization attached as Appendix A to this Combined Proxy Statement and Prospectus (the "Merger Agreement"). Holders of PSP14 and PSP15 Common Stock are referred to hereafter as the "PSP14 Shareholders" and the "PSP15 Shareholders," respectively, and holders of PSI Common Stock, par value $.10 per share (the "PSI Common Stock") are referred to hereafter as the "PSI Shareholders." THE PSP14 MERGER AND THE PSP15 MERGER ARE NOT CONDITIONED ON EACH OTHER.

     PSI and its executive officers have significant relationships with PSP14 and PSP15, and PSI and B. Wayne Hughes ("Hughes"), the chief executive officer of each of PSI, PSP14 and PSP15, own a substantial amount of the capital stock of each of PSP14 and PSP15. See "Summary -- Relationships." The Merger Agreement requires that each of the Mergers be approved by a majority of the outstanding shares of Common Stock and Common Stock Series B and C of the respective corporation, voting together as a class, with the Common Stock Series B and C voted with the holders of a majority of the unaffiliated shares of the Common Stock of the respective corporation. Each of the Boards of Directors of PSP14 and PSP15, based on recommendations of special committees composed of independent directors, recommends that PSP14 and PSP15 Shareholders, respectively, vote for the PSP14 and PSP15 Mergers, respectively.

     The Mergers involve certain factors that should be considered by the PSP14 and PSP15 Shareholders, including the following:

 .    The Mergers have not been negotiated at arm's length, no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of PSP14 or PSP15 and no third party proposals for PSP14 or PSP15 or their properties were solicited.

 .    The nature of the investment of PSP14 and PSP15 Shareholders who receive shares of PSI Common Stock is being changed from holding an interest in a specified portfolio of properties for a finite period to holding an investment in an ongoing fully-integrated real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, and which does not plan to liquidate its assets within a fixed period of time.

                                                   (Continued on following page)

                              ------------------

     THE SECURITIES TO BE ISSUED IN THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS COMBINED PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

March __, 1997

 .    Based on a market price of PSI Common Stock of $27 per share and the current regular quarterly distribution rate for PSI, PSP14 and PSP15, the level of distributions to PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers would be approximately 48% and 40% lower, respectively, after the Mergers.

 .    The properties of PSP14 and PSP15 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Mergers.

 .    Under California law, PSP14 and PSP15 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Mergers only if demands for payments are filed with respect to 5% or more of the outstanding shares of PSP14 and PSP15 Common Stock, respectively.

 .    PSI and its affiliates have conflicts of interest in connection with the
     Mergers.

 .    The public PSI Shareholders are substantially limited in their ability to control PSI. At January 31, 1997, Hughes and members of his family (the "Hughes Family") owned approximately 43% of the PSI Common Stock (approximately 47% upon conversion of the PSI Class B Common Stock), and there are restrictions on beneficial ownership of PSI securities in PSI's organizational documents. Such ownership factors should prevent any takeover not approved by Hughes.

 .    As a result of a prior business combination, PSI is subject to tax risks, including additional risks as to PSI's continued qualification as a real estate investment trust ("REIT").

 .    In making real estate investments, PSI, unlike PSP14 and PSP15, has incurred ($113 million at September 30, 1996), and may continue to incur, debt.

 .    The interest of PSI Shareholders can be diluted through the issuance of additional securities. PSI has outstanding ($835 million), and intends to issue additional, securities with priority over PSI Common Stock.

 .    The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP14 and PSP15 Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Mergers and other factors, such as changes in interest rates and market conditions.

 .    The consideration to be received by PSP14 and PSP15 Shareholders in the
     Mergers is based on third party appraisals. However, appraisals are opinions as of the date specified, are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PSP14 or PSP15.

 .    PSP14 and PSP15 Shareholders who receive any cash in connection with the
     Mergers may have a taxable gain.

See "Glossary" beginning on page 100 for definitions of certain terms used in this Combined Proxy Statement and Prospectus.

SEE "RISK FACTORS" BEGINNING ON PAGE 21 OF THIS COMBINED PROXY STATEMENT AND PROSPECTUS.

     The PSI Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "PSA". On March ___, 1997, the closing price of the PSI Common Stock on the NYSE was $_____. The PSP14 and PSP15 Common Stock are traded on the American Stock Exchange ("AMEX") under the symbols "PSP" and "PSQ", respectively. On March ___, 1997, the closing prices of the PSP14 and PSP15 Common Stock on the AMEX were $_____ and $_____, respectively.

     This Combined Proxy Statement and Prospectus is first being mailed on or about March 11, 1997 to shareholders of record of PSP14 and PSP15 at the close of business on February 24, 1997. The special meetings of shareholders of PSP14 and PSP15 to consider the Mergers will occur concurrently.

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PSI, PSP14 OR PSP15. THIS COMBINED PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE REGISTERED SECURITIES TO WHICH THIS COMBINED PROXY STATEMENT AND PROSPECTUS RELATES TO OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
Available Information...................................................................   1
Incorporation of Certain Documents by Reference.........................................   1
Cautionary Statement....................................................................   2
Summary.................................................................................   3
     Overview of Mergers................................................................   3
     Meetings and Vote Requirements of Shareholders.....................................   5
     PSP14..............................................................................   6
     PSP15..............................................................................   6
     PSI................................................................................   6
     Risk Factors.......................................................................   6
     Background and Reasons for the Mergers.............................................   8
     Potential Advantages of the Mergers................................................   9
     Detriments of the Mergers..........................................................  10
     Rights of Dissenting Shareholders..................................................  10
     Determination of Payments to be Received by PSP14 Shareholders
      in Connection with the PSP14 Merger...............................................  11
     Determination of Payments to be Received by PSP15 Shareholders
      in Connection with the PSP15 Merger...............................................  11
     Federal Income Tax Matters.........................................................  11
     Recommendations; Opinions of Financial Advisors....................................  12
     Comparison of PSP14 and PSP15 Common Stock with PSI Common Stock...................  12
     Summary Financial Information......................................................  15
     Relationships......................................................................  19
Risk Factors............................................................................  21
     No Arm's Length Negotiation or Unaffiliated Representatives........................  21
     Change in Nature of Investment.....................................................  21
     Lower Level of Distributions After the Mergers.....................................  21
     Potential Loss of Future Appreciation..............................................  21
     Limitation on Dissenters' Rights of Appraisal......................................  21
     Control and Influence by the Hughes Family and Ownership Limitations...............  21
     Tax Risks..........................................................................  22
     Financing Risks....................................................................  23
     Uncertainty Regarding Market Price of PSI Common Stock.............................  24
     Merger Consideration Based on Appraisals Instead of Arm's Length Negotiation.......  24
     Tax to PSP14 and PSP15 Shareholders................................................  24
     Operating Risks....................................................................  24
     Shares Eligible for Future Sale....................................................  26
Conflicts of Interest in the Mergers....................................................  27
The Mergers.............................................................................  28
     General............................................................................  28
     Background.........................................................................  30
     Reasons for the Mergers and Timing.................................................  33
     Alternatives to the Mergers........................................................  33
     No Solicitation of Other Proposals.................................................  36
     Determination of Payments to be Received by PSP14 and PSP15 Shareholders
      in Connection with the Mergers....................................................  36
     Potential Advantages of the Mergers to PSP14 and PSP15.............................  39
     Detriments of the Mergers..........................................................  39
     Recommendation to PSP14 and PSP15 Shareholders and Fairness Analysis...............  40
     Comparison of Consideration to be Received in the Mergers to Other Alternatives....  42
     Real Estate Portfolio Appraisals by Wilson.........................................  46
     Fairness Opinions from Stanger.....................................................  48
     The Merger Agreement...............................................................  53
     Cash Election Procedure............................................................  55

                                                                                         Page
                                                                                         ----
     Consequences to PSP14 and PSP15 if the Mergers are Not Completed...................  56
     Costs of the Mergers...............................................................  56
     Accounting Treatment...............................................................  57
     Regulatory Requirements............................................................  57
     Comparison of PSP14 and PSP15 Common Stock with PSI Common Stock...................  58
Amendment to Bylaws of PSP14 and PSP15..................................................  62
Approval of the Mergers and Bylaw Amendments............................................  63
     General............................................................................  63
     PSP14..............................................................................  63
     PSP15..............................................................................  63
     Security Ownership of Certain Beneficial Owners and Management.....................  64
     Solicitation of Proxies............................................................  71
Description of PSP14's Properties.......................................................  72
Description of PSP15's Property.........................................................  75
Description of PSI's Properties.........................................................  78
Distributions and Price Range of PSI Common Stock.......................................  79
Distributions and Price Range of PSP14 Common Stock.....................................  80
Distributions and Price Range of PSP15 Common Stock.....................................  81
Description of PSI Capital Stock........................................................  82
     Common Stock.......................................................................  82
     Ownership Limitations..............................................................  82
     Class B Common Stock...............................................................  83
     Preferred Stock....................................................................  84
     Equity Stock.......................................................................  85
     Effects of Issuance of Capital Stock...............................................  85
Dissenting Shareholders' Rights of Appraisal............................................  86
Federal Income Tax Matters..............................................................  88
     The Mergers........................................................................  88
     Opinion of Counsel.................................................................  90
     General Tax Treatment of PSI.......................................................  91
     Consequences of the PSMI Merger on PSI's Qualification as a REIT...................  93
     Taxation of Holders of PSI Common Stock............................................  97
State and Local Taxes...................................................................  98
Legal Opinions..........................................................................  98
Experts.................................................................................  99
Independent Auditors....................................................................  99
Shareholder Proposals...................................................................  99
Glossary................................................................................ 100

Appendix A   - Agreement and Plan of Reorganization among PSI, PSP14 and PSP15 dated as of December 5, 1996
Appendix B-1 - Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP14 dated November
               15, 1996
Appendix B-2 - Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP15 dated November
               15, 1996
Appendix C-1 - Opinion of Robert A. Stanger & Co., Inc. (PSP14 Merger) dated March 3, 1997
Appendix C-2 - Opinion of Robert A. Stanger & Co., Inc. (PSP15 Merger) dated March 3, 1997
Appendix D   - Chapter 13 of the California General Corporation Law Concerning Dissenters' Rights
Appendix E-1 - Proposed Amendment to PSP14's Bylaws
Appendix E-2 - Proposed Amendment to PSP15's Bylaws
Appendix F-1 - Financial Statements of PSP14
Appendix F-2 - Financial Statements of PSP15
Appendix G-1 - Management's Discussion and Analysis of Financial Condition and Results of Operations of PSP14
Appendix G-2 - Management's Discussion and Analysis of Financial Condition and Results of Operations of PSP15

                             AVAILABLE INFORMATION

     Each of PSI, PSP14 and PSP15 is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by accessing the Commission's Worldwide Web site at http://www.sec.gov. Such material can also be inspected, in the case of PSI, at the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104, and, in the case of PSP14 or PSP15, at the AMEX, 86 Trinity Place, New York, New York 10006.

     PSI has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Combined Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by PSI with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-8389), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/As dated April 29, 1996, May 14, 1996 and May 15, 1996; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) the Current Reports on Form 8-K dated January 22, 1996, September 6, 1996, September 18, 1996 and October 28, 1996.

     All documents filed by PSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Combined Proxy Statement and Prospectus and prior to the date of the special meetings of the shareholders of PSP14 and PSP15 shall be deemed to be incorporated by reference herein from the date of filing such documents.

     The following documents filed by PSP14 with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10792) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/As dated April 26, 1996 and February 27, 1997;
(ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) the Current Report on Form 8-K dated December 5, 1996.

     The following documents filed by PSP15 with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10837) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/As dated April 26, 1996 and February 27, 1997;
(ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) the Current Report on Form 8-K dated December 5, 1996.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Combined Proxy Statement and Prospectus ("Proxy Statement") shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     Also incorporated by reference herein is the Merger Agreement, which is attached as Appendix A to this Proxy Statement.

          THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (INCLUDING DOCUMENTS FILED SUBSEQUENT TO THE DATE HEREOF), EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS), SHALL BE DELIVERED TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO INVESTOR SERVICES DEPARTMENT, 701 WESTERN AVENUE, SUITE 200, GLENDALE, CALIFORNIA 91201-2397 OR BY TELEPHONE AT (818) 244-8080. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _______________, 1997.

                             CAUTIONARY STATEMENT

     Statements contained in this Proxy Statement that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "Risk Factors" and elsewhere in this Proxy Statement identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

                                    SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Combined Proxy Statement and Prospectus. See "Glossary" beginning on page 100 for definitions of certain terms used in this Combined Proxy Statement and Prospectus.

OVERVIEW OF MERGERS

     MERGER OF PSP14 INTO PSI. PSP14 will be merged into PSI, which will be the surviving corporation. Each outstanding share of PSP14 Common Stock would be converted into the right to receive a value of $21.73 in cash, PSI Common Stock or a combination of the two, as follows:

     .    If holders of 20% or less of the outstanding PSP14 Common Stock elect to receive cash in the PSP14 Merger, shares held by PSP14 Shareholders electing cash will be converted into the right to receive $21.73 in cash for each share of PSP14 Common Stock, subject to reduction as described below.

     .    If holders of more than 20% of the outstanding PSP14 Common Stock elect to receive cash in the PSP14 Merger, shares held by PSP14 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $21.73 per share of PSP14 Common Stock, subject to reduction as described below.

     .    To be effective a cash election must be made by April 8, 1997, in accordance with the accompanying Cash Election Form.

     .    If a PSP14 Shareholder does not elect cash, all of his or her PSP14
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $21.73 per share of PSP14 Common Stock, subject to reduction as described below.

     .    Shares held by PSP14 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP14 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .    For purposes of the PSP14 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP14.

     .    The consideration paid by PSI to PSP14 Shareholders in the PSP14
Merger will be reduced by the amount of cash distributions required to be paid to PSP14 Shareholders by PSP14 prior to completion of the PSP14 Merger (estimated at $1.18 per share) in order to satisfy PSP14's REIT distribution requirements ("Required PSP14 REIT Distributions"). The consideration received by PSP14 Shareholders in the PSP14 Merger, however, along with any Required PSP14 REIT Distributions, will not be less than $21.73 per share of PSP14 Common Stock. PSP14 Shareholders would receive the Required PSP14 REIT Distributions upon any liquidation of PSP14, regardless of the PSP14 Merger.

     .    Additional distributions would be made to the PSP14 Shareholders to cause PSP14's estimated net asset value allocable to the PSP14 Shareholders as of the date of the PSP14 Merger to be substantially equivalent to $21.73 per share.

     .    The PSP14 Common Stock and PSP14 Common Stock Series B and C held by
PSI will be cancelled in the PSP14 Merger.

     See "The Mergers -- Determination of Payments to be Received by PSP14 and PSP15 Shareholders in Connection with the Mergers." For a description of the terms of the PSP14 Merger, see "The Mergers -- The Merger Agreement."

     MERGER OF PSP15 INTO PSI. PSP15 will be merged into PSI, which will be the surviving corporation. Each outstanding share of PSP15 Common Stock would be converted into the right to receive a value of $21.99 in cash, PSI Common Stock or a combination of the two, as follows:

     .    If holders of 20% or less of the outstanding PSP15 Common Stock elect to receive cash in the PSP15 Merger, shares held by PSP15 Shareholders electing cash will be converted into the right to receive $21.99 in cash for each share of PSP15 Common Stock, subject to reduction as described below.

     .    If holders of more than 20% of the outstanding PSP15 Common Stock elect to receive cash in the PSP15 Merger, shares held by PSP15 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $21.99 per share of PSP15 Common Stock, subject to reduction as described below.

     .    To be effective a cash election must be made by April 8, 1997, in accordance with the accompanying Cash Election Form.

     .    If a PSP15 Shareholder does not elect cash, all of his or her PSP15
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $21.99 per share of PSP15 Common Stock, subject to reduction as described below.

     .    Shares held by PSP15 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP15 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .    For purposes of the PSP15 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP15.

     .    The consideration paid by PSI to PSP15 Shareholders in the PSP15
Merger will be reduced by the amount of cash distributions required to be paid to PSP15 Shareholders by PSP15 prior to completion of the PSP15 Merger (estimated at $1.23 per share) in order to satisfy PSP15's REIT distribution requirements ("Required PSP15 REIT Distributions"). The consideration received by PSP15 Shareholders in the PSP15 Merger, however, along with any Required PSP15 REIT Distributions, will not be less than $21.99 per share of PSP15 Common Stock. PSP15 Shareholders would receive the Required PSP15 REIT Distributions upon any liquidation of PSP15, regardless of the PSP15 Merger.

     .    Additional distributions would be made to the PSP15 Shareholders to cause PSP15's estimated net asset value allocable to the PSP15 Shareholders as of the date of the PSP15 Merger to be substantially equivalent to $21.99 per share.

     .    The PSP15 Common Stock and PSP15 Common Stock Series B and C held by
PSI will be cancelled in the PSP15 Merger.

     See "The Mergers -- Determination of Payments to be Received by PSP14 and PSP15 Shareholders in Connection with the Mergers." For a description of the terms of the PSP15 Merger, see "The Mergers -- The Merger Agreement."

     The shares of PSP14 and PSP15 Common Stock Series B and C are owned by PSI and by certain executive officers of PSI and members of their families. Upon consummation of the PSP14 Merger, each share of PSP14 Common Stock Series B and C (other than shares held by PSI which will be cancelled in the PSP14 Merger) will be converted into the right to receive $16.07 in PSI Common Stock (valued as in the case of the PSP14 Common Stock), plus (i) any additional distributions equal to the amount by which PSP14's estimated net asset value allocable to the holders of the PSP14 Common Stock Series B and C as of the date of the PSP14 Merger exceeds $16.07 per share and (ii) any Required PSP14 REIT Distributions payable to the holders of the PSP14 Common Stock Series B. Upon consummation of the PSP15 Merger, each share of PSP15 Common Stock Series B and C (other than shares held by

PSI which will be cancelled in the PSP15 Merger) will be converted into the right to receive $12.63 in PSI Common Stock (valued as in the case of the PSP15 Common Stock), plus (i) any additional distributions equal to the amount by which PSP15's estimated net asset value allocable to the holders of the PSP15 Common Stock Series B and C as of the date of the PSP15 Merger exceeds $12.63 per share and (ii) any Required PSP15 REIT Distributions payable to the holders of the PSP15 Common Stock Series B. See "The Mergers -- Determination of Payments to be Received by PSP14 and PSP15 Shareholders in Connection with the Mergers." The Common Stock Series B and C will be voted with the majority of shares of Common Stock of the respective corporation held by unaffiliated owners.

     The PSI Common Stock is listed on the NYSE, and the PSP14 and PSP15 Common Stock are listed on the AMEX. On December 4, 1996, the last full trading day prior to the first announcement of the proposed Mergers, the reported closing sales price per share of PSI Common Stock on the NYSE was $26, and the reported closing sales prices per share of PSP14 and PSP15 Common Stock on the AMEX were $20 1/8 and $20 1/8, respectively. On March ___, 1997, the last full trading day prior to the date of this Combined Proxy Statement and Prospectus, the reported closing sales prices per share of PSI, PSP14 and PSP15 Common Stock were $______, $______ and $______, respectively.

     THE PSP14 MERGER AND THE PSP15 MERGER ARE NOT CONDITIONED ON EACH OTHER.

MEETINGS AND VOTE REQUIREMENTS OF SHAREHOLDERS

                                                PSP14                                   PSP15
                                  ----------------------------------      ----------------------------------
Meeting Date                      April 9, 1997 at                        April 9, 1997 at
                                  10:00 a.m.                              10:00 a.m.

Record Date                       February 24, 1997                       February 24, 1997

Purpose                           To Approve the PSP14 Merger             To Approve the PSP15 Merger
                                  and Proposed Bylaw Amendment            and Proposed Bylaw Amendment

Shares Outstanding                2,263,218 shares of                     2,136,885 shares of
                                  PSP14 Common Stock                      PSP15 Common Stock
                                  892,256 shares of PSP14                 892,256 shares of PSP15
                                  Common Stock Series B and C             Common Stock Series B and C

Vote Required                     Majority of outstanding shares          Majority of outstanding shares
                                  of PSP14 Common Stock and               of PSP15 Common Stock and
                                  PSP14 Common Stock Series B             PSP15 Common Stock Series B and C,
                                  and C, voting together as a class*      voting together as a class*

Percentage Ownership of Total
Combined Outstanding Shares of
Common Stock and Common Stock
Series B and C by PSI and Hughes  33.70%                                  34.88%

_______________

* In accordance with the bylaws of PSP14 and PSP15, the Common Stock Series B and C will be voted with the holders of a majority of the unaffiliated shares of the Common Stock of the respective corporation.

PSP14

     PSP14 is a REIT organized as a California corporation that was formed to succeed to the business of Public Storage Properties XIV, Ltd., a California limited partnership (the "PSP14 Partnership"), in a reorganization transaction completed on June 3, 1991. PSP14 owns 14 properties located in seven states, including seven mini-warehouses, two business parks and five properties that combine mini-warehouse and business park space. All of these facilities are operated under the "Public Storage" name. See "Description of PSP14's Properties." The PSP14 Common Stock is traded on the AMEX under the symbol "PSP".

     PSP14's properties are managed by PSI and an affiliate. PSP14's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. The same persons are the directors of each of PSP14 and PSP15. See "-- Relationships."

PSP15

     PSP15 is a REIT organized as a California corporation that was formed to succeed to the business of Public Storage Properties XV, Ltd., a California limited partnership (the "PSP15 Partnership"), in a reorganization transaction completed on September 5, 1991. PSP15 owns 19 properties located in 10 states, including 18 mini-warehouses and one property that combines mini-warehouse and business park space. All of these facilities are operated under the "Public Storage" name. See "Description of PSP15's Properties." The PSP15 Common Stock is traded on the AMEX under the symbol "PSQ".

     PSP15's properties are managed by PSI and an affiliate. PSP15's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. The same persons are the directors of each of PSP14 and PSP15. See "-- Relationships."

PSI

     PSI is a fully integrated, self-administered and self-managed REIT, organized as a California corporation that acquires, develops, owns and operates mini-warehouses, which are self-service facilities offering storage space for personal and business use. PSI is the largest owner and operator of mini-warehouses in the United States. PSI also owns and operates, to a lesser extent, business parks containing commercial and industrial rental space. At September 30, 1996, PSI had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,072 properties located in 37 states, consisting of 1,037 mini-warehouse facilities and 35 business parks.

     In a series of mergers among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into Storage Equities, Inc. ("SEI") (the "PSMI Merger"), SEI became self-administered and self-managed, acquired substantially all of PSMI's United
States real estate interests and was renamed "Public Storage, Inc."   In
addition, the outstanding capital stock of PSMI was converted into an aggregate of 29,449,513 shares of PSI Common Stock (exclusive of shares of PSI Common Stock held by PSMI prior to the PSMI Merger) and 7,000,000 shares of PSI Class B Common Stock.

     The principal executive offices of PSI, PSP14 and PSP15 are located at 701 Western Avenue, Suite 200, Glendale, California 91201-2397. The telephone number is (818) 244-8080.

RISK FACTORS

     Each of the Mergers involves certain risks and detriments that should be considered by PSP14 and PSP15 Shareholders, including the following:

     . No Arm's Length Negotiation or Unaffiliated Representatives. The Mergers have not been negotiated at arm's length, and no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of PSP14 or PSP15. If such persons had been engaged, the terms of the Mergers may have been more favorable to PSP14 and PSP15 Shareholders. In addition, no third party proposals for PSP14 or PSP15 or their properties were solicited. Such proposals could have generated higher prices.

     . Change from Finite Life to Infinite Life. The nature of the investment of PSP14 and PSP15 Shareholders who receive PSI Common Stock is being changed from holding an interest in specified properties for a finite period to holding an investment in an ongoing integrated real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, which does not plan to liquidate its assets within a fixed period of time and which is engaged in all aspects of the mini-warehouse industry, including property development and management. PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers will be able to liquidate their investment only by selling their shares in the market.

     . Lower Level of Distributions After the Mergers. The level of distributions to PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers is expected to be lower after the Mergers than before. Based on a market price of PSI Common Stock of $27 and the current regular quarterly distribution rate for PSI ($.22 per share), PSP14 ($.34 per share) and PSP15 ($.30 per share), (a) PSP14 Shareholders would receive approximately $.16 (48%) less in regular quarterly distributions per share of PSP14 Common Stock after the PSP14 Merger from PSI than before the PSP14 Merger from PSP14 and approximately $.01 less per share in regular quarterly distributions for each $1 5/8 (6%) increase in the market price of PSI Common Stock above $27 and (b) PSP15 Shareholders would receive approximately $.12 (40%) less in regular quarterly distributions per share of PSP15 Common Stock after the PSP15 Merger from PSI than before the PSP15 Merger from PSP15 and approximately $.01 less per share in regular quarterly distributions for each $1 5/8 (6%) increase in the market price of PSI Common Stock above $27.

     . Potential Loss of Future Appreciation. The properties of PSP14 and PSP15 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Mergers.

     . Limitation on Dissenters' Rights of Appraisal. Under California law, PSP14 and PSP15 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Mergers ("Dissenters' Rights") only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP14 and PSP15 Common Stock, respectively.

     . Conflicts of Interest. PSI and its affiliates, which are affiliated with PSP14 and PSP15, have conflicts of interest in connection with the Mergers.

     . Control and Influence by the Hughes Family and Ownership Limitations. The public PSI Shareholders are substantially limited in their ability to control PSI. At January 31, 1997, the Hughes Family owned approximately 43% of the PSI Common Stock (approximately 47% upon conversion of the PSI Class B Common Stock). Also, there are restrictions on beneficial ownership of PSI securities in PSI's Articles of Incorporation. Such ownership factors should prevent any takeover of PSI not approved by Hughes.

     . Tax Risks -- Additional Risks to Continued REIT Qualification. As a result of the PSMI Merger, PSI is subject to tax risks, including risks as to PSI's continued qualification as a REIT resulting from a substantial increase in PSI's nonqualifying income.

     . Financing Risks. In making real estate investments, PSI, unlike PSP14 and PSP15, has incurred ($113 million at September 30, 1996), and may continue to incur, debt. The incurrence of debt increases the risk of loss of investment.

     . Possible Future Dilution. The interest of PSI Shareholders can be diluted through the issuance of additional securities by PSI. PSI has outstanding ($835 million), and intends to issue additional, securities with priority over PSI Common Stock.

     . Uncertainty Regarding Market Price of PSI Common Stock. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP14 and PSP15 Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Mergers and other factors, such as changes in interest rates and market conditions.

     . Merger Consideration Based on Appraisals Instead of Arm's Length Negotiations. The consideration to be paid to the PSP14 and PSP15 Shareholders is based on third party appraisals of the properties of PSP14 and PSP15. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PSP14 and PSP15. There can be no assurance that if the properties of PSP14 and PSP15 were sold, they would be sold at the appraised values; the sales price might be higher or lower.

     . Tax to PSP14 and PSP15 Shareholders Upon Receipt of Cash. PSP14 and PSP15 Shareholders who receive any cash in connection with the Mergers may recognize a taxable gain. In addition, the Required PSP14 REIT Distributions and the Required PSP15 REIT Distributions will be taxable to PSP14 and PSP15 Shareholders, respectively, as ordinary income.

BACKGROUND AND REASONS FOR THE MERGERS

     THE MERGERS HAVE BEEN INITIATED AND STRUCTURED BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF PSI, PSP14 AND PSP15. SPECIAL COMMITTEES COMPOSED OF VERN
O. CURTIS AND JACK D. STEELE, INDEPENDENT DIRECTORS OF PSP14 AND PSP15 (THE "PSP14 SPECIAL COMMITTEE" AND "PSP15 SPECIAL COMMITTEE," RESPECTIVELY), HAVE REVIEWED AND RECOMMENDED FOR APPROVAL THE TERMS OF THE MERGERS, AND THE BOARDS OF DIRECTORS OF PSP14 AND PSP15, BASED ON RECOMMENDATIONS OF THE PSP14 AND PSP15 SPECIAL COMMITTEES WHICH THE BOARDS OF DIRECTORS HAVE ADOPTED, AND ON THE OPINIONS OF FINANCIAL ADVISORS IN WHICH THEY CONCUR, BELIEVE THAT THE MERGERS ARE FAIR TO THE PUBLIC PSP14 AND PSP15 SHAREHOLDERS, RESPECTIVELY, AND RECOMMEND THAT PSP14 AND PSP15 SHAREHOLDERS, RESPECTIVELY, VOTE FOR THE MERGERS.

     THE PSP14 AND PSP15 SPECIAL COMMITTEES ARE COMPRISED OF THE SAME TWO INDEPENDENT DIRECTORS OF PSP14 AND PSP15. THE MEETINGS OF THE PSP14 AND PSP15 SPECIAL COMMITTEES OCCURRED SIMULTANEOUSLY AND THE PSP14 AND PSP15 SPECIAL COMMITTEES BELIEVE THAT THE SAME GENERAL CONSIDERATIONS ARE APPLICABLE TO EACH OF THE MERGERS, EXCEPT AS NOTED IN THIS COMBINED PROXY STATEMENT AND PROSPECTUS.

     PSP14 and PSP15 were organized to succeed to the business of the PSP14 Partnership and the PSP15 Partnership, respectively, in reorganization transactions completed in June and September 1991. In response to changes in the reorganizations requested by the unaffiliated dealer manager of the partnerships' original offerings of limited partnership interests, PSP14 and PSP15 added provisions to their bylaws to the effect that their shareholders be presented with proposals in 1997 to sell all or substantially all of their properties, distribute the proceeds from such sale and liquidate the corporations. Later, in settlement of litigation arising from the reorganizations their bylaw provisions were amended to expand the terms of the proposals to include possible financings of their properties. See "The Mergers -- Background."

     IF APPROVED BY THE SHAREHOLDERS OF PSP14 AND PSP15, THE MERGERS WOULD SATISFY THE OBLIGATION OF PSP14 AND PSP15 TO PRESENT PROPOSALS TO THEIR SHAREHOLDERS FOR THE SALE OF THEIR PROPERTIES.

     The PSP14 and PSP15 Special Committees and Boards of Directors believe that the proposed Mergers are consistent with their respective bylaw provisions. In the Mergers, PSP14 and PSP15 would be disposing of their properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PSP14 and PSP15 would cease. Furthermore, the consideration to be received in the Mergers is based on the appraised value of the assets of PSP14 and PSP15, and PSP14 and PSP15 Shareholders have the right, with respect to up to 20% of the outstanding PSP14 and PSP15 Common Stock (less any Dissenting PSP14 and PSP15 Shares), respectively, to receive cash in the Mergers. The applicable bylaw provisions do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by these bylaw provisions or (iii) preclude sales of the properties of PSP14 or PSP15 to PSI.

     PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and December 1996, PSI merged with 10 REITs which, like PSP14 and PSP15, had been organized by PSMI to succeed to the business of predecessor partnerships.

     On September 11, 1996, each of the PSP14 and PSP15 Boards of Directors appointed the PSP14 and PSP15 Special Committees to consider and make recommendations to their respective Boards of Directors and shareholders regarding possible mergers with PSI. On December 5, 1996, each of the PSP14 and PSP15 Boards of Directors based on recommendations of its respective Special Committee, which were adopted by the respective Board of Directors, approved the respective Merger and determined to recommend that the respective shareholders vote for the respective Merger.

     The PSP14 and PSP15 Boards of Directors and Special Committees believe that the respective consideration being offered in the Mergers compares favorably with the trading price of the PSP14 and PSP15 Common Stock immediately prior to the first announcement of the Mergers and during other periods, a range of estimated going-concern values per share of PSP14 and PSP15 Common Stock, an estimated liquidation value per share of PSP14 and PSP15 Common Stock and the book value per share of PSP14 and PSP15 Common Stock. The PSP14 and PSP15 Boards of Directors and Special Committees recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "The Mergers -- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

     Prior to concluding that the Mergers should be proposed to PSP14 and PSP15 Shareholders, the PSP14 and PSP15 Boards of Directors and Special Committees considered several alternatives to the Mergers, including liquidation of PSP14 and PSP15, continued operation of PSP14 and PSP15 and an amendment to the organizational documents of PSP14 and PSP15. In order to determine whether the Mergers or one of the alternatives would be more advantageous to PSP14 and PSP15 Shareholders, the PSP14 and PSP15 Boards of Directors and Special Committees compared the potential benefits and detriments of the Mergers with the potential benefits and detriments of other alternatives. Based upon a comparison of the potential benefits and detriments of the Mergers with their alternatives, the PSP14 and PSP15 Boards of Directors and Special Committees have concluded that the Mergers are more attractive to PSP14 and PSP15 Shareholders, respectively, than any of the alternatives considered. The PSP14 and PSP15 Boards of Directors did not solicit any other proposals for the acquisition of PSP14 or PSP15 or their properties. See "The Mergers -- No Solicitation of Other Proposals."

     In comparing the Mergers to other alternatives, the PSP14 and PSP15 Boards of Directors and Special Committees noted the following:

     Liquidation. The PSP14 and PSP15 Boards of Directors and Special Committees do not believe this is an opportune time to sell the properties of the respective corporation because the properties may continue to appreciate in value. The Mergers provide PSP14 and PSP15 Shareholders with the opportunity either to convert their investment into an investment in PSI, which like PSP14 and PSP15 primarily owns mini-warehouses, on a tax-free basis (to the extent that PSP14 and PSP15 Shareholders receive only PSI Common Stock) or to receive cash based on the appraised value of PSP14's and PSP15's properties as to a portion of their investment. However, if PSP14 or PSP15 liquidated its assets through asset sales to unaffiliated third parties, PSP14 and PSP15 Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of the respective corporation's properties.

     Continued Operation. Nothing requires the liquidation or merger of PSP14 or PSP15 at this time. All are operating profitably. Continued operation should provide PSP14 and PSP15 Shareholders with continued distributions of net operating cash flow and participation in future appreciation of the respective corporation's properties, as well as avoiding many of the risks described under "Risk Factors." However, continued operation would fail to secure the potential benefits of the Mergers described under "The Mergers -- Potential Advantages of the Mergers."

     Amendment of Bylaws of PSP14 and PSP15. An amendment to the bylaws of PSP14 and PSP15 to remove the restrictions on investment of cash flow and issuance of securities by PSP14 and PSP15 would permit them to take advantage of investment opportunities and to grow as new investments are made. However, the PSP14 and PSP15 Boards of Directors and Special Committees believe that PSI's larger capital base and greater liquidity and diversification better enable PSI to take advantage of investment opportunities and to raise investment capital.

POTENTIAL ADVANTAGES OF THE MERGERS

     The following are the principal potential benefits to PSP14 and PSP15 Shareholders who receive PSI Common Stock:

     . Acquisition of Additional Properties. Following the Mergers, PSP14 and PSP15 Shareholders will be investors in an entity with a larger asset base and market capitalization than PSP14 or PSP15. PSI has grown and is expected to continue to grow, as new investments are made.

     . Increased Liquidity. PSP14 has 2,263,218 shares of PSP14 Common Stock listed on the AMEX (3,155,474 shares upon conversion of the PSP14 Common Stock Series B and C into PSP14 Common Stock) with an average daily trading volume during the 12 months ended December 31, 1996 of 1,720 shares. PSP15 has 2,136,885 shares of PSP15 Common Stock listed on the AMEX (3,029,141 shares upon conversion of the PSP15 Common Stock Series B and C into PSP15 Common Stock) with an average daily trading volume during the same period of 1,181 shares. In comparison, at January 31,

          1997, PSI had approximately 88.4 million shares of PSI Common Stock listed on the NYSE (52.6 million of which are freely tradeable) with an average daily trading volume during the 12 months ended December 31, 1996 of 98,719 shares. Given PSI's greater market capitalization and trading volume than PSP14's or PSP15's, shareholders who receive PSI Common Stock in the Mergers are likely to enjoy a more active trading market and increased liquidity for their shares.

     . Tax-Free Treatment if Only PSI Common Stock is Received. Each of the Mergers is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Mergers by PSP14 and PSP15 Shareholders who exchange their PSP14 and PSP15 Common Stock solely for PSI Common Stock. However, the Required PSP14 REIT Distributions and Required PSP15 REIT Distributions will be taxable to shareholders of the respective distributing corporation as ordinary income. Hughes, who has little tax basis in his PSP14 and PSP15 Common Stock, has advised PSI, PSP14 and PSP15 that he intends to exchange his PSP14 and PSP15 Common Stock solely for PSI Common Stock. See "Federal Income Tax Matters -- The Mergers."

DETRIMENTS OF THE MERGERS

     For a summary of certain risks and detriments of the Mergers, refer to "-- Risk Factors" beginning on page 6.

RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Chapter 13 of the Corporations Code of the State of California (the "California Code"), PSP14 and PSP15 Shareholders will be entitled to Dissenters' Rights only if demands for payment are filed with respect to 5% or more of the respective outstanding shares of PSP14 or PSP15 Common Stock, respectively.

     A dissenting PSP14 or PSP15 Shareholder who wishes to require PSP14 or PSP15 to purchase his or her shares of Common Stock of the respective corporation must:

          (1) vote against the respective Merger any or all of the shares of Common Stock entitled to be voted (shares of Common Stock not voted are not considered to be voted against a Merger and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP14 or PSP15 Shareholder votes part of the shares entitled to be voted in favor of the respective Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

          (2) make written demand upon the respective corporation or its transfer agent, which is received not later than the date of the meeting of shareholders of the respective corporation, setting forth the number of shares of Common Stock demanded to be purchased by the respective corporation and a statement as to claimed fair market value of such shares at December 4, 1996; and

          (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Merger by the shareholders of the respective corporation is mailed to such shareholders, to the respective corporation or its transfer agent the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are dissenting shares.

     The provisions of Chapter 13 are technical in nature and complex. PSP14 and PSP15 Shareholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Chapter 13 may result in a waiver or forfeiture of their appraisal rights. A copy of Chapter 13 of the California Code is attached hereto as Appendix D. See "Dissenting Shareholders' Rights of Appraisal."

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP14 SHAREHOLDERS IN CONNECTION WITH THE PSP14 MERGER

     In connection with the PSP14 Merger, PSP14 Shareholders will receive the net asset value or $21.73 per share of PSP14 Common Stock. PSP14's net asset value is the sum of (a) the appraised value of PSP14's real estate assets determined by Charles R. Wilson & Associates, Inc. ("Wilson"), as of October 31, 1996, plus (b) the estimated book values of PSP14's non-real estate assets as of March 31, 1997, less (c) PSP14's estimated liabilities as of March 31,

1997 and less (d) the amount of PSP14's net asset value allocable to the PSP14 Common Stock Series B and C (estimated at $14,337,000, or $16.07 per share, plus the Required PSP14 REIT Distributions payable to holders of the PSP14 Common Stock Series B, if any). Additional distributions would be made to PSP14 Shareholders to cause PSP14's estimated net asset value allocable to the PSP14 Common Stock as of the date of the PSP14 Merger to be substantially equivalent to $21.73 per share. The consideration paid to PSP14 Shareholders by PSI in the PSP14 Merger will be reduced by the amount of the Required PSP14 REIT Distributions paid to PSP14 Shareholders by PSP14 prior to completion of the PSP14 Merger. See "The Mergers -- Determination of Payments to be Received by PSP14 Shareholders in Connection with the Mergers." However, the consideration received by PSP14 Shareholders in the PSP14 Merger along with the Required PSP14 REIT Distributions (which will be paid in cash) will not be less than $21.73 per share of PSP14 Common Stock.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP15 SHAREHOLDERS IN CONNECTION WITH THE PSP15 MERGER

     In connection with the PSP15 Merger, PSP15 Shareholders will receive the net asset value or $21.99 per share of PSP15 Common Stock. PSP15's net asset value is the sum of (a) the appraised value of PSP15's real estate asset determined by Wilson, as of October 31, 1996, plus (b) the estimated book values of PSP15's non-real estate assets as of March 31, 1997, less (c) PSP15's estimated liabilities as of March 31, 1997 and less (d) the amount of PSP15's net asset value allocable to the PSP15 Common Stock Series B and C (estimated at $11,266,000, or $12.63 per share, plus the Required PSP15 REIT Distributions payable to holders of the PSP15 Common Stock Series B, if any). Additional distributions would be made to PSP15 Shareholders to cause PSP15's estimated net asset value allocable to the PSP15 Common Stock as of the date of the PSP15 Merger to be substantially equivalent to $21.99 per share. The consideration paid to PSP15 Shareholders by PSI in the PSP15 Merger will be reduced by the amount of the Required PSP15 REIT Distributions paid to PSP15 Shareholders by PSP15 prior to completion of the PSP15 Merger. See "The Mergers -- Determination of Payments to be Received by PSP15 Shareholders in Connection with the Mergers." However, the consideration received by PSP15 Shareholders in the PSP15 Merger along with the Required PSP15 REIT Distributions (which will be paid in cash) will not be less than $21.99 per share of PSP15 Common Stock.

FEDERAL INCOME TAX MATTERS

     Each of the Mergers is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case generally (A) (i) no gain or loss would be recognized by PSP14 Shareholders who receive solely PSI Common Stock in exchange for their PSP14 Common Stock; (ii) gain or loss would be recognized by PSP14 Shareholders who receive solely cash in exchange for their PSP14 Common Stock in an amount equal to the difference between their adjusted basis in their PSP14 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSP14 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PSP14 Common Stock in an amount equal to the lesser of (a) the cash received and (b) the difference between their adjusted basis in their PSP14 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received; and (B) (i) no gain or loss would be recognized by PSP15 Shareholders who receive solely PSI Common Stock in exchange for their PSP15 Common Stock; (ii) gain or loss would be recognized by PSP15 Shareholders who receive solely cash in exchange for their PSP15 Common Stock in an amount equal to the difference between their adjusted basis in their PSP15 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSP15 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PSP15 Common Stock in an amount equal to the lesser of (a) the cash received and (b) the difference between their adjusted basis in their PSP15 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received. The Required REIT Distributions would not be treated as cash paid in exchange for the Common Stock of the respective corporation, but rather as a dividend taxable to all recipients as ordinary income. See "Federal Income Tax Matters -- The Mergers."

RECOMMENDATIONS; OPINIONS OF FINANCIAL ADVISORS

     RECOMMENDATIONS OF PSP14 AND PSP15 BOARDS OF DIRECTORS TO PSP14 AND PSP15 SHAREHOLDERS. Based upon an analysis of each of the Mergers, the PSP14 and PSP15 Special Committees and Boards of Directors have concluded that (i) the terms of the Mergers are fair to PSP14 and PSP15 Shareholders, respectively,
(ii) after comparing the potential benefits and detriments of the Mergers with those of several alternatives, the Mergers are more advantageous to PSP14 and PSP15 Shareholders, respectively, than such alternatives and (iii) PSP14 and PSP15 Shareholders should vote for the respective Merger.

     The PSP14 and PSP15 Special Committees and Boards of Directors based their conclusions on the following factors: (i) the bylaws of PSP14 and PSP15 require proposals for the sale or financing of each of the properties of the respective corporation in 1997; (ii) the Mergers provide PSP14 and PSP15 Shareholders with a choice of converting their investment into an investment in PSI or, with respect to up to 20% of the outstanding PSP14 and PSP15 Common Stock (less any Dissenting Shares), receiving cash for their investment; (iii) the properties of PSP14 and PSP15 have been appraised by an independent appraiser and PSP14 and PSP15 each has received a fairness opinion from Robert A. Stanger & Co. Inc. ("Stanger") relating to the consideration to be received in the respective Merger; (iv) each of the Mergers is required to be approved by a majority of the shares of Common Stock and Common Stock Series B and C of the respective corporation entitled to vote on the respective Merger, counted together as a single class, with the shares of Common Stock Series B and C of the respective corporation voting with a majority of the shares of Common Stock of the respective corporation held by unaffiliated owners and, subject to certain limitations, PSP14 and PSP15 Shareholders will have the right to exercise Dissenters' Rights; and (v) based on certain significant assumptions, qualifications and limitations, the consideration being offered in the Mergers compares favorably with other alternatives.

     ABSENCE OF ARM'S LENGTH NEGOTIATION. The terms of the Mergers are not the result of arm's length negotiation. Each of the PSP14 and PSP15 Boards of Directors believes that the absence of independent representatives to negotiate the respective Merger does not undermine the fairness of each Merger because the terms of each Merger have been reviewed and approved, respectively, by the PSP14 and PSP15 Special Committees, each of which is comprised of independent directors.

     FAIRNESS OPINIONS FROM STANGER. Stanger was engaged by PSP14 and PSP15 through the PSP14 and PSP15 Special Committees to deliver a written summary of its determination as to the fairness of the respective consideration to be received in each Merger, from a financial point of view, to the public PSP14 and PSP15 Shareholders, respectively. The full text of the opinions is set forth in Appendix C-1 and C-2 to this Combined Proxy Statement and Prospectus. Subject to the assumptions, qualifications and limitations contained therein, each fairness opinion concludes that, as of the date of the fairness opinion, the consideration to be received in the respective Merger is fair to the public PSP14 and PSP15 Shareholders, respectively, from a financial point of view. In arriving at its opinions, Stanger considered, among other things, the independent appraised value of the portfolio of properties of each of PSP14 and PSP15, the estimated liquidation value of PSP14 and PSP15 prepared by PSP14 and PSP15, respectively, based upon liquidation of the portfolio on a property-by-property basis, financial analyses and projections prepared by PSP14 and PSP15, respectively, concerning the going-concern value from continuing operation of each of PSP14 and PSP15 as a stand-alone entity, and a comparison of the historical market prices of the common stock of each of PSP14 and PSP15 with the consideration offered in the Mergers. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Mergers; (ii) make any recommendation to the PSP14 or PSP15 Shareholders with respect to whether to approve or reject the Mergers or whether to select the cash or PSI Common Stock option in the Mergers; or (iii) express any opinion as to the business decision to effect the Mergers, alternatives to the Mergers, or tax factors resulting from the Mergers or the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinions are based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. See "The Mergers -- Fairness Opinions from Stanger."

COMPARISON OF PSP14 AND PSP15 COMMON STOCK WITH PSI COMMON STOCK

     The information below summarizes certain principal differences between the PSP14 and PSP15 Common Stock and the PSI Common Stock and the effect of the Mergers on PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers (set forth in italics below each caption). For an expanded discussion of these and other comparisons and effects, see "The Mergers -- Comparison of PSP14 and PSP15 Common Stock with PSI Common Stock."

PSP14 AND PSP15                                            PSI

                      INVESTMENT OBJECTIVES AND POLICIES

To provide (i) quarterly cash               To maximize funds from operations
distributions from operations and           ("FFO") allocable to holders of PSI
(ii) long-term capital gains through        Common Stock and to increase
appreciation in the value of                shareholder value through internal
properties.                                 growth and acquisitions.  FFO is a
                                            supplemental performance measure for
                                            equity REITs used by industry
                                            analysts.  FFO does not take into
                                            consideration principal payments on
                                            debt, capital improvements,
                                            distributions and other obligations
                                            of PSI.  Accordingly, FFO is not a
                                            substitute for PSI's net cash
                                            provided by operating activities or
                                            net income as a measure of PSI's
                                            liquidity or operating performance.
                                            An increase in PSI's FFO will not
                                            necessarily correspond with an
                                            increase in distributions to holders
                                            of PSI Common Stock.  See "--
                                            Liquidity, Marketability and
                                            Distributions."

     PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers will be changing their investment from "finite-life" to "infinite life," and they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock, equity stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. The preferred stock and the equity stock are issuable from time to time in one or more series and would, if issued, have rights, including dividend rights, conversion rights, voting rights, redemption price and liquidation rights, as may be determined by PSI's Board of Directors. See "Risk Factors -- Uncertainty Regarding Market Price of PSI Common Stock" and "-- Financing Risks -- Dilution and Subordination."

     PSI has no plans with respect to a sale or financing of any of the properties of PSP14 and PSP15. PSI expects to transfer the business park properties acquired from PSP14 and PSP15 to a subsidiary of PSI so that PSI can focus on the ownership of mini-warehouses and the subsidiary can focus on the ownership of business parks. PSI intends to continue to acquire properties from other parties.

                              BORROWING POLICIES

Not permitted to incur borrowings in        Permitted to borrow in furtherance
acquisition of properties.                  of its investment objectives,
                                            subject to certain limitations.

     PSI, unlike PSP14 and PSP15, incurs debt in the acquisition of properties and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                         TRANSACTIONS WITH AFFILIATES

Restricted from entering into a             Restricted from acquiring properties
variety of business transactions            from its affiliates or from selling
with its affiliates without                 properties to them unless the
shareholder approval.  See                  transaction is approved by a
"Amendment to Bylaws of PSP14 and           majority of PSI's independent
PSP15."                                     directors and is fair to PSI based
                                            on an independent appraisal.

     It is easier for PSI to enter into transactions with its affiliates than in the case of PSP14 or PSP15 because shareholder approval is not required.

PSP14 AND PSP15                                            PSI

                     PROPERTIES (As of September 30, 1996)

PSP14 - 14 wholly owned properties in       Direct and indirect equity interests
seven states.                               in 1,072 properties in 37 states.
PSP15 - 19 wholly owned properties in
10 states.

     Because PSI owns substantially more property interests in more states than PSP14 or PSP15, PSI's results of operations are less affected by the operations of a single property than are those of PSP14 or PSP15, and it would be more difficult to liquidate PSI than PSP14 or PSP15 within a reasonable period of time.

                  LIQUIDITY, MARKETABILITY AND DISTRIBUTIONS

The PSP14 and PSP15 Common Stock is         PSI Common Stock is traded on the
traded on the AMEX.  During the 12          NYSE.  During the 12 months ended
months ended December 31, 1996, the         December 31, 1996, the average daily
average daily trading volume of             trading volume of PSI Common Stock
PSP14 and PSP15 Common Stock was            was 98,719 shares.  PSI has issued,
1,720 and 1,181 shares,                     and may in the future issue,
respectively.  PSP14 and PSP15 may          securities that have priority over
not issue securities having priority        PSI Common Stock as to cash flow,
over the PSP14 and PSP15 Common             distributions and liquidation
Stock, respectively.                        proceeds.

     Distributions may be declared by the Boards of Directors of PSI, PSP14 and PSP15 out of any funds legally available for that purpose. PSI, PSP14 and PSP15 are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

     A PSP14 or PSP15 Shareholder who receives PSI Common Stock in the Mergers should have an investment for which the market is broader and more active than the market for PSP14 or PSP15 Common Stock. Distributions on PSI Common Stock are subject, however, to priority of preferred stock.

        ADDITIONAL ISSUANCES OF SECURITIES AND ANTI-TAKEOVER PROVISIONS

PSP14 and PSP15 Shareholders must           Subject to the rules of the NYSE and
approve all additional issuances of         applicable provisions of California
capital stock.                              law, PSI has issued and intends to
                                            continue to issue authorized capital
                                            stock without shareholder approval.

     Given the ownership level of PSI Common Stock by the Hughes Family and PSI's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over PSI Common Stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its Board of Directors than PSP14 or PSP15, and PSI Shareholders could be less likely to benefit from a takeover not approved by PSI's Board of Directors than would PSP14 or PSP15 Shareholders in a similar circumstance.

SUMMARY FINANCIAL INFORMATION

     The financial data in this section should be read in conjunction with the financial statements included in the documents incorporated herein by reference, including the pro forma financial statements in the Form 8-K dated September 6, 1996.

                                      PSI

                                                                                                                Nine Months Ended
                                                      Years Ended December 31,                                     September 30,
                               -------------------------------------------------------------------        -------------------------

                                  1991      1992      1993      1994               1995                      1995         1996
                                  ----      ----      ----      ----       ------------------------          ----         ----
                                                                           Historical  Pro forma(1)
                                                                           ----------  ---------
                                                 ($ In thousands, except per share data)
OPERATING DATA:
Total revenues                    $ 93,528   $ 97,448  $114,680  $147,196  $  212,650   $347,562          $  148,048    $  244,666
Depreciation and amortization       21,773     22,405    24,998    28,274      40,760     69,823              27,887        47,553
Interest expense                    10,621      9,834     6,079     6,893       8,508     27,653               5,249         6,893
Minority interest in income          6,693      6,895     7,291     9,481       7,137      6,992               5,449         7,268
Net income                        $ 11,954   $ 15,123  $ 28,036  $ 42,118  $   70,386   $128,855          $   49,221    $  110,446

BALANCE SHEET DATA
 (AT END OF PERIOD):

Total cash and cash equivalents   $  6,439   $  8,384  $ 10,532  $ 20,151  $   80,436                     $   14,697    $   60,228
Total assets                       548,220    537,724   666,133   820,309   1,937,461                      1,190,061     2,374,579
Total debt                         104,244     69,478    84,076    77,235     158,052                        110,689       112,647
Shareholders' equity              $188,113   $253,669  $376,066  $587,786  $1,634,503                     $  922,941    $2,103,066

PER SHARE OF COMMON STOCK:

Net income(2)                     $    .81   $    .90  $    .98  $   1.05  $      .95   $   1.08          $      .76    $      .81
Distributions(3)                       .82        .84       .84       .85         .88        .88                 .66           .66
Book value (at end of period)(4)  $  12.75   $  12.02  $  11.93  $  12.66  $    13.99                     $    13.30    $    14.97

Weighted average shares of
   Common Stock (in thousands)      14,751     15,981    17,558    24,077      41,171     81,280              35,847        81,690

                               PSP14 - HISTORICAL

                                                                                                   Nine Months Ended
                                                       Years Ended December 31,                      September 30,
                                            -----------------------------------------------        -----------------
                                             1991      1992      1993      1994      1995           1995      1996
                                            -------   -------   -------   -------   -------        -------   -------
                                                ($ In thousands, except per share data)
OPERATING DATA:

Total revenues                               $ 7,346   $ 7,612   $ 7,764   $ 8,231   $ 8,500        $ 6,377   $ 6,599
Depreciation and amortization                  1,282     1,253     1,264     1,338     1,403          1,046     1,059
Reorganization costs(5)                          368        --        --        --        --             --        --
Interest expense                                  --        --        --         8        --             --        --
Net income                                   $ 3,095   $ 3,556   $ 3,658   $ 4,013   $ 3,870        $ 3,151   $ 3,325

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents              $ 1,881   $   954   $   545   $ 1,540   $   949        $ 1,589   $ 1,931
Total assets                                  43,215    41,357    40,097    40,091    38,794         39,235    38,666
Shareholders' equity                         $41,343   $39,611   $38,345   $38,489   $36,785        $37,518   $36,784

PER SHARE OF COMMON STOCK:

Net income(6):
 Primary                                     $  1.02   $  1.27   $  1.34   $  1.52   $  1.50        $  1.23   $  1.36
 Fully-diluted                                   .87      1.03      1.08      1.21      1.19            .96      1.05

Distributions(7)(8):
 Series A                                    $  1.71   $  1.36   $  1.36   $  1.36   $  1.36        $  1.02   $  1.02
 Series B                                       1.71      1.36      1.36      1.36      1.36           1.02      1.02
Book value (at end of period)(9)             $ 11.77   $ 11.64   $ 11.51   $ 11.61   $ 11.51        $ 11.62   $ 11.66

Weighted average shares of
 common stock (in thousands):
 Primary                                       2,656     2,558     2,491     2,431     2,362          2,379     2,278
 Fully-diluted                                 3,548     3,450     3,383     3,323     3,254          3,271     3,170


                               PSP14 - PRO FORMA

PER SHARE OF PSP14 COMMON STOCK (10):
 Net income                                                                          $.87                     $  .65
 Distributions paid on Common Stock                                                   .71                        .53
 Book value (at September 30, 1996)                                                                            12.05

                               PSP15 - HISTORICAL

                                                                                                   Nine Months Ended
                                                       Years Ended December 31,                      September 30,
                                            -----------------------------------------------        -----------------
                                             1991      1992      1993      1994      1995           1995      1996
                                            -------   -------   -------   -------   -------        -------   -------
                                                ($ In thousands, except per share data)
OPERATING DATA:

Total revenues                               $ 6,140   $ 6,614   $ 7,204   $ 7,697   $ 8,077        $ 6,036   $ 6,304
Depreciation and amortization                  1,378     1,383     1,267     1,233     1,279            953       980
Reorganization costs(5)                          378        --        --        --        --             --        --
Interest expense                                  --        --        --        --        --             --        16
Net income                                   $ 1,656   $ 2,345   $ 3,077   $ 3,499   $ 3,567        $ 2,798   $ 2,889

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents              $ 1,894   $ 1,776   $ 1,854   $   932   $   825        $ 1,384   $ 1,341
Total assets                                  43,766    42,389    41,270    39,648    38,956         39,496    38,533
Shareholders' equity                         $42,502   $41,107   $39,719   $38,007   $36,902        $38,180   $37,099

PER SHARE OF COMMON STOCK:

Net income(6):
 Primary                                     $   .55   $   .83   $  1.16   $  1.40   $  1.45        $  1.15   $  1.25
 Fully-diluted                                   .46       .67       .92      1.09      1.14            .89       .95

Distributions(7)(11):
 Series A                                    $   .84   $   .86   $  1.01   $  1.22   $  1.42        $   .90   $   .90
 Series B                                        .84       .86      1.01      1.22      1.42            .90       .90
Book value (at end of period)(9)             $ 12.00   $ 12.04   $ 12.13   $ 12.11   $ 12.04        $ 12.28   $ 12.25

Weighted average shares of
 common stock (in thousands):
 Primary                                       2,674     2,600     2,451     2,304     2,227          2,240     2,148
 Fully-diluted                                 3,566     3,492     3,343     3,196     3,119          3,133     3,041

                               PSP15 - PRO FORMA

PER SHARE OF PSP15 COMMON STOCK (12):
 Net income                                                                          $.88                     $  .66
 Distributions paid on Common Stock                                                   .72                        .54
 Book value (at September 30, 1996)                                                                            12.19

_______________

(1) Historical information of PSI for 1995 has been restated to reflect the pro forma impact of the PSMI Merger which occurred November 16, 1995. The pro forma results presented are as if the PSMI Merger and certain other transactions occurred on the first day of the period presented.

(2) Net income per common share is computed using the weighted average shares of PSI Common Stock outstanding (adjusted for stock options). The inclusion of the PSI Class B Common Stock in the determination of earnings per common share has been determined to be anti-dilutive (after giving effect to the pro forma additional income required to satisfy certain contingencies required for the PSI Class B Common Stock to convert into PSI Common Stock) and, accordingly, the conversion of the PSI Class B Common Stock into PSI Common Stock has not been assumed.

(3) For federal income tax purposes all distributions on the PSI Common Stock are from ordinary income. The distributions for generally accepted accounting principles ("GAAP") include a return of capital for 1991 of $.01. All distributions for 1992, 1993, 1994, 1995 and 1996 were from investment income. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(4) Book value per share computed based on the number of shares of PSI Common Stock and PSI Class B Common Stock outstanding.

(5) PSP14 and PSP15 were reorganized from the PSP14 and PSP15 Partnerships on June 3 1991 and September 5, 1991, respectively (the "Reorganizations"). Reorganization costs, which consist primarily of legal fees, accounting fees, transfer taxes, registration and solicitation fees, represent the costs incurred in the Reorganizations.

(6) Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the shareholders' rights to distribution out of the respective period's net income, which is calculated by dividing net income after reduction for any distributions made to the holders of the Common Stock Series B (holders of the Common Stock Series C are not entitled to cash distributions) by the weighted average number of shares of Common Stock Series A. (See note 7 below.) Fully diluted earnings per share assumes conversion of the Common Stock Series B and C into Common Stock Series A.

(7) In connection with the Reorganizations, PSP14 and PSP15 issued Common Stock Series A, B and C. The capital structure of PSP14 and PSP15 was designed to reflect the economic rights of the limited partners and general partners in the respective predecessor partnership and the capital shares were distributed to the limited and general partners in respect of their interests in the respective predecessor partnership.

     Common Stock Series A shares are entitled to 100% of cash distributions from operations from the respective corporation until (a) the sum of (1) all cumulative dividends and other distributions from all sources to the holders of Common Stock Series A shares of the respective corporation and
     (2) the cumulative respective predecessor partnership distributions from all sources with respect to all units equal (b) the product of $20 multiplied by the number of the then-outstanding "Common Stock Series A shares," at which time Common Stock Series B and Common Stock Series C shares of the respective corporation will automatically convert to Common Stock Series A shares of the respective corporation ("Conversion").

     As of September 30, 1996, Conversion will occur with respect to PSP14 and PSP15 when $13,562,000 and $20,718,000, respectively, in additional distributions are made to holders of Common Stock Series A (assuming no further repurchases of Common Stock Series A).

(8) For federal income tax purposes, distributions on the PSP14 Common Stock for (a) 1991 consisted of $.34 of partnership distributions, $.81 of ordinary income and $.56 of return of capital and (b) 1992, 1993, 1994, 1995 and 1996 were from ordinary income. Distributions through 1993 exceeded net income in accordance with GAAP. The distributions for GAAP purposes included a return of capital for 1991 of $.64, 1992 of $.08 and 1993 of $.01. Distributions for each year included distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(9) Book value per share computed based on the numbers of shares of Common Stock Series A, B and C outstanding at the end of the period.

(10) Presents pro forma amounts of PSI per equivalent share of PSP14 Common Stock. Net income, cash distributions and book value data are calculated by multiplying PSI's historical results (before impact of the Mergers, which are not expected to have a material impact on PSI's per share amounts; however, net income for 1995 is based on PSI's pro forma results which reflects the impact of the PSMI Merger in November 1995) by an assumed exchange ratio of .805 (PSP14's merger value of $21.73 divided by an assumed issue price of PSI stock of $27).

(11) For federal income tax purposes, distributions on the PSP15 Common Stock for (a) 1991 consisted of $.42 of partnership distributions, $.26 of ordinary income and $.16 of return of capital and (b) 1992, 1993, 1994, 1995 and 1996 were from ordinary income. Distributions through 1992 exceeded net income computed in accordance with GAAP. The distributions for GAAP purposes included a return of capital for 1991 of $.28 and 1992 of $.03. Distributions for each year included distributions declared during the fourth quarter and paid in January.

     The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(12) Presents pro forma amounts of PSI per equivalent share of PSP15 Common Stock. Net income, cash distributions and book value data are calculated by multiplying PSI's historical results (before impact of the Mergers, which are not expected to have a material impact on PSI's per share amounts; however, net income for 1995 is based on PSI's pro forma results which reflects the impact of the PSMI Merger in November 1995) by an assumed exchange ratio of .814 (PSP15's merger value of $21.99 divided by an assumed issue price of PSI stock of $27).

RELATIONSHIPS

     The following charts show the relationships among Hughes, PSI, PSP14 and PSP15 both before and after the Mergers (assuming maximum Cash Elections). The properties of PSP14 and PSP15 are managed by PSI, the largest shareholder of PSP14 and PSP15, and an affiliate of PSI, under the supervision of their Boards of Directors. PSI is controlled by Hughes, the chairman of the board and chief executive officer of PSI, PSP14 and PSP15.

BEFORE THE MERGERS

                             [CHART OMITTED HERE]

Description of Graphic

Chart illustrating the affiliated relationships among PSP14, PSP15, PSI and certain affiliates before the Mergers: Hughes owns 42.6% of PSI and Public Shareholders own 57.4% of PSI; Hughes owns .43% of PSP14, PSI (which is the Property Manager of PSP14) owns 33.27% of PSP14 and Public Shareholders own 66.30% of PSP14; Hughes owns .02% of PSP15, PSI (which is the Property Manager of PSP15) owns 34.86% of PSP15 and Public Shareholders own 65.12% of PSP15.

AFTER THE MERGERS
(Assuming Maximum Cash Elections)


                             [CHART OMITTED HERE]

Description of Graphic

Chart illustrating the affiliated relationships between PSI and certain affiliates after the Mergers: Hughes owns 41.5% of PSI and Public Shareholders own 58.5% of PSI.


SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS. (THE PERCENTAGES OF OWNERSHIP OF PSI REFLECT ONLY PSI COMMON STOCK; THE ECONOMIC INTEREST OF HUGHES IN PSI IS SUBSTANTIALLY LESS THAN THE PERCENTAGES SHOWN BECAUSE OF THE SUBSTANTIAL AMOUNT OF PREFERRED STOCK THAT PSI HAS OUTSTANDING.) AT JANUARY 31, 1997, HUGHES AND MEMBERS OF HIS FAMILY OWNED 42.6% OF PSI COMMON STOCK (46.8% UPON CONVERSION OF PSI CLASS B COMMON STOCK). PERCENTAGE OWNERSHIP OF PSP14 AND PSP15 BY PSI AND HUGHES IS THE TOTAL COMBINED OUTSTANDING SHARES OF THE COMMON STOCK AND THE COMMON STOCK SERIES B AND C OF THE RESPECTIVE CORPORATION.

                                 RISK FACTORS

     The Mergers involve the following risk factors and detriments which should be considered by PSP14 and PSP15 Shareholders, including the following:

NO ARM'S LENGTH NEGOTIATION OR UNAFFILIATED REPRESENTATIVES

     The Mergers have not been negotiated at arm's length, and PSI and its affiliates have significant relationships with PSP14 and PSP15. No unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of PSP14 or PSP15. If such persons had been engaged, the terms of the Mergers might have been more favorable to the shareholders of PSP14 or PSP15. In addition, no third party proposals for PSP14 or PSP15 or their properties were solicited. Such proposals could have generated higher prices.

CHANGE IN NATURE OF INVESTMENT

     PSP14 and PSP15 are REITs organized to hold interests in properties for a finite period. The bylaws of PSP14 and PSP15 require that their shareholders be presented with liquidation proposals in 1997, although they could continue in existence for a longer period. In contrast, PSI, which is engaged in all aspects of the mini-warehouse industry, including property development and management, intends to operate for an indefinite period. As a consequence of this difference, following the Mergers, PSP14 and PSP15 Shareholders receiving PSI Common Stock will be able to liquidate their investment only by selling their shares on the NYSE or in private transactions.

LOWER LEVEL OF DISTRIBUTIONS AFTER THE MERGERS

     The level of distributions to PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers is expected to be lower after the Mergers. Based on a market price of PSI Common Stock of $27 and the current regular quarterly distribution rate for PSI ($.22 per share), PSP14 ($.34 per share) and PSP15 ($.30 per share), (a) PSP14 Shareholders would receive approximately $.16 (48%) less in regular quarterly distributions per share of PSP14 Common Stock after the PSP14 Merger from PSI than before the PSP14 Merger from PSP14 and approximately $.01 less per share in regular quarterly distributions for each $1 5/8 (6%) increase in the market price of PSI Common Stock above $27 and (b) PSP15 Shareholders would receive approximately $.12 (40%) less in regular quarterly distributions per share of PSP15 Common Stock after the PSP15 Merger from PSI than before the PSP15 Merger from PSP15 and approximately $.01 less per share in regular quarterly distributions for each $1 5/8 (6%) increase in the market price of PSI Common Stock above $27.

POTENTIAL LOSS OF FUTURE APPRECIATION

     The properties of PSP14 and PSP15 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Mergers.

LIMITATION ON DISSENTERS' RIGHTS OF APPRAISAL

     Under California law, PSP14 and PSP15 Shareholders will be entitled to Dissenters' Rights in connection with the Mergers only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP14 and PSP15 Common Stock, respectively. See "Dissenting Shareholders Rights of Appraisal."

CONTROL AND INFLUENCE BY THE HUGHES FAMILY AND OWNERSHIP LIMITATIONS

     Public PSI shareholders are substantially limited in their ability to control PSI. At January 31, 1997, the Hughes Family owned approximately 43% of the outstanding shares of PSI Common Stock (approximately 47% upon conversion of the PSI Class B Common Stock). Consequently, the Hughes Family controls matters submitted to a vote of PSI Shareholders, including the election of directors, amendment of PSI's Articles of Incorporation, dissolution and the approval of other extraordinary transactions, such as a takeover attempt. Also, there are restrictions in the PSI Articles of Incorporation and Bylaws on beneficial ownership of PSI securities. Unless such limitations are waived by PSI's board of directors (the "PSI Board of Directors"), no PSI Shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of PSI or (B) 9.9% of the outstanding shares of each class or series of preferred stock of PSI. The PSI Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger, which includes the PSI Common Stock owned by the Hughes Family at the time of the PSMI Merger. The principal purpose of the foregoing limitations is to assist in preventing, to the extent practicable, a concentration of ownership that might jeopardize the ability of PSI to obtain the favorable tax benefits afforded a qualified REIT. See "-- Tax Risks -- Increased Violation of Ownership Requirements." An incidental consequence of such provisions is to make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public PSI Shareholders. Such provisions will prevent future takeover attempts which the PSI Board of Directors has not approved even if a majority of the public PSI Shareholders deem it to be in their best interests or in which the public PSI Shareholders may receive a premium for their shares over the then market value. See "Description of PSI Capital Stock -- Ownership Limitations."

TAX RISKS

     INCREASED RISK OF VIOLATION OF GROSS INCOME REQUIREMENTS. As a result of the PSMI Merger, PSI performs property management services for properties in which it has no or only a partial interest. Some or all of the gross income received from these services will not be treated as income qualifying for certain REIT gross income tests applicable to PSI ("Nonqualifying Income"). If PSI's Nonqualifying Income were to exceed 5% of its total gross income in any year, PSI's REIT status may terminate for that year and future years unless PSI meets certain "reasonable cause" standards. Even if PSI meets such standards, however, it would be subject to a 100% excise tax on any excess Nonqualifying Income. PSI's Nonqualifying Income as a percentage of its total gross income is estimated to be less than 3% in each of 1996 and 1997. The Mergers are not expected to increase PSI's Nonqualifying Income.

     INCREASED RISK OF VIOLATION OF OWNERSHIP REQUIREMENTS. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock of PSI held by the Hughes Family was estimated at approximately 45% and such percentage has been reduced to approximately 36% as of January 31, 1997. In order to assist PSI in meeting these ownership restrictions, the PSI Articles of Incorporation and Bylaws contain the ownership limitations described under "Description of PSI Capital Stock -- Ownership Limitations." However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the PSI Articles of Incorporation and Bylaws. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family entered into an agreement with PSI restricting the Hughes Family's acquisition of additional shares of capital stock of PSI and providing that if, at any time, for any reason, more than 50% in value of its outstanding capital stock otherwise would be considered owned by five or fewer individuals, a number of shares of PSI Common Stock owned by Hughes necessary to prevent such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. The provisions in the PSI Articles of Incorporation and Bylaws and the agreement with Hughes are modeled after certain arrangements that the Internal Revenue Service (the "IRS") has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

     ELIMINATION OF ANY ACCUMULATED EARNINGS AND PROFITS. Any accumulated earnings and profits of PSMI carried over to PSI in the PSMI Merger. To retain its REIT status, PSI would have had to distribute any acquired earnings and profits on or before December 31, 1995. As a condition to the PSMI Merger, PSI obtained from PSMI a study of the earnings and profits that showed that PSMI had no earnings and profits at the time of the PSMI Merger. The determination of earnings and profits depends upon a number of factual matters related to the activities and operation of PSMI and its predecessors in years prior to the PSMI Merger. Accordingly, no assurances can be given that the IRS will not challenge such conclusion. If the IRS were subsequently to determine that such earnings and profits existed at the time of the PSMI Merger, PSI may lose its REIT qualification for 1995 and, perhaps, for subsequent years unless certain relief provisions apply. See "Federal Income Tax Considerations -- Consequences of the Merger on PSI's Qualification as a REIT -- Elimination of any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     CONSEQUENCES OF FAILURE TO QUALITY AS A REIT. For any taxable year that PSI fails to qualify as a REIT and the relief provisions do not apply, PSI would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders or for reinvestment. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders. Furthermore, unless certain relief provisions apply, PSI would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI fails to qualify.

     CORPORATE LEVEL TAX ON SALE OF CERTAIN BUILT-IN GAIN ASSETS. PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning at the time of the PSMI Merger (the "Restriction Period"). This tax would be imposed at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value at the time of the PSMI Merger of the assets disposed of and (b) the selling price of such assets over (ii) PSI's adjusted basis at the time of the PSMI Merger in such assets (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

FINANCING RISKS

     DILUTION AND SUBORDINATION. The interest of PSI Shareholders in PSI, including persons who receive shares in the Mergers, can be diluted through the issuance of additional securities.

     Since October 1992, PSI has issued shares of preferred stock and intends to issue additional such shares. These issuances could involve certain risks to holders of shares of PSI Common Stock, including shares of PSI Common Stock to be issued in the Mergers. In the event of a liquidation of PSI, the holders of the preferred stock will be entitled to receive, before any distribution of assets to holders of PSI Common Stock, liquidating distributions (an aggregate of approximately $835 million in respect of preferred stock outstanding at January 31, 1997), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by the PSI Board of Directors, cash dividends (an aggregate of approximately $77 million per year in respect of preferred stock outstanding at January 31, 1997), in preference to holders of PSI Common Stock. As a REIT, PSI must distribute at least 95% of its REIT taxable income to its shareholders (which include not only holders of PSI Common Stock but also holders of preferred stock). Failure to pay full dividends on the preferred stock could jeopardize PSI's qualification as a REIT. See "Federal Income Tax Matters."

     Certain of these securities have been issued under a currently effective registration statement of PSI for preferred stock, common stock, equity stock and warrants. PSI intends to issue additional securities under this registration statement. PSI is considering an offering of Common Stock; PSI has no present plans for an offering of preferred stock or equity stock. There is no assurance that any such securities will be issued. If PSI issues additional preferred or equity stock, the interest of PSI Shareholders could be further subordinated, and if PSI issues additional Common Stock, the interest of PSI Shareholders could be diluted. See "Description of PSI Capital Stock" for a discussion of the terms of the preferred stock, Common Stock and equity stock.

     RISK OF LEVERAGE. In making real estate investments, PSI, unlike PSP14 and PSP15, has incurred, and may continue to incur, debt, subject to certain limitations. The incurrence of debt increases the risk of loss of the investment. At September 30, 1996, PSI's debt of $113 million was approximately 5% as a percentage of its total capitalization.

UNCERTAINTY REGARDING MARKET PRICE OF PSI COMMON STOCK

     The number of shares of PSI Common Stock that would be received by PSP14 and PSP15 Shareholders is based on the average market price of PSI Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to the respective shareholders' meetings. Since the market price of PSI Common Stock fluctuates, the market value of PSI Common Stock that holders of PSP14 and PSP15 Common Stock may receive in the Mergers may decrease following establishment of the number of shares. In addition, because of increased selling activity following issuance of shares in the Mergers and other factors, such as changes in interest rates and market conditions, the market value of PSI Common Stock that PSP14 and PSP15 Shareholders may receive in the Mergers may decrease following the Mergers.

MERGER CONSIDERATION BASED ON APPRAISALS INSTEAD OF ARM'S LENGTH NEGOTIATION

     The consideration to be received by PSP14 and PSP15 Shareholders is based on third party appraised values of the properties of PSP14 and PSP15 of $62,000,000 and $56,500,000, respectively. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower.

TAX TO PSP14 AND PSP15 SHAREHOLDERS

     PSP14. Any PSP14 Shareholder who receives only cash in connection with the PSP14 Merger in exchange for his or her PSP14 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PSP14 Shareholder in his or her PSP14 Common Stock. A PSP14 Shareholder receiving a combination of cash and PSI Common Stock in the PSP14 Merger in exchange for his or her PSP14 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSP14 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     PSP15. Any PSP15 Shareholder who receives only cash in connection with the PSP15 Merger in exchange for his or her PSP15 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PSP15 Shareholder in his or her PSP15 Common Stock. A PSP15 Shareholder receiving a combination of cash and PSI Common Stock in the PSP15 Merger in exchange for his or her PSP15 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSP15 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     The Required PSP14 REIT Distributions and Required PSP15 REIT Distributions will be taxable to PSP14 and PSP15 Shareholders, respectively, as ordinary income.

OPERATING RISKS

     GENERAL RISKS OF REAL ESTATE OWNERSHIP. Like PSP14 and PSP15, PSI is subject to the risks generally incident to the ownership of real estate-related assets, including lack of demand for rental spaces or units in a locale, changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area, the impact of environmental protection laws, changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive and changes in tax, real estate and zoning laws.

     SIGNIFICANT COMPETITION AMONG MINI-WAREHOUSES. Like PSP14 and PSP15, most of PSI's properties are mini-warehouses. Competition in the market areas in which many of their properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of certain of their properties. Competition may be accelerated by any increase in availability of funds for investment in real estate. Recent increases in development of mini-warehouses are expected to further intensify competition among mini-warehouse operators in certain market areas in which PSI operates.

     RISK OF ENVIRONMENTAL LIABILITIES. Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain Environmental Laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

     PSI has conducted preliminary environmental assessments of most of its properties (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these recent property assessments, PSI's operations and recent property acquisitions, PSI has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain such facilities are or may be the subject of federal or state environmental investigations or remedial actions. PSI has obtained, with respect to recent acquisitions and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that it believes are sufficient to cover any such potential liabilities. Although there can be no assurance, based on the recent preliminary environmental assessments, PSI believes it has funds available to cover any liability (estimated at $4 million) from environmental contamination or potential contamination and PSI is not aware of any environmental contamination of its facilities material to its overall business, financial condition or results of operation.

     TENANT REINSURANCE. A corporation owned by the Hughes Family continues to reinsure policies insuring against losses to goods stored by tenants in the mini-warehouses operated by PSI. PSI believes that the availability of insurance reduces its potential liability to tenants for losses to their goods from theft or destruction. This corporation will continue to receive the premiums and bear the risks associated with the insurance. PSI has a right of first refusal to acquire the stock or assets of this corporation if the Hughes Family or the corporation agree to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets of the corporation in the absence of a decision to sell. If the reinsurance business were owned directly by PSI, the insurance premiums would be Nonqualifying Income to PSI. PSI would be precluded from exercising its right of first refusal with respect to the stock of the reinsurance corporation if such exercise would cause PSI to violate any of the requirements for qualification as a REIT under the Code.

     CANADIAN OPERATIONS. The Hughes Family continues to own and operate mini-warehouses in Canada. PSI has a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes Family or the corporation agree to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets in the absence of a decision to sell.

     PSCP. Prior to the PSMI Merger, Public Storage Commercial Properties Group, Inc. ("PSCP"), a subsidiary of PSMI, managed commercial properties for PSI and others. Because certain of the revenues generated by PSCP would be Nonqualifying Income to PSI, prior to the PSMI Merger, the common stock of PSCP held by PSMI was converted into nonvoting preferred stock (representing 95% of the equity) and the voting common stock of PSCP (representing 5% of the equity) was issued to the Hughes Family. In December 1996, the Hughes Family sold the voting common stock of PSCP to Ronald L. Havner, Jr., former senior vice president and chief financial officer of PSI, who became the chief executive officer of PSCP. While PSI will continue to own a substantial economic interest in PSCP, Mr. Havner is able to control the operations of PSCP through ownership of its voting stock.

     MERCHANDISE COMPANY. Prior to the PSMI Merger, PSMI sold locks, boxes and tape at certain mini-warehouse locations. Because the revenues received from the sale of these items would be Nonqualifying Income to PSI, immediately following the PSMI Merger, PSI transferred this lock and box business to a separate corporation (the "Lock/Box Company"). The nonvoting preferred stock of the Lock/Box Company (representing 95% of the equity) was issued to PSI. The voting common stock of the Lock/Box Company (representing 5% of the equity) was issued to the Hughes Family, which will be able to control the operations of the Lock/Box Company by reason of ownership of the Lock/Box Company's voting stock.

     PSPUD. Public Storage Pickup & Delivery, Inc. ("PSPUD") was organized in 1996 to operate a portable self-storage business. Because the revenues from this business would be non-qualifying income to PSI, the capital stock of PSPUD is owned by the Lock/Box Company.

     LIABILITIES WITH RESPECT TO ACQUIRED GENERAL PARTNER INTERESTS. Upon succeeding to substantially all of the properties and operations of PSMI in the PSMI Merger, PSI may be subject to certain liabilities and associated costs in its capacity as general partner of former PSMI limited partnerships arising out of facts and circumstances in existence prior to such merger, and PSI will also have general partner liability for post-merger activities of these partnerships, as it does for other partnerships for which it is a general partner. Subject to certain limitations, Hughes agreed to indemnify PSI for pre-merger activities and shares of PSI Class B Common Stock received in the PSMI Merger were placed in escrow to support such indemnification.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of PSI Common Stock in the public market could adversely affect prevailing market prices. At January 31, 1997, there were approximately 88.4 million shares of PSI Common Stock and seven million shares of PSI Class B Common Stock outstanding. Of these shares, approximately 52.6 million shares of PSI Common Stock are tradeable without restriction (except as to affiliates of PSI) or further registration under the Securities Act. The remaining approximately 35.8 million shares of PSI Common Stock and seven million shares of PSI Class B Common Stock were issued in the PSMI Merger without registration under the Securities Act in reliance on an exemption from registration and are "restricted securities" within the meaning of Rule 144 adopted under the Act (the "Restricted Shares"). The beneficial owners of 15.5 million of the Restricted Shares (including all of the PSI Class B Common Stock) have agreed not to offer, sell or otherwise dispose (except for gifts and pledges) of any of their shares until November 13, 1998, in the case of the PSI Common Stock, or until November 13, 2002, in the case of the PSI Class B Common Stock. Upon expiration of such periods, each will be entitled to sell his or her shares in the public market subject to Rule 144, which contains certain public information, volume, holding period and manner of sale requirements. The remaining approximately 27.3 million Restricted Shares will be available for sale in the public market pursuant to Rule 144, subject to the foregoing requirements that include, as the Rule is currently in effect, a two-year holding period. Sales of substantial amounts of such PSI Common Stock in the public market could adversely affect the market price of the PSI Common Stock.

                     CONFLICTS OF INTEREST IN THE MERGERS

     PSI and its affiliates have conflicts of interest in connection with the Mergers. PSI and Hughes have a significant ownership interest in PSP14 and PSP15, owning 33.70% and 34.88% of the total combined Common Stock and Common Stock Series B and C of PSP14 and PSP15, respectively. See "Summary -- Relationships."

     The Mergers have been initiated and structured by individuals who are executive officers of each of PSI, PSP14 and PSP15, and the Mergers have not been negotiated at arm's length. No independent representatives have been retained to negotiate the terms of the Mergers on behalf of PSP14 or PSP15. If such representatives had been retained, the terms of the Mergers might have been more favorable to the PSP14 and PSP15 Shareholders. Although independent representatives were not retained, PSP14 and PSP15 have created Special Committees, comprised of independent directors, which have engaged an independent financial advisor, to evaluate the fairness of the consideration to be received by the PSP14 and PSP15 Shareholders in the Mergers. Each of the Special Committees has reviewed the terms of the respective Merger and recommends that the PSP14 and PSP15 Shareholders vote for the respective Merger. Based upon the use of an independent appraisal firm to determine the value of consideration to be paid to PSP14 and PSP15 Shareholders, the fairness opinions and the participation of the PSP14 and PSP15 Special Committees, the Boards of Directors of PSP14 and PSP15 considered that the engagement of independent representatives to negotiate the terms of each of the Mergers was not necessary or cost effective.

                                  THE MERGERS

GENERAL

     PSP14. As a result of the PSP14 Merger, the separate existence of PSP14 would cease. Each outstanding share of PSP14 Common Stock would be converted into the right to receive a value of $21.73 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP14 Common Stock elect to receive cash in the PSP14 Merger (a "PSP14 Cash Election"), shares held by PSP14 Shareholders electing cash will be converted into the right to receive $21.73 in cash for each share of PSP14 Common Stock, subject to reduction as described below.

     .   If holders of more than 20% of the outstanding PSP14 Common Stock elect to receive cash in the PSP14 Merger, shares held by PSP14 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $21.73 per share of PSP14 Common Stock, subject to reduction as described below.

     .   To be effective a cash election must be made by April 8, 1997, in accordance with the accompanying Cash Election Form.

     .   If a PSP14 Shareholder does not elect cash, all of his or her PSP14
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $21.73 per share of PSP14 Common Stock, subject to reduction as described below.

     .   Shares held by PSP14 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PSP14 Shares") will be purchased by PSP14 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .   For purposes of the PSP14 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP14.

     .   The consideration paid by PSI to PSP14 Shareholders in the PSP14 Merger will be reduced by the amount of cash distributions required to be paid to PSP14 Shareholders by PSP14 prior to completion of the PSP14 Merger (estimated at $1.18 per share) in order to satisfy PSP14's REIT distribution requirements ("Required PSP14 REIT Distributions"). The consideration received by PSP14 Shareholders in the PSP14 Merger, however, along with any Required PSP14 REIT Distributions, will not be less than $21.73 per share of PSP14 Common Stock. PSP14 Shareholders would receive the Required PSP14 REIT Distributions upon any liquidation of PSP14, regardless of the PSP14 Merger.

     .   Additional distributions would be made to the PSP14 Shareholders to cause PSP14's estimated net asset value allocable to the PSP14 Shareholders as of the date of the PSP14 Merger to be substantially equivalent to $21.73 per share.

     .   The PSP14 Common Stock and PSP14 Common Stock Series B and C held by
PSI will be cancelled in the PSP14 Merger.

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP14 Common Stock and the PSP14 Common Stock Series B and C (other than stock held by PSI) in the PSP14 Merger and to pay related costs and expenses would be $46,337,000 (assuming no Required PSP14 REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PSP14 Common Stock from PSP14 Shareholders making PSP14 Cash Elections and to pay the allocated portion of the costs and expenses of the PSP14 Merger would be $10,696,000 (assuming maximum PSP14 Cash Elections). See "-- Determination of Payments to be Received by PSP14 and PSP15 Shareholders in Connection with the Mergers" and "-- Costs of the

Mergers." These amounts would be reduced to the extent PSP14 must pay Required PSP14 REIT Distributions, and the total amount of cash would also be reduced to the extent that PSP14 Cash Elections are less than the maximum.

     PSP15. As a result of the PSP15 Merger, the separate existence of PSP15 would cease. Each outstanding share of PSP15 Common Stock would be converted into the right to receive a value of $21.99 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP15 Common Stock elect to receive cash in the PSP15 Merger (a "PSP15 Cash Election"), shares held by PSP15 Shareholders electing cash will be converted into the right to receive $21.99 in cash for each share of PSP15 Common Stock, subject to reduction as described below.

     .   If holders of more than 20% of the outstanding PSP15 Common Stock elect to receive cash in the PSP15 Merger, shares held by PSP15 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $21.99 per share of PSP15 Common Stock, subject to reduction as described below.

     .   To be effective a cash election must be made by April 8, 1997, in accordance with the accompanying Cash Election Form.

     .   If a PSP15 Shareholder does not elect cash, all of his or her PSP15
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $21.99 per share of PSP15 Common Stock, subject to reduction as described below.

     .   Shares held by PSP15 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PSP15 Shares") will be purchased by PSP15 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .   For purposes of the PSP15 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP15.

     .   The consideration paid by PSI to PSP15 Shareholders in the PSP15 Merger will be reduced by the amount of cash distributions required to be paid to PSP15 Shareholders by PSP15 prior to completion of the PSP15 Merger (estimated at $1.23 per share) in order to satisfy PSP15's REIT distribution requirements ("Required PSP15 REIT Distributions"). The consideration received by PSP15 Shareholders in the PSP15 Merger, however, along with any Required PSP15 REIT Distributions, will not be less than $21.99 per share of PSP15 Common Stock. PSP15 Shareholders would receive the Required PSP15 REIT Distributions upon any liquidation of PSP15, regardless of the PSP15 Merger.

     .   Additional distributions would be made to the PSP15 Shareholders to cause PSP15's estimated net asset value allocable to the PSP15 Shareholders as of the date of the PSP15 Merger to be substantially equivalent to $21.99 per share.

     .   The PSP15 Common Stock and PSP15 Common Stock Series B and C held by
PSI will be cancelled in the PSP15 Merger.

     The Required PSP14 and PSP15 REIT Distributions are sometimes collectively referred to as the "Required REIT Distributions," and a PSP14 and PSP15 Cash Election are sometimes collectively referred to as a "Cash Election."

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP15 Common Stock and the PSP15 Common Stock Series B and C (other than stock held by PSI) in the PSP15 Merger and to pay related costs and expenses would be $41,360,000 (assuming no Required PSP15 REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PSP15 Common Stock from PSP15 Shareholders making PSP15 Cash Elections and to pay the allocated portion of the costs and expenses of the PSP15 Merger would be $10,423,000 (assuming maximum PSP15 Cash Elections). See "-- Determination of Payments to be Received by PSP14 and PSP15 Shareholders in Connection with the Mergers" and "-- Costs of the Mergers." These amounts would be reduced to the extent PSP15 must pay Required PSP15 REIT Distributions, and the total amount of cash would also be reduced to the extent that PSP15 Cash Elections are less than the maximum.

     The Boards of Directors of PSP14 and PSP15 are also proposing that the bylaws of PSP14 and PSP15 be amended to authorize the Mergers. See "Amendment to Bylaws of PSP14 and PSP15."

     The shares of PSP14 and PSP15 Common Stock Series B and C are owned by PSI and by certain executive officers of PSI and members of their families. Upon consummation of the PSP14 Merger, each share of PSP14 Common Stock Series B and C (other than shares held by PSI which will be cancelled in the PSP14 Merger) will be converted into the right to receive $16.07 in PSI Common Stock (valued as in the case of the PSP14 Common Stock), plus (i) any additional distributions equal to the amount by which PSP14's estimated net asset value allocable to the holders of the PSP14 Common Stock Series B and C as of the date of the PSP14 Merger exceeds $16.07 per share and (ii) any Required PSP14 REIT Distributions payable to the holders of the PSP14 Common Stock Series B. Upon consummation of the PSP15 Merger, each share of PSP15 Common Stock Series B and C (other than shares held by PSI which will be cancelled in the PSP15 Merger) will be converted into the right to receive $12.63 in PSI Common Stock (valued as in the case of the PSP15 Common Stock), plus (i) any additional distributions equal to the amount by which PSP15's estimated net asset value allocable to the holders of the PSP15 Common Stock Series B and C as of the date of the PSP15 Merger exceeds $12.63 per share and (ii) any Required PSP15 REIT Distributions payable to the holders of the PSP15 Common Stock Series B. See "-- Determination of Payments to be Received by PSP14 and PSP15 Shareholders." The Common Stock Series B and C will be voted with the majority of shares of Common Stock of the respective corporation held by unaffiliated owners.

     THE PSP14 MERGER AND THE PSP15 MERGER ARE NOT CONDITIONED ON EACH OTHER.


BACKGROUND

     GENERAL. THE MERGERS HAVE BEEN INITIATED AND STRUCTURED BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF PSI, PSP14 AND PSP15. EACH OF THE PSP14 AND PSP15 SPECIAL COMMITTEES HAS REVIEWED AND RECOMMENDED FOR APPROVAL THE TERMS OF THE RESPECTIVE MERGER, AND EACH OF THE BOARDS OF DIRECTORS OF PSP14 AND PSP15, BASED ON RECOMMENDATIONS OF THE PSP14 AND PSP15 SPECIAL COMMITTEES, RESPECTIVELY, WHICH EACH RESPECTIVE BOARD OF DIRECTORS HAS ADOPTED, AND ON THE OPINION OF FINANCIAL ADVISORS IN WHICH EACH CONCURS, BELIEVES THAT EACH RESPECTIVE MERGER IS FAIR TO THE PUBLIC PSP14 AND PSP15 SHAREHOLDERS, RESPECTIVELY, AND RECOMMENDS THAT PSP14 AND PSP15 SHAREHOLDERS, RESPECTIVELY, VOTE FOR THE RESPECTIVE MERGER.

     PSP14 and PSP15 were organized to succeed to the business of the PSP14 Partnership and the PSP15 Partnership, respectively, in reorganization transactions completed in June and September 1991. The PSP14 and PSP15 Partnerships were formed primarily to develop mini-warehouses, each raising $53 million in public offerings completed in 1985. All of the proceeds from the offerings have been invested. PSMI was the sponsor of the PSP14 and PSP15 Partnerships.

     Each of the PSP14 and PSP15 Partnerships originally anticipated selling or financing its properties from seven to 10 years after development, i.e., between 1993 and 1996 in the case of the PSP14 Partnership and between 1995 and 1998 in the case of the PSP15 Partnership. By 1990, significant changes had taken place in the financial and real estate markets affecting the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses and business parks from 1984 to 1988, which had increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which had significantly affected property values and decreased real estate sales activities, (iii) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions.

     In view of the events affecting the timing of the sale or financing of the PSP14 and PSP15 Partnerships' properties, PSMI concluded that the limited partners of these partnerships, as well as the limited partners of other partnerships sponsored by PSMI, should be provided with a more efficient method of realizing the value of their investment than the secondary market for limited partnership interests and that some of the disadvantages of operating in partnership form should be avoided. Accordingly, in 1990, PSMI commenced planning the reorganization of the PSP14 and PSP15 Partnerships and other public limited partnerships sponsored by PSMI into individual corporations taxed as REITs, and, between December 1990 and November 1991, PSMI completed such reorganization of the PSP14 and PSP15 Partnerships and 16 other public partnerships.

     The reorganizations were implemented primarily to provide liquidity to investors, to avoid the effects of legislation designed to require limited partnerships to withhold state income taxes from distributions and to simplify partnership administration. The reorganizations were not designed to alter the business of the partnerships, but merely the form in which the partnerships were operated, and were not intended to have any material impact on the timing of the sale or financing of the PSP14 and PSP15 Partnerships' properties.

     In response to changes requested by the unaffiliated dealer manager of the PSP14 and PSP15 Partnerships' original offerings of limited partnership interests, PSP14 and PSP15 added provisions to their bylaws to the effect that their shareholders be presented with proposals in 1997 to sell all or substantially all of the properties, distribute the proceeds from such sale and liquidate the corporations. Later, in settlement of litigation arising from the reorganizations of PSP14 and PSP15, their bylaw provisions were amended to expand the terms of the proposals to include possible financings of their properties.

     IF APPROVED BY PSP14 AND PSP15 SHAREHOLDERS, THE MERGERS WOULD SATISFY THE OBLIGATION OF PSP14 OR PSP15 TO PRESENT PROPOSALS TO THEIR SHAREHOLDERS FOR THE SALE OF THEIR PROPERTIES.

     The PSP14 and PSP15 Special Committees and Boards of Directors believe that the proposed Mergers are consistent with their respective bylaw provisions. In the Mergers, PSP14 and PSP15 would be disposing of their properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PSP14 and PSP15 would cease. Furthermore, the consideration to be received in the Mergers is based on the appraised value of the assets of PSP14 and PSP15, and PSP14 and PSP15 Shareholders have the right, with respect to up to 20% of the outstanding PSP14 and PSP15 Common Stock (less any Dissenting PSP14 and PSP15 Shares), respectively, to receive cash in the Mergers. The applicable bylaw provisions do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by these bylaw provisions or (iii) preclude sales of the properties of PSP14 or PSP15 to PSI.

     PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and December 1996, PSI merged with 10 REITs, which like PSP14 and PSP15 had been organized to succeed to the business of predecessor partnerships sponsored by PSMI and in June 1996 PSI merged with another REIT sponsored by PSMI.

     PSP14 AND PSP15 BOARD ACTIONS. Each of the Boards of Directors of PSP14 and PSP15 consists of the same three persons: B. Wayne Hughes, the chief executive officer of PSI, PSP14 and PSP15, Vern O. Curtis and Jack D. Steele.

     At a meeting on September 11, 1996, which included individuals who are officers of PSP14, PSP15 and PSI, the Boards of Directors of PSP14 and PSP15 appointed the PSP14 and PSP15 Special Committees, consisting of Vern O. Curtis and Jack D. Steele, both independent directors, to consider and make recommendations to the Boards of Directors of PSP14 and PSP15 regarding proposed mergers of PSP14 and PSP15 into PSI. Messrs. Curtis and Steele were the members of the special committees that considered the mergers of 11 other REITs into PSI from September 1994 - December 1996. Following the September 11 board meetings, the PSP14 and PSP15 Special Committees held organizational meetings, which were attended by individuals who are officers of PSP14, PSP15 and PSI, and discussed generally the properties of PSP14 and PSP15 and the timing of the proposed Mergers. Following the discussion, the PSP14 and PSP15 Special Committees approved Wilson, on behalf of PSI, PSP14 and PSP15, to appraise the properties of PSP14 and PSP15, determined to engage Hogan & Hartson L.L.P. as special counsel to represent and advise the

PSP14 and PSP15 Special Committees as to their legal obligations in making recommendations regarding the proposed Mergers with PSI and approved the engagement of Stanger to render opinions as to the fairness, from a financial point of view, of the consideration to be received by PSP14 and PSP15 Shareholders in the Mergers. Wilson, Hogan & Hartson L.L.P. and Stanger had acted in similar capacities in connection with the mergers of other REITs into PSI.

     On December 5, 1996, the PSP14 and PSP15 Special Committees held a telephonic meeting, which was attended by individuals who are officers of PSP14, PSP15 and PSI, and representatives of Wilson, Stanger and Hogan & Hartson L.L.P. First, the officers described the timing of the transaction, the capital structure of PSP14 and PSP15 and the mechanics of arriving at the value per share of PSP14 and PSP15 Common Stock, including the allocation of value between the PSP14 and PSP15 Common Stock and the PSP14 and PSP15 Common Stock Series B and C and the provision giving PSI the right to terminate the Merger Agreement if the average price of PSI Common Stock during the measurement period is below $24 per share. Next, the Wilson representatives described generally the methodology used in appraising the properties of PSP14 and PSP15, including a physical inspection of all of their properties and an analysis of other recent and pending transactions, including acquisitions of assembled portfolios by PSI and others, operating information on the properties and market conditions. The Wilson representative noted that Wilson had reviewed and reconciled capitalization rates and prices paid in recent and pending multi-property transactions involving both PSI and others with the capitalization rates and values resulting from the appraisals. The Stanger representatives presented Stanger's analysis, which included the following items: (1) they briefly reviewed Stanger's recent experience relating to mini-warehouses; (2) they noted that Stanger had performed a similar analysis in connection with prior mergers of REITs into PSI, including a review of the portfolio appraisals; (3) they noted that Stanger reviewed the appraisal methodologies utilized by Wilson; (4) they noted that Stanger reviewed the effective capitalization rates of the portfolio appraisals, which were approximately 9.30% in the case of PSP14 and 9.35% in the case of PSP15, based on net operating income generated for the 12 months ended September 30, 1996 (adjusted for non-recurring expenses and after certain property tax adjustments); (5) they noted that Stanger reviewed the capitalization rates on PSI transactions during the prior 12 months, reviewed capitalization rates currently cited by industry sources for mini-warehouse transactions, and concluded that the capitalization rates used in Wilson's appraisals were consistent with transactions in the market; (6) they noted that Stanger reviewed liquidation analyses, including assumptions (liquidation of PSP14's and PSP15's properties on a property-by-property basis) prepared by PSP14 and PSP15 based on certain information provided by Wilson and that the projected consideration per share resulting from liquidation under that analysis was less than the consideration offered in the Mergers; (7) they noted that Stanger reviewed going-concern analyses, based on analyses of five-year and 10-year projections provided by PSP14 and PSP15, under scenarios in which the PSP14 and PSP15 Common Stock would be liquidated into the securities markets or the properties of PSP14 and PSP15 would be liquidated after 10 years at their residual value (from Wilson's appraisals), that Stanger reviewed the FFO multiples used in the various scenarios regarding the sale of the PSP14 and PSP15 Common Stock, and that the estimated value per share on a going-concern basis was lower than the consideration offered in the Mergers; (8) they noted that Stanger had reviewed the historical market prices of PSP14 Common Stock and compared them with the consideration offered in the PSP14 Merger, and they noted that the consideration offered in the PSP14 Merger, reduced by estimated retained earnings between the date of the Wilson appraisal and March 31, 1997, represents an approximately 5.5% premium over the then current price of the PSP14 Common Stock and a 6.0%, 7.2%, 10.7% and 13.7% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; (9) they noted that Stanger had reviewed the historical market prices of PSP15 Common Stock and compared them with the consideration offered in the PSP15 Merger, and they noted that the consideration offered in the PSP15 Merger, reduced by estimated retained earnings between the date of the Wilson appraisal and March 31, 1997, represents an approximately 6.9% premium over the then current price of the PSP15 Common Stock and a 5.4%, 8.5%, 12.3% and 16.7% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; and (10) they indicated that, subject to receipt of certain documents, Stanger was prepared to render its opinions that the consideration to be received in each of the respective Mergers is fair to the public PSP14 and PSP15 Shareholders, respectively, from a financial point of view. The PSP14 and PSP15 Special Committees and Stanger representatives discussed the reduction in distributions to PSP14 and PSP15 Shareholders (and in FFO per share) who receive PSI Common Stock in the respective Mergers (assuming the then current trading price of PSI Common Stock of $25.50 per share). Following the discussion, the PSP14 and PSP15 Special Committees expressed the belief that each of the Mergers is fair to, and in the best interests of, public PSP14 and PSP15 Shareholders, respectively, and determined to recommend to the Boards of Directors that each of the Mergers be approved and to recommend that PSP14 and PSP15 Shareholders vote for each respective Merger. Based on the foregoing recommendations of the PSP14 and PSP15 Special Committees, which were adopted by the PSP14 and PSP15 Boards of Directors, the PSP14 and PSP15

Boards of Directors expressed the belief that each of the Mergers is fair to, and in the best interests of, public PSP14 and PSP15 Shareholders, respectively, approved the Mergers, determined to recommend that PSP14 and PSP15 Shareholders, respectively, vote for each respective Merger and approved the filing with the Commission of preliminary proxy materials. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives" and "Risk Factors -- Lower Level of Distributions to PSP14 and PSP15 Shareholders."

     PUBLIC ANNOUNCEMENT OF MERGERS AND COMMISSION FILINGS. On December 5, 1996, PSI, PSP14 and PSP15 signed the Merger Agreement and publicly announced the general terms of the Mergers. On January 6, 1997, PSP14 and PSP15 filed preliminary proxy materials with the Commission. [On _______________, 1997, PSI filed a registration statement, which was declared effective on _______________, 1997.]

REASONS FOR THE MERGERS AND TIMING

     The reasons for the decision of the PSP14 and PSP15 Special Committees and Boards of Directors to recommend the Mergers include:

     . Each of the bylaws of PSP14 and PSP15 includes a provision that shareholders be presented with a proposal to sell or finance all of the corporation's properties, distribute the proceeds from such sale and liquidate the corporation. The proposed Mergers satisfy these obligations. See "-- Background."

     . The Mergers provide the PSP14 and PSP15 Shareholders with the choice of either (A) converting their investment in PSP14 and PSP15, respectively, into an investment in PSI, which generally owns the same type of properties, on a tax-free basis (assuming each of the Mergers is a tax-free reorganization and that a PSP14 or PSP15 Shareholder receives only PSI Common Stock in the Mergers) and which has, and intends to continue, to acquire additional properties or (B) with respect to up to 20% of the outstanding PSP14 and PSP15 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if the properties of PSP14 and PSP15 were sold at their appraised values and the corporations were liquidated (without any reduction for real estate commissions and other sales expenses). See "-- Recommendation to PSP14 and PSP15 Shareholders and Fairness Analysis."

     . The PSP14 and PSP15 Special Committees and Boards of Directors believe that the Mergers are more advantageous to PSP14 and PSP15 Shareholders than any of the alternatives. See "-- Alternatives to Mergers" and "-- Recommendation to PSP14 and PSP15 Shareholders and Fairness Analysis."

     . PSI has agreed to merge with PSP14 and PSP15 at this time, subject to approval by PSP14 and PSP15 Shareholders and certain other conditions. See "-- The Merger Agreement -- Conditions to Consummation of the Mergers."

ALTERNATIVES TO THE MERGERS

     The following is a brief discussion of the benefits and disadvantages of alternatives to the Mergers that were considered and rejected by the PSP14 and PSP15 Boards of Directors.

     LIQUIDATION

         BENEFITS OF LIQUIDATION. An alternative to the Mergers would be to liquidate the assets of PSP14 and PSP15, distribute the net liquidation proceeds to their respective shareholders and thereafter dissolve PSP14 and PSP15. Through such liquidation, PSP14 and PSP15 would provide for a final disposition of their shareholders' interests in the corporations. PSP14 and PSP15 Shareholders would receive cash liquidation proceeds (as they will as to a portion of their investment if they make Cash Elections). Liquidating PSP14 and PSP15 would be consistent with their bylaws that provide that their shareholders be presented with proposals for the sale of their properties and liquidation in 1997. If PSP14 and PSP15 liquidated their assets through asset sales to unaffiliated third parties, their shareholders would not need to rely upon real estate portfolio appraisals of the fair market value of their real estate assets. Such assets would be valued through arm's length negotiations between PSP14 and PSP15 and prospective purchasers.

         DISADVANTAGES OF LIQUIDATION. Over the last several years, the performance of the properties of PSP14 and PSP15 has improved as described under "-- Continued Operation of PSP14 and PSP15 -- Benefits of Continuation." The PSP14 and PSP15 Boards of Directors and Special Committees believe that the improvement may continue, making liquidation (other than through the Mergers) inadvisable at this time. The Mergers provide PSP14 and PSP15 Shareholders with the opportunity either to convert their investment in PSP14 or PSP15 into an investment in PSI, which like PSP14 and PSP15 primarily owns mini-warehouses, on a tax-free basis (to the extent that PSP14 and PSP15 Shareholders receive only PSI Common Stock) or to receive cash based on the appraised value of the properties of PSP14 and PSP15 as to a portion of their investment. In addition, for many PSP14 and PSP15 Shareholders, the proceeds available for reinvestment after liquidation would be reduced as a result of federal and state income taxes (as they would be in the case of Cash Elections) and real estate commissions and other sales expenses (estimated at $.85 per share of PSP14 Common Stock and $.86 per share of PSP15 Common Stock).

         PSP14 and PSP15 Shareholders should recognize that appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower than the appraised values.

         LIQUIDATION PROCEDURES. As with a merger, a liquidation of PSP14 or PSP15 would require approval by the holders of a majority of the outstanding common stock of the respective corporation. Upon the dissolution of PSP14 or PSP15, the properties of the respective corporation would be sold and any funds remaining after payment of debts, and liabilities would be distributed to the shareholders of the respective corporation in respect of their shares. PSI and its affiliates would receive their share of the available funds in the liquidation. The process for liquidating the assets of PSP14 and PSP15 would in large measure be within the control of the PSP14 and PSP15 Boards of Directors. Liquidation may be accomplished through a series of separate transactions with different purchasers or as a part of a multi-property transaction.

         The PSP14 and PSP15 Boards of Directors may engage real estate brokers, investment bankers, financial consultants and others to assist with the disposition of the corporations' assets. These persons may assist with the identification of prospective purchasers, arrangements for asset financing, and assistance with the structure of the transaction. The PSP14 and PSP15 Boards of Directors, as fiduciaries to PSP14 and PSP15 Shareholders, respectively, remain responsible for determining the terms and conditions of such transactions. One of the more significant considerations for the PSP14 and PSP15 Boards of Directors would be the decision whether to insist upon payment in full upon sale of a property or to accept a portion of the sale price at closing and the balance through installment payments. Acceptance of a sale proposal providing for deferred payments would extend the life of the respective corporation until receipt of those amounts by the respective corporation and their distribution to its shareholders. Such arrangements would also expose the respective corporation to the risk that deferred payments might not be collected in full and that the respective corporation might be forced to foreclose on any collateral given to secure payment of the deferred obligations. It is not possible to predict the time period that would be required to liquidate PSP14 or PSP15 because it would depend on market conditions at the time of liquidation.

     CONTINUED OPERATION OF PSP14 AND PSP15

         BENEFITS OF CONTINUATION. Another alternative to the Mergers would be to continue PSP14 and PSP15 in accordance with their existing business plans, with PSP14 and PSP15 remaining as separate legal entities and with their own assets and liabilities. Nothing requires the liquidation or merger of PSP14 and PSP15 at this time, since PSP14 and PSP15 are operating profitably and do not need to liquidate or reorganize to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

         There has been improvement in the mini-warehouse markets. As the pace of new mini-warehouse development has slowed from the peak levels of 1984-88, there has been a corresponding improvement in the financial performance of existing properties. This improvement is evidenced by the performance of the mini-warehouses of PSP14 and PSP15. For example, from 1993 to 1995, occupancy per square foot remained stable at 93% in the case of PSP14 and increased from an average of 85% to 90% in the case of PSP15, and realized monthly rents per square foot increased from an average of $.74 to $.82 and $.63 to $.64 in the case of PSP14 and PSP15, respectively. Despite recent increases in the development of new mini-warehouses, the PSP14 and PSP15 Boards of Directors believe that the financial performance from existing facilities may continue to improve, although not necessarily at the rate of improvement experienced in prior years. Should such improvements continue, the value of the properties of PSP14 and PSP15 could be expected to increase. See "Description of PSP14's Properties" and "Description of PSP15's Properties."

         A number of advantages could be expected to arise from the continued operation of PSP14 and PSP15. PSP14 and PSP15 Shareholders would continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of the respective corporation's assets. Given the currently improving market conditions for mini-warehouses, the PSP14 and PSP15 Boards of Directors and Special Committees believe that the level of these distributions to the shareholders of the respective corporation may increase. Continuing PSP14 and PSP15 affords the shareholders of the respective corporation with the opportunity to participate in any future appreciation in their respective corporation's properties. In addition, the decision to continue PSP14 and PSP15, if elected, would mean that there would be no change in the nature of the investment of the shareholders of the respective corporation. This option avoids whatever disadvantages might be deemed inherent in the Mergers. See "Risk Factors" for discussion of various risks associated with the Mergers.

         DISADVANTAGES OF CONTINUATION. The primary disadvantage with continuing PSP14 and PSP15 is the failure of that strategy to secure the benefits that their boards of directors expect to result from the Mergers.
These benefits are highlighted under "-- Potential Advantages of the Mergers." The Mergers afford PSP14 and PSP15 Shareholders increased liquidity. In addition, because PSP14 and PSP15 are not authorized to issue new securities or to reinvest sale or financing proceeds, they are less able to take advantage of new real estate investment opportunities. In contrast, PSI has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases PSI's ability to access capital markets for new capital investments.

     AMENDMENT OF BYLAWS

         BENEFITS OF BYLAW AMENDMENT. Another alternative to the Mergers would be an amendment to the bylaws of PSP14 and PSP15 to remove the restrictions on investment of cash flow and on the issuance of securities. If approved, such action would provide some of the advantages of the Mergers. PSP14 and PSP15 could take advantage of new real estate opportunities through the reinvestment of cash flow and the investment of proceeds from the issuance of securities.

         DISADVANTAGES OF BYLAW AMENDMENT. The PSP14 and PSP15 Boards of Directors and Special Committees believe that such an amendment has disadvantages. It is believed that PSP14 and PSP15 Shareholders could better take advantage through PSI than through PSP14 or PSP15 of the current market for REIT securities for the following reasons. First, PSI has a larger capital base. At September 30, 1996, PSP14 and PSP15 had total shareholders' equity of $36,784,000 and $37,099,000, respectively, compared with PSI's total shareholders' equity of $2,103,066,000 (including preferred stock) and $1,368,647,000 (without preferred stock). Second, the market for PSI Common Stock should be more liquid than the market for Common Stock of PSP14 or PSP15. PSP14 and PSP15 have 2,263,218 shares and 2,136,885 shares of Common Stock, respectively (3,155,474 shares and 3,029,141 shares of Common Stock, respectively, upon conversion of the Common Stock Series B and C), traded on the AMEX, and, during the 12 months ended December 31, 1996, the average daily trading volume of the Common Stock of PSP14 and PSP15 was 1,720 and 1,181 shares, respectively. In comparison, at January 31, 1997, PSI had approximately 88,400,000 shares of PSI Common Stock traded on the NYSE (approximately 52,600,000 of which are freely tradeable) and, during the 12 months ended December 31, 1996, the average daily trading volume of PSI Common Stock was 98,719 shares. Third, PSI has broader geographic diversification than PSP14 or PSP15. At September 30, 1996, PSP14 owned 14 properties in seven states, PSP15 owned 19 properties in six states and PSI owned equity interests (directly, as well as through general and limited partnership interests and stock interests) in 1,072 properties in 37 states. For additional information on the properties owned by PSP14, PSP15 and PSI, see "-- Comparison of PSP14 and PSP15 Common Stock with PSI Common Stock," "Description of PSP14's Properties" and "Description of PSP15's Properties."

NO SOLICITATION OF OTHER PROPOSALS

     Neither the Boards of Directors nor the Special Committees of PSP14 or PSP15 solicited any other proposals for the acquisition of PSP14 or PSP15 or their properties. The Boards of Directors of PSP14 and PSP15 agreed to the Merger Agreement, which includes a provision against soliciting other offers to buy, because they believe that the potential advantages to PSP14 and PSP15 Shareholders described under "-- Potential Advantages of the Mergers" are more likely to be achieved through the Mergers than in a transaction with another party. In particular, assuming the Mergers qualify as tax-free reorganizations, no taxable gain or loss will be recognized by PSP14 and PSP15 Shareholders who exchange their PSP14 and PSP15 Common Stock solely for PSI Common Stock. The Required REIT Distributions generally will be taxable to shareholders of the respective corporation as ordinary income to the extent of the respective corporation's earnings and profits. PSI and Hughes have little tax basis in their common stock of PSP14 and PSP15, and many PSP14 and PSP15 Shareholders have a tax basis in their PSP14 and PSP15 Common Stock (approximately $17.87 for most original PSP14 Shareholders and approximately $18.43 for most original PSP15 Shareholders) lower than the consideration to be received in the Mergers. Accordingly, for many PSP14 and PSP15 Shareholders, the proceeds available for reinvestment after liquidation would be reduced as a result of federal and state income taxes (as they would be in the case of Cash Elections) and real estate commissions and other sales expenses (estimated at $.85 per share of PSP14 Common Stock and $.86 per share of PSP15 Common Stock). However, other proposals could have been for a higher price and possibly also structured as mergers qualifying as tax-free reorganizations. Under California law, most acquisitions of PSP14 or PSP15 or their properties would require approval by the shareholders of PSP14 and PSP15, respectively. PSI and Hughes in the aggregate own 33.70% and 34.88% of the total combined outstanding shares of Common Stock and Common Stock Series B and C of PSP14 and PSP15, respectively.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP14 AND PSP15 SHAREHOLDERS IN CONNECTION WITH THE MERGERS

     PSP14. In connection with the PSP14 Merger, PSP14 Shareholders will receive a value of $21.73 (less the amount of any Required PSP14 REIT Distributions) per share of PSP14 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

     1. The market value (not book value) of PSP14's real estate assets has been determined by Wilson, showing such value as of October 31, 1996. In valuing PSP14's real estate assets, Wilson considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson did not consider the cost approach to be applicable to PSP14's properties. Wilson reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSP14's portfolio of real estate assets based on property operations (before non-recurring charges and after certain property tax adjustments) for the 12 months ended September 30, 1996 averaged 9.30%. Wilson's valuation is as of October 31, 1996 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisals by Wilson."

     2. PSP14's net asset value has been computed as (a) the market value of PSP14's real estate assets as of October 31, 1996 ($62,000,000) plus (b) the estimated book value of PSP14's non-real estate assets as of March 31, 1997 (a total of $2,826,000) less (c) PSP14's estimated liabilities as of March 31, 1997 (a total of $1,033,000).

     3. PSP14's net asset value per share of PSP14 Common Stock was calculated at $21.73 by reducing PSP14's net asset value (as computed in 1 and 2 above, $63,793,000) by the amount of PSP14's net asset value allocable to the PSP14 Common Stock Series B and C (estimated at $14,337,000, or $16.07 per share) and the estimated Required PSP14 REIT Distributions attributable to the PSP14 Common Stock Series B ($275,000 or $1.18 per share) and dividing the result by the number of outstanding shares of PSP14 Common Stock.

     4. Upon completion of the PSP14 Merger, each share of PSP14 Common Stock (other than Dissenting PSP14 Shares and shares of PSP14 Common Stock held by
PSI) would be converted into the right to receive $21.73 in cash (with respect to up to 20% of the outstanding PSP14 Common Stock, less any Dissenting PSP14 Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $21.73, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP14. Additional distributions would be made to PSP14 Shareholders to cause PSP14's estimated net asset value allocable to the PSP14 Shareholders as of the date of the PSP14 Merger to be substantially equivalent to $21.73 per share. The consideration paid by PSI to PSP14 Shareholders in the PSP14 Merger will be reduced by the amount of any Required PSP14 REIT Distributions. However, the consideration received by PSP14 Shareholders in the PSP14 Merger along with the Required PSP14 REIT Distributions (which will be paid in cash) will not be less than $21.73 per share of PSP14 Common Stock.

     Hughes, who owns .43% of the total combined outstanding shares of PSP14 Common Stock and PSP14 Common Stock Series B and C, would receive approximately 10,973 shares of PSI Common Stock in the PSP14 Merger (assuming no Required PSP14 REIT Distributions and PSI Common Stock price of $27).

     The following tables set forth the calculation of the payments to be paid to PSP14 Shareholders:

                            COMPUTATION OF PAYMENTS

  Net book          Appraised       Book value       PSP14's        PSP14's net       PSP14's      PSP14's net       Payments
  value of            market        of PSP14's      net asset       asset value      net asset     asset value      received in
PSP14's real         value of        other net       value(1)        allocable         value        per share     connection with
   estate            PSP14's         assets(1)                       to PSP14        allocable      of PSP14        Merger per
portfolio(1)        real estate                                    Common Stock      to PSP14        Common       original $1,000
                    portfolio(2)                                     Series B         Common          Stock        investment in
                                                                     and C(3)          Stock           (1)           the PSP14
                                                                                                                   Partnership(4)
---------------------------------------------------------------------------------------------------------------------------------
$36,123,000         $62,000,000     $1,793,000      $63,793,000    $14,612,000       $49,181,000     $21.73           $1,087

_______________

(1) Estimated as of March 31, 1997. The net asset value per share of PSP14 Common Stock includes the Required PSP14 REIT Distributions, estimated at $1.18 per share or $2,671,000 in the aggregate. PSP14 Shareholders would receive the Required PSP14 REIT Distributions upon any liquidation of PSP14 regardless of the PSP14 Merger.

(2) As of October 31, 1996.

(3) Includes $16.07 per share of PSP14 Common Stock Series B and C plus the estimated Required PSP14 REIT Distributions attributable to the PSP14 Common Stock Series B of $1.18 per share.

(4) Does not include quarterly cash distributions to PSP14 Shareholders or to limited partners of the PSP14 Partnership. PSP14 was organized in June 1991 to succeed to the business of the PSP14 Partnership, which completed its offering of limited partnership interests in 1985. PSP14's capital structure was designed to reflect the economic rights of the limited and general partners in the PSP14 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP14 Shareholders in the PSP14 Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PSP14 Merger and other factors.

     PSP15. In connection with the PSP15 Merger, PSP15 Shareholders will receive a value of $21.99 (less the amount of any Required PSP15 REIT Distributions) per share of PSP15 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

     1. The market value (not book value) of PSP15's real estate assets has been determined by Wilson, showing such values as of October 31, 1996. In valuing PSP15's real estate assets, Wilson considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson did not consider the cost approach to be applicable to PSP15's properties. Wilson reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSP15's portfolio of real estate assets based on property operations (before non-recurring charges and after certain property tax adjustments) for the 12 months ended September 30, 1996 averaged 9.35%. Wilson's valuation is as of October 31, 1996 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisals by Wilson."

     2. PSP15's net asset value has been computed as (a) the market value of PSP15's real estate assets as of October 31, 1996 ($56,500,000) plus (b) the estimated book value of PSP15's non-real estate assets as of March 31, 1997 (a total of $2,771,000) less (c) PSP15's estimated liabilities as of March 31, 1997 (a total of $723,000).

     3. PSP15's net asset value per share of PSP15 Common Stock was calculated at $21.99 by reducing PSP15's net asset value (as computed in 1 and 2 above, $58,548,000) by the amount of PSP15's net asset value allocable to the PSP15 Common Stock Series B and C (estimated at $11,266,000, or $12.63 per share) and the estimated Required PSP15 REIT Distributions attributable to the PSP15 Common Stock Series B ($287,000 or $1.23 per share) and dividing the result by the number of outstanding shares of PSP15 Common Stock.

     4. Upon completion of the PSP15 Merger, each share of PSP15 Common Stock (other than Dissenting PSP15 Shares and shares of PSP15 Common Stock held by
PSI) would be converted into the right to receive $21.99 in cash (with respect to up to 20% of the outstanding PSP15 Common Stock, less any Dissenting PSP15 Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $21.99, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP15. Additional distributions would be made to PSP15 Shareholders to cause PSP15's estimated net asset value allocable to the PSP15 Shareholders as of the date of the PSP15 Merger to be substantially equivalent to $21.99 per share. The consideration paid by PSI to PSP15 Shareholders in the PSP15 Merger will be reduced by the amount of any Required PSP15 REIT Distributions. However, the consideration received by PSP15 Shareholders in the PSP15 Merger along with the Required PSP15 REIT Distributions (which will be paid in cash) will not be less than $21.99 per share of PSP15 Common Stock.

     Hughes, who owns .02% of the total combined outstanding shares of PSP15 Common Stock and PSP15 Common Stock Series B and C, would receive approximately 435 shares of PSI Common Stock in the PSP15 Merger (assuming no Required PSP15 REIT Distributions and PSI Common Stock price of $27).

     The following tables set forth the calculation of the payments to be paid to PSP15 Shareholders:

                            COMPUTATION OF PAYMENTS

   Net book          Appraised        Book value       PSP15's       PSP15's net        PSP15's     PSP15's net       Payments
   value of            market         of PSP15's      net asset      asset value       net asset    asset value      received in
PSP15's real          value of        other net        value(1)       allocable          value       per share     connection with
   estate              PSP15's        assets(1)                       to PSP15         allocable     of PSP15        Merger per
portfolio(1)         real estate                                     Common Stock      to PSP15       Common       original $1,000
                     portfolio(2)                                      Series B         Common         Stock        investment in
                                                                       and C(3)          Stock          (1)          the PSP15
                                                                                                                    Partnership(4)
----------------------------------------------------------------------------------------------------------------------------------
$36,037,000          $56,500,000      $2,048,000     $58,548,000     $11,553,000      $46,995,000     $21.99           $1,100

_______________

(1) Estimated as of March 31, 1997. The net asset value per share of PSP15 Common Stock includes the Required PSP15 REIT Distributions, estimated at $1.23 per share or $2,628,000 in the aggregate. PSP15 Shareholders would receive the Required PSP15 REIT Distributions upon any liquidation of PSP15 regardless of the PSP15 Merger.

(2)  As of October 31, 1996.

(3) Includes $12.63 per share of PSP15 Common Stock Series B and C plus the estimated Required PSP15 REIT Distributions attributable to the PSP15 Common Stock Series B of $1.23 per share.

(4) Does not include quarterly cash distributions to PSP15 Shareholders or to limited partners of the PSP15 Partnership. PSP15 was organized in September 1991 to succeed to the business of the PSP15 Partnership, which completed its offering of limited partnership interests in 1985. PSP15's capital structure was designed to reflect the economic rights of the limited and general partners in the PSP15 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP15 Shareholders in the PSP15 Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PSP15 Merger and other factors.

POTENTIAL ADVANTAGES OF THE MERGERS TO PSP14 AND PSP15

     The principal potential benefits to PSP14 and PSP15 Shareholders who receive PSI Common Stock include the following:

     ACQUISITION OF ADDITIONAL PROPERTIES. The primary business activity of PSP14 and PSP15 is operating the properties originally acquired by their predecessors. PSP14 and PSP15 have not raised additional capital, and their articles of incorporation and bylaws restrict their ability to reinvest cash flow in new properties. PSI, on the other hand, has expanded, and is expected to continue to expand, its asset and capital base. PSI is also permitted to borrow money to fund new acquisitions. Accordingly, PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers will be investors in an entity that has grown, and is expected to continue to grow, as new investments are made.

     INCREASED LIQUIDITY. PSP14 has 2,263,218 shares of PSP14 Common Stock traded on the AMEX (3,155,484 shares upon conversion of the PSP14 Common Stock Series B and C into PSP14 Common Stock) and, during the 12 months ended December 31, 1996, the average daily trading volume of PSP14 Common Stock was 1,720 shares. PSP15 has 2,136,885 shares of PSP15 Common Stock traded on the AMEX (3,029,141 shares upon conversion of the PSP15 Common Stock Series B and C into PSP15 Common Stock) and, during the same period, the average daily trading volume of PSP15 Common Stock was 1,181 shares. In comparison, at January 31, 1997, PSI had approximately 88,400,000 shares of PSI Common Stock traded on the NYSE (approximately 52,600,000 of which are freely tradeable) and, during the 12 months ended December 31, 1996, the average daily trading volume of PSI Common Stock was 98,719 shares. Accordingly, the investment in PSI of PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers should have greater liquidity than the current investment of these same shareholders in their respective corporations.

     POSSIBLE TAX-FREE TREATMENT. Each of the Mergers is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Mergers by PSP14 and PSP15 Shareholders who exchange their common stock solely for PSI Common Stock. However, the Required PSP14 REIT Distributions and the Required PSP15 REIT Distributions will be taxable to all PSP14 Shareholders and PSP15 Shareholders, respectively, as ordinary income. Hughes, who has little tax basis in his PSP14 and PSP15 Common Stock, intends to exchange his PSP14 and PSP15 Common Stock solely for PSI Common Stock. See "Federal Income Tax Matters -- The Mergers."

DETRIMENTS OF THE MERGERS

     For a discussion of certain risks and detriments of the Mergers, see "Risk Factors" beginning on page 21.

RECOMMENDATION TO PSP14 AND PSP15 SHAREHOLDERS AND FAIRNESS ANALYSIS

     CONCLUSIONS. Based upon an analysis of each of the Mergers, the PSP14 and PSP15 Special Committees and Boards of Directors have concluded (i) that the terms of each respective merger are fair to PSP14 and PSP15 Shareholders, (ii) after comparing the potential benefits and detriments of the Mergers with alternatives, that each of the Mergers is more advantageous to PSP14 and PSP15 Shareholders, respectively, than such alternatives and (iii) that PSP14 and PSP15 Shareholders, respectively, should vote for the Mergers.

     Although the PSP14 and PSP15 Boards of Directors and Special Committees reasonably believe the terms of each of the Mergers are fair to PSP14 and PSP15 Shareholders and recommend that PSP14 and PSP15 Shareholders vote for the Mergers, an affiliate of PSI is a member of the PSP14 and PSP15 Boards of Directors, and PSI has other significant relationships with PSP14 and PSP15 and conflicts of interest with respect to the Mergers. The Mergers have been initiated and structured by individuals who are executive officers of PSP14 and PSP15 and who are also affiliated with PSI. The PSP14 and PSP15 Special Committees, comprised of independent directors, have reviewed and approved the terms of the Mergers. See "Summary -- Relationships" and "Conflicts of Interest."

     MATERIAL FACTORS UNDERLYING CONCLUSIONS OF SPECIAL COMMITTEES AND BOARDS OF DIRECTORS OF PSP14 AND PSP15. The following is a discussion of the material factors underlying the conclusions of the PSP14 and PSP15 Special Committees and Boards of Directors. The PSP14 and PSP15 Boards of Directors and Special Committees have not quantified the relative importance of these factors.

     1. Bylaw Provisions. The bylaws of PSP14 and PSP15 require proposals for the sale of their properties in 1997. As discussed under "-- Background," the PSP14 and PSP15 Special Committees and Boards of Directors believe that the proposed Mergers satisfy these requirements and that, as discussed in paragraph 2 below, the form and amount of consideration offered to PSP14 and PSP15 Shareholders constitute fair value in respect of their shares of PSP14 and PSP15 Common Stock, respectively. The PSP14 and PSP15 Special Committees and Boards of Directors recognize that, if the properties of PSP14 and PSP15 were liquidated through sales to third parties, the PSP14 and PSP15 Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of their real estate assets. Such assets would be valued through arm's length negotiations between PSP14 and PSP15 and the prospective purchasers.

     2. Consideration Offered. The PSP14 and PSP15 Boards of Directors and Special Committees believe that (i) the proposal that the consideration to be paid to PSP14 and PSP15 Shareholders in the Mergers be based on the value of the assets of PSP14 and PSP15 is reasonable and consistent with the bylaws of PSP14 and PSP15, respectively, (ii) the net asset value of PSP14 and PSP15 represents a fair estimate of the value of their respective assets, net of liabilities, and constitutes a reasonable basis for determining the consideration to be received by PSP14 and PSP15 Shareholders, and (iii) the consideration to be received by PSI and Hughes in respect of their interest in PSP14 and PSP15 is fair because it reflects the amount they would receive upon liquidation of the respective corporation. There was no negotiation regarding the basis for determining the consideration to be paid to PSP14 and PSP15 Shareholders in the Mergers or the consideration to be received by PSI and Hughes in respect of their interest in PSP14 and PSP15. See "-- Background."

     3. Choice as to Form of Consideration. The Mergers provide PSP14 and PSP15 Shareholders with the choice of either (A) converting their investment into an investment in PSI, which generally owns the same type of properties as PSP14 and PSP15, on a tax-free basis (assuming the Mergers are tax-free reorganizations, the PSP14 and PSP15 Shareholders receive solely PSI Common Stock in the Mergers, and except that the Required REIT Distributions will be taxable as ordinary income) and which has acquired, and is expected to continue to acquire, additional properties or (B) with respect to up to 20% of the outstanding PSP14 and PSP15 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if their properties were sold at their appraised values and the corporations were liquidated (without any reduction for real estate commissions and other sales expenses).

     4. Independent Portfolio Appraisals and Fairness Opinions. The conclusions of the PSP14 and PSP15 Special Committees and Boards of Directors are based partially upon the portfolio appraisals prepared by Wilson and Stanger's fairness opinions. The PSP14 and PSP15 Special Committees and Boards of Directors attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in Wilson's portfolio appraisals and Stanger's fairness opinions. The PSP14 and PSP15 Special Committees and Boards of Directors believe that the engagement of Wilson and Stanger to provide the portfolio appraisals and the fairness opinions, respectively, assisted the PSP14 and PSP15 Special Committees and Boards of Directors in the fulfillment of their duties to PSP14 and PSP15 Shareholders, notwithstanding that each of these parties has received fees in connection with their engagements and may receive fees in the future. See "-- Real Estate Portfolio Appraisals by Wilson" and "-- Fairness Opinions from Stanger."

     5. Voting Procedures and Dissenters' Rights. The PSP14 and PSP15 Special Committees and Boards of Directors believe that the voting process and the rights of dissenting shareholders of PSP14 and PSP15 support their conclusions as to the Mergers. Each of the Mergers is required to be approved by a majority of the outstanding shares of Common Stock and Common Stock Series B and C of the respective corporation, all voting together as a class, and the Common Stock Series B and C will be voted with the holders of a majority of the unaffiliated Common Stock of each respective corporation. The PSP14 Merger and the PSP15 Merger are not conditioned on each other. PSP14 and PSP15 Shareholders will have the right to exercise Dissenters' Rights, although the PSP14 and PSP15 Special Committees and Boards of Directors recognize that these rights may be exercised by PSP14 and PSP15 Shareholders only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP14 and PSP15 Common Stock, respectively.

     6. Comparison of Payments to be Received at the Time of the Mergers to Other Alternatives. The payments to be received at the time of the Mergers of $21.73 per share of PSP14 Common Stock and $21.99 per share of PSP15 Common Stock generally compares favorably with (A) the trading price of the PSP14 and PSP15 Common Stock immediately prior to the first announcement of the Mergers ($20 1/8 and $20 1/8, respectively) and during other periods, (B) a range of estimated going-concern value per share of PSP14 and PSP15 Common Stock ($17.69 to $20.39 and $17.18 to $19.78, respectively), (C) an estimated liquidation value per share of PSP14 and PSP15 Common Stock ($20.88 and $21.13, respectively) and (D) the book value per share of PSP14 and PSP15 Common Stock as of September 30, 1996 ($11.66 and $12.25, respectively). The PSP14 and PSP15 Boards of Directors and Special Committees recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "-- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

     7. Lower Level of Distributions to PSP14 and PSP15 Shareholders After the Mergers. The level of distributions to PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers is expected to be lower after the Mergers.
Based on a market price of PSI Common Stock of $27 and the current regular quarterly distribution rate for PSI ($.22 per share), PSP14 ($.34 per share) and PSP15 ($.30 per share), (a) PSP14 Shareholders would receive approximately $.16 (48%) less in regular quarterly distributions per share of PSP14 Common Stock after the Mergers from PSI than before the Mergers from PSP14 and approximately $.01 less per share in regular quarterly distributions for each $1 5/8 (6%) increase in the market price of PSI Common Stock above $27 and (b) PSP15 Shareholders would receive approximately $.12 (40%) less in regular quarterly distributions per share of PSP15 Common Stock after the Mergers from PSI than before the Mergers from PSP15 and approximately $.01 less per share in regular quarterly distributions for each $1 5/8 (6%) increase in the market price of PSI Common Stock above $27.

     8. Conflicts of Interest. The Mergers have been initiated and structured by individuals who are executive officers of PSP14 and PSP15 and who are also affiliated with PSI. Independent representatives were not engaged to negotiate these arrangements on behalf of the public PSP14 and PSP15 Shareholders, and the terms of the Mergers are not the result of arm's length negotiations. Hughes will receive PSI Common Stock in respect of his ownership of capital stock of PSP14 and PSP15.

     The PSP14 and PSP15 Special Committees and Boards of Directors do not believe that the absence of independent representatives to negotiate the Mergers undermines the fairness of the Mergers because the Mergers have been reviewed and approved by the PSP14 and PSP15 Special Committees, comprised of independent directors. Based upon the use of an independent appraisal firm, the Stanger fairness opinions and the participation of the PSP14 and PSP15 Special Committees, the Boards of Directors and Special Committees considered that the engagement of such independent representatives was not necessary or cost effective.

     COMPARISON OF BENEFITS AND DETRIMENTS. Prior to concluding that the Mergers should be proposed to PSP14 and PSP15 Shareholders, the PSP14 and PSP15 Boards of Directors and Special Committees considered several alternatives to the Mergers. The alternatives considered by the PSP14 and PSP15 Boards of Directors and Special Committees were liquidation, continuation of operations and amendments to organizational documents. In order to determine whether the Mergers or one of its alternatives would be more advantageous to PSP14 and PSP15 Shareholders, the PSP14 and PSP15 Boards of Directors and Special Committees compared the potential benefits and detriments of the Mergers with the potential benefits and detriments of the alternatives. See "-- Alternatives to Mergers" for a discussion of the potential benefits and detriments of each of these alternatives. Each of the Mergers and its alternatives offers potential benefits and suffers from potential detriments not possessed by the other alternatives. Set forth below are the conclusions of the PSP14 and PSP15 Boards of Directors and Special Committees regarding the comparison of the Mergers to the alternatives.

            (i) The PSP14 and PSP15 Boards of Directors and Special Committees favor the Mergers over liquidation because they believe that (A) PSP14 and PSP15 should not be liquidated at this time (other than through the Mergers that provide PSP14 and PSP15 Shareholders who receive PSI Common Stock with greater liquidity and increased geographic diversification, while retaining an interest in a similar type of properties which may increase in value) because of potential continued improvement of the properties of PSP14 and PSP15 and (B) the Mergers provide PSP14 and PSP15 Shareholders, with respect to up to 20% of the outstanding PSP14 and PSP15 Common Stock (less any PSP14 and PSP15 Dissenting Shares, respectively), with the opportunity, if they so elect, to receive in cash the amounts they would receive if PSP14's and PSP15's properties were sold at their appraised values and were liquidated, but without any reduction for real estate commissions and other sales expenses.

            (ii) The PSP14 and PSP15 Boards of Directors and Special Committees have concluded that continued operation of PSP14 and PSP15 is not as attractive an alternative as each of the Mergers because the Mergers afford PSP14 and PSP15 Shareholders increased liquidity and the opportunity to participate in PSI, an entity that, unlike PSP14 and PSP15, has grown, and is expected to continue to grow, as new investments are made. However, the PSP14 and PSP15 Boards of Directors and Special Committees recognize that the level of distributions to PSP14 and PSP15 Shareholders who receive PSI Common Stock is expected to be reduced. See "-- Recommendation to PSP14 and PSP15 Shareholders -- 7. Lower Level of Distributions to PSP14 and PSP15 Shareholders After the Mergers."

            (iii) The PSP14 and PSP15 Boards of Directors and Special
     Committees believe that PSP14 and PSP15 Shareholders would have better opportunities to participate in the current markets for equity securities of REITs through PSI than through PSP14 and PSP15, even if their bylaws were amended to remove restrictions on reinvestment of cash flow and on the issuance of securities of PSP14 and PSP15, because of PSI's larger capital base, greater liquidity and broader geographic diversification.

     Based upon this comparison of the potential benefits and detriments of the Mergers with its alternatives, the PSP14 and PSP15 Boards of Directors and Special Committees have concluded that each of the Mergers is more attractive to PSP14 and PSP15 Shareholders, respectively, than any of the alternatives.

COMPARISON OF CONSIDERATION TO BE RECEIVED IN THE MERGERS TO OTHER ALTERNATIVES

     GENERAL. To assist PSP14 and PSP15 Shareholders in evaluating the Mergers, the PSP14 and PSP15 Boards of Directors and Special Committees compared the consideration to be received in each of the Mergers, i.e., (A) a value of $21.73 per share of PSP14 Common Stock (less the amount of any Required PSP14 REIT Distributions) and (B) a value of $21.99 per share of PSP15 Common Stock (less the amount of any Required PSP15 REIT Distributions), to: (i) the trading price of the PSP14 and PSP15 Common Stock on the AMEX; (ii) estimates of the value of PSP14 and PSP15 on a liquidation basis assuming that their assets were sold at their appraised fair market value and the net proceeds distributed to the PSP14 and PSP15 Shareholders in accordance with their share ownership in PSP14 and PSP15, respectively; and (iii) estimates of the value of each of PSP14 and PSP15 on a going-concern basis assuming that each were to continue as a stand-alone entity and its securities sold at the end of either a five-year or 10-year holding period or its assets sold at the end of a 10-year holding period. Due to the uncertainty in establishing these values, the PSP14 and PSP15 Boards of Directors and Special Committees have established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to each of the Mergers is dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the PSP14 and PSP15 Boards of Directors and Special Committees believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

     The results of these comparative analyses are summarized in the following tables. PSP14 and PSP15 Shareholders should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by PSP14 and PSP15. These assumptions relate, among other things, to: projections as to PSP14's and PSP15's future income, expenses, cash flow and other significant financial matters; the capitalization rates that will be used by prospective buyers when PSP14's and PSP15's assets are liquidated; and, appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to shares of PSP14 and PSP15 Common Stock. In addition, these estimates are based upon certain information available to PSP14 and PSP15 at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of the Mergers. The assumptions used have been determined by the PSP14 and PSP15 Boards of Directors and Special Committees in good faith, and, where appropriate, are based upon current and historical information regarding PSP14 and PSP15 and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the PSP14 and PSP15 Boards of Directors and Special Committees.

     No assurance can be given that such consideration would be realized through any of the designated alternatives, and PSP14 and PSP15 Shareholders should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuations. The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These estimated values are based upon certain assumptions that relate, among other things, to (i) the price of PSI Common Stock as of the date of the Merger being the same as during the 20 trading days ending on the fifth trading day prior to the meeting of shareholders of PSP14 and PSP15, (ii) projections as to the future revenues, expenses, cash flow and other significant financial matters of PSP14 and PSP15, (iii) the capitalization rates that will be used by prospective buyers when the assets of PSP14 and PSP15 are liquidated, (iv) selling costs, (v) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (vi) the manner of sale of the properties of PSP14 and PSP15. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for mini-warehouses, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of mini-warehouses.

                        PSP14 COMPARISON OF ALTERNATIVES

----------------------------------------------------------------------------------------------------------------
                                                                                          Estimated Liquidation
  Payments in PSP14                                      Estimated Going Concern        Value per Share of PSP14
 Merger per Share of      Trading Prices of PSP14        Value per Share of PSP14            Common Stock at
 PSP14 Common Stock          Common Stock (2)                Common Stock (3)              Appraised Value (4)
----------------------------------------------------------------------------------------------------------------
      $21.73(1)              $18      $19 3/4               $17.69       $20.39                  $20.88
----------------------------------------------------------------------------------------------------------------

                        PSP15 COMPARISON OF ALTERNATIVES

----------------------------------------------------------------------------------------------------------------
                                                                                          Estimated Liquidation
  Payments in PSP15                                      Estimated Going Concern        Value per Share of PSP15
 Merger per Share of      Trading Prices of PSP15        Value per Share of PSP15            Common Stock at
 PSP15 Common Stock          Common Stock (2)                Common Stock (3)              Appraised Value (4)
----------------------------------------------------------------------------------------------------------------
      $21.99(1)             $17 7/8    $19 5/8              $17.18      $19.78                  $21.13
----------------------------------------------------------------------------------------------------------------

_______________

(1) Based on the respective corporation's net asset value consisting of the independently appraised market value of the respective corporation's real estate portfolio as of October 31, 1996 and estimated book value of its other net assets as of March 31, 1997 and assuming no Required REIT Distributions. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP14 and PSP15 Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of the shares in the Mergers and other factors. See "-- Determination of Payments to be Received by PSP14 and PSP15 Shareholders in Connection with the Mergers."

(2) High and low sales prices on the AMEX composite tape for the third quarter of 1996, the last full calendar quarter prior to the announcement of the Mergers. On December 4, 1996, the closing price of PSP14 and PSP15 Common Stock was $20 1/8 and $20 1/8, respectively.

(3) High and low of three methods of estimating going-concern value. Based upon a number of assumptions regarding the future net operating income and distributions of PSP14 and PSP15 and the date of their liquidation. See "-- Going-Concern Value."

(4) Based upon Wilson's real estate appraisal, less estimated expenses of liquidation. See "-- Liquidation Values."

     TRADING PRICES OF PSP14 AND PSP15 COMMON STOCK.

         PSP14. The PSP14 Board of Directors and Special Committee also considered that the trading price for PSP14 Common Stock averaged $20.02, $19.80, $19.17 and $18.67 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PSP14 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $20 1/8. The PSP14 Board of Directors also considered that the consideration offered in the PSP14 Merger adjusted for interim earnings of approximately $.51 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and March 31, 1997) represents a premium of 6.0%, 7.2%, 10.7%, 13.7% and 5.5% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

         PSP15. The PSP15 Board of Directors and Special Committee also considered that the trading price for PSP15 Common Stock averaged $20.41, $19.84, $19.15 and $18.43 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PSP15 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $20 1/8. The PSP15 Board of Directors also considered that the consideration offered in the PSP15 Merger adjusted for interim earnings of approximately $.48 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and March 31, 1997) represents a premium of 5.4%, 8.5%, 12.3%, 16.7% and 6.9% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

     GOING-CONCERN VALUE. The PSP14 and PSP15 Boards of Directors and Special Committees have estimated the going-concern value of each of PSP14 and PSP15 by analyzing projected cash flows and distributions assuming that each of PSP14 and PSP15 were operated as an independent stand-alone entity and its securities or assets sold at the end of the holding period under three scenarios: Scenario #1 -- a five-year holding period, with shares of PSP14 and PSP15 liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP14 and PSP15 liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 -- a 10-year holding period with the property portfolios of PSP14 and PSP15 liquidated in private real estate markets at the terminal value projected by the appraiser in the portfolio appraisals and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP14 and PSP15 paid out to the shareholders of PSP14 and PSP15 in liquidation distributions. Dividends and sale proceeds per share of PSP14 and PSP15 Common Stock were discounted in the projections at rates ranging from 12.25% to 12.75%.

     Scenario #3 of the going-concern analysis assumes the properties of each of PSP14 and PSP15 are sold in a single transaction after a 10-year holding period. Should the assets be liquidated over time, even at prices equal to those projected, distributions to shareholders out of the respective corporation's cash flow from operations might be reduced because relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

     The estimated value of each of PSP14 and PSP15 on a going-concern basis is not intended to reflect the distributions payable to each of their shareholders if their assets were to be sold at their current fair market values.

     LIQUIDATION VALUES. Since one of the alternatives available to the PSP14 and PSP15 Boards of Directors is to proceed with a liquidation of PSP14 and PSP15, and the corresponding distribution of the net liquidation proceeds to the shareholders of PSP14 and PSP15, respectively, the PSP14 and PSP15 Boards of Directors and Special Committees have estimated the liquidation value of PSP14 and PSP15 assuming that the real estate portfolios of these corporations were sold at their fair market value, based upon the Wilson real estate portfolio appraisals. This alternative assumes non-real estate assets are sold at their book value (such assets, excluding cash, representing less than 2% of the value of each of PSP14 and PSP15), PSP14 and PSP15 incur selling costs at the time of liquidation (state and local transfer taxes, real estate commissions and legal and other closing costs) of $2,695,000 and $2,612,000, respectively, and the remaining net liquidation proceeds are distributed among the shareholders of PSP14 and PSP15 under the terms of their respective articles of incorporation, according priority to the PSP14 and PSP15 Shareholders.

     The liquidation analysis assumes that the properties of PSP14 and PSP15 are sold in single transactions at the respective appraised values. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PSP14 and PSP15 Shareholders out of the respective corporation's cash flow from operations might be reduced because their relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of each portfolio are assumed to occur concurrently.

     Applying these procedures, the PSP14 and PSP15 Boards of Directors and Special Committees arrived at the liquidation value set forth in the table. The real estate portfolio appraisals set forth, subject to the specified assumptions, limitations and qualifications, Wilson's professional opinion as to the market value of the real estate portfolios of PSP14 and PSP15 as of October 31, 1996. While the portfolio appraisals are not necessarily indicative of the price at which the assets would sell, market value generally seeks to estimate the prices at which the real estate assets would sell if disposed of in an arm's length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses of the properties. The real estate portfolio appraisals assume that the properties of PSP14 and PSP15 are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value. See "-- Real Estate Appraisals by Wilson."

     DISTRIBUTION COMPARISON. The PSP14 and PSP15 Boards of Directors and Special Committees have considered the potential impact of the Mergers upon distributions that would be made to PSP14 and PSP15 Shareholders who exchange their PSP14 and PSP15 Common Stock for PSI Common Stock. Based on a market price of PSI Common Stock of $27 and the current regular quarterly distribution rate for PSI ($.22 per share), PSP14 ($.34 per share) and PSP15 ($.30 per share), (a) PSP14 Shareholders would receive approximately $.16 (48%) less in regular quarterly distributions per share of PSP14 Common Stock after the Mergers from PSI than before the Mergers from PSP14 and approximately $.01 less per share in regular quarterly distributions for each $1 5/8 (6%) increase in the market price of PSI Common Stock above $27 and (b) PSP15 Shareholders would receive approximately $.12 (40%) less in regular quarterly distributions per share of PSP15 Common Stock after the Mergers from PSI than before the Mergers from PSP15 and approximately $.01 less per share in regular quarterly distributions for each $1 5/8 (6%) increase in the market price of PSI Common Stock above $27. These estimates are based upon the actual distributions made by PSI, PSP14 and PSP15 (not upon the amounts that might have been distributed by them based upon their cash flow from operations).

     In evaluating this estimate, PSP14 and PSP15 Shareholders should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, if any, capital expenditure levels (in excess of normal expenditures for ongoing maintenance and repairs), and the corporate policy with respect to cash distributions. A comparison of the current distribution levels of PSI with those of PSP14 and PSP15 does not show how the Mergers might affect a PSP14 or PSP15 Shareholder's distribution level over a number of years.

REAL ESTATE PORTFOLIO APPRAISALS BY WILSON

     Wilson was engaged by PSI, PSP14 and PSP15 to appraise the real estate portfolios of PSP14 and PSP15 and has delivered written reports of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of the portfolio of properties of each of PSP14 and PSP15 as of October 31, 1996 (the "Appraisals"). PSI, PSP14 and PSP15 selected Wilson to provide the Appraisals because of its experience and reputation in connection with appraising mini-warehouses, its familiarity with the properties of PSP14 and PSP15 and Wilson's appraisal of the properties of other REITs in connection with their mergers with PSI. The consideration to be paid by PSI to PSP14 and PSP15 Shareholders in the Mergers is based on the Appraisals. The Appraisals, which contain a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, are set forth as Appendices B-1 and B-2 and should be read in their entirety. Certain of the material assumptions, qualifications and limitations to the Appraisals are described below.

     EXPERIENCE OF WILSON. Wilson was founded by Charles R. Wilson in 1976, who has specialized in the appraisal of mini-warehouses since 1972. Wilson has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. Wilson appraised over 250 mini-warehouses in 1996.

     Mr. Wilson founded Self Storage Data Services, Inc. ("SSDS") in 1993 for the purpose of tracking and publishing income and expense trends in the mini-warehouse industry. The SSDS data base now contains over 23,600 facilities nationwide. Mr. Wilson, recognized as a leading authority on mini-warehouses, has spoken extensively and has written several articles on the subject of mini-warehouses.

     SUMMARY OF METHODOLOGY. At the request of PSI, PSP14 and PSP15, Wilson evaluated the portfolios of real estate of PSP14 and PSP15. In valuing the properties, Wilson considered the applicability of all three commonly recognized approaches to value: the cost approach, the income approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Wilson did not consider the cost approach to be applicable to the properties of PSP14 and PSP15.

     The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value estimate through either (or a combination) of two methods: direct capitalization or yield capitalization, i.e., a discounted cash flow analysis.

     The sales comparison approach is based upon the principle of substitution, i.e., that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. The sales comparison approach establishes what typical investors in the marketplace are willing to pay for comparable properties.

     The cost approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of the existing improvements. The cost approach was not considered appropriate in the case of PSP14 and PSP15 since (a) today's investors do not rely upon the cost approach in making investment decisions, and (b) the necessity of estimating total accrued depreciation in buildings of the type and age of the properties of PSP14 and PSP15 diminishes the validity of this approach.

     While the Appraisals were prepared separately for the entire portfolio of each of PSP14 and PSP15, Wilson analyzed the individual properties by (a) reviewing each property's previous three years' operating statements, (b) reviewing information submitted to the appraiser by on-site managers which included competitive rental and occupancy surveys, subject facility descriptions, area trends and other factors, which were verified by Wilson through physical inspections, telephone calls and other sources; (c) reviewing, in the case of business park properties, existing lease terms; (d) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the market; and
(e) considering published data on median income and expense benchmarks on comparable facilities.

     To determine any significant differences in quality among the various properties, Wilson considered such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

     Wilson also interviewed management personnel responsible for the properties of PSP14 and PSP15 to discuss competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses, lease terms and occupancy rates in competitive facilities. These interviews included ascertaining information on items of deferred maintenance, planned capital improvements and other factors affecting the physical condition of the properties. Wilson also reviewed surveys of local mini-warehouses and business parks conducted by management. Representatives of Wilson performed site inspections on all of the properties of PSP14 and PSP15 between September 1996 and November 1996. Several of the properties of PSP14 and PSP15 had been appraised by Wilson previously.

     Wilson then estimated the value of each property in the portfolio relying heavily upon the income approach. Indicated values were developed using a yield capitalization technique applying overall capitalization rates derived directly from the marketplace. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, Wilson reviewed the acquisition criteria and projection parameters in use in the marketplace by major mini-warehouse investors, owners and operators, appraisers and financing sources. In addition, Wilson reviewed other published information concerning acquisition criteria in use by property investors through the third quarter of 1996. Further, Wilson interviewed various sources in local markets to identify sales of mini-warehouses and business parks within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers, and others. Wilson also reviewed information compiled by management identifying sales and acquisitions of mini-warehouses.

     In applying a discounted cash flow analysis, projections of cash flow from each property were developed for a 10-year period ending in the year 2006 with a terminal residual value computed at the end of year 10. The first year's scheduled gross income was estimated taking into consideration each property's current rent structure and the rental rates of competitive facilities. Also included in the income estimate were trends in ancillary income from administrative charges and late fees, if any. Wilson then made an analysis of each subject's occupancy history, current lease terms (in the case of business park properties), took into consideration the occupancy level of competitive facilities and estimated a stabilized occupancy level for each property in each of the portfolios.

     Estimated expenses were based upon each property's actual operating history; where appropriate, adjustments were made to property taxes to estimate taxes which would be due after a sales transaction. The projected expenses were tested for reasonableness based upon a comparison of the operating expense ratios to market norms. Expenses were deducted from effective gross income to derive a net operating income for each property. Consideration was given to and adjustment made to reflect capital expenditures and replacement reserves.

     Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends. Wilson also reviewed capitalization rates and purchase prices paid in recent and pending transactions of assembled portfolios similar to the portfolios of PSP14 and PSP15, including transactions involving PSI and third parties. Based on these analyses, Wilson derived the parameters for the valuation of the portfolios of PSP14 and PSP15. Growth rates for income and expenses ranged from 3.0% to 3.5% depending upon property and local market conditions. Wilson then used a terminal capitalization rate of 10% for the mini-warehouses and rates ranging from 10.25% to 11.00% for the business parks to capitalize each property's 11th year net income into a residual value at the end of the holding period, assuming normal cost of disposing of the properties. The 10 yearly cash flows were then discounted to present worth using discount rates ranging from 12.25% to 12.75% for the mini-warehouses and 12.25% to 12.75% for the business parks, again depending upon local market and property conditions. The indicated value based upon the income approach is $61,460,000 for PSP14's properties and $55,710,000 for PSP15's properties.

     In applying the sales comparison approach to the properties of PSP14 and PSP15, Wilson analyzed 140 mini-warehouse properties that were sold during 1996 in individual transactions and similar assembled portfolio transactions.

Using a regression analysis, a statistically significant correlation was derived between each of the comparable property's net income and its sales price per square foot. With respect to the business parks, Wilson compared the facilities to comparable facilities sold in the market during the prior year. Based upon a regression analysis for the mini-warehouse portfolios of PSP14 and PSP15 computed based on net income per square foot, and the comparable sales for the business parks, the indicated value by the sales comparison approach ranged between $59,920,000 and $65,170,000 for PSP14's properties and between $53,030,000 and $60,710,000 for PSP15's properties.

     CONCLUSIONS AS TO VALUE. Wilson reconciled the values indicated from the direct sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach, an emphasis deemed appropriate based on acquisition criteria currently employed in the mini-warehouse market. The resulting effective implied capitalization rate for the portfolios based on reported property operations (before non-recurring expenses and after certain property tax adjustments) during the 12 months ended September 1996 averaged 9.30% and 9.35% for PSP14 and PSP15, respectively.

     Based on the valuation methodology described above, Wilson assigned a market value to the portfolios of real property assets of PSP14 and PSP15 as of October 31, 1996 of $62,000,000 and $56,500,000, respectively.

     ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS OF THE APPRAISALS. The Appraisals reflect Wilson's valuation of the real estate portfolios of PSP14 and PSP15 as of October 31, 1996 in the context of the information available on such date. Events occurring after October 31, 1996 and before the closing of the Mergers could affect the properties or assumptions used in preparing the Appraisals. Wilson has no obligation to update the Appraisals on the basis of subsequent events; however, Wilson has informed PSI, PSP14 and PSP15 that, as of the date of this Combined Proxy Statement and Prospectus, Wilson is not aware of any event or change in conditions since October 31, 1996 that may have caused a material change in the value of the portfolios of real estate of PSP14 and PSP15 since that date.

     The Appraisals are subject to certain general and specific assumptions and limiting conditions and are in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the Appraisals (i) did not consider the effect of easements, restrictions and other similar items on the value of the properties of PSP14 or PSP15, (ii) assumed that the properties comply with local building codes and zoning ordinances, (iii) assumed that there are no new or planned facilities except as noted in the Appraisals and (iv) did not involve the physical inspections of competing properties. See Appendices B-1 and B-2 for a discussion of the specific assumptions, limitations and qualifications of the Appraisals.

     COMPENSATION AND MATERIAL RELATIONSHIPS. Wilson is being paid an aggregate fee of $85,000 for preparation of the Appraisals, which fee includes reimbursement for all of Wilson's related out-of-pocket expenses. Wilson is also entitled to indemnification against certain liabilities. The fee was negotiated with Wilson and payment is not dependent upon completion of the Mergers. As a leading appraiser of mini-warehouses since 1976, Wilson has continuously prepared appraisals for PSI and its affiliates, including appraisals of the properties of prior REITs in connection with their mergers with PSI, and is expected to continue to prepare appraisals for PSI.

FAIRNESS OPINIONS FROM STANGER

     Stanger was engaged by PSP14 and PSP15 through the PSP14 and PSP15 Special Committees to deliver written summaries of its determination as to the fairness of the consideration to be received in each of the Mergers, from a financial point of view, to the public PSP14 and PSP15 Shareholders. The full text of the opinions, which contain descriptions of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendices C-1 and C-2 to this Combined Proxy Statement and Prospectus and should be read in their entirety. Certain of the material assumptions, qualifications and limitations to the fairness opinions are set forth below.
The summary set forth below does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinions. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

     Except for certain assumptions, described more fully below, which PSP14 and PSP15 advised Stanger that it would be reasonable to make, PSP14 and PSP15 imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinions. PSP14 and PSP15 have agreed to indemnify Stanger against certain liabilities arising out of its engagement to prepare and deliver the fairness opinions.

     EXPERIENCE OF STANGER. Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major NYSE firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and REITs.
The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, cable television systems and equipment leasing assets.

     SUMMARY OF MATERIALS CONSIDERED. In the course of Stanger's analysis to render its opinions regarding the Mergers, Stanger: (i) reviewed this Combined Proxy Statement and Prospectus; (ii) reviewed the annual reports on Form 10-K of PSI, PSP14 and PSP15 for the three fiscal years ending December 31, 1993, 1994 and 1995, their quarterly reports on Form 10-Q for the period ending September 30, 1996; (iii) reviewed the Appraisals and discussed with management of PSP14 and PSP15 and Wilson the methodologies and procedures employed in preparing the Appraisals; (iv) reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities over the past two years, and other information available relating to acquisition criteria for self-storage properties; (v) reviewed estimates prepared by PSP14 and PSP15, and based in part on the Appraisals, of the current net liquidation value per common share of the assets of PSP14 and PSP15 and projections of cash flow from operations, dividend distributions and going-concern values for PSP14 and PSP15, and the calculation of the allocation of such values between (A) the PSP14 Shareholders and the holders of the PSP14 Common Stock Series B and C and (B) the PSP15 Shareholders and the holders of the PSP15 Common Stock Series B and C;
(vi) discussed with certain members of management of PSI, PSP14 and PSP15 conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP14 and PSP15, current and expected operations and performance, and the financial condition and future prospects of PSI, PSP14 and PSP15; (vii) reviewed historical market prices, trading volume and dividends for PSI, PSP14 and PSP15 Common Stock; and
(viii) conducted other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

     SUMMARY OF ANALYSIS. The following is a summary of certain financial and comparative analyses reviewed by Stanger in connection with and in support of its fairness opinions. The summary of the opinions and analysis of Stanger set forth in this Combined Proxy and Prospectus is qualified in its entirety by reference to the full text of such opinions.

     Review of Appraisals. In preparing its opinions, Stanger relied upon the Appraisals of the portfolios of properties of PSP14 and PSP15 which were prepared as of October 31, 1996 by Wilson, an independent appraiser. Stanger reviewed the Appraisals rendered by Wilson, reviewed a sample of supporting documentation for the Appraisals and discussed with Wilson its experience and qualifications and the appraisal methodologies utilized.

     Stanger observed that the Appraisals were certified by a Member of the Appraisal Institute and were conducted utilizing the income approach to valuation, applying the discounted cash flow method to establish a value for each individual property, and the sales comparison approach.

     Stanger observed that the effective capitalization rate utilized in the Appraisals was approximately 9.3% and 9.4% for the properties of PSP14 and PSP15, respectively, based on net operating income (before non-recurring expenses and after certain property tax adjustments) generated for the 12 months ended September 30, 1996. Stanger further observed that among stabilized properties acquired by PSI or affiliated entities from third-parties between August

1994 and November 1996, capitalization rates for such purchases averaged approximately 9.5%. Lower capitalization rates generally reflect higher sales prices for income-producing properties.

     Review of Liquidation Analysis. Stanger reviewed an analysis prepared by management of PSP14 and PSP15 of the estimated value of PSP14 and PSP15 based upon liquidation of their portfolios on a property-by-property basis utilizing estimates prepared by PSP14 and PSP15 and information provided by Wilson.

     The property-by-property liquidation analysis assumed each property could be sold within an estimated marketing period of six months at the appraised value as reported in the Appraisals, to an independent third-party buyer. Costs of such property sales by PSP14 to independent third-parties were estimated by PSP14 to total approximately $2,694,000 and were comprised of estimates of $214,000 in state and local transfer taxes, $1,860,000 in commissions and $620,000 in legal and other closing costs. Costs of such property sales by PSP15 to independent third-parties were estimated by PSP15 to total approximately $2,613,000 and were comprised of estimates of $352,000 in state and local transfer taxes, $1,695,000 in commissions and $566,000 in legal and other closing costs. Such amounts were based on prevailing transfer tax rates in the locale of each property and on estimates of PSP14 and PSP15 based on knowledge of real estate transactions. Stanger observed that the estimated net proceeds from such liquidation, assuming no Required PSP14 REIT Distributions (prior to the date of liquidation) and the associated dissolution of PSP14 and distribution of all remaining assets was $20.88 per share of PSP14 Common Stock, versus the consideration offered in the PSP14 Merger of $21.73 cash per share of PSP14 Common Stock, or the equivalent of $21.73 of PSI Common Stock per share of PSP14 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP14. Stanger observed that the estimated net proceeds from the liquidation of PSP15's properties, assuming no Required PSP15 REIT Distributions (prior to the date of liquidation), and the associated dissolution of PSP15 and distribution of all remaining assets was $21.13 per share of PSP15 Common Stock, versus the consideration offered in the PSP15 Merger of $21.99 cash per share of PSP15 Common Stock, or the equivalent of $21.99 of PSI Common Stock per share of PSP15 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP15.

     Stanger also reviewed information on recent multi-property purchases and sales of self-storage properties transacted by PSI, PSMI or affiliates during 1993 through November 1996. Stanger observed that PSI, PSMI or affiliated entities have completed 11 bulk purchases of property portfolios during the period reviewed, excluding the properties associated with the mergers of eleven prior REITs with PSI. These transactions involved affiliated and unaffiliated entities with an interest in 106 properties with an aggregate acquisition cost of approximately $250 million. Capitalization rates ranged from 9.1% to 10.7%, averaging 9.7%, for bulk transactions during the entire period reviewed and ranged from 9.1% to 9.8%, averaging 9.3%, for bulk transactions during the preceding 12 months.

     Review of Going-Concern Analysis. Stanger reviewed financial analyses and projections prepared by the management of PSP14 and PSP15 concerning estimated cash flows and dividend distributions from continued operation of PSP14 and PSP15 as independent stand-alone entities and estimated sales proceeds from the liquidation of the shares of PSP14 and PSP15 or the portfolios of properties owned by PSP14 and PSP15. The analyses incorporated estimates of revenues and operating expenses for each of the properties, capital expenditures, entity-level general and administrative costs, and cash flow distributions and proceeds from sale of either the securities of PSP14 and PSP15 or the properties owned by PSP14 and PSP15 during projection periods of up to 10 years. The analyses and projections assumed, among other things, that (i) net operating income for PSP14 and PSP15 would grow at a compound annual rate of approximately 3.5% and 3.1% for the properties of PSP14 and PSP15, respectively, over the 10-year projection period; (ii) general and administrative expenses would increase at an average rate of 3.0% per annum over the projection period; and (iii) in the scenario involving sale of the properties in private real estate markets (as described below), such sales would occur at the terminal value projected by the appraiser in the Appraisals.

     The projections evaluated the going-concern value of PSP14 and PSP15 under three scenarios: Scenario #1 -- a five-year holding period, with shares of PSP14 and PSP15 Common Stock liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP14 and PSP15 Common Stock liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 -- a 10-year holding period with the property portfolio of PSP14 and PSP15 liquidated in private real estate markets at the terminal value projected in the Appraisals and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP14 and PSP15 paid out to shareholders in liquidating distributions. Dividends and sale proceeds per share of PSP14 and PSP15 Common Stock were discounted in the projections at rates ranging from 12.25% to 12.75%.

     Stanger observed that the FFO multiples utilized by management in the projections were consistent with historical FFO multiples among publicly traded REITs investing in self-storage facilities and with market capitalization and leverage levels reasonably comparable to those of PSP14 and PSP15. This group of publicly traded REITs are or were all affiliated with PSI. Stanger further observed that the discount rates applied to dividends and sale proceeds were consistent with the historic rates of return produced by equity REITs.

     Stanger further observed that the estimated values per share of PSP14 and PSP15 Common Stock on a going-concern basis resulting from the above analysis were as follows for each scenario: Scenario #1 -- $17.69 to $20.39 and $17.18 to $19.69, respectively; Scenario #2 -- $18.29 to $20.34 and $17.83 to $19.78,
respectively; and Scenario #3 -- $19.66 to $20.25 and $19.03 to $19.58, respectively, compared with the consideration offered in the Mergers of $21.73 per share of PSP14 Common Stock and $21.99 per share of PSP15 Common Stock.

     The estimated values assigned to the alternative forms of consideration are based on a variety of assumptions that have been made by PSP14 and PSP15. While PSP14 and PSP15 have advised Stanger that they believe they have a reasonable basis for these assumptions, these assumptions may not reflect the actual experience of PSP14 and PSP15 and such differences could be material. See "-- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

     Review of Market Value. Stanger reviewed historical market prices, trading volume and dividend distributions for PSP14 and PSP15 Common Stock. In the course of this review, Stanger compared the historical market prices of PSP14 and PSP15 Common Stock with amounts to be received at the time of the Mergers. Stanger observed that the trading price for PSP14 Common Stock averaged $20.02, $19.80, $19.17 and $18.67 for the respective 20-day, 60-day, 180-day, and 360-
day periods preceding the announcement of the proposed PSP14 Merger and that the closing price for PSP14 Common Stock on the last trading day prior to the first announcement of the proposed PSP14 Merger was $20 1/8. Stanger further observed that the consideration offered in the PSP14 Merger, reduced by $1,594,000, or approximately $.51 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and March 31, 1997) represents a premium of 6.0%, 7.2%, 10.7%, 13.7% and 5.5% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed PSP14 Merger, respectively. Stanger observed that the trading price for PSP15 Common Stock averaged $20.41, $19.84, $19.15 and $18.43, for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed PSP15 Merger and that the closing price for PSP15 Common Stock on the last trading day prior to the first announcement of the proposed PSP15 Merger was $20 1/8. Stanger further observed that the consideration offered in the PSP15 Merger, reduced by $1,456,000, or approximately $.48 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and March 31, 1997) represents a premium of 5.4%, 8.5%, 12.3%, 16.7% and 6.9% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed PSP15 Merger, respectively.

     In addition, Stanger observed that the consideration per share of PSP14 and PSP15 Common Stock offered in the Mergers in the form of shares of PSI Common Stock will reflect values established in public securities trading markets equivalent to the cash offer per share of PSP14 and PSP15 Common Stock. Such value will be based on the average closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the respective special meeting of shareholders.

     Distribution/FFO Analysis. Stanger reviewed distributions per share and FFO per share for PSP14 and PSP15 Shareholders on an equivalent per share basis. Stanger noted that based on a closing price of $27 for PSI Common Stock and the resulting exchange ratio of PSP14 and PSP15 Common Stock for PSI Common Stock and based on operating results for PSI, regular quarterly distributions per share would decrease by approximately $.16 (48%) for

PSP14 Shareholders receiving PSI Common Stock and would decrease by approximately $.12 (40%) for PSP15 Shareholders receiving PSI Common Stock.

     Stanger observed that, at the closing price of $27 for PSI Common Stock and based on operating results for PSI, FFO per share on a quarterly basis on an equivalent per share basis earned by PSP14 Shareholders would decrease by $.05 (12%) and earned by PSP15 Shareholders would decrease by $.02 (4%).

     CONCLUSIONS. Based on the foregoing, Stanger concluded that, based upon its analysis and assumptions, and as of the date of the fairness opinions, the consideration to be received in each of the Mergers is fair to the public PSP14 and PSP15 Shareholders, from a financial point of view.

     ASSUMPTIONS. In evaluating each of the Mergers, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to Stanger. Stanger did not perform an independent appraisal of the assets and liabilities of PSI, PSP14 and PSP15 and relied upon and assumed the accuracy of the Appraisals. Stanger also relied on the assurances of PSI, PSP14 and PSP15 that any projections, budgets, or value estimates contained in the Combined Proxy Statement and Prospectus or otherwise provided to Stanger, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the portfolio or the information reviewed between the date of the Appraisals or the date of the other information provided and the date of the opinions; and that PSI, PSP14 and PSP15 are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

     In connection with preparing the fairness opinions, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendices C-1 and C-2. Stanger does not intend to deliver any additional written summary of the analysis.

     COMPENSATION AND MATERIAL RELATIONSHIPS. For preparing the fairness opinions and related services in connection with the Mergers, Stanger is being paid a fee of $115,000. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, up to a maximum of $18,000 and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated with Stanger.
Payment of the fee to Stanger is not dependent upon completion of any of the Mergers. During the past three years (1994 to present), Stanger has rendered consulting and related services and provided products to PSI and to PSMI and its affiliates, including fairness opinions to the public shareholders of 11 REITs in connection with their mergers with PSI, and may be engaged in the future. Stanger has received compensation aggregating approximately $540,000 in connection with these services and products since 1994 (exclusive of amounts received in connection with the Mergers).

     LIMITATIONS AND QUALIFICATIONS. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Mergers; (ii) make any recommendation to the PSP14 or PSP15 Shareholders with respect to whether to approve or reject the Mergers or whether to select the cash or Common Stock option in the Mergers; or (iii) express any opinion as to the business decision to effect the Mergers, alternatives to the Mergers or tax factors resulting from the Mergers, the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinions are based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinions.

     Among the factors considered in the selection of Stanger were Stanger's experience in connection with the mergers of 11 other REITs with PSI, its expertise in real estate transactions and the fee quoted by Stanger. No party other than Stanger was contacted to render an opinion as to the fairness of the Mergers to PSP14 and PSP15 Shareholders, and PSP14 and PSP15 have neither requested nor received any views, preliminary or otherwise, from any party other than Stanger regarding the fairness of the Mergers to the PSP14 and PSP15 Shareholders.

THE MERGER AGREEMENT

     If the Mergers are approved by the shareholders of PSP14 and PSP15 and the other applicable conditions to the Mergers are satisfied or waived, the Mergers will be consummated pursuant to the Merger Agreement which is set forth in Appendix A hereto, and is incorporated by reference into, this Combined Proxy Statement and Prospectus. As a result of the Mergers, all of the assets now held by PSP14 and PSP15 will be held by PSI upon completion of the Mergers. The Merger Agreement contains representations and warranties of PSI, PSP14 and PSP15 and certain other provisions relating to the Mergers. The representations and warranties are extinguished by, and do not survive, the Mergers. THE PSP14 MERGER AND THE PSP15 MERGER ARE NOT CONDITIONED ON EACH OTHER.

     CONDITIONS TO CONSUMMATION OF THE MERGERS. Consummation of each Merger is contingent upon standard conditions, including the following: (i) the Registration Statement shall have been declared effective by the Commission and PSI shall have received all other authorizations necessary to issue PSI Common Stock in exchange for PSP14 and PSP15 Common Stock and to consummate the Mergers; (ii) with respect to the PSP14 Merger, the Merger Agreement and the PSP14 Merger shall have been approved and adopted by the requisite vote of the shareholders of PSP14; (iii) with respect to the PSP15 Merger, the Merger Agreement and the PSP15 Merger shall have been approved and adopted by the requisite vote of the shareholders of PSP15; (iv) receipt by PSP14 and PSP15, respectively, of a legal opinion of Hogan & Hartson L.L.P. that the respective Merger will qualify as a reorganization under Section 368(a) of the Code (which opinion has been received and is described under "Federal Income Tax Matters");
(v) the shares of PSI Common Stock issued to PSP14 and PSP15 Shareholders shall be listed on the NYSE; (vi) the Boards of Directors of PSP14 and PSP15, respectively, shall have received a fairness opinion from Stanger (which opinions have been received); (vii) the Board of Directors of PSI shall have approved the Mergers (which approval has been obtained); (viii) in the case of PSI, the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meetings of shareholders of PSP14 and PSP15 is not less than $24; and (ix) demands for payment by holders of Dissenting PSP14 and PSP15 Shares are filed with respect to less than 5% of the outstanding shares of Common Stock of the respective corporation. The obligation of PSI to effect each Merger is also subject to PSI, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, each property of PSP14 and PSP15, respectively. Any of these conditions (other than the conditions of approval by the shareholders of PSP14 and PSP15) may be waived by the board of directors of the corporation benefiting from such condition.

     AMENDMENT OR TERMINATION. The Merger Agreement provides for amendment or modification thereof with respect to each Merger by written agreement authorized by the boards of directors of PSI and PSP14 and PSP15, respectively, either before or after shareholder approval, provided that any such amendment or modification made after shareholder approval does not change any of the principal terms of the Mergers or the Merger Agreement. Each Merger may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by the action of the board of directors of either party if, among other things, the closing of the Merger has not occurred on or before December 31, 1997.

     CONSUMMATION. It is contemplated that the Mergers will be consummated by filing the Agreements of Merger (attached as Exhibit A to the Merger Agreement) with the California Secretary of State as soon as practicable after its approval by the shareholders of PSP14 and PSP15 and the satisfaction or waiver of various conditions contained in the Merger Agreement. It is currently contemplated that the Mergers will be consummated during the first quarter of 1997. If the conditions to the merger of only one of the corporations into PSI are satisfied, only that corporation will be merged with PSI.

     EXCHANGE OF CERTIFICATES. After the Mergers, holders of certificates that evidenced outstanding shares of PSP14 and PSP15 Common Stock that were converted into shares of PSI Common Stock, upon surrender of the certificates to The First National Bank of Boston (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of PSI Common Stock into which the shares of PSP14 and PSP15 Common Stock shall have been converted and cash payment in lieu of fractional share interests, if applicable. As soon as practicable after the Mergers, the Exchange Agent will send a notice and a transmittal form to each holder of record whose PSP14 and PSP15 Common Stock shall have been converted into shares of PSI Common Stock, advising of the effectiveness of the Mergers and the procedure for surrendering to the Exchange Agent certificates evidencing PSP14 or PSP15 Common Stock in exchange for certificates evidencing PSI Common Stock. HOLDERS OF PSP14 AND PSP15 COMMON STOCK WHO INTEND TO RECEIVE PSI COMMON STOCK IN THE MERGERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT WHICH WILL BE MAILED AFTER CONSUMMATION OF THE MERGERS.

     Until surrendered, each outstanding certificate which represents shares of PSP14 or PSP15 Common Stock that were converted into shares of PSI Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of PSI Common Stock into which the PSP14 and PSP15 Common Stock evidenced thereby were converted. However, until the certificates formerly evidencing PSP14 and PSP15 Common Stock are surrendered, no dividend payable to holders of record of the PSI Common Stock shall be paid to the holders of such certificates, but upon surrender of the certificates by the holders they will be entitled to receive the dividends (without interest) previously paid with respect to such PSI Common Stock as of any record date on or subsequent to the effectiveness of the Mergers. After the Mergers, there will be no further registration of transfers of PSP14 and PSP15 Common Stock on the records of PSP14 and PSP15 and, if certificates formerly evidencing such shares are presented, they will be cancelled and exchanged for certificates evidencing PSI Common Stock.

     FRACTIONAL SHARES. No fractional shares of PSI Common Stock will be issued in the Mergers. In lieu of any fractional share interests, each holder of PSP14 and PSP15 Common Stock who would otherwise be entitled to a fractional share of PSI Common Stock will, upon surrender of the certificate representing such common stock, receive a whole share of PSI Common Stock if such fractional share to which such holder would otherwise have been entitled is .5 of a share or more, and such fractional share shall be disregarded if it represents less than
 .5 of a share; provided that such fractional share shall not be disregarded if it represents .5 of 1% or more of the total number of shares of PSI Common Stock such holder is entitled to receive in the respective Merger. In such event, the holder will be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Common Stock at the time of effectiveness of the respective Merger by
(ii) the fractional interest.

     RESTRICTIONS ON OTHER ACQUISITIONS. PSP14 and PSP15 have agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving them, or any purchase of all or any significant portion of their assets, or any equity interest in them, other than the transactions contemplated by the Merger Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to such a proposal, provided that each of the boards of directors of PSP14 and PSP15 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participation in the negotiations and discussions might cause the members of the board of directors to breach their fiduciary duty to PSP14 or PSP15 Shareholders, respectively, under applicable law as advised by counsel. PSP14 and PSP15 have agreed to notify PSI immediately if inquiries or proposals are received by, any such information is requested from, or negotiations or discussions are sought to be initiated or continued with them, and to keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

     DISTRIBUTIONS. Pending the Mergers, PSP14 and PSP15 are precluded from declaring or paying any dividend on their capital stock or making any other distribution to their shareholders other than (i) regular dividends at a quarterly rate not in excess of $.34 per share in the case of PSP14 and $.30 per share in the case of PSP15, (ii) distributions to shareholders of record of PSP14 and PSP15 immediately prior to the effectiveness of the Mergers equal to the amount by which the respective corporation's estimated net asset value allocable to the respective shareholders as of the date of the respective Merger exceeds $21.73 per share in the case of the PSP14 Common Stock, $16.07 per share in the case of the PSP14 Common Stock Series B and C, $21.99 per share in the case of the PSP15 Common Stock and $12.63 per share in the case of the PSP15 Common Stock Series B and C and (iii) Required REIT Distributions. See "-- Determination of Payments to be Received by PSP14 and PSP15 Shareholders in Connection with the Mergers."

CASH ELECTION PROCEDURE

     PSP14. Each holder of record of PSP14 Common Stock may make a Cash Election to have its shares of PSP14 Common Stock converted into the right to receive cash in the PSP14 Merger. If the aggregate number of shares of PSP14 Common Stock as to which Cash Elections are made, together with Dissenting PSP14 Shares (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSP14 Common Stock outstanding as of the record date for the meeting of shareholders of PSP14, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PSP14 Merger. If the aggregate number of such shares (together with any Dissenting PSP14 Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PSP14 Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PSP14 Shareholders receiving both cash and PSI Common Stock in connection with the PSP14 Merger, see "Federal Income Tax Matters -- The Mergers -- PSP14 and PSP15 Shareholders Receiving Cash and PSI Common Stock."

     PSP15. Each holder of record of PSP15 Common Stock may make a Cash Election to have its shares of PSP15 Common Stock converted into the right to receive cash in the PSP15 Merger. If the aggregate number of shares of PSP15 Common Stock as to which Cash Elections are made, together with Dissenting PSP15 Shares (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSP15 Common Stock outstanding as of the record date for the meeting of shareholders of PSP15, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PSP15 Merger. If the aggregate number of such shares (together with any Dissenting PSP15 Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PSP15 Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PSP15 Shareholders receiving both cash and PSI Common Stock in connection with the PSP15 Merger, see "Federal Income Tax Matters -- The Mergers -- PSP14 and PSP15 Shareholders Receiving Cash and PSI Common Stock."

     All Cash Elections are to be made on a cash election form (a "Cash Election Form"). A Cash Election Form is being sent to PSP14 and PSP15 Shareholders of record on February 24, 1997. To be effective, a Cash Election Form must be properly completed and signed and must be received by American Stock Transfer & Trust Company (the "Depositary") accompanied by all stock certificates representing shares of PSP14 or PSP15 Common Stock held by the person submitting such Cash Election Form to which the Cash Election Form relates (or by a guarantee of delivery of such certificates in the form and on the terms set forth in the Cash Election Form (a "Guaranteed Delivery")) no later than 5:00 p.m. New York City time on April 8, 1997. Holders of record of shares of PSP14 and PSP15 Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Cash Election Forms, provided that such Representative certifies that each such Cash Election Form covers all the shares of PSP14 or PSP15 Common Stock held by such Representative for a particular beneficial owner. Any Cash Election Form may be revoked by written notice received by the Depositary prior to 5:00 p.m., New York City time, on April 8, 1997. In addition, all Cash Election Forms will automatically be revoked if the Depositary is notified in writing that the Mergers have been abandoned. If a Cash Election Form is properly revoked, the certificate or certificates (or any guarantee of delivery) in respect of the PSP14 or PSP15 Common Stock to which the Cash Election Form relates will be promptly returned by the Depositary. The Depositary may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

     HOLDERS OF SHARES OF PSP14 AND PSP15 COMMON STOCK WHO WISH TO SUBMIT CASH ELECTION FORMS SHOULD DELIVER THEIR STOCK CERTIFICATES WITH SUCH CASH ELECTION FORMS OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY.

     A HOLDER OF PSP14 OR PSP15 COMMON STOCK MAY NOT MAKE A CASH ELECTION AS TO LESS THAN ALL OF THE SHARES OF PSP14 OR PSP15 COMMON STOCK OWNED BY SUCH SHAREHOLDER. ANY HOLDER OF PSP14 OR PSP15 COMMON STOCK WHO DOES NOT SUBMIT A PROPERLY COMPLETED AND SIGNED CASH ELECTION FORM ACCOMPANIED BY THE APPLICABLE STOCK CERTIFICATES (OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY) WHICH IS RECEIVED BY THE DEPOSITARY PRIOR TO 5:00 P.M., NEW YORK CITY TIME,

ON APRIL 8, 1997 WILL RECEIVE PSI COMMON STOCK IN THE MERGERS. IF PSI OR THE DEPOSITARY DETERMINES THAT ANY PURPORTED CASH ELECTION WAS NOT PROPERLY MADE, SUCH PURPORTED CASH ELECTION WILL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE HOLDER OF PSP14 OR PSP15 COMMON STOCK MAKING SUCH PURPORTED CASH ELECTION WILL, FOR PURPOSES HEREOF, RECEIVE PSI COMMON STOCK IN THE MERGERS. NONE OF PSI, PSP14, PSP15 OR THE DEPOSITARY WILL BE UNDER ANY OBLIGATION TO NOTIFY ANY PERSON OF ANY DEFECT IN A CASH ELECTION FORM.

     The tax consequences of receiving cash and/or PSI Common Stock are different. See "Federal Income Tax Matters -- The Mergers."

CONSEQUENCES TO PSP14 AND PSP15 IF THE MERGERS ARE NOT COMPLETED

     If any Merger is not completed with respect to PSP14 or PSP15, such corporation will remain as a separate legal entity and will continue to operate its properties.

COSTS OF THE MERGERS

     It is estimated that the total consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP14 and PSP15 Common Stock and PSP14 and PSP15 Common Stock Series B and C (other than shares held by PSI) in the Mergers and to pay related costs and expenses would be $87,697,000 (less the amount of any Required REIT Distributions) and that the total amount of funds that would be required by PSI to purchase the PSP14 and PSP15 Common Stock from PSP14 and PSP15 Shareholders making Cash Elections and to pay the cost and expenses of the Mergers would be $21,119,000 (assuming maximum Cash Elections and no Required REIT Distributions). These amounts will be paid from PSI's working capital or with funds borrowed under credit facilities with a group of banks for which Wells Fargo Bank, National Association acts as agent. These credit facilities aggregate $125,000,000 and bear interest at LIBOR plus .75% to 1.25%. PSI intends to repay amounts borrowed under these facilities from the public or private placement of securities or from PSI's undistributed cash flow.

     If the Mergers are completed, all costs incurred by PSI, PSP14 and PSP15 in connection with the Mergers will be paid by PSI. If the Mergers are not completed, all costs incurred in connection with the Mergers will be paid by the party incurring such costs, except that PSI will pay one-half of the cost of any expenses incurred in connection with the printing of this Combined Proxy Statement and Prospectus and related registration statement, the Appraisals, environmental and structural audits and preparation for real estate closings and filing fees and PSP14 and PSP15 will pay the other one-half of such costs. PSP14's and PSP15's share of such costs would be paid from their working capital.

     The following is a statement of certain fees and expenses estimated to be incurred in connection with the Mergers (exclusive of amounts paid as a result of Cash Elections).

     Preclosing Transaction Costs
          Printing and mailing                                              $  430,000
          Proxy solicitation                                                    40,000
          Legal                                                                 30,000
          Real Estate Appraisals and Fairness Opinions                         200,000
          Registration, listing and filing fees                                156,000
          Accounting                                                            16,000
          Other                                                                 38,000
                                                                            ----------
          Subtotal                                                             915,000
     Closing Transaction Costs*
          Transfer taxes and fees                                              565,000
          Transfer agent fees                                                   40,000
          Legal                                                                 80,000
          Title endorsements and escrow                                        263,000
          Other                                                                 22,000
                                                                            ----------
          Subtotal                                                             970,000

     TOTAL                                                                  $1,885,000
                                                                            ==========

---------------

*   Would not be incurred if Mergers are not approved.

ACCOUNTING TREATMENT

     Each of the Mergers will be treated as a purchase. Accordingly, the assets and liabilities of PSP14 and PSP15 will be accounted for at fair market value based upon independent appraisals and estimates in PSI's financial statements for periods after the Mergers.

REGULATORY REQUIREMENTS

     The Mergers are subject to compliance with federal and state securities law requirements.

COMPARISON OF PSP14 AND PSP15 COMMON STOCK WITH PSI COMMON STOCK

     The information below compares certain attributes of the PSP14 and PSP15 Common Stock with the PSI Common Stock. The effect of the Mergers on PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers is set forth in italics below each caption.

           PSP14 AND PSP15                                PSI

                       INVESTMENT OBJECTIVES AND POLICIES

 The principal investment objectives     The investment objectives of PSI are
 are to provide (i) quarterly cash       to maximize FFO allocable to holders
 distributions from its operations       of PSI Common Stock and to increase
 and (ii) long-term capital gains        shareholder value through internal
 through appreciation in the value of    growth and acquisitions.  FFO is a
 properties.                             supplemental performance measure for
                                         equity REITs used by industry
 Under the organizational documents of   analysts.  FFO does not take into
 PSP14 and PSP15, they are not           consideration principal payments on
 permitted to raise new capital or to    debt, capital improvements,
 reinvest operating cash flow or sale    distributions and other obligations
 or financing proceeds.  PSP14 and       of PSI.  Accordingly, FFO is not a
 PSP15 will terminate on December 31,    substitute for PSI's net cash
 2038, unless earlier dissolved.  The    provided by operating activities or
 predecessors of PSP14 and PSP15         net income as a measure of PSI's
 anticipated selling or financing        liquidity or operating performance.
 their properties within seven to 10     An increase in PSI's FFO will not
 years after development (i.e.,          necessarily correspond with an
 between 1993 and 1996 in the case of    increase in distributions to holders
 PSP14 and between 1995 and 1998 in      of PSI Common Stock.  See "--
 the case of PSP15).                     Liquidity, Marketability and
                                         Distributions."

                                         PSI intends to continue its
                                         operations for an indefinite period
                                         of time and is not precluded from
                                         raising new capital, including senior
                                         securities that would have priority
                                         over PSI Common Stock (including PSI
                                         Common Stock issued in the Mergers)
                                         as to cash flow, distributions and
                                         liquidation proceeds, or from
                                         reinvesting cash flow or sale or
                                         financing proceeds in new properties,
                                         except to the extent such
                                         reinvestment precludes PSI from
                                         satisfying the REIT distribution
                                         requirements.  Therefore, PSI
                                         Shareholders should expect to be able
                                         to liquidate their investment only by
                                         selling their shares in the market,
                                         and the market value of the PSI
                                         Common Stock may not necessarily
                                         equal or exceed the market value of
                                         PSI's assets or the net proceeds
                                         which might be available for
                                         distribution upon liquidation if PSI
                                         were to liquidate.  PSI has grown,
                                         and intends to continue to grow, as
                                         new investments are made.

     PSP14 and PSP15 Shareholders who receive PSI Common Stock in the Mergers will be changing their investment from "finite-life" to "infinite-life"; they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock, equity stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. See "Risk Factors -- Uncertainty Regarding Market Price of Common Stock" and "-- Financing Risks -- Dilution and Subordination."

           PSP14 AND PSP15                                PSI


     PSI has no plans with respect to a sale or financing of any of the properties of PSP14 and PSP15. PSI expects to transfer the business park properties acquired from PSP14 and PSP15 to a subsidiary of PSI so that PSI can focus on the ownership of mini-warehouses and the subsidiary can focus on the ownership of business parks. PSI intends to continue to acquire properties from other parties.

                               BORROWING POLICIES

PSP14 and PSP15 are not permitted to     Subject to certain limitations in
borrow in connection with the            PSI's Bylaws, PSI has broad powers to
acquisition of properties.  They are     borrow in furtherance of its
fully invested and would distribute      investment objectives.  PSI has
the proceeds from a financing of         incurred in the past, and may incur
properties.                              in the future, both short-term and
                                         long-term debt to increase its funds
                                         available for investment in real
                                         estate, capital expenditures and
                                         distributions.  As of September 30,
                                         1996, PSI's ratio of "Debt"
                                         (liabilities other than "accrued and
                                         other liabilities" and "minority
                                         interest" that should, in accordance
                                         with GAAP, be reflected on PSI's
                                         balance sheet) to "Assets" (PSI's
                                         total assets that should, in
                                         accordance with GAAP, be reflected on
                                         PSI's balance sheet) was
                                         approximately 5%.

     PSI, unlike PSP14 and PSP15, incurs debt in the acquisition of properties and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          TRANSACTIONS WITH AFFILIATES

The bylaws of PSP14 and PSP15            PSI's Bylaws restrict PSI from
restrict them from entering into a       acquiring properties from its
variety of business transactions         affiliates or from selling properties
with affiliates.  The bylaws may be      to them unless the transaction (i) is
amended by a majority vote of            approved by a majority of PSI's
shareholders.  See "Amendment to         independent directors and (ii) is
Bylaws of PSP14 and PSP15."              fair to PSI based on an independent
                                         appraisal.

     It is easier for PSI to enter into transactions with its affiliates than in the case of PSP14 or PSP15 because shareholder approval is not required.

                     PROPERTIES (As of September 30, 1996)

PSP14 - PSP14 owns 14 wholly-owned       PSI owns equity interests (directly,
properties in seven states.  For the     as well as through general and
year ended December 31, 1995, the        limited partnership interests and
weighted average occupancy level and     capital stock interests) in 1,072
realized monthly rent per square         properties in 37 states, including
foot of PSP14's mini-warehouses were     359 wholly owned properties.  See
93% and $.82, respectively.  See         "Description of PSI Properties."
"Description of PSP14's Properties."

PSP15 - PSP15 owns 19 wholly-owned
properties in 10 states.  For the
year ended December 31, 1995, the
weighted average occupancy level and
realized

           PSP14 AND PSP15                                PSI


monthly rent per square foot of
PSP15's mini-warehouses were 90% and
$.64, respectively.  See
"Description of PSP15's Property."

     Because PSI owns substantially more property interests in more states than PSP14 or PSP15, PSI's results of operations are less affected by the profitability or lack of profitability of a single property than are those of PSP14 or PSP15 and it would be more difficult to liquidate PSI than PSP14 or PSP15 within a reasonable period of time.

                   LIQUIDITY, MARKETABILITY AND DISTRIBUTIONS

The PSP14 and PSP15 Common Stock is      PSI Common Stock is traded on the
traded on the AMEX.  During the 12       NYSE.  During the 12 months ended
months ended December 31, 1996, the      December 31, 1996, the average daily
average daily trading volume of          trading volume of PSI Common Stock
PSP14 Common Stock and PSP15 Common      was 98,719 shares.  PSI has issued,
Stock was 1,720 and 1,181 shares,        and may in the future issue,
respectively.  PSP14 and PSP15 have      securities that have priority over
not issued any securities that have      PSI Common Stock as to cash flow,
priority over their Common Stock.        distributions and liquidation
                                         proceeds.

     Distributions may be declared by the boards of directors of PSI, PSP14 and PSP15 out of any funds legally available for that purpose. As REITs, they are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs, but, subject to certain limitations and penalties, they can take into account subsequent year distributions for purposes of satisfying this requirement. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

     A PSP14 or PSP15 Shareholder who receives PSI Common Stock in the Mergers should have an investment for which the market is broader and more active than the market for PSP14 or PSP15 Common Stock. Distributions of PSI Common Stock are subject, however, to priority of preferred stock. See "Risk Factors -- Consequences of Loss of Qualification as a REIT," "Distributions and Price Range of PSI Common Stock," "Distributions and Price Range of PSP14 Common Stock" and "Distributions and Price Range of PSP15 Common Stock" for information on trading prices of the PSI, PSP14 and PSP15 Common Stock.

                                    TAXATION

     Each of PSI, PSP14 and PSP15 was organized to qualify for taxation as a REIT and intends to continue to so qualify. As REITs, they generally are permitted to deduct distributions to their shareholders, which effectively eliminates the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends. Distributions received by PSI, PSP14 and PSP15 Shareholders generally constitute portfolio income, which cannot offset "passive" income and loss from other investments.

           PSP14 AND PSP15                                PSI


                               VOTING RIGHTS

     PSI, PSP14 and PSP15 hold annual meetings, with each such meeting on a date within 15 months of the prior annual meeting, at which the shareholders elect the directors, with each shareholder entitled to cast as many votes as there are directors to be elected, multiplied by the number of shares registered in his or her name. Under California law, a majority vote of shareholders is required for
(i) the removal of directors, (ii) the dissolution of the company, (iii) the amendment of certain provisions of the organizational documents and (iv) the sale of all or substantially all of the company's assets.

                             MANAGEMENT AND DUTIES

PSP14 and PSP15 are managed by their     PSI is managed by its board of
boards of directors and executive        directors and executive officers.  A
officers.  Two of the directors are      majority of the directors of PSI are
independent directors and the third      independent directors.
director is Hughes.

     Under California law, directors are accountable to a corporation and its shareholders as fiduciaries and are required to perform their duties in good faith, in a manner believed to be in the best interests of a corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The liability of the directors of PSI, PSP14 and PSP15 is limited pursuant to the provisions of California law and their organizational documents, which limit a director's liability for monetary damages to the respective corporation or its shareholders for breach of the director's duty of care, where a director fails to exercise sufficient care in carrying out the responsibilities of office. Those provisions would not protect a director who knowingly did something wrong, or otherwise acted in bad faith, nor would they foreclose any other remedy which might be available to the respective corporation or its shareholders, such as the availability of non-monetary relief. In addition, the organizational documents provide PSI, PSP14 and PSP15 with the authority to indemnify its "agents" under certain circumstances for expenses or liability incurred as a result of litigation. Under California law, "agents" are defined to include directors, officers and certain other individuals acting on a corporation's behalf. PSI, PSP14 and PSP15 have taken advantage of those provisions and have entered into agreements with the respective corporation's directors and executive officers, indemnifying them to the fullest extent permitted by California law. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, PSI, PSP14 and PSP15 have been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

             RESTRICTIONS ON TRANSFER AND ANTI-TAKEOVER PROVISIONS

For PSP14 and PSP15 to be taxed as       For PSI to be taxed as a REIT, PSI
REITs, their common stock must be        Common Stock must be widely held.  To
widely held.  To aid PSP14 and PSP15     aid PSI in meeting this requirement,
in meeting this requirement, their       PSI's articles of incorporation
boards of directors are given the        contain significant restrictions on
power to restrict the transfer of        the ownership of PSI Common Stock.
shares of their common stock if the      PSI is authorized to issue
transfer could produce a violation       200,000,000 shares of PSI Common
of this requirement.  PSP14 and          Stock, of which approximately
PSP15 cannot issue additional common     88,400,000 shares were outstanding at
and preferred stock without              January 31, 1997, 7,000,000 shares of
shareholder approval.                    Class B Common Stock, all of which
                                         were outstanding at January 31, 1997,
                                         50,000,000 shares of preferred stock,
                                         of which approximately 13,400,000
                                         shares were outstanding at January
                                         31, 1997 and 200,000,000 shares of
                                         equity stock, none of which were
                                         outstanding at January 31, 1997.
                                         Subject to the rules of the NYSE

           PSP14 AND PSP15                                PSI


                                         and applicable provisions of
                                         California law, PSI can issue
                                         authorized capital stock without
                                         shareholder approval.  See
                                         "Description of PSI Capital Stock --
                                         Effects of Issuance of Capital
                                         Stock," "-- Ownership Limitations"
                                         and "Federal Income Tax Matters --
                                         General Tax Treatment of PSI."

     Given the ownership level of PSI Common Stock by the Hughes Family and PSI's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over common stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its board of directors than PSP14 or PSP15, and shareholders of PSI could be less likely to benefit from a takeover not approved by PSI's board of directors than would shareholders of PSP14 or PSP15 in a similar circumstance.

                         LIMITED LIABILITY OF INVESTORS

     Under California law, shareholders are not generally liable for corporate debts or obligations. The PSI, PSP14 and PSP15 Common Stock are nonassessable.

                          REVIEW OF SHAREHOLDER LISTS

     Under applicable law, a shareholder is entitled, upon written demand, to inspect and copy the record of shareholders, at any time during usual business hours, for a purpose reasonably related to his or her interest as a shareholder.

                     AMENDMENT TO BYLAWS OF PSP14 AND PSP15

     A provision of the bylaws of PSP14 and PSP15 prohibits the sale of property to affiliates. Because this would arguably apply to the Mergers, PSP14 and PSP15 are proposing amendments to their bylaws that expressly authorize a merger with PSI provided any such merger is approved by the majority of outstanding shares of their common stock. The proposed amendments have been approved by the Boards of Directors of PSP14 and PSP15 who recommend that PSP14 and PSP15 Shareholders vote FOR the proposals. Appendices E-1 and E-2 contain complete texts of the proposed amendments.

                  APPROVAL OF THE MERGERS AND BYLAW AMENDMENTS

GENERAL

     This Combined Proxy Statement and Prospectus and the enclosed proxy are first being mailed on or about March 11, 1997 to the shareholders of PSP14 and PSP15 in connection with the solicitation by their boards of directors for use at the special meetings of their shareholders (and at any adjournment) to consider and vote upon the PSP14 Merger and the PSP15 Merger, respectively, and the respective Bylaw amendment.

     If a proxy in the accompanying form is properly executed and returned before the voting, the shares represented thereby will be voted in the manner specified on the proxy. If no specification is made with respect to a particular Merger or Bylaw amendment, unspecified shares held by PSP14 Shareholders will be voted in favor of the PSP14 Merger and the PSP14 Bylaw amendment and unspecified shares held by PSP15 Shareholders will be voted in favor of the PSP15 Merger and the PSP15 Bylaw amendment. A proxy is revocable by delivering a subsequently signed and dated proxy or other written notice to the Secretary of PSP14 or PSP15, as the case may be, at any time before its exercise. A proxy may also be revoked if the person executing the proxy is present at the meeting and chooses to vote in person.

PSP14

     Holders of record at the close of business on February 24, 1997 of the PSP14 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 2,263,218 shares of PSP14 Common Stock and 892,256 shares of PSP14 Common Stock Series B and C, and each share is entitled to one vote on the PSP14 Merger and the PSP14 Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSP14 Common Stock and of PSP14 Common Stock Series B and C, counted together as a single class, constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 221,668 shares of PSP14 Common Stock and 841,674 shares of PSP14 Common Stock Series B and C (approximately 33.7% of the total combined outstanding shares of PSP14 Common Stock and PSP14 Common Stock Series B and C) and the directors and executive officers of PSP14, excluding Hughes, beneficially owned an additional 1,400 shares of PSP14 Common Stock and 21,004 shares of PSP14 Common Stock Series B and C (approximately 0.7% of the total combined outstanding shares of PSP14 Common Stock and PSP14 Common Stock Series B and C).

     The affirmative vote of a majority of the shares of PSP14 Common Stock and of PSP14 Common Stock Series B and C outstanding and entitled to vote on the record date, counted together as a single class, is required under California law to approve the PSP14 Merger and the PSP14 Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PSP14 Merger and the PSP14 Bylaw amendment. The shares of PSP14 Common Stock Series B and C will be voted with the majority of shares of PSP14 Common Stock held by unaffiliated owners.

PSP15

     Holders of record at the close of business on February 24, 1997 of the PSP15 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 2,136,885 shares of PSP15 Common Stock and 892,256 shares of PSP15 Common Stock Series B and C, and each share is entitled to one vote on the PSP15 Merger and the PSP15 Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSP15 Common Stock and of PSP15 Common Stock Series B and C, counted together as a single class, constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 501,760 shares of PSP15 Common Stock and 554,734 shares of PSP14 Common Stock Series B and C (approximately 34.9% of the total combined outstanding shares of PSP15 Common Stock and PSP15 Common Stock Series B and C) and the directors and executive officers of PSP15, excluding Hughes, beneficially owned an additional 2,800 shares of PSP15 Common Stock and 133,879 shares of PSP15 Common Stock Series B and C (approximately 4.5% of the total combined outstanding shares of PSP15 Common Stock and PSP15 Common Stock Series B and C).

     The affirmative vote of a majority of the shares of PSP15 Common Stock and of PSP15 Common Stock Series B and C outstanding and entitled to vote on the record date, counted together as a single class, is required under California law to approve the PSP15 Merger and the PSP15 Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PSP15 Merger and the PSP15 Bylaw amendment. The shares of PSP15 Common Stock Series B and C will be voted with a majority of shares of PSP15 Common Stock held by unaffiliated owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     PSP14. The following table sets forth information as of February 24, 1997 with respect to the person known to PSP14 to be the beneficial owner of more than 5% of the outstanding shares of PSP14 Common Stock and PSP14 Common Stock Series B and C:

                                        Shares of PSP14 Common Stock and
                                        PSP14 Common Stock Series B and C
                                        Beneficially Owned(1)
                                        ---------------------------------
                                        Number
  Name and Address                      of Shares(2)(3)      Percent
  ----------------                      ---------------      -------
PSI                                  A:  208,568(4)         A:   9.2%
701 Western Avenue, Suite 200        B:  218,616(4)         B:  93.9%
Glendale, California 91201-2397      C:  623,058(4)         C:  94.5%
                                       ---------                ----
                                       1,050,242(4)(5)          33.3%

_______________

(Footnotes are set forth following the next table).

     The following table sets forth information as of February 24, 1997 concerning the beneficial ownership of PSP14 Common Stock and PSP14 Common Stock Series B and C of each director of PSP14 (including Hughes, the chief executive officer) and of all directors and executive officers of PSP14 as a group:

                                        Shares of PSP14 Common Stock and
                                        PSP14 Common Stock Series B and C
                                        Beneficially Owned(1)
                                        ---------------------------------
                                        Number
  Name                                  of Shares(2)(3)     Percent
  ----                                  ---------------     -------

B. Wayne Hughes                     A: 13,635(6)           A:  0.6%

Vern O. Curtis                      A:    500                   (7)

Jack D. Steele                      A:    100(8)                (7)

All Directors and Executive         A: 15,035(6)(8)(9)     A:  0.7%
Officers as a Group                 B:  6,430              B:  2.8%
(nine persons)                      C: 14,574              C:  2.2%
                                       ------                  ---
                                       36,039(5)(6)(8)(9)      1.1%


---------------

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Capital letters "A", "B" and "C" denote share information with respect to PSP14 Common Stock and PSP14 Common Stock Series B and C, respectively.

(3) PSP14's Articles of Incorporation provide that the PSP14 Common Stock Series B and C will convert automatically into PSP14 Common Stock on a share-for-share basis when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PSP14 Common Stock (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative PSP14 Partnership distributions from all sources with respect to all PSP14 Partnership units (including the general partners' 1% interest) equals (B) the product of $20 multiplied by the number of then outstanding "Original Series A Shares." The term "Original Series A Shares" means the shares of PSP14 Common Stock issued in the PSP14 Reorganization.

(4) Includes (i) 208,033 shares of PSP14 Common Stock Series A, 218,616 shares of PSP14 Common Stock Series B and 623,058 shares of PSP14 Common Stock Series C owned by PSI as to which PSI has sole voting and dispositive power and (ii) 535 shares of PSP14 Common Stock Series A which PSI has an option to acquire (together with other securities) from Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

(5) Includes PSP14 Common Stock and PSP14 Common Stock Series B and C.

(6) Includes (i) 535 shares of PSP14 Common Stock Series A owned by Hughes as trustee of the B.W. Hughes Living Trust as to which Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (4) above), and (ii) 13,100 shares of PSP14 Common Stock Series A owned by Mrs. Kathleen Becker Hughes (Hughes' wife) as trustee FBO Parker Hughes Trust dtd 3/7/91.

(7) Less than 0.1%.

(8) Shares held by a bank custodian of a simplified employee pension for the benefit of Mr. Steele.

(9) Includes shares held of record or beneficially by members of the immediate family of officers of PSP14 and shares held by custodians of individual retirement accounts for the benefit of officers of PSP14 (or members of their immediate families).

     PSP15. The following table sets forth information as of February 24, 1997 with respect to the person known to PSP15 to be the beneficial owner of more than 5% of the outstanding shares of PSP15 Common Stock and PSP15 Common Stock Series B and C:

                                        Shares of PSP15 Common Stock and
                                        PSP15 Common Stock Series B and C
                                        Beneficially Owned(1)
                                        ---------------------------------
                                        Number
  Name and Address                      of Shares(2)(3)      Percent
  ----------------                      ---------------      -------
PSI                                  A:  501,760(4)         A:  23.5%
701 Western Avenue, Suite 200        B:  138,655(4)         B:  59.6%
Glendale, California 91201-2397      C:  416,079(4)         C:  63.1%
                                       ---------                ----
                                       1,056,494(4)(5)          34.9%

_______________

(Footnotes are set forth following the next table).

     The following table sets forth information as of February 24, 1997 concerning the beneficial ownership of PSP15 Common Stock and PSP15 Common Stock Series B and C of each director of PSP15 (including Hughes, the chief executive officer) and of all directors and executive officers of PSP15 as a group:

                                        Shares of PSP15 Common Stock and
                                        PSP15 Common Stock Series B and C
                                        Beneficially Owned(1)
                                        ---------------------------------
                                        Number
  Name and Address                      of Shares(2)(3)       Percent
  ----------------                      ---------------       -------
B. Wayne Hughes                          A:     535(6)              (7)

Vern O. Curtis                           A:     500                 (7)

Jack D. Steele                           A:     400(8)              (7)

All Directors and Executive Officers     A:   3,335(6)(8)(9)   A:  0.2%
as a Group (nine persons)                B:  40,983            B:  17.6%
                                         C:  92,896            C:  14.1%
                                            -------                ----
                                            137,214(5)(6)(8)(9)     4.5%

---------------

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Capital letters "A", "B" and "C" denote share information with respect to PSP15 Common Stock and PSP15 Common Stock Series B and C, respectively.

(3) PSP15's Articles of Incorporation provide that the PSP15 Common Stock Series B and C will convert automatically into PSP15 Common Stock on a share-for-share basis when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PSP15 Common Stock (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative PSP15 Partnership distributions from all sources with respect to all PSP15 Partnership units (including the general partners' 1% interest) equals (B) the product of $20 multiplied by the number of then outstanding "Original Series A Shares." The term "Original Series A Shares" means the shares of PSP15 Common Stock issued in the PSP15 Reorganization.

(4) Includes (i) 501,225 shares of PSP15 Common Stock Series A, 138,655 shares of PSP15 Common Stock Series B and 416,079 shares of PSP15 Common Stock Series C owned by PSI as to which PSI has sole voting and dispositive power and (ii) 535 shares of PSP15 Common Stock Series A which PSI has an option to acquire (together with other securities) from Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

(5) Includes PSP15 Common Stock and PSP15 Common Stock Series B and C.

(6) Includes 535 shares of PSP15 Common Stock Series A owned by Hughes as trustee of the B.W. Hughes Living Trust as to which Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (4) above).

(7)  Less than 0.1%.

(8) Includes 100 shares of PSP15 Common Stock Series A held by a bank custodian of a simplified employee pension for the benefit of Mr. Steele and 300 shares of PSP15 Common Stock Series A held by a bank custodian of an individual retirement account for the benefit of Mrs. Marion L. Steele (Mr. Steele's wife).

(9) Includes shares held of record or beneficially by members of the immediate family of officers of PSP15 and shares held by custodians of individual retirement accounts for the benefit of officers of PSP15 (or members of their immediate families).

     PSI. The following table sets forth information with respect to persons known to PSI to be the beneficial owners of more than 5% of the outstanding shares of PSI Common Stock:

                                                               Shares of PSI Common Stock
                                                                  Beneficially Owned
                                                               --------------------------
                                                                 Number
           Name and Address                                    of Shares          Percent
           ----------------                                    ---------          -------
    B. Wayne Hughes, B. Wayne Hughes, Jr.
    Parker Hughes Trust No. 2, Tamara L. Hughes,
    PS Orangeco, Inc. ("PSOI")                                37,651,890           42.6%
    701 Western Avenue, Suite 200
    Glendale, California 91201-2397
    PS Insurance Company, Ltd. ("PSIC")
    41 Cedar Avenue
    Hamilton, Bermuda(1)

    FMR Corp.                                                  6,312,803            7.1%
    82 Devonshire Street
    Boston, Massachusetts 02109(2)

    Cohen & Steers Capital Management, Inc.                    4,747,400            5.4%
    757 Third Avenue
    New York, New York 10017(3)

_______________
(1) This information is as of January 31, 1997. The reporting persons listed above (the "PSI Reporting Persons") have filed a joint Schedule 13D, amended as of December 23, 1996. The number of shares of PSI Common Stock beneficially owned by the PSI Reporting Persons at January 31, 1997 includes 6,522 shares which can be acquired upon conversion of 3,875 shares of 8.25% Convertible Preferred Stock which are beneficially owned by the PSI Reporting Persons. The common stock of PSOI (representing approximately 5% of the equity) is owned one-third each by B. Wayne Hughes, Tamara L. Hughes (an adult daughter of B. Wayne Hughes) and B. Wayne Hughes, Jr. (an adult son of B. Wayne Hughes), and the non-voting preferred stock of PSOI (representing approximately 95% of the equity) is owned by PSI. The stock of PSIC is owned approximately 45% by B. Wayne Hughes, 47% by Tamara L. Hughes and 8% by B. Wayne Hughes, Jr. Tamara L. Hughes is the trustee of Parker Hughes Trust No. 2, an irrevocable trust for the benefit of a minor son of
    B. Wayne Hughes. Each of the PSI Reporting Persons disclaims the existence of a group within the meaning of Section 13(d)(3) of the Exchange Act. B. Wayne Hughes, Tamara L. Hughes and B. Wayne Hughes, Jr. share voting and dispositive power with respect to the 30,777 shares owned by PSOI, and B. Wayne Hughes and Tamara L. Hughes share voting and dispositive power with respect to the 301,032 shares owned by PSIC. B. Wayne Hughes disclaims beneficial ownership of the shares owned by B. Wayne Hughes, Jr., Parker Hughes Trust No. 2 and Tamara L. Hughes (an aggregate of 17,625,083 shares (exclusive of the shares owned by PSOI and PSIC) or approximately 19.9% of the shares of PSI Common Stock outstanding (or deemed to be outstanding) as of January 31, 1997). Each of the other PSI Reporting Persons disclaims beneficial ownership of the shares owned by any other PSI Reporting Person.

    The above table does not include 7,000,000 shares of PSI's Class B Common Stock which are owned by Tamara L. Hughes and B. Wayne Hughes, Jr. The PSI Class B Common Stock is convertible into PSI Common Stock on a share-for-share basis upon satisfaction of certain conditions, but in no event earlier than January 1, 2003.

(2) This information is as of December 31, 1996 and is based on a Schedule 13G (Amendment No. 2) filed by FMR Corp. (except that the percent shown in the table is based on the shares of PSI Common Stock outstanding at January 31,
    1997). As of December 31, 1996, FMR Corp. beneficially owned 6,312,803 shares of PSI Common Stock. This number includes 5,907,600 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and 405,203 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as investment manager of various institutional accounts. FMR Corp. has sole voting power with respect to 367,003 shares and sole dispositive power with respect to 6,312,803 shares.

(3) This information is as of December 31, 1996 and is based on a Schedule 13G filed by Cohen & Steers Capital Management, Inc. (except that the percent shown in the table is based on the shares of PSI Common Stock outstanding at January 31, 1997). As of December 31, 1996, Cohen & Steers Capital Management, Inc. beneficially owned 4,747,400 shares of PSI Common Stock. Cohen & Steers Capital Management, Inc. has sole voting power with respect to 4,217,400 shares and sole dispositive power with respect to 4,747,400 shares.

     The following table sets forth information as of January 31, 1997 concerning the beneficial ownership of PSI Common Stock of each director of PSI (including Hughes, the chief executive officer) and of all directors and executive officers of PSI as a group:

                                                                        Shares of PSI Common Stock:
                                                                        Beneficially Owned(1)
                                                                        Shares Subject to Options(2)
                                                                        Shares Issuable Upon Conversion
                                                                         of Convertible Preferred Stock(3)
                                                                        ----------------------------------
         Name                              Positions                     Number of Shares          Percent
         ----                              ---------                     ----------------          -------
B. Wayne Hughes                    Chairman of the Board and
                                   Chief Executive Officer               20,026,807(1)(4)             22.7%

Harvey Lenkin                      President and Director                   586,451(1)(5)              0.7%
                                                                             15,000(2)                   *
                                                                              4,040(3)                   *
                                                                         ----------                   -----
                                                                            605,491                    0.7%

Robert J. Abernethy                Director                                  67,185(1)                   *
                                                                             17,499(2)                   *
                                                                         ----------                   -----
                                                                             84,684                      *

Dann V. Angeloff                   Director                                  81,117(1)(6)                *
                                                                              2,499(2)                   *
                                                                         ----------                   -----
                                                                             83,616                      *

William C. Baker                   Director                                  10,000(1)                   *
                                                                             22,499(2)                   *
                                                                         ----------                   -----
                                                                             32,499                      *

Uri P. Harkham                     Director                                 555,118(1)(7)              0.6%
                                                                              2,499(2)                   *
                                                                         ----------                   -----
                                                                            557,617                    0.6%

All Directors and Executive Officers
  as a Group (13 persons)                                                21,648,192(1)(4)(5)
                                                                                   (6)(7)(8)          24.5%
                                                                            221,162(2)                 0.2%
                                                                             26,260(3)                   *
                                                                         ----------                   -----
                                                                         21,895,614                   24.7%

_______________

*   Less than 0.1%

(1) Shares of PSI Common Stock beneficially owned as of January 31, 1997. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Represents vested portion, as of January 31, 1997, and portion of which will be vested within 60 days of January 31, 1997, of shares of PSI Common Stock subject to options granted to the named individuals or the group pursuant to PSI's 1990 Stock Option Plan and 1994 Stock Option Plan.

(3) Represents shares of PSI Common Stock which can be acquired upon conversion of the shares of 8.25% Convertible Preferred Stock which are beneficially owned as of January 31, 1997 by the named individuals or the group.

(4) Includes 19,654,178 shares held of record by the B.W. Hughes Living Trust as to which Mr. Hughes has voting and investment power, 1,428 and 1,423 shares, respectively, held by custodians of individual retirement accounts ("IRAs") for Mr. Hughes and Mrs. Kathleen Becker Hughes as to which each has investment power, 4,826 shares held by Mrs. Hughes as to which she has investment power and 33,143 shares held by Mrs. Hughes as custodian FBO Parker Hughes Trust dated 3/7/91. Also includes 30,777 shares held of record by PSOI as to which Mr. Hughes, Tamara L. Hughes and B. Wayne Hughes, Jr. share voting and dispositive power and 301,032 shares held of record by PSIC as to which Mr. Hughes and Tamara L. Hughes share voting and dispositive power.

(5) Includes 1,249 and 734 shares, respectively, held by custodians of IRAs for Mr. Lenkin and Mrs. Heather Lenkin (Mr. Lenkin's wife) as to which each has investment power, 300 shares held by Mrs. Lenkin, 574 shares and 150 shares, respectively, held by Mrs. Lenkin as custodian for two sons and 100 shares held by a custodian of an IRA for a son. Also includes 540,000 shares held of record by the Public Storage, Inc. Profit Sharing Plan and Trust (the "PSI Plan") as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

(6) Includes 5,846 shares held by a custodian of an IRA for Mr. Angeloff, 2,327 shares held by Mr. Angeloff as trustee of Angeloff's Children's Trust and 70,944 shares held by Mr. Angeloff as trustee of Angeloff Family Trust.

(7) Includes 99,057 shares held by Mr. Harkham as trustee of Harkham Industries Profit Sharing Plan, 373,979 shares held by Harkham Industries, Inc. (dba Jonathan Martin, Inc.), a corporation wholly owned by Mr. Harkham, 68,681 shares held by Mr. Harkham as trustee of Uri Harkham Trust, 875 shares held by a custodian of an IRA for Mr. Harkham as to which he has investment power, 3,102, 3,177, 2,150, 1,950 and 2,050 shares, respectively, held by Mr. Harkham as custodian for five of his children and 97 shares held by a custodian of an IRA for a son.

(8) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

     The following tables set forth information as of January 31, 1997 concerning the remaining security ownership of each director of PSI (including Hughes, the chief executive officer) and of all directors and executive officers of PSI as a group:


                                        Shares of 8.25% Convertible                   Shares of 10% Cumulative
                                        Preferred Stock                               Preferred Stock, Series A
                                        Beneficially Owned(1)                         Beneficially Owned(1)
                                        ---------------------                         ---------------------
                                        Number                                         Number
            Name                        of Shares          Percent                     of Shares        Percent
            ----                        ---------          -------                     ---------        -------
B. Wayne Hughes                              --                --                          --              --

Harvey Lenkin                             2,400(1)(2)         0.1%                         --              --

Robert J. Abernethy                          --                --                          --              --

Dann V. Angeloff                             --                --                          --              --

William C. Baker                             --                --                          --              --

Uri P. Harkham                               --                --                          --              --

All Directors and Executive
 Officers as a Group (13 persons)        15,600(1)(2)(3)      0.7%                      4,060(1)(3)       0.2%



                                Shares of 9.20% Cumulative         Shares of Adjustable Rate          Shares of 9.75%
                                Preferred Stock,                   Cumulative Preferred Stock,        Cumulative Preferred Stock,
                                Series B                           Series C                           Series F
                                Beneficially Owned(1)              Beneficially Owned(1)              Beneficially Owned(1)
                                ---------------------              ---------------------              ---------------------
                                Number                             Number                             Number
       Name                     of Shares        Percent           of Shares        Percent           of Shares        Percent
       ----                     ---------        -------           ----------       -------           ----------       -------
B. Wayne Hughes                       --            --                   --             --                 --             --

Harvey Lenkin                         --            --               29,300(1)(4)      2.4%                --             --

Robert J. Abernethy                   --            --                   --             --                 --             --

Dann V. Angeloff                      --            --                   --             --                 --             --

William C. Baker                      --            --                   --             --                 --             --

Uri P. Harkham                        --            --                   --             --                 --             --

All Directors and Executive
 Officers as a Group
 (13 persons)                      4,000(1)(3)     0.2%              29,900(1)(3)(4)   2.5%             2,900            0.1%
---------------


(1) Shares of PSI 8.25% Convertible Preferred Stock, 10% Cumulative Preferred Stock, Series A, 9.20% Cumulative Preferred Stock, Series B, Adjustable Rate Cumulative Preferred Stock, Series C, or 9.75% Cumulative Preferred Stock, Series F, as applicable, beneficially owned as of January 31, 1997. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Includes 100 shares held by Mrs. Lenkin and 300 shares held by Mrs. Lenkin as custodian for a son.

(3) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

(4) Shares held of record by the PSI Plan as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

     As of January 31, 1997, the directors and executive officers of PSI did not own any shares of PSI's 9.50% Cumulative Preferred Stock, Series D, 10% Cumulative Preferred Stock, Series E, Depositary Shares, each representing 1/1,000 of a Share of 8 7/8% Cumulative Preferred Stock, Series G, Depositary Shares, each representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H, Convertible Preferred Stock, Series CC or Class B Common Stock (the Class B Common Stock is owned by Tamara L. Hughes and B. Wayne Hughes, Jr.).

SOLICITATION OF PROXIES

     Each of PSP14 and PSP15 will pay its respective cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of PSP14 and PSP15 and their affiliates may solicit the return of proxies by telephone, telegraph, personal interview or otherwise. PSP14 and PSP15 may also reimburse brokerage firms and other persons representing the beneficial owners of PSP14 and PSP15 Common Stock for reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Shareholder Communications Corporation may be retained to assist PSP14 and PSP15 in solicitation of proxies at an estimated aggregate cost of $40,000.

                       DESCRIPTION OF PSP14'S PROPERTIES

     PSP14 owns a total of 14 properties: seven mini-warehouses, two business parks and five properties that combine mini-warehouse and business park space. The following table contains information as of December 31, 1995 about PSP14's properties. Pursuant to the PSP14 Merger, these properties would be acquired by PSI.


                                                                 Net
                                        Size of     Number     Rentable
                                         Parcel       of        Square         Completion
              Location                  (Acres)     Spaces       Feet             Date
-------------------------------------------------------------------------------------------
CALIFORNIA
Campbell, State Hwy 17 (1)                 2.71       742        86,000        August 1985
Fountain Valley, Newhope (1)               2.78       521        71,000        February 1986
Santa Cruz, Soquel Ave. (1)                1.59       406        43,000        November 1985
So. San Francisco, Airport (2)             2.43        40        51,000        December 1986
Torrance, Crenshaw Blvd. (2)               6.52        56       114,000        January 1986

COLORADO
Aurora, Mississippi Ave. (1)               3.37       490        72,000        September 1985

INDIANA
Indianapolis, Hwy 31                       4.22       507        59,000        September 1985
Indianapolis, Lafayette Rd.                3.60       513        59,000        September 1985

NEW YORK
Farmingdale, Broad Hollow Rd.              2.96       517        52,000        April 1986

SOUTH CAROLINA
Columbia, Broad River Rd.                   .79       159        14,000        July 1985

TEXAS
Dallas, Winsted Rd.                        1.73       866        71,000        February 1986
Fort Worth, Interstate 30                  2.49       569        62,000        July 1985

VIRGINIA
Fairfax, Backlick Rd.                      2.35       383        42,000        September 1985
Fairfax County, Tyson's Corner (1)         3.57     1,225       116,000        November 1986

---------------
(1)  Facility combines mini-warehouse and business park space.
(2)  Business park facility.

     As of the date of this Combined Proxy Statement and Prospectus, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PSP14 believes each property is adequately covered by insurance.

     As reflected in the table below, PSP14 has experienced overall improved property operations:

                                                                             Nine months ended
                                         Years ended December 31,              September 30,
                                        ---------------------------          -----------------
                                         1993       1994      1995            1995       1996
                                        ------     ------    ------          ------     ------

Weighted average occupancy level           93%         93%        93%            93%       94%
Realized monthly rent per occupied
  square foot (1)                        $.74        $.81       $.82           $.82      $.85

---------------


(1) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSP14 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     Additional information is set forth below with respect to the Campbell/State Highway 17, Torrance/Crenshaw Blvd. and Fairfax County/Tyson's Corner properties, because they are the only properties with a book value of at least 10% of PSP14's total assets or that have accounted for more than 10% of its aggregate gross revenues.

     CAMPBELL/STATE HIGHWAY 17. This mini-warehouse is located approximately three miles from downtown Campbell, California along State Highway 17 near the San Tomas Expressway. Both of these thoroughfares connect Campbell with San Jose. The property is visible and accessible from State Highway 17. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                                 Annual
                                                Scheduled
                                  Occupancy      Rent Per
              Date                   Rate      Square Foot
              ----                ---------    -----------
        December 31, 1995             99%        $12.24
        December 31, 1994             99          11.16
        December 31, 1993             94          10.80
        December 31, 1992             93          10.08
        December 31, 1991             90           9.96

     TORRANCE/CRENSHAW BOULEVARD. This business park is located in Torrance, California, approximately 13 miles from Los Angeles. The property is visible and accessible from Crenshaw Boulevard, a major north/south artery. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                                 Annual
                                                Scheduled
                                  Occupancy      Rent Per
              Date                   Rate      Square Foot
              ----                ---------    -----------
        December 31, 1995             77%        $ 9.72
        December 31, 1994             85          11.40
        December 31, 1993             87          11.16
        December 31, 1992             84          11.88
        December 31, 1991             70          11.04

     A schedule showing total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:

         Year of             Total Amt.     Percentage of
       Expiration*           Base Rent      Total Income
       -----------           ---------      -------------
         1996                $  557,000         52.25%
         1997                   228,000         21.39
         1998                   144,000         13.51
         1999                   105,000          9.85
         2000                    32,000          3.00
                             ----------        ------
         Total               $1,066,000        100.00%
                             ==========        ======

---------------

* Assumes that none of the renewal options included in the leases will be exercised.

     FAIRFAX COUNTY/TYSON'S CORNER. This mini-warehouse is located in Fairfax County, Virginia, approximately three miles from the Fairfax central business district. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                                 Annual
                                                Scheduled
                                  Occupancy      Rent Per
              Date                   Rate      Square Foot
              ----                ---------    -----------
        December 31, 1995             94%        $14.16
        December 31, 1994             95          13.32
        December 31, 1993             94          12.84
        December 31, 1992             96          11.64
        December 31, 1991             92          10.32

                       DESCRIPTION OF PSP15'S PROPERTIES

     PSP15 owns a total of 19 properties: 18 mini-warehouses and one property that combines mini-warehouse and business park space. The following table sets forth information as of December 31, 1995 about PSP15's properties. Pursuant to the PSP15 Merger, these properties would be acquired by PSI.

                                                                 Net
                                        Size of     Number     Rentable
                                         Parcel       of        Square         Completion
Location                                (Acres)     Spaces       Feet             Date
-------------------------------------------------------------------------------------------
CALIFORNIA
Antioch/Sunset Dr.                        3.03       475         53,000        December 1985
Livermore, Newhope St.                    2.48       437         45,000        December 1985
Rancho Cordova, Sunrise                   4.75       901         97,000        June 1985
Sacramento, Mather Field Rd.              2.75       468         51,000        April 1986
San Jose, Story Road                      4.39       608         74,000        November 1985
Whittier, Whittier Blvd.                  1.90       368         44,000        March 1986

COLORADO
Aurora, Abilene                           4.63       632         83,000        December 1985
Denver, Blake St.                         0.36       414         33,000        May 1986

CONNECTICUT
Berlin, Berlin Turnpike                   4.10       645         68,000        October 1986
Manchester, Tolland Turnpike              3.13       567         67,000        April 1988

INDIANA
Evansville, Green River Rd.               3.68       521         63,000        July 1986

MARYLAND
Gaithersburg, Christopher Av. (1)         4.86       492         70,000        November 1987

MASSACHUSETTS
Peabody, Route 1                          3.09       650         65,000        November 1986

NEW JERSEY
Washington, Blackhorse Pike               3.61       356         42,000        July 1986

OHIO
Columbus, Eastland Dr.                    3.97       474         14,000        July 1985

TEXAS
Dallas, Plano Rd.                         1.77       554         58,000        February 1986
Sugarland, Eldridge Rd.                   3.99       630         59,000        August 1986

WASHINGTON
Burien, First Ave. So.                    1.86       460         53,000        June 1986
Seattle, Aurora Ave.                      0.88       559         48,000        June 1986

_______________

(1)  Facility combines mini-warehouse and business park space.

     As of the date of this Combined Proxy Statement and Prospectus, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PSP15 believes each property is adequately covered by insurance.

     As reflected in the table below, PSP15 has experienced overall improved property operations:

                                                                             Nine months ended
                                         Years ended December 31,              September 30,
                                        ---------------------------          -----------------
                                         1993       1994      1995            1995       1996
                                        ------     ------    ------          ------     ------

Weighted average occupancy level          85%        89%       90%             90%        92%
Realized monthly rent per occupied
  square foot (1)                       $.63       $.63      $.64            $.66       $.69

---------------


(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. PSP15 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     Additional information is set forth below with respect to the Gaithersburg/Christopher Ave. property because it is the only property with a book value of at least 10% of PSP15's total assets or that has accounted for more than 10% of its aggregate gross revenues.

     GAITHERSBURG/CHRISTOPHER AVE. This property is located approximately 1/4 mile from the intersection of Christopher Avenue and Route 355. Route 355 is a principal traffic artery in the Gaithersburg-Rockville region of Maryland which is northwest of Washington, D.C. No tenant occupies 10% or more of the rentable area of the property.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the mini-warehouse portion of the facility (approximately 40,000 square feet).

                                                 Annual
                                                Scheduled
                                  Occupancy      Rent Per
              Date                   Rate      Square Foot
              ----                ---------    -----------
        December 31, 1995             96%        $10.84
        December 31, 1994             94          10.20
        December 31, 1993             87          10.08
        December 31, 1992             88          10.44
        December 31, 1991             81           9.96

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the business park portion of the facility (approximately 30,000 square feet).

                                                 Annual
                                                Scheduled
                                  Occupancy      Rent Per
              Date                   Rate      Square Foot
              ----                ---------    -----------
        December 31, 1995             94%        $10.09
        December 31, 1994             94           9.96
        December 31, 1993            100          10.80
        December 31, 1992            100          10.20
        December 31, 1991             80          10.32

     A schedule showing total annual base rent and percentage of total income relating to leases according to their expiration dates for the business park facility is set forth below:

         Year of             Total Amt.     Percentage of
       Expiration*           Base Rent      Total Income
       -----------           ---------      -------------
         1996                 $421,000           51.0%
         1997                  347,000           42.0
         1998                   58,000            7.0
         Thereafter                  -              -
                              --------         -------

         Total                $826,000         100.00%
                              ========         =======

---------------


* Assumes that none of the renewal options included in the leases will be exercised.

                        DESCRIPTION OF PSI'S PROPERTIES

     At December 31, 1995, PSI had equity interests (through direct ownership, as well as general and limited partnership interests and stock ownership interests) in 1,050 facilities (273 of which were wholly-owned) located in 37 states. These facilities consist of 1,016 mini-warehouses and 34 business parks. None of PSI's current investments involves 10% or more of PSI's total assets or gross revenues. In the opinion of management of PSI, the facilities in which PSI has invested are adequately insured.

     The following table reflects the geographic diversification of PSI's mini-warehouses ("Mini") and business parks ("BP"):

                                                                                        At December 31, 1995
                                                                          -------------------------------------------------
                                                                                                   Net Rentable Square Feet
                                                                            Number of Facilities         (in thousands)
                                                                          ------------------------   ----------------------
                                                                            Mini(1)         BP        Mini(1)        BP
                                                                          ------------   ---------   ----------   ---------
        California:
         Southern                                                               146            16      9,419         1,434
         Northern                                                               129             4      7,211           291
        Texas                                                                   109             5      7,092           670
        Florida                                                                  81            --      4,491            --
        Illinois                                                                 62            --      3,899            --
        Colorado                                                                 36            --      2,275            --
        Washington                                                               36             1      2,228            28
        Georgia                                                                  33            --      1,727            --
        New Jersey                                                               32            --      1,846            --
        Maryland                                                                 31            --      1,772            --
        Virginia                                                                 28             3      1,921           213
        New York                                                                 27            --      1,584            --
        Ohio                                                                     27            --      1,651            --
        Oregon                                                                   25             1      1,232            40
        Nevada                                                                   22            --      1,410            --
        Pennsylvania                                                             18            --      1,227            --
        Other states (22 states)                                                174             4      9,734           406
                                                                             ------         -----    -------        ------
         Totals                                                               1,016            34     60,719         3,082
                                                                            =======         =====    =======        ======

-------------------------

        (1) Includes properties that combine mini-warehouse and business park space.

     As reflected in the table below, PSI has experienced overall improved property operations:

                                                                                                                  Nine months ended
                                                                               Years ended December 31,             September 30,
                                                                          ----------------------------------      ------------------
                                                                            1993          1994       1995           1995      1996
                                                                            -----         ----       -----          ----      ----
Weighted average occupancy level (1)                                          87%           89%        90%           90%       91%
Realized monthly rent per occupied
  square foot (1)(2)                                                        $.64          $.68       $.70          $.70      $.72

---------------

(1) Mini-warehouses owned throughout the periods.

(2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSI believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

               DISTRIBUTIONS AND PRICE RANGE OF PSI COMMON STOCK

     The PSI Common Stock has been listed on the NYSE since October 19, 1984. The following table sets forth the distributions paid per share on the PSI Common Stock in the periods indicated below and the reported high and low sales prices on the NYSE composite tape for the applicable periods.

                                                  DISTRIBUTIONS
      CALENDAR PERIODS         HIGH       LOW       PAID  (1)
      ----------------         ----       ---     -------------
        1995:
          First quarter       17 1/8    13 1/2        .22
          Second quarter      17 1/8    15 1/4        .22
          Third quarter       18 3/4    16 3/8        .22
          Fourth quarter      19 3/4    17 3/8        .22

        1996:
          First quarter       21 7/8    18 7/8        .22
          Second quarter      21 1/2    19 3/8        .22
          Third quarter       22 5/8    19 7/8        .22
          Fourth quarter      31 3/8    22 1/4        .22

        1997:
          First quarter
           (through
           March ___)                                 .22(2)

_______________

(1) For GAAP purposes, all distributions were from investment income.

(2) Distribution of $.22 per share payable on March 31, 1997 to shareholders of record on March 14, 1997.

     As of February 12, 1997, there were approximately 19,854 record holders of PSI Common Stock. On December 4, 1996, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of the Common Stock of PSI was $26. On March ___, 1997, the last full trading day prior to the date of this Combined Proxy Statement and Prospectus, the closing price was $______.

     Holders of PSI Common Stock are entitled to receive distributions when, as and if declared by the board of directors out of any funds legally available for that purpose. PSI, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSI can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year. See "Federal Income Tax Matters -- General Tax Treatment of PSI."

     PSI's revolving credit facility with a commercial bank restricts PSI's ability to pay distributions in excess of "Funds from Operations" for the prior four fiscal quarters less scheduled principal payments and less capital expenditures. Funds from Operations is defined in the loan agreement generally as net income before gain on sale of real estate, extraordinary loss on early retirement of debt and deductions for depreciation, amortization and non-cash charges. Also, unless full dividends on PSI's preferred stock have been paid for all past dividend periods, no dividends may be paid on PSI Common Stock, except in certain instances.

              DISTRIBUTIONS AND PRICE RANGE OF PSP14 COMMON STOCK

     The PSP14 Common Stock has been listed on the AMEX since July 1991. The following table sets forth the distributions paid per share on PSP14 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                  DISTRIBUTIONS
     CALENDAR PERIODS          HIGH       LOW       PAID  (1)
     ----------------          ----       ---     -------------
        1995:
          First quarter       17 1/4    15 1/4        .34
          Second quarter      17 3/8    15 5/8        .34
          Third quarter       17 7/8    16 3/8        .34
          Fourth quarter      18/1/2    17 1/4        .34

        1996:
          First quarter       19 1/2    17 3/8        .34
          Second quarter      19 1/4    17 5/8        .34
          Third quarter       19 3/4    18            .34
          Fourth quarter      21 1/8    19 1/4        .34

        1997:
          First quarter
           (through
           March ___)                                  --

_______________

(1) Distributions paid per share of PSP14 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, all distributions were from investment income.

     As of February 12, 1997, there were approximately 1,215 record holders of PSP14's Common Stock. On December 4, 1996, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PSP14 Common Stock was $20 1/8. On March ___, 1997, the last full trading day prior to the date of this Combined Proxy Statement and Prospectus, the closing price was $______.

     Holders of PSP14 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSP14, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP14 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

              DISTRIBUTIONS AND PRICE RANGE OF PSP15 COMMON STOCK

     The PSP15 Common Stock has been listed on the AMEX since September 1991. The following table sets forth the distributions paid per share on PSP15 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                   DISTRIBUTIONS
      CALENDAR PERIODS       HIGH       LOW          PAID  (1)
      ----------------       ----       ---        -------------

        1995:
          First quarter       16 5/8    15 1/2         .30
          Second quarter      16 7/8    16 1/2         .30
          Third quarter       16 5/8    16             .30
          Fourth quarter      18 1/4    16 3/8         .52(2)

        1996:
          First quarter       18        16 3/4         .30
          Second quarter      18 3/4    17 3/4         .30
          Third quarter       19 5/8    17 7/8         .30
          Fourth quarter      21 1/2    19 1/4         .30

        1997:
          First quarter
           (through
           March ___)                                   --

_______________

(1) Distributions paid per share of PSP15 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, all distributions were from investment income.

(2) Includes a special distribution of $.22 in the fourth quarter of 1995.

     As of February 12, 1997, there were approximately 1,059 record holders of PSP15's Common Stock. On December 4, 1996, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PSP15 Common Stock was $20 1/8. On March ___, 1997, the last full trading day prior to the date of this Combined Proxy Statement and Prospectus, the closing price was $_____.

     Holders of PSP15 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSP15, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP15 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

                        DESCRIPTION OF PSI CAPITAL STOCK

     PSI is authorized to issue 200,000,000 shares of PSI Common Stock, par value $.10 per share, 7,000,000 shares of PSI Class B Common Stock, par value $.10 per share, 50,000,000 shares of preferred stock, par value $.01 per share and 200,000,000 shares of equity stock, par value $.01 per share. At January 31, 1997, PSI had outstanding 88,405,397 shares of PSI Common Stock (exclusive of shares issuable upon conversion of PSI's convertible capital stock and shares subject to options), 7,000,000 shares of Class B Common Stock, 13,409,280 shares of preferred stock and no shares of equity stock.

COMMON STOCK

     The following description of PSI Common Stock sets forth certain general terms and provisions of PSI Common Stock. The statements below describing PSI Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the PSI's Articles of Incorporation and Bylaws.

     PSI Shareholders will be entitled to receive dividends when, as and if declared by PSI's Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on PSI Common Stock and purchases of shares thereof by PSI will be subject to certain restrictions if PSI fails to pay dividends on outstanding preferred stock. See "-- Preferred Stock." Upon any liquidation, dissolution or winding up of PSI, holders of PSI Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of PSI and the preferential amounts owing with respect to any outstanding preferred stock. Holders of PSI Common Stock have no preemptive rights, which means they have no right to acquire any additional shares of PSI Common Stock that may be issued by PSI at a subsequent date.

     Each outstanding share of PSI Common Stock entitles the holder to one vote on all matters presented to PSI Shareholders for a vote, with the exception that PSI Shareholders have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting entitles each PSI Shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A PSI Shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the PSI Shareholder chooses. PSI Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of PSI Common Stock. All outstanding shares of PSI Common Stock are fully paid and nonassessable.

OWNERSHIP LIMITATIONS

     For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, PSI's Articles of Incorporation and Bylaws provide certain restrictions on the shares of capital stock that any PSI Shareholder may own.

     PSI's Articles of Incorporation and Bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all common stock of PSI, or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. The Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including the Hughes Family) at the time of the PSMI Merger. This ownership limitation is necessary in order to assist in preserving PSI's REIT status in view of the Hughes Family's substantial ownership interest in PSI. See "Federal Income Tax Considerations -- Tax Treatment of PSI."

     PSI's Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that, after giving effect to (x) an acquisition by such person of beneficial ownership (within the meaning of the Code) of the maximum amount of capital stock of PSI permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of stock of PSI (determined by value) beneficially own the maximum amount of capital stock of PSI permitted under the ownership limits (or any waivers of the ownership limits granted with respect to such persons), PSI would not be "closely held" within the meaning of Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to PSI's Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of PSI's capital stock if such ownership or acquisition (i) would cause more than 50% in value of PSI's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in PSI's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in PSI's failing to qualify as a REIT.

     PSI's Articles of Incorporation and Bylaws provide that, if any holder of PSI's capital stock purports to transfer shares to a person or there is a change in the capital structure of PSI and either the transfer or the change in capital structure would result in PSI failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by PSI that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the PSI Articles of Incorporation or Bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or
(ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

CLASS B COMMON STOCK

     The PSI Class B Common Stock (i) does not participate in distributions until the later to occur of Funds from Operations ("FFO") per Common Share (as defined below by PSI) aggregating $1.80 during any period of four consecutive calendar quarters, or January 1, 2000; thereafter, the PSI Class B Common Stock will participate in distributions (other than liquidating distributions), at the rate of 97% of the per share distributions on the PSI Common Stock, provided that cumulative distributions of at least $.22 per quarter per share have been paid on the PSI Common Stock, (ii) does not participate in liquidating distributions, (iii) is not entitled to vote (except as expressly required by California law) and (iv) will automatically convert into PSI Common Stock, on a share for share basis, upon the later to occur of FFO per Common Share aggregating $3.00 during any period of four consecutive calendar quarters or January 1, 2003.

     For these purposes:

     (1) FFO means net income (loss) (computed in accordance with GAAP) before
(i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows:
(i) plus depreciation and amortization (including PSI's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the PSMI Merger, including property management agreements and goodwill), and (ii) less FFO attributable to minority interest. FFO is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT").

The NAREIT definition does not specifically address the treatment of minority interest in the determination of FFO or the treatment of the amortization of property management agreements and goodwill. In the case of PSI, FFO represents amounts attributable to its shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. FFO does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of PSI. Accordingly, FFO is not a substitute for PSI's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

     (2) FFO per Common Share means FFO less preferred stock dividends (other than dividends on convertible preferred stock) divided by the outstanding weighted average shares of PSI Common Stock assuming conversion of all outstanding convertible securities and the PSI Class B Common Stock.

PREFERRED STOCK

     PSI is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. PSI's Articles of Incorporation provide that the preferred stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

     At January 31, 1997, PSI had 11 series of preferred stock outstanding: nine series of senior preferred stock (the "Senior Preferred Stock") and two series of convertible preferred stock. In all respects, each of the series of Senior Preferred Stock ranks on a parity with each other and is senior to both series of convertible preferred stock. Each of the series of Senior Preferred Stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the Senior Preferred Stock as to payment of dividends (including two series of convertible preferred stock), provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 8.45% to 10% per year in the case of the eight series of fixed rate Senior Preferred Stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate Senior Preferred Stock) and (iii) is subject to redemption, in whole or in part, at the option of PSI at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate Senior Preferred Stock and on or after various dates between December 31, 2000 and April 30, 2005 in the case of the series of fixed rate Senior Preferred Stock).

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of each of the series of Senior Preferred Stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of PSI Common Stock or any other shares of capital stock ranking as to such distributions junior to the Senior Preferred Stock (including both series of convertible preferred stock), liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

     Except as expressly required by law and in certain other limited circumstances, the holders of the Senior Preferred Stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the Senior Preferred Stock (and any other series of preferred stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such preferred stock.

     In all respects, each of the series of convertible preferred stock ranks on a parity with each other and is senior to the PSI Common Stock. One of the series of the convertible preferred stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the PSI Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for cumulative quarterly dividends at an annual rate of 8.25% of the stated value thereof, (iii) is convertible at the option of the holder at any time into PSI Common Stock at a conversion price of 1.6835 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances) and (iv) after July 1, 1998, under certain circumstances, is redeemable for PSI Common Stock at the option of PSI, in whole or in part, at a redemption price of 1.6835 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances).

     The other series of convertible preferred stock (i) has no stated value,
(ii) in preference to the holders of shares of the PSI Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for dividends of $1,916,038 per quarter, (iii) is convertible at the option of the holder at any time into PSI Common Stock at a conversion price of 35.014 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment under certain circumstances) and (iv) on March 31, 2000 will be automatically converted into PSI Common Stock at the conversion price described above.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of the convertible preferred stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of PSI Common Stock or any other shares of capital stock ranking as to such distributions junior to the convertible preferred stock, liquidating distributions (i) in the amount of $25.00 per share, plus all accrued and unpaid dividends, in the case of one of the series of convertible preferred stock and (ii) a minimum liquidation preference of $58,955,000, plus all accrued and unpaid dividends, in the case of the other series of convertible preferred stock.

     Except as expressly required by law and in certain other limited circumstances, the holders of the convertible preferred stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of one of the series of convertible preferred stock and at least 50% of the outstanding shares of the other series is required to authorize another class of shares senior to the convertible preferred stock and junior to the Senior Preferred Stock.

EQUITY STOCK

     PSI is authorized to issue 200,000,000 shares of equity stock, $.01 par value per share. At January 31, 1997, PSI had no outstanding shares of equity stock. PSI's Articles of Incorporation provide that the equity stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of equity stock. Holders of equity stock have no preemptive rights. The shares of equity stock will be, when issued, fully paid and nonassessable.

EFFECTS OF ISSUANCE OF CAPITAL STOCK

     The issuance of PSI Common Stock and the issuance of preferred stock or equity stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of PSI in transactions not approved by PSI's Board of Directors. PSI has no intention to issue PSI Common Stock or the preferred stock or equity stock for such purposes.

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                  DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

     Pursuant to Chapter 13 of the California General Corporation Law ("Chapter 13"), a holder of shares of PSP14 or PSP15 Common Stock may, in some instances, be entitled to require PSP14 or PSP15 to purchase his or her shares in the respective corporation for cash at their fair market value as of the day before the first announcement of the terms of the Mergers, excluding any appreciation or depreciation in consequence of the Mergers. The general terms of the Mergers were first announced on December 5, 1996. The following is a brief summary of the procedures to be followed by a PSP14 or PSP15 Shareholder in order to perfect his or her right, if any, to payments under Chapter 13 and is qualified in its entirety by reference to the text of Chapter 13 attached to this Combined Proxy Statement and Prospectus as Appendix D, to which reference is hereby made for a definitive statement of the rights of dissenting shareholders (the "Dissenting Shareholders") and the procedures to be followed.

     Shares of PSP14 and PSP15 Common Stock will qualify as Dissenting Shares only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP14 and PSP15 Common Stock, respectively. This 5% requirement is applicable because PSP14 and PSP15 Common Stock is listed on the AMEX, a national securities exchange certified by the California Commissioner of Corporations, as provided in Section 1300(b)(1) of Chapter 13.

     A Dissenting Shareholder who wishes to require PSP14 or PSP15 to purchase his or her respective shares of Common Stock must:

         (1) vote against the respective Merger any or all of the shares of Common Stock entitled to be voted (shares of Common Stock not voted are not considered to be voted against the Mergers and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP14 or PSP15 Shareholder votes part of the shares entitled to be voted in favor of the respective Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

         (2) make written demand upon the respective corporation or its transfer agent at the addresses listed below, which is received not later than the date of the meeting of shareholders of the respective corporation, setting forth the number of shares of Common Stock demanded to be purchased by the respective corporation and a statement as to claimed fair market value of such shares at December 4, 1996; and

         (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Mergers by the shareholders of the respective corporation described below is mailed to such shareholders, to the respective corporation or its transfer agent at the addresses listed below, the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are Dissenting Shares.

     The statement of fair market value in clause (2) above will constitute an offer by the Dissenting Shareholder to sell his or her shares at a price equal to such fair market value. Neither a vote against approval of the Mergers nor the giving of a proxy directing a negative vote will be sufficient to constitute the demand described in clause (2) above. A proxy which fails to include instructions with respect to approval of the Mergers will be voted in favor of the Mergers. Accordingly, shares covered by such a proxy will not be Dissenting Shares. In addition, a vote in favor of the Mergers, or a failure to vote at all, will nullify any previously filed written demand for payment.

     If the holders of 5% or more of the outstanding shares of PSP14 or PSP15 Common Stock have made demands for payment on or prior to the date of the respective corporation's shareholders' meeting to approve the Mergers, and have voted against the respective Merger at the meeting, within 10 days after the date of the approval of the respective Merger, the respective corporation will mail to each Dissenting Shareholder who holds Common Stock a notice of such approval together with a statement of the price determined by the respective corporation to represent the fair market value of Dissenting Shares, a copy of certain sections of Chapter 13, and a brief description of the procedure to be

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followed if the shareholder desires to exercise Dissenter's Rights. The statement of price will constitute an offer by the respective corporation to purchase at the price stated therein any Dissenting Shares.

     If the respective corporation and the Dissenting Shareholder agree that any shares of Common Stock of the respective corporation are Dissenting Shares and agree upon the price of the shares, the Dissenting Shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the Dissenting Shares will be made within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the respective Merger are satisfied, whichever is later. If the respective corporation denies that the shares are Dissenting Shares or if the respective corporation and the Dissenting Shareholder fail to agree upon the fair market value of the shares, then the Dissenting Shareholder, within six months after the date on which notice of approval of the respective Merger by the shareholders of the respective corporation is mailed to such shareholder, and not thereafter, may file a complaint in the Superior Court of Los Angeles County, California, requiring the court to determine whether the shares are Dissenting Shares, or the fair market value of the Dissenting Shares, or both, or may intervene in any pending action for the appraisal of any shares of Common Stock of the respective corporation. The court will direct payment of the appraised value of the shares, together with interest thereon at the legal rate on judgments from the date on which the judgment was entered, by the respective corporation to the shareholder upon the surrender of the certificates representing such shares to the respective corporation. The costs of the proceeding shall be apportioned as the court considers equitable, but if the appraisal exceeds the price offered by the respective corporation, it shall pay the costs, and if the appraisal is more than 125% of the price offered by it, it may be required to pay attorneys' and other fees and interest at the legal rate on judgments from the date the shareholder complied with Sections 1300-1302 of Chapter 13.

     A Dissenting Shareholder may not withdraw demand for purchase of Dissenting Shares without the respective corporation's consent. Written demands for payment and submissions for endorsement with respect to PSP14 Common Stock must be addressed to Public Storage Properties XIV, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, attention: Investor Services Department or to PSP14's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Written demands for payment and submissions for endorsement with respect to PSP15 Common Stock must be addressed to Public Storage Properties XV, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, attention: Investor Services Department or to PSP15's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

     Any reference to "Dissenting Shareholder" in this section "Dissenting Shareholders' Rights of Appraisal" means the recordholder of Dissenting Shares of the respective corporation and includes a transferee of record.

     A shareholder receiving cash upon the exercise of rights of appraisal may recognize gain or loss for income tax purposes. See "Federal Income Tax Matters."

     PSP14 and PSP15 Shareholders are entitled, upon written demand, to inspect and copy the record of PSP14 or PSP15 Shareholders, respectively, at any time during usual business hours to communicate with other shareholders of the respective corporation with respect to the Mergers.

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

                           FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations of the Mergers and the subsequent ownership and disposition of shares of PSI Common Stock that are generally applicable to PSP14 and PSP15 Shareholders. PSI, PSP14 and PSP15 do not plan to obtain any rulings from the Internal Revenue Service ("IRS") concerning tax issues with respect to the Mergers or the qualification of PSI, PSP14 or PSP15 as REITs. Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained if so challenged. Hogan & Hartson L.L.P., counsel to PSP14 and PSP15, has reviewed the following discussion and is of the opinion that this discussion fairly summarizes the material federal income tax considerations to a PSP14 and PSP15 Shareholder as a result of the PSP14 Merger and the PSP15 Merger, respectively, and the subsequent ownership of PSI Common Stock. This discussion and such opinion are based on the Code, applicable Treasury Regulations, judicial decisions, and IRS rulings, certain factual assumptions related to the ownership and operation of PSI, PSP14 and PSP15 and certain representations made by PSP14, PSP15 and PSI and certain shareholders of PSP14 and PSP15. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the future in the circumstances of PSI, PSP14 and PSP15 that would affect this discussion. BECAUSE THIS DISCUSSION DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL TAXATION, AND THE TAX CONSEQUENCES WILL NOT BE THE SAME FOR ALL PSP14 AND PSP15 SHAREHOLDERS, PSP14 AND PSP15 SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

THE MERGERS

     Each of the Mergers is intended to be a "reorganization" for federal income tax purposes, and accordingly no gain or loss will be recognized by PSP14 or PSI in connection with the PSP14 Merger or by PSP15 or PSI in connection with the PSP15 Merger; and (I) no gain or loss will be recognized by PSP14 Shareholders who receive solely PSI Common Stock in exchange for their PSP14 Common Stock in the PSP14 Merger (but all PSP14 Shareholders will recognize ordinary income in the amount of any Required PSP14 REIT Distributions made to them) and (II) no gain or loss will be recognized by PSP15 Shareholders who receive solely PSI Common Stock in exchange for their PSP15 Common Stock in the PSP15 Merger (but all PSP15 Shareholders will recognize ordinary income in the amount of any Required PSP15 REIT Distributions made to them). No rulings have been or will be requested from the IRS regarding the Mergers or any other aspect of the matters discussed in this Combined Proxy Statement and Prospectus. Hogan & Hartson L.L.P., counsel to PSP14 and PSP15, has rendered an opinion that each of the Mergers will constitute a reorganization under Section 368(a) of the Code, based on certain factual assumptions and representations made by PSI, PSP14 and PSP15 and certain PSP14 and PSP15 Shareholders. Of particular importance are certain assumptions and representations relating to the "continuity of interest" requirement discussed below. THE PSP14 MERGER AND THE PSP15 MERGER ARE NOT CONDITIONED ON EACH OTHER.

     Continuity of Interest Assumption. To qualify as a reorganization as to PSP14 or PSP15, among other requirements, each of the Mergers must satisfy a "continuity of interest" test, under which the historic PSP14 and PSP15 Shareholders (shareholders who purchase shares in anticipation of the Mergers may not be included for this purpose), respectively, must continue to retain a meaningful ownership interest in PSI after the PSP14 Merger and the PSP15 Merger, respectively. Generally, this test will be considered satisfied if historic PSP14 Shareholders (in the case of the PSP14 Merger) or historic PSP15 Shareholders (in the case of the PSP15 Merger) exchange at least 50% of their respective corporation's Common Stock for PSI Common Stock in the PSP14 Merger and the PSP15 Merger, respectively, and the PSP14 and PSP15 Shareholders do not at the time of the PSP14 Merger and the PSP15 Merger, respectively, plan to dispose of that PSI Common Stock. Management of PSI and PSP14 and PSP15, respectively, have represented that they are not aware of any plan on the part of PSP14 or PSP15 Shareholders, respectively, that would cause this test not to be satisfied. Based upon this representation and similar representations from Hughes, Hogan & Hartson has assumed, for purposes of its opinion that each of the Mergers will constitute a reorganization that the continuity of interest test will be satisfied.

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

     Reorganization Consequences to PSI, PSP14 and PSP15. As a result of reorganization treatment, PSI, PSP14 and PSP15 will not recognize gain or loss as a result of the Mergers. PSI also will succeed to the assets, liabilities, and tax attributes of PSP14 and PSP15. Accordingly, following the Mergers, PSI will hold the properties of PSP14 and PSP15 with a carryover tax basis, determined by reference to the relatively low, historic basis of those assets in the hands of PSP14 and PSP15, respectively. The tax basis will not be increased by any cash expended by PSI pursuant to the Cash Elections or to satisfy Dissenter's Rights, or by the amount of any gain reportable by those PSP14 or PSP15 Shareholders who may be taxable as a result of the Mergers.

     Exchange of PSP14 or PSP15 Common Stock Solely for PSI Common Stock. As a result of reorganization treatment (I) (i) no gain or loss will be recognized by PSP14 Shareholders who exchange their PSP14 Common Stock solely for PSI Common Stock pursuant to the PSP14 Merger (but see "Required REIT Distributions" below), (ii) such a PSP14 Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PSP14 Common Stock surrendered and (iii) provided such PSP14 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PSP14 Common Stock; and (II) (i) no gain or loss will be recognized by PSP15 Shareholders who exchange their PSP15 Common Stock solely for PSI Common Stock pursuant to the PSP15 Merger (but see "Required REIT Distributions" below), (ii) such a PSP15 Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PSP15 Common Stock surrendered and (iii) provided such PSP15 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PSP15 Common Stock.

     PSP14 or PSP15 Shareholders Receiving Only Cash. A PSP14 Shareholder who exchanges PSP14 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PSP14 Shareholder's adjusted basis in his or her PSP14 Common Stock and the amount of cash received. A PSP15 Shareholder who exchanges PSP15 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PSP15 Shareholder's adjusted basis in his or her PSP15 Common Stock and the amount of cash received. This generally would produce capital gain or loss, depending on the relationship between the cash received and the tax basis of the shares surrendered (it is possible that dividend treatment might apply in some circumstances if the PSP14 or PSP15 Shareholder is actually or constructively related to continuing PSI Shareholders).

     PSP14 or PSP15 Shareholders Receiving Cash and PSI Common Stock. As a result of reorganization treatment (I) (i) a PSP14 Shareholder who, pursuant to the PSP14 Merger and subject to the conditions of the Cash Election, exchanges PSP14 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange and (ii) such PSP14 Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PSP14 Shareholder's tax basis in the PSP14 Common Stock surrendered; and (II) (i) a PSP15 Shareholder who, pursuant to the PSP15 Merger and subject to the conditions of the Cash Election, exchanges PSP15 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange and (ii) such PSP15 Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PSP15 Shareholder's tax basis in the PSP15 Common Stock surrendered. The recognized gain will be treated as capital gain (provided the Common Stock is held as a capital asset at the Effective Time). The aggregate tax basis of the PSI Common Stock received will be the same as the aggregate tax basis of the Common Stock surrendered for the PSI Common Stock, reduced by the amount of cash received and increased by the amount of gain recognized, if any. The holding period of the PSI Common Stock will include the holding period of the Common Stock surrendered for the PSI Common Stock, provided that the Common Stock is held as a capital asset at the Effective Time.

     Required REIT Distributions. The Required PSP14 REIT Distributions and the Required PSP15 REIT Distributions would not be treated as cash paid in exchange for the PSP14 Common Stock or PSP15 Common Stock, but rather as a dividend taxable to all recipients as ordinary income.

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

     Cash Received in Lieu of Fractional Shares of PSI Common Stock. PSP14 or PSP15 Shareholders that receive cash in lieu of a fractional share of PSI Common Stock pursuant to the Mergers will recognize capital gain or loss equal to the difference between the tax basis allocable to the fractional share and the cash paid for it, provided that the PSP14 or PSP15 Common Stock is held as a capital asset as the Effective Time.

     Failure to Qualify for Reorganization Treatment. In the event that the Mergers do not qualify as a reorganization as to PSP14 or PSP15, the Mergers likely would be treated as a taxable sale by the respective corporation of its assets and a contemporaneous liquidation. The respective corporation presumably would not incur a federal income tax liability as a result of this deemed sale because of the contemporaneous deemed liquidating distribution. The shareholders of the respective corporation would recognize income or loss equal to the difference between the tax basis of their PSI Common Stock and the sum of the fair market value of the PSI Common Stock and the cash received in exchange for their Common Stock, but some of the income could be ordinary income. The shareholders of the respective corporation receiving PSI Common Stock would have a tax basis in those shares equal to the fair market value of the shares at the time of the Mergers, and the holding period would not include the period during which their shares of Common Stock were held. PSI would receive a basis in the properties acquired from the respective corporation equal to their fair market value.

OPINION OF COUNSEL

     Hogan & Hartson L.L.P., counsel to PSP14 and PSP15, has rendered an opinion to PSP14 with respect to the PSP14 Merger and to PSP15 with respect to the PSP15 Merger to the effect that (i) for federal income tax purposes, the respective Merger will constitute a reorganization under Section 368(a) of the Code, (ii) PSI continues to qualify as a REIT following the PSMI Merger so long as (A) PSI continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and giving effect to) the PSMI Merger was not considered to have any current or accumulated earnings and profits for tax purposes or PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits, and (iii) the discussion under the heading "Federal Income Tax Matters," to the extent that they describe matters of law or legal conclusions, are correct in all material respects (the "Opinion of Counsel"). Hogan & Hartson has not opined that PSI continues to meet the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions. The Opinion of Counsel is based upon certain extensive and detailed representations as to factual and legal matters made by PSI, PSP14 and PSP15 that relate both to the qualification of PSI as a REIT and to the qualification of the Mergers as reorganizations, and specific representations from Hughes regarding the expected continued ownership of PSI Common Stock to be received in each of the Mergers. In addition, as discussed above, the Opinion of Counsel expressly assumes, based upon certain representations of the management of PSI, PSP14 and PSP15, that the "continuity of interest" requirement necessary for each of the Mergers to qualify as reorganizations will be satisfied. See "-- The Mergers -- Continuity of Interest Assumption" and "-- The Mergers -- Failure to Qualify for Reorganization Treatment." The Opinion of Counsel also makes certain customary assumptions regarding the accuracy and completeness of documents reviewed by counsel and representations relied upon by counsel and as to the consummation of each of the Mergers in accordance with the terms of each of the Merger Agreement. The Opinion of Counsel states that the conclusion set forth therein could be adversely affected if any of these representations or assumptions is incorrect or incomplete at the time that any of the Mergers is consummated. The Opinion of Counsel only represents counsel's best judgment, based upon the underlying representations and assumptions, regarding the application of relevant provisions of the Code and interpretations thereof, as set forth in existing judicial decisions, administrative regulations and published rulings and procedures of the Internal Revenue Service. The Opinion of Counsel is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service would not seek to assert a contrary position. Also, there cannot be any assurance that future legislative, judicial or administrative changes (which could be retroactive in effect) will not adversely affect the conclusions reached in the Opinion of Counsel. Finally, the Opinion of Counsel is expressly limited to the specific conclusions described in the first sentence of this section and does not purport to address any other federal, state, local or foreign tax consequences that may result from the Mergers or any other transaction (including the tax consequences of any of the Mergers as applied to specific PSP14 or PSP15 Shareholders (or classes of PSP14 or PSP15 Shareholders); the tax consequences of any of the Mergers to PSI, PSP14 or PSP15 (including whether any entity will recognize any gain in any of the Mergers and PSI's adjusted tax basis in the assets

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of PSP14 and PSP15 acquired in the Mergers); the application of the "golden parachute" provisions, the alternative minimum tax provisions, and any other provisions of the Code (other than Section 368(a) of the Code) to any of the Mergers and/or participants therein; and whether PSP14 or PSP15 Shareholders who have provided or will provide services to PSI, PSP14 or PSP15 will recognize compensation income, either as a result of the Mergers or otherwise).

GENERAL TAX TREATMENT OF PSI

     If certain detailed conditions imposed by the Code and the related Treasury regulations are met, an entity, such as PSI, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to PSI of being treated as a REIT for federal income tax purposes is that this enables PSI to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

     PSI elected to be taxed as a REIT beginning with its fiscal year ending December 31, 1981. That election will continue in effect until it is revoked or terminated. PSI believes that it has qualified during each of the past five fiscal years, and currently qualifies, as a REIT, and PSI expects to continue to be taxed as a REIT for federal income tax purposes. While PSI intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of PSI, no assurance can be given by PSI that PSI will so qualify for any particular year.

     The following is a very brief overview of certain of the technical requirements that PSI must meet on an ongoing basis in order to continue to qualify as a REIT:

     1. The capital stock must be widely-held and not more than 50% of the value of the capital stock may be held by five or fewer individuals (determined after giving effect to various ownership attribution rules). See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Violation of Ownership Requirements."

     2.  PSI's gross income must meet three income tests:

         (a) at least 75% of the gross income must be derived from specified real estate sources;

         (b) at least 95% of the gross income must be from the real estate sources includable in the 75% income test, and/or from dividends, interest, or gains from the sale or disposition of stock or securities not held for sale in the ordinary course of business; and

         (c) less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" property, or from the sale of stock or securities held for less than one year.

     Rents received by PSI will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. PSI anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if PSI, or an owner of 10% or more of PSI, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). PSI does not anticipate that it will receive income from Related Party Tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." PSI does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," PSI generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom PSI derives no revenue. The "independent

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

contractor" requirement, however, does not apply to the extent the services provided by PSI are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Any services with respect to certain Properties that PSI believes may not be provided by PSI directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

     See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Nonqualifying Income," and "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Acquisition of Affiliated Partnership Interests" for a discussion of specific aspects of the PSMI Merger that may impact upon PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

     3. Generally, 75% by value of PSI's investments must be in real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which PSI owns an interest). Not more than 25% of PSI's total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, the value of any one issuer's securities owned by PSI may not exceed 5% of the value of PSI's total assets, and PSI may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which PSI acquires securities of an issuer. PSI believes that it satisfies these tests. In this regard, however, the 10% voting stock prohibition precludes PSI from controlling the operations of the Lock/Box Company (in which PSI owns 95% of the equity in the form of non-voting stock and the Hughes Family owns 5% of the equity but 100% of the voting stock), PSPUD (a subsidiary of the Lock/Box Company) or PS Clearing Company, Inc. ("PSCC") (in which PSI owns a less than 10% equity interest) and may preclude PSI from exercising its rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business.

     4. PSI must distribute to its shareholders in each taxable year an amount at least equal to 95% of PSI's "REIT Taxable Income" (which is generally equivalent to net taxable ordinary income). Under certain circumstances, PSI can rectify a failure to meet the 95% distribution test by paying dividends after the close of a particular taxable year.

     In years prior to 1990, PSI made distributions in excess of its REIT Taxable Income. During 1990, PSI reduced its distributions to the PSI shareholders. As a result, distributions paid by PSI in 1990 were less than 95% of PSI's REIT Taxable Income for 1990. PSI has satisfied the REIT distribution requirements for 1990 through 1995 by attributing distributions in 1991 through 1996 to the prior year's taxable income, and PSI expects to satisfy the distribution requirement for 1996 by attributing distributions in 1997 to the 1996 taxable income. PSI may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but PSI Shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made. The extent to which PSI will be required to attribute distributions to the prior year will depend on PSI's operating results and the level of distributions as determined by PSI's Board of Directors. Reliance on subsequent year distributions could cause PSI to be subject to certain penalty taxes. In that regard, if PSI should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such calendar year, (ii) 95% of its REIT capital gain net income for such calendar year, and (iii) any undistributed taxable income from prior periods, PSI would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such calendar year (not taking into account distributions made in subsequent years but attributed to such calendar year). PSI intends to comply with this 85% distribution requirement in an effort to minimize any excise tax. Any distributions required to be made by PSI in order to eliminate any accumulated earnings and profits of PSMI would not be counted in determining whether PSI satisfies the 95% distribution test and could adversely impact upon PSI's ability to satisfy the 95% distribution test. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Acquisition of Affiliated Partnership Interests in the PSMI Merger."

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     Applicable Federal Income Tax. For years in which PSI qualifies as a REIT,
PSI generally will be taxable only on its undistributed income. Certain penalty taxes can apply if PSI delays distributions until after the close of a taxable year. Moreover, a confiscatory tax of 100% can apply to income derived by PSI from sales of "dealer" property. If PSI fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax is imposed equal to the amount obtained by multiplying (i) the greater of the amount, if any, by which it failed either the 75% or the 95% income tests, times (ii) the fraction that its REIT Taxable Income represents of PSI's gross income (excluding capital gain and certain other items). It should be noted that PSI is not required to distribute its net capital gain. However, to the extent that PSI does not declare a capital gain dividend, that gain will be taxable to PSI at normal corporate rates, and PSI will be subject to a 4% non-deductible excise tax to the extent that it does not distribute 95% of its capital gain. PSI also will be subject to the minimum tax on tax preference items (excluding items specifically allocable to its shareholders).

     Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning on the closing date of the PSMI Merger (the "Restriction Period"). This tax would be imposed on PSI at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value on the closing date of the assets disposed of and (b) the selling price of such assets over (ii) PSI's adjusted basis in such assets at the time of the PSMI Merger (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

     Termination of REIT Election. For any taxable year that PSI fails to qualify as a REIT, it would be taxed at the usual corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders, unless certain relief provisions are available.

     PSI's election to be treated as a REIT will terminate automatically if PSI fails to meet the qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, PSI will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI's election was terminated (or revoked). If PSI loses its REIT status, but later qualifies and elects to be taxed as a REIT again, PSI may face significant adverse tax consequences. Immediately prior to the effectiveness of the election to return to REIT status, PSI would be treated as if it disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to PSI's appreciated assets. (PSI would, however, be permitted to elect an alternative treatment under which the gains would be taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year period after return to REIT status.) PSI would not receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

CONSEQUENCES OF THE PSMI MERGER ON PSI's QUALIFICATION AS A REIT

     In light of the unique federal income tax requirements applicable to REITs, the PSMI Merger could have adverse consequences on PSI's continued qualification as a REIT, as discussed in greater detail below. Hogan & Hartson L.L.P. is of the opinion that PSI continues to qualify as a REIT following the PSMI Merger so long as (A) PSI has met at all times since the PSMI Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and giving effect to) such merger was not considered to have any current or accumulated earnings and profits for tax purposes or PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits. See "-- Nonqualifying Income," "-- Violation of Ownership Requirements," and "-- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years." Hogan & Hartson L.L.P., however, has not opined that PSI continues to meet the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions.

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     Nonqualifying Income. PSI must meet several annual gross income tests to retain its REIT qualification. See "-- General Tax Treatment of PSI." Under the 95% gross income test, PSI must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute "dealer property." Income related to real property includes: (i) proceeds from the rental of mini-warehouse facilities; (ii) interest on obligations secured by mortgages on real property; and (iii) gains from the sale or other disposition of real property (other than real property held by PSI as a dealer).

     After the PSMI Merger, PSI assumed and performs property management activities for the various partnerships and REITs in which PSI has an interest that own Properties, as well as for various other entities that own mini-warehouse properties and/or business parks. PSI will receive management fees from such partnerships, REITs, and other owners in exchange for the performance of such management activities. The gross income received by PSI from these property management activities with respect to Properties owned by other entities (including the REITs in which PSI has an ownership interest) is treated as income not qualifying under the 95% test ("Nonqualifying Income"). See "-- Acquisition of Affiliated Partnership Interests in the PSMI Merger."

     In order to reduce the amount of Nonqualifying Income, in December 1995, certain Properties pre-paid to PSI approximately $4.5 million of management fees that PSI otherwise would have been expected to receive for 1996 discounted to compensate for early payment. Pre-payment of management fees reduced the percentage of Nonqualifying Income received by PSI in taxable years subsequent to such prepayment. Hogan & Hartson L.L.P. is of the opinion that it is more likely than not that the IRS would respect the inclusion of the prepaid management fees in the gross income of PSI when they are received. Hogan & Hartson's opinion is based on numerous cases where courts have upheld the IRS's position that fees should be included in income when they are received, rather than when the services to which such fees relate are performed. There are, however, several contrary authorities where courts, over the IRS's objections, have held that prepaid amounts are not included in income in advance of performance. Because of these contrary authorities, there can be no assurance that the IRS might not assert that such management fees should be included in the gross income of PSI as the related management services are provided, rather than being included in the gross income when they are received. If the IRS were to successfully challenge the treatment of such management fees and the inclusion of such fees in PSI's gross income resulted in it failing the 95% test for a taxable year ending after the PSMI Merger, PSI's REIT status may terminate for such year and future years unless it meets the "good cause" exception described below.

     PSI and the various other owners of mini-warehouses and business parks for which PSI performs management activities (the "Owners") have entered into an agreement (the "Administrative and Cost-Sharing Agreement") with PSCC pursuant to which PSCC provides the Owners and PSI certain administrative and cost-sharing services in connection with the operation of the Properties and the performance of certain administrative functions. Such services include the provisions of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the Owners and PSI pay the PSCC directly for services rendered by PSCC in connection with the Administrative and Cost Sharing Agreement. That payment is separate from and in addition to the compensation paid to PSI under the management agreement for the management of the Properties owned by the Owners. PSI has received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the Owners will not be treated as revenues of PSI for purposes of the 95% test.

     If PSI fails to meet the 95% test during any taxable year, its REIT status would terminate for that year and future years unless it qualifies for the "good cause" exception. In order to qualify for the "good cause" exception, PSI would have to satisfy each of the following: (i) it reported the source and nature of each item of its gross income in its federal income tax return for such year;
(ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and (iii) the failure to meet such test is due to a reasonable cause and not to willful neglect. PSI intends to conduct its operations and affairs so that it meets the 95% test for each taxable year. PSI also intends to operate so that, in the event it were to fail to meet the 95% test, it would satisfy the "reasonable cause" requirement of the "good cause" exception because it exercised ordinary business care and prudence in attempting to satisfy the 95% test (including by receiving opinions of counsel where appropriate). There can be no assurance, however, that if PSI were unable to satisfy the 95% test, the IRS would necessarily agree that PSI had operated in a manner that qualifies for the "good cause" exception. Furthermore, even if PSI's REIT status were not terminated

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because of the "good cause" exception, PSI still would be subject to an excise tax on any excess nonqualifying income. Generally, if PSI fails the 95% test but still retains its qualification as a REIT under the "good cause" exception, it would be subject to a 100% excise tax on the amount of the excess nonqualifying income multiplied by a fraction, the numerator of which would be PSI's taxable income (computed without its distribution deduction) and the denominator of which would be PSI's gross income from all sources. This excise tax would have the general effect of causing PSI to pay all net profits generated from this excess nonqualifying income to the IRS.

     Violation of Ownership Requirements. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock held by the Hughes Family was estimated to be approximately 45% and such percentage has been reduced to approximately 36% as of January 31, 1997. In order to assist PSI in meeting these ownership restrictions, the PSI Articles of Incorporation and Bylaws prohibit the actual or constructive ownership of more than 2.0% of the outstanding shares of all common stock of PSI or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. (The PSI Articles of Incorporation and Bylaws provide, however, that no person is deemed to exceed this ownership limitation solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger.) However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the PSI Articles of Incorporation. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family entered into an agreement with PSI for the benefit of PSI and certain designated charitable beneficiaries restricting their acquisition of additional shares of PSI's capital stock and providing that if, at any time, for any reason, more than 50% in value of PSI's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of PSI Common Stock owned by Wayne Hughes necessary to cure such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. These provisions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

     Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years. A REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. In a corporate reorganization qualifying as a tax free statutory merger, the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Under Treasury regulations, any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Accordingly, any accumulated earnings and profits of PSMI and its predecessors (including earnings and profits resulting from transactions undertaken in contemplation of the PSMI Merger or from the PSMI Merger itself) carried over to PSI in the PSMI Merger and PSI would have been required to distribute any such accumulated earnings and profits prior to the close of 1995 (the year in which the PSMI Merger occurred). Failure to do so would result in disqualification of PSI as a REIT (unless the "deficiency dividend" procedures described below apply and PSI complies with those procedures).

     The amount of any accumulated earnings and profits of PSMI acquired by PSI was based on the consolidated earnings and profits of PSMI (including each of its predecessors) through and including the date of the PSMI Merger ("Consolidated Accumulated Earnings"). As a condition to the PSMI Merger, PSI received a study prepared by PSMI of the earnings and profits of PSMI and its subsidiaries that showed, taking into account projected income of PSMI and its affiliates to and including the time of the PSMI Merger and distributions to the PSMI shareholders made at or prior to the time of the PSMI Merger, PSMI had no Consolidated Accumulated Earnings at the time of the PSMI Merger. The determination of the accumulated earnings and profits acquired by PSI in the PSMI Merger ("Acquired Earnings") depends upon a number of factual matters related to the activities and operations of PSMI and its predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be

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no assurance that the IRS will not examine the tax returns of PSMI and its predecessors for years prior to and including the PSMI Merger and propose adjustments to increase their taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings is based on these returns, such adjustments could increase the amount of the Acquired Earnings. In this regard, the IRS can consider all taxable years of PSMI and its predecessors as open for review for purposes of determining earnings and profits.

     Although not free from doubt, it appears that pursuant to Treasury regulations PSI may be able to use certain "deficiency dividend" procedures to distribute any Acquired Earnings that were subsequently determined to exist as a result of an IRS audit. In order to use this "deficiency dividend" procedure, PSI would have to make an additional dividend distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), in the form of cash, notes, other property, or stock in a taxable stock dividend, within 90 days of the IRS determination. In addition, PSI would have to pay to the IRS an interest charge on 50% of the Acquired Earnings that were not distributed prior to December 31, 1995, from the date on which its 1995 tax return was due to the date the IRS determination was made. The statute and Treasury regulations related to the application of the "earnings and profits distribution" requirement to a REIT that acquires a "non-REIT" in a reorganization and the availability of the "deficiency dividend" procedure in those circumstances are not entirely clear, and there can be no assurance that the IRS would not take the position either that the "deficiency dividend" procedure is not available (in which case, PSI would cease to qualify as a REIT effective for its taxable year in which the PSMI Merger occurs) or, alternatively, that even if the procedure is available, PSI cannot qualify as a REIT for the taxable year in which the Merger occurs (but it could qualify as a REIT for subsequent years).

     Acquisition of Affiliated Partnership Interests. PSI has acquired interests in various partnerships that own and operate Properties in the PSMI Merger and in other transactions. PSI, for purposes of satisfying its REIT asset and income tests, will be treated as if it directly owns a proportionate share of each of the assets of these partnerships. For these purposes, under current Treasury regulations PSI's interest in each of the partnerships must be determined in accordance with its "capital interest" in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will retain their same character in the hands of PSI for these purposes. Accordingly, to the extent the partnership receives real estate rentals and holds real property, a proportionate share of such qualified income and assets will be treated as qualified rental income and real estate assets of PSI for purposes of determining its REIT qualification. It is expected that substantially all of the properties of the partnerships will constitute real estate assets and generate qualified rental income for these REIT qualification purposes.

     The acquisition of these partnership interests creates several issues regarding PSI's satisfaction of the 95% gross income test. First, PSI earns property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. PSI disregards the portion of management fees derived from partnerships in which it is a partner that corresponds to its interest in these partnerships in determining the amount of its Nonqualifying Income, and PSI's prepayment of management fees set forth above was computed based upon this approach. There can be no assurance, however, that the IRS would not take a contrary position with respect to PSI, either rejecting the approach set forth in the private letter rulings mentioned above or contending that PSI's situation is distinguishable from those addressed in the private letter rulings (for example, because PSI does not have a "substantial" interest in the partnerships).

     Second, PSI acquired interests in certain of these partnerships that entitles PSI to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury Regulations do not specifically address this situation, and it is uncertain, based on existing authority, how PSI's "capital interest" in these partnerships should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to PSI and the percentage of the management fees paid to PSI that are disregarded in determining PSI's Nonqualifying Income. For example, if PSI takes the position that it has a 25% "capital interest" in a partnership (because it would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines it only has a 1% "capital interest" (because the original holder of PSI's interest only contributed 1% of the total capital contributed to the partnership), PSI's share of the qualifying income from the

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partnership would be reduced and the portion of the management fee from the partnership that would be treated as Nonqualifying Income would be increased, thereby adversely affecting PSI's ability to satisfy the 95% gross income test. In determining its "capital interest" in the various partnerships in which PSI acquired an interest in the PSMI Merger, PSI determines the percentage of the partnership's assets that would be distributed to it if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining PSI "capital interests." If that were to occur, it could adversely affect PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

TAXATION OF HOLDERS OF PSI COMMON STOCK

     As long as PSI qualifies as a REIT, distributions made to PSI's taxable domestic shareholders generally will be taxable to such PSI Shareholders as ordinary income to the extent of PSI's earnings and profits. For this purpose, earnings and profits of PSI first will be allocated to distributions paid on preferred stock until an amount equal to such distributions has been allocated thereto. As a result, it is likely that any distributions paid on the preferred stock will be taxable in full as dividends to the holders of the preferred stock. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared. Distributions paid to shareholders will not constitute passive activity income and as a result, generally cannot be offset by losses from passive activities of shareholders subject to the passive activity rules. Distributions designated by PSI as capital gain dividends generally will be taxed as long-term capital gain to shareholders, to the extent that the distributions do not exceed PSI's actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any such capital gain dividends as ordinary income. Distributions by PSI, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations. If PSI should realize a loss, shareholders will not be permitted to deduct any share of that loss. Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of PSI.

     PSI may distribute cash in excess of its net taxable income. Upon distribution of such cash by PSI to shareholders (other than as a capital gain dividend), if all of PSI's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A shareholder who has received a distribution in excess of current and accumulated earnings and profits of PSI may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of PSI Common Stock as reduced will be used for purposes of computing the amount of the gain or loss. Generally, gain or loss realized by a shareholder upon the sale of capital stock will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from PSI and has held the capital stock for six months or less, any loss incurred on the sale or exchange of the capital stock is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

     If a shareholder is subject to "backup withholding," PSI will be required to deduct and withhold from any dividends payable to the shareholder a tax of 31%. These rules may apply when a shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies PSI that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number. The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current clarification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

     PSI is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

     In any year in which PSI does not qualify as a REIT, distributions by PSI to shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions

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will be eligible for the corporate dividends received deduction, and shareholders will not receive any share of PSI's tax preference items.

     TAX EXEMPT INVESTORS. In general, a tax exempt entity that is a shareholder is not subject to tax on distributions from PSI or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such prospective investors should consult their own tax advisors concerning the applicable "set aside" and reserve requirements.

     FOREIGN INVESTORS. The rules governing United States income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the United States are complex. They depend not only upon United States federal and state income, gift and estate tax principles, but also upon the treaties, if any, between the United States and the country of the nonresident investor. Therefore, any prospective foreign investor is urged to consult its own tax advisor with respect to both the United States and foreign tax consequences of owning stock of PSI. The following discussion sets forth several points that may be relevant to particular foreign investors. It assumes that any such investor holds the stock of PSI as an investment and not in connection with the conduct of a U.S. trade or business. Ordinary dividends generally will be subject to withholding at the source, at a 30% rate (which may be reduced under applicable treaties if the shareholder satisfies all pertinent requirements). Capital gain dividends may be subject to such withholding at a 35% rate if they relate to dispositions of U.S. real property interests (including the sale or disposition prior to maturity of loans where interest is based upon a "participation" in the income or appreciation from real property). Such dispositions would generally include the sale (but not the retirement) of profit-sharing loans relating to U.S. real property. In addition, such capital gain dividends (net of the amount of regular income tax) may be subject to a 30% branch tax in the hands of any foreign corporate recipients. Such tax may be reduced or eliminated in the case of a corporation that is a resident of a country with which the U.S. has a tax treaty, provided that a majority of such corporation's ultimate shareholders are residents of the country in question and that various filing requirements are satisfied. Investors may be able to obtain a partial refund of taxes withheld in respect of capital gain distributions by filing a nonresident U.S. tax return. Because only a minority of PSI Shareholders are expected to be foreign taxpayers, PSI should qualify as a "domestically-controlled REIT." Accordingly, a foreign taxpayer will not be subject to U.S. tax from gains recognized upon disposition of capital stock (unless the shareholder was present in the U.S. for more than 183 days in the year of sale and certain other requirements are met). Upon the death of a foreign individual shareholder, the investor's stock in PSI will be treated as part of the investor's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

                             STATE AND LOCAL TAXES

     The tax treatment of PSI, and PSP14 and PSP15 Shareholders, in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of PSI, and PSP14 and PSP15 Shareholders, is provided nor is any representation made as to the tax status of PSI in such states. All investors should consult their own tax advisors as to the treatment of PSI under the respective state tax laws applicable to them.

                                 LEGAL OPINIONS

     David Goldberg, senior vice president and general counsel of PSI, will deliver an opinion to the effect that the shares of PSI Common Stock to be issued in the Mergers will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 74,500 shares of PSI Common Stock, 1,000 shares of PSI convertible preferred stock and 600 shares of PSI Senior Preferred Stock and has options to acquire an additional 157,500 shares of PSI Common Stock. Mr. Goldberg also owns 500 shares of PSP14 Common Stock. Hogan & Hartson L.L.P., Washington, D.C., has rendered an opinion to the effect that the discussion under "Federal Income Tax Matters" fairly summarizes the material federal income tax considerations to a PSP14 or PSP15 Shareholder as a result of the PSP14 and PSP15 Mergers, respectively, and the subsequent ownership of PSI Common Stock, as well as to the effect that each of the Mergers will constitute a reorganization under
Section 368(a) of the Code (based on certain factual assumptions and representations made by PSI, PSP14 and PSP15, and certain shareholders of PSP14 and PSP15). Hogan & Hartson L.L.P. has performed certain legal services on behalf of PSI, including the representation of PSI in the PSMI Merger.

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

                                  EXPERTS

     The consolidated financial statements of PSI for the year ended December 31, 1995 appearing in PSI's Annual Report on Form 10-K, as amended by a Form 10-K/A (Amendment No. 3) dated May 15, 1996, and the combined summary of historical information relating to operating revenues and specified expenses -- certain properties (the "Combined Summary") for the properties and periods indicated in
Note 1 to such Combined Summary, appearing in PSI's Current Report on Form 8-K dated September 6, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included in PSI's Annual Report on Form 10-K and PSI's Current Report on Form 8-K dated September 6, 1996 and incorporated herein by reference. Such consolidated financial statements and Combined Summary are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of PSP14 and PSP15 for the year ended December 31, 1995 appearing herein and in the Annual Reports on Form 10-K of PSP14 and PSP15, each as amended by a Form 10-K/A (Amendment No. 2) dated February 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included herein. Such financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              INDEPENDENT AUDITORS

     It is anticipated that representatives of Ernst & Young LLP, which has acted as the independent auditors of PSI, PSP14 and PSP15 since their respective organization, will be in attendance at the special meetings of shareholders of PSP14 and PSP15 with the opportunity to make a statement if they desire to do so and to respond to any appropriate inquiries of such shareholders or their representatives.

                             SHAREHOLDER PROPOSALS

     Any proposal that a PSP14 or PSP15 Shareholder wishes to submit for consideration for inclusion in the proxy statement for the 1997 annual meetings of shareholders must be received by PSP14 or PSP15 no later than August 1, 1997.

                                    GLOSSARY

     The following are definitions of certain terms used in this Combined Proxy Statement and Prospectus:

     "Mergers."  The mergers of PSP14 and PSP15 with and into PSI.

     "PSP14." Public Storage Properties XIV, Inc., a REIT organized as a California corporation.

     "PSP15." Public Storage Properties XV, Inc., a REIT organized as a California corporation.

     "PSP14 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP14.

     "PSP15 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP15.

     "PSP14 Partnership." Public Storage Properties XIV, Ltd., a California limited partnership, the predecessor to PSP14.

     "PSP15 Partnership." Public Storage Properties XV, Ltd., a California limited partnership, the predecessor to PSP15.

     "PSP14 Shareholder."  A holder of shares of PSP14 Common Stock.

     "PSP15 Shareholder."  A holder of shares of PSP15 Common Stock.

     "PSI." Public Storage, Inc., a REIT organized as a California corporation (formerly Storage Equities, Inc.).

     "PSI Common Stock."  Shares of Common Stock, par value $.10 per share, of
PSI.

     "PSI Shareholder."  A holder of shares of PSI Common Stock.

     "PSMI." Public Storage Management, Inc., a California corporation, which, together with its affiliates, was merged into Storage Equities, Inc. on November 16, 1995.

     "REIT."  A real estate investment trust.

                                                                      Appendix A

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 5th day of December, 1996, by and among PUBLIC STORAGE, INC., a California corporation ("PSI"), PUBLIC STORAGE PROPERTIES XIV, INC., a California corporation ("PSP14") and PUBLIC STORAGE PROPERTIES XV, INC., a California corporation ("PSP15").

     A. The parties intend that this Agreement shall constitute a Plan of Reorganization for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended. The Plan of Reorganization provides for the mergers of PSP14 and PSP15 with and into PSI in accordance with the applicable provisions of the General Corporation Law of California (the "GCLC") and the Agreements of Merger substantially in the form attached hereto as Exhibit A ("Merger Agreements").

     B. The Boards of Directors of PSI, PSP14 and PSP15 believe that it is in the best interests of such corporations and their respective shareholders to enter into and complete this Agreement and they have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, the parties agree as follows:

     1. Adoption of Plan. The parties hereby adopt the Plan of Reorganization hereinafter set forth.

     2.  The Merger.

         2.1 Completion of the Merger. At the Effective Time (as defined below), PSP14 and PSP15 will be merged with and into PSI (the "Mergers") in accordance with the terms, conditions and provisions of this Agreement and the Merger Agreements. The Mergers shall become effective at the time at which the Merger Agreements, together with the requisite Officers' Certificates of PSI, PSP14 and PSP15 are filed with the California Secretary of State in accordance with the GCLC (the "Effective Time"). PSI, PSP14 and PSP15 are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Mergers, is sometimes referred to herein as the "Surviving Corporation." The merger of PSP14 into PSI and the merger of PSP15 into PSI are not conditioned on each other.

         2.2 Effect of the Merger.  At the Effective Time:

          2.2.1 Constituent Corporations. The separate corporate existence of PSP14 and PSP15 shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of PSP14 and PSP15 and shall be subject to all the debts and liabilities of PSP14 and PSP15 in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of PSP14 and PSP15 shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against PSP14 and PSP15 may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

          2.2.2 Articles and Bylaws. The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

          2.2.3 Officers and Directors. The officers and directors of PSI shall continue as officers and directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         2.3 Conversion of Common Stock Series A. The manner of converting the outstanding shares of (i) Common Stock Series A ($.01 par value) of PSP14 (the "PSP14 Shares") and (ii) Common Stock Series A ($.01 par value) of PSP15 (the "PSP15 Shares") into cash and/or shares of Common Stock ($.10 par value) of PSI (the "PSI Shares") shall be as follows:

          2.3.1     Cash Election.  At the Effective Time, subject to Sections
2.6 and 6.8 hereof, each PSP14 Share and PSP15 Share as to which a cash election has been made in accordance with the provisions of Sec tion 2.5 hereof and has not been revoked, relinquished or lost pursuant to Section 2.5 hereof (the "Cash Election Shares") shall be converted into and shall represent the right to receive $21.73 and $21.99, respectively, in cash (the "Cash Election Price").
As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

          2.3.2 Share Exchange. At the Effective Time, subject to Sections 2.4, 2.5, 2.7 and 6.8 hereof, each PSP14 Share and PSP15 Share (other than Cash Election Shares and PSP14 and PSP15 Shares owned by PSI) shall be converted into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient (the "Conversion Number") derived by dividing $21.73 and $21.99, respectively, by the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP14 and PSP15, respectively, provided for in Section 6.2 hereof. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, the Conversion Number will be appropriately adjusted to reflect such action.

         2.4 No Fractional Shares. Notwithstanding any other term or provision of this Agreement, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Mergers. In lieu of any such fractional share interests, each holder of PSP14 and PSP15 Shares who would other wise be entitled to such fractional share will, upon surrender of the certificate representing such PSP14 and PSP15 Shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Mergers. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Shares at the Effective Time by (ii) the fractional interest.

         2.5 Procedure for Cash Election. At the time of the mailing of the Combined Proxy Statement and Prospectus provided for in Section 6.5 hereof, PSI will send to each holder of record of PSP14 and PSP15 Shares at the record date for PSP14 and PSP15 meetings of shareholders referred to in Section 6.2 hereof a cash election form (the "Form of Election") providing such holder with the option to elect to receive the Cash Election Price with respect to all or any portion of such holder's PSP14 or PSP15 Shares. Any such election to receive the cash payment contemplated by Section 2.3.1 hereof shall have been properly made only if American Stock Transfer & Trust Company (the "Depositary") shall have received at its designated office, by 5:00 p.m., New York time, on the last business day preceding the day of such meeting of shareholders, a Form of Election properly completed and accompa nied by certificates for the shares to which such Form of Election relates (or an appropriate guarantee of delivery in a form and on terms satisfactory to PSI), as set forth in such Form of Election. Any Form of Election may be revoked by the person submitting the same to the Depositary only by written notice received by the Depositary prior to 5:00 p.m., New York time, on the last business day before the day of the meeting of shareholders referred to in Section 6.2 hereof. In addition, all Forms of Election shall automatically be revoked if the Depositary is notified in writing by the parties hereto that the Mergers have been abandoned. If a Form of Election is revoked pursuant to this Section 2.5, the certificate or certificates or any guarantee of delivery in respect of the PSP14 and PSP15 Shares to which such Form of Election relates shall be promptly returned to the person submitting the same to the Depositary. The Depositary may determine whether or not elections to receive cash have been properly made or revoked pursuant to this Section 2.5, and any such determination shall be conclusive and binding. If the Depositary determines that any election to receive cash was not properly or timely made, the PSP14 and PSP15 Shares covered thereby shall not be treated as Cash Election Shares, and shall be converted in the Mergers as provided in Section 2.3.2 hereof. The

Depositary may, with the agreement of PSI, PSP14 and PSP15, establish such procedures, not inconsistent with this Section 2.5, as may be necessary or desirable to implement this Section 2.5.

         2.6 Procedure for Proration.

          2.6.1 No Proration of PSP14 Shares. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PSP14 is 20% or less than the number of PSP14 Shares outstanding as of the record date for the meeting of shareholders of PSP14 referred to in Section 6.2, then each Cash Election Share of PSP14 shall be converted in the Mergers into the right to receive the Cash Election Price for PSP14 Shares.

          2.6.2 No Proration of PSP15 Shares. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PSP15 is 20% or less than the number of PSP15 Shares outstanding as of the record date for the meeting of shareholders of PSP15 referred to in Section 6.2, then each Cash Election Share of PSP15 shall be converted in the Mergers into the right to receive the Cash Election Price for PSP15 Shares.

          2.6.3 Proration of PSP14 Shares. If the aggregate number of Cash Election Shares and Dissenting Shares of PSP14 exceeds 20%, then each Cash Election Share of PSP14 shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PSP14 owned by a holder of PSP14 Shares that shall be converted into the right to receive the Cash Election Price for PSP14 Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSP14 Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PSP14, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PSP14. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PSP14 to receive the Cash Election Price for PSP14 Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PSP14 exceeds 20% (but not 50%) of the number of PSP14 Shares outstanding as of the record date for the meeting of shareholders of PSP14 referred to in Section 6.2.

          2.6.4 Proration of PSP15 Shares. If the aggregate number of Cash Election Shares and Dissenting Shares of PSP15 exceeds 20%, then each Cash Election Share of PSP15 shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PSP15 owned by a holder of PSP15 Shares that shall be converted into the right to receive the Cash Election Price for PSP15 Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSP15 Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PSP15, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PSP15. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PSP15 to receive the Cash Election Price for PSP15 Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PSP15 exceeds 20% (but not 50%) of the number of PSP15 Shares outstanding as of the record date for the meeting of shareholders of PSP15 referred to in Section 6.2.

         2.7 Dissenting Shares. PSP14 and PSP15 Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with Section 1300 et seq. of the GCLC and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PSP14 or PSP15 Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PSP14 or PSP15 Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to PSP14 or PSP15 Shares, such PSP14 or PSP15 Shares shall automatically be converted into the right to receive PSI Shares pursuant to Section 2.3.2 hereof.

         2.8 PSI Shares Unaffected. The Mergers shall effect no change in any of the outstanding PSI Shares and no outstanding PSI Shares shall be converted or exchanged as a result of the Mergers, and no cash shall be exchangeable, and no securities shall be issuable, with respect thereto.

         2.9 Cancellation of Shares Held or Owned by Parties. At the Effective Time, any PSP14 and PSP15 Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

         2.10 Exchange of Certificates. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PSP14 and PSP15 Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to The First National Bank of Boston (the "Exchange Agent") or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the PSP14 and PSP15 Shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section 2.3.2 hereof and cash payment in lieu of fractional share interests, if any, as provided in
Section 2.4 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of PSP14 and PSP15 Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Mergers and the procedure for surrendering to the Exchange Agent certificates evidencing PSP14 and PSP15 Shares in exchange for certificates evidencing PSI Shares.

         2.11  Status Until Surrendered.  Until surrendered as provided in
Section 2.10 hereof, each outstanding certificate which, prior to the Effective Time, represented PSP14 or PSP15 Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the PSP14 or PSP15 Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing PSP14 or PSP15 Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of PSP14 or PSP15 Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of frac tional share interests pursuant to Section 2.4 hereof.

         2.12 Transfer of Shares. After the Effective Time, there shall be no further registration of transfers of PSP14 and PSP15 Shares on the records of PSP14 and PSP15, respectively, and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

         2.13 Conversion of Common Stock Series B and C. At the Effective Time, subject to Section 6.8 hereof, each share of (i) Common Stock Series B and C ($.01 par value) of PSP14 and (ii) Common Stock Series B and C ($.01 par value) of PSP15 (in each case, other than shares owned by PSI) shall be converted into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient derived by dividing $16.07 and $12.63, respectively, by the average per share closing prices on the NYSE of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP14 and PSP15, respectively, provided for in Section 6.2 hereof. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, such conversion number will be appropriately adjusted to reflect such action. At the Effective Time, any Common Stock Series B and C of PSP14 and PSP15 owned by PSI shall be cancelled and retired and no shares shall be issuable with respect thereto.

     3.  Closing.

         3.1 Time and Place of Closing. If this Agreement is approved by the shareholders of PSP14 or PSP15, a meeting (the "Closing") shall take place as promptly as practicable thereafter at which the applicable parties will exchange certificates and other documents as required by this Agreement. Such Closing shall take place at such time and place as PSI may designate. The date of the Closing shall be referred to as the "Closing Date."

         3.2 Execution and Filing of Merger Agreement. At or before the Closing and after shareholder approval of PSP14 or PSP15, the applicable parties shall execute and deliver the Merger Agreements, together with the requisite Officers' Certificates, for filing with the California Secretary of State. The Merger Agreements, together with the requisite Officers' Certificates, shall be duly filed with the California Secretary of State in accordance with the GCLC as soon as practicable following the Closing.

     4.  Representations, Warranties and Agreements of PSP14 and PSP15.

         4.1 Representations, Warranties and Agreements of PSP14. PSP14 represents, warrants and agrees with PSI that:

          4.1.1 Authorization. Subject to approval of this Agreement by the shareholders of PSP14, (i) the execution, delivery and performance of this Agreement by PSP14 has been duly authorized and approved by all necessary corporate action of PSP14, and (ii) PSP14 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          4.1.2 Organization and Related Matters. PSP14 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP14. PSP14 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

          4.1.3 Capital Stock. The authorized capital stock of PSP14 consists solely of (i) 3,569,024 shares of Common Stock Series A ($.01 par value), 2,263,218 of which were issued and outstanding as of November 30, 1996,
(ii) 232,762 shares of Common Stock Series B ($.01 par value), all of which were issued and outstanding as of November 30, 1996 and (iii) 659,494 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of November 30, 1996. All of the issued and outstanding shares of Common Stock Series A, B and C of PSP14 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP14 is a party or by which it is bound calling for or requiring the issuance of any of PSP14's capital stock, except that the shares of Common Stock Series B and C are convertible into shares of Common Stock Series A in accordance with PSP14's Articles of Incorporation.

          4.1.4 Consents and Approvals; No Violation. Assuming approval of the Mergers and of this Agreement by the shareholders of PSP14, neither the execution and delivery of this Agreement nor the consummation by PSP14 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP14 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP14's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP14 or adversely affect the ability of PSP14 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancella tion or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP14 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP14 or adversely affect the ability of PSP14 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.1.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP14 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP14 or adversely affect the ability of PSP14 to consummate the transactions contemplated hereby.

          4.1.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP14, threatened against PSP14 or involving any of its properties or assets.

          4.1.6 SEC Reports. Since January 1, 1993, PSP14 has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP14 SEC Reports"). None of the PSP14 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.1.7 Financial Statements. The financial statements included in the PSP14 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP14 as of their respective dates, and the results of operations of PSP14 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          4.1.8 Absence of Certain Changes or Events. Since January 1, 1996, the business of PSP14 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

          4.1.9 S-4 Registration Statement and Combined Proxy Statement and Prospectus. None of the information supplied or to be supplied by PSP14 for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as such terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP14 and PSP15, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.1.10 Insurance. All material insurance of PSP14 is currently in full force and effect and PSP14 has reported all claims and occurrences to the extent required by such insurance.

          4.1.11 Disclosure. The representations and warranties by PSP14 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.2 Representations, Warranties and Agreements of PSP15. PSP15 represents, warrants and agrees with PSI that:

          4.2.1 Authorization. Subject to approval of this Agreement by the shareholders of PSP15, (i) the execution, delivery and performance of this Agreement by PSP15 has been duly authorized and approved by all necessary corporate action of PSP15, and (ii) PSP15 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          4.2.2 Organization and Related Matters. PSP15 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP15. PSP15 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

          4.2.3 Capital Stock. The authorized capital stock of PSP15 consists solely of (i) 3,569,024 shares of Common Stock Series A ($.01 par value), 2,136,885 of which were issued and outstanding as of November 30, 1996,
(ii) 232,762 shares of Common Stock Series B ($.01 par value), all of which were issued and outstanding as of November 30, 1996 and (iii) 659,494 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of November 30, 1996. All of the issued and outstanding shares of Common Stock Series A, B and C of PSP15 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP15 is a party or by which it is bound calling for or requiring the issuance of any of PSP15's capital stock, except that the shares of Common Stock Series B and C are convertible into shares of Common Stock Series A in accordance with PSP15's Articles of Incorporation.

          4.2.4 Consents and Approvals; No Violation. Assuming approval of the Mergers and of this Agreement by the shareholders of PSP15, neither the execution and delivery of this Agreement nor the consummation by PSP15 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP15 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP15's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP15 or adversely affect the ability of PSP15 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancella tion or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP15 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP15 or adversely affect the ability of PSP15 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.2.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP15 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP15 or adversely affect the ability of PSP15 to consummate the transactions contemplated hereby.

          4.2.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP15, threatened against PSP15 or involving any of its properties or assets.

          4.2.6 SEC Reports. Since January 1, 1993, PSP15 has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP15 SEC Reports"). None of the PSP15 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.2.7 Financial Statements. The financial statements included in the PSP15 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP15 as of their respective dates, and the results of operations of PSP15 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          4.2.8 Absence of Certain Changes or Events. Since January 1, 1996, the business of PSP15 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

          4.2.9 S-4 Registration Statement and Combined Proxy Statement and Prospectus. None of the information supplied or to be supplied by PSP15 for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as such terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP14 and PSP15, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.2.10 Insurance. All material insurance of PSP15 is currently in full force and effect and PSP15 has reported all claims and occurrences to the extent required by such insurance.

          4.2.11 Disclosure. The representations and warranties by PSP15 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5. Representations, Warranties and Agreements of PSI. PSI hereby represents, warrants and agrees with PSP14 and PSP15 that:

         5.1 Authorization. The execution, delivery and performance of this Agreement by PSI have been duly authorized and approved by all necessary corporate action of PSI, and PSI has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         5.2 Organization and Related Matters. PSI is a corporation duly organized, existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSI.

         5.3 Capital Stock. The authorized capital stock of PSI consists solely of (i) 200,000,000 shares of Common Stock ($.10 par value), 84,411,391 of which were issued and outstanding as of September 30, 1996, (ii) 7,000,000 shares of Class B Common Stock ($.10 par value), all of which were issued and outstanding as of

September 30, 1996 and (iii) 50,000,000 shares of Preferred Stock ($.10 par value), 13,441,180 of which were issued and outstanding as of September 30, 1996. All of the issued and outstanding shares of Common Stock and Preferred Stock of PSI have been duly and validly authorized and issued, and are fully paid and nonassessable. The issuance of the PSI Shares in the Mergers has been duly and validly authorized and, when issued and delivered as provided in this Agreement, the PSI Shares will have been duly and validly issued, fully paid and nonassessable; and the sharehold ers of PSI have no preemptive rights with respect to any shares of capital stock of PSI.

         5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by PSI of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreements and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSI is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of the real property of PSP14 and PSP15, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSI is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSI or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby.

         5.5 Litigation. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSI, threatened against PSI or involving any of its properties or assets.

         5.6 SEC Reports. Since January 1, 1993, PSI has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSI SEC Reports"). None of the PSI SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.7 Financial Statements. The financial statements included in PSI's SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSI as of their respective dates, and the results of operations of PSI for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         5.8 Absence of Certain Changes or Events. Since January 1, 1995, the business of PSI has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         5.9 S-4 Registration Statement and Combined Proxy Statement and Prospectus. None of the information supplied or to be supplied by PSI for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as those terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP14 and PSP15, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.10 Insurance. All material insurance of PSI is currently in full force and effect and PSI has reported all claims and occurrences to the extent required by such insurance.

         5.11 Disclosure. The representations and warranties by PSI in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.  Covenants and Agreements.

         6.1 Ordinary Course. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of PSI, PSP14 and PSP15 will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to: (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws, and (c) keep available the services of its present employees and preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. PSP14 and PSP15 will not issue any capital stock or debt securities convertible into capital stock. PSI, PSP14 and PSP15 will promptly notify the others of any event or occurrence not in the ordinary and usual course of business or which may have a material adverse effect on the properties or financial condition of such party.

         6.2 Meetings of Shareholders. PSP14 and PSP15 will take all action necessary in accordance with applicable law to convene a meeting of its shareholders as promptly as practicable to consider and vote upon approval of this Agreement, it being understood that the principal terms of the Agreement must be approved by (i) in the case of PSP14, the affirmative vote of a majority of the outstanding shares of Common Stock Series A, B and C of PSP14, counted together as a single class with the shares of Common Stock Series B and C voted with the holders of a majority of the unaffiliated shares of Common Stock Series A; and (ii) in the case of PSP15, the affirmative vote of a majority of the outstanding shares of Common Stock Series A, B and C of PSP15, counted together as a single class with the shares of Common Stock Series B and C voted with the holders of a majority of the unaffiliated shares of Common Stock Series A.

         6.3 Tax Reporting. Each of PSI, PSP14 and PSP15 agrees to report the Mergers for federal and state income tax purposes, as a reorganization of the type described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

         6.4 Acquisition Proposals. PSP14 and PSP15 will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP14 or PSP15, or any purchase of all or any significant portion of either of their assets, or any equity interest in either of them, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the respective Board of Directors on behalf of PSP14 or PSP15 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the members of the Board of Directors of PSP14 or PSP15 to breach their fiduciary duty to the shareholders of the respective corporation under applicable law as advised by counsel. PSP14 and PSP15 will notify PSI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with PSP14 or PSP15, and will keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

         6.5 Registration and Proxy Statements. PSP14 and PSP15 will promptly prepare and file with the SEC a combined preliminary proxy statement in connection with the vote of shareholders of PSP14 and PSP15 with respect to the Mergers. PSI will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a combined proxy statement/prospectus, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the PSI Shares to be issued to holders of PSP14 and PSP15 Shares in the Mergers (such combined proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms to be mailed to the shareholders of PSP14 and PSP15, being herein called the "Combined Proxy Statement and Prospectus"). PSI, PSP14 and PSP15 will use their best efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and PSP14 and PSP15 will each use its best efforts to cause the Combined Proxy Statement and Prospectus to be mailed to its respective shareholders at the earliest practicable date. PSP14 and PSP15 agree that if at any time prior to the Effective Time any event with respect to PSP14 and PSP15, respectively, should occur which is required to be described in an amendment of, or a supplement to, the Combined Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP14 and PSP15 and
(ii) the Combined Proxy Statement and Prospectus will (with respect to PSP14 and PSP15) comply as to form in all material respects with the requirements of the federal securities laws. PSI agrees that (i) if at any time prior to the Effective Time any event with respect to PSI should occur which is required to be described in an amendment of, or a supplement to, the Combined Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP14 and PSP15 and (ii) the Combined Proxy Statement and Prospectus will (with respect to PSI) comply as to form in all material respects with the requirements of the federal securities laws.

         6.6 Best Efforts. Each of PSI, PSP14 and PSP15 shall: (i) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Mergers and the other transactions contemplated hereby; and (ii) use its best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         6.7 Registration and Listing of PSI Shares. PSI will use its best efforts to register the PSI Shares under the applicable provisions of the Securities Act and to cause the PSI Shares to be listed for trading on the NYSE upon official notice of issuance.

         6.8 Distributions.

          6.8.1 PSP14 Distributions. PSP14 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.34 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP14 (as defined below) allocable to the respective shareholders as of the Effective Time exceeds $21.73 per share in the case of the PSP14 Shares and $16.07 per share in the case of the PSP14 Common Stock Series B and C and (iii) pre-Mergers cash distributions required to satisfy PSP14's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PSP14 is the sum of (a) the fair market value of PSP14's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of October 31, 1996, and (b) the book value of PSP14's non-real estate assets as of the date of determination, and less (c) PSP14's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP14's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

          6.8.2 PSP15 Distributions. PSP15 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.30 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP15 (as defined below) allocable to the respective shareholders as of the Effective Time exceeds $21.99 per share in the case of the PSP15 Shares and $12.63 per share in the case of the PSP15 Common Stock Series B and C and (iii) pre-Mergers cash distributions required to satisfy PSP15's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PSP15 is the sum of (a) the fair market value of PSP15's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of October 31, 1996, and (b) the book value of PSP15's non-real estate assets as of the date of determination, and less (c) PSP15's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP15's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

     7.  Conditions.

         7.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

          7.1.1 PSP14 and PSP15 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the shareholders of PSP14 and PSP15 as contemplated by Section 6.2.

          7.1.2     Governmental and Regulatory Consents.   All filings required
to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR Act) shall have been made or obtained (as the case may be) without material restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect on PSI, PSP14 or PSP15.

          7.1.3 Litigation. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the party invoking this condition shall use its best efforts to have any such judgment, decree, injunction or other order vacated.

          7.1.4 Registration Statement. The S-4 Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the PSI Shares shall have been received.

          7.1.5 Listing of PSI Shares on NYSE. The PSI Shares shall have been approved for listing on the NYSE upon official notice of issuance.

          7.1.6 Fairness Opinion. The Boards of Directors of PSP14 and PSP15 shall have received the opinion of Robert A. Stanger & Co., Inc. in form and substance satisfactory to them to the effect that the consideration to be received by the shareholders of PSP14 and PSP15 in the Mergers is fair to such shareholders from a financial point of view, and such opinion shall not have been withdrawn or revoked.

          7.1.7 Tax Opinion. The Boards of Directors of PSI, PSP14 and PSP15 shall have received a legal opinion of Hogan & Hartson that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

          7.1.8 PSI Board Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the Board of Directors of PSI.

         7.2 Conditions to Obligations of PSI. The obligations of PSI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSI to the extent permitted by applicable law:

          7.2.1     Accuracy of Representations; Performance of Agreements.
Each of the representations and warranties of PSP14 and PSP15 contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSP14 and PSP15 shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.2.2 Certificate of Officers. PSI shall have received such certificates of officers of PSP14 and PSP15 as PSI may reasonably request in connection with the Closing, including upon request a certificate satisfactory to it of the Chief Executive Officer and the Chief Financial Officer of PSP14 and PSP15, to the effect that, to the best of their knowledge, all representations and warranties of PSP14 and PSP15 contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSP14 and PSP15 have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

          7.2.3 Title to Properties; Environmental Audits. PSI in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by PSP14 and PSP15.

          7.2.4 Trading Price of PSI Shares. The average of the per share closing prices of the PSI Shares on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP14 and PSP15 provided for in Section 6.2 hereof (the "Average PSI Share Price") shall be not less than $24.

          7.2.5 Dissenting Shares. The number of Dissenting Shares shall be less than 5% of the outstanding PSP14 Shares in the case of PSP14 and less than 5% of the outstanding PSP15 Shares in the case of PSP15.

         7.3 Conditions to Obligations of PSP14 and PSP15. The obligations of PSP14 and PSP15 to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSP14 and PSP15 to the extent permitted by applicable law.

          7.3.1     Accuracy of Representations; Performance of Agreements.
Each of the representations and warranties of PSI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.3.2 Certificate of Officers. PSP14 and PSP15 shall have received such certificates of officers of PSI as PSP14 and PSP15 may reasonably request in connection with the Closing, including upon request a certificate satisfactory to them of the Chief Executive Officer and the Chief Financial Officer of PSI, to the effect that, to the best of their knowledge, all representations and warranties of PSI contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSI has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

         7.4 Separate Mergers. The merger of PSP14 into PSI and the merger of PSP15 into PSI are not conditioned on the others. If the conditions to one of the Mergers are satisfied or waived, such merger will be consummated on the terms provided in this Agreement, notwithstanding that the conditions to the other Merger have not been satisfied or waived.

     8.  Termination.

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, before or after shareholder approval, by the mutual written consent of PSI, PSP14 or PSP15.

         8.2 Termination by PSI, PSP14 or PSP15. This Agreement may be terminated and the Mergers may be abandoned by action of the Board of Directors of PSI, PSP14 or PSP15 if (i) the Mergers shall not have been consummated by December 31, 1997 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Mergers to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) (A) the shareholders of PSP14, in the case of the merger of PSP14 into PSI, or (B) the shareholders of PSP15, in the case of the merger of PSP15 into PSI, shall have failed to approve this Agreement and the transactions contemplated hereby at their respective meetings of shareholders.

         8.3 Termination by PSI. This Agreement may be terminated by PSI, and the Mergers may be abandoned at any time prior to the Effective Time, as to the defaulting party if (i) PSP14 or PSP15 shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to such party of such failure to comply, or (ii) any representation or warranty of PSP14 or PSP15 contained in this Agreement shall not be true in all material respects when made, which inaccuracy or breach (if capable of cure) has not been cured within five business days following notice to such party of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.4 Termination by PSP14 or PSP15. This Agreement may be terminated by PSP14 or PSP15 and the Mergers may be abandoned at any time prior to the Effective Time, before or after shareholder approval, if (i) PSI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSI at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to PSI of such failure to comply, or (ii) any representation or warranty of PSI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to PSI of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Mergers pursuant to this Section 8, no party (or any directors, officers, employees, agents or representatives of any party) shall have any liability or further obligation to any other party or any person who controls a party within the meaning of the Securities Act, except as provided in Section 9.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

     9.  Miscellaneous.

         9.1 Payment of Expenses. If the Mergers are consummated, the Surviving Corporation shall pay all the expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Mergers are not consummated, each of PSI, PSP14 and PSP15 shall pay its own expenses, except that any expenses incurred in connection with the printing of the S-4 Registration Statement and the Combined Proxy Statement and Prospectus, the real estate appraisals and environmental audits of the properties of PSP14 and PSP15 and preparation for real estate closings, and any filing fees under the HSR Act, the Securities Act and the Securities Exchange Act of 1934, as amended shall be paid 50% by PSI and the balance by PSP14 and PSP15 in equal shares.

         9.2 Survival of Representations, Warranties and Covenants. The respective representations and warranties of PSI, PSP14 and PSP15 contained herein or in any certificate or document delivered pursuant hereto shall expire with and be terminated and extinguished by the effectiveness of the Mergers and shall not survive the Effective Time. The sole right and remedy arising from a misrepresentation or breach of warranty, or from the failure of any of the conditions to be met, shall be the termination of this Agreement by the other party. This Section 9.2 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

         9.3 Modification or Amendment. The parties may modify or amend this Agreement by written agreement authorized by the Boards of Directors and executed and delivered by officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of a party, no amendment shall be made which changes any of the principal terms of the Mergers or this Agreement, without the approval of such shareholders.

         9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

         9.6 Interpretation. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term in the Section in which such meaning is set forth. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

         9.7 Headings. The descriptive headings contained in the Sections and subsections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 Parties in Interest. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

         9.9 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, postage prepaid, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 9.9:

             If to PSI:

             Public Storage, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  Harvey Lenkin
                         President

             If to PSP14:

             Public Storage Properties XIV, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

             If to PSP15:

             Public Storage Properties XV, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, or on the second day after deposit with the U.S. Postal Service, if sent by U.S. mail.

         9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

         9.11 Assignment. No rights, interests or obligations of either party under this Agreement may be assigned or delegated without the prior written consent of the other party.

         9.12 Entire Agreement. This Agreement, including the Merger Agreement, embodies the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

         9.13 Severable Provisions. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

         9.14 Further Action. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of PSP14 or PSP15, the officers of any Constituent Corporation are fully authorized in the name of PSP14 or PSP15 or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                         PUBLIC STORAGE, INC.


                                         By:    /s/ HARVEY LENKIN
                                                -----------------
                                                Harvey Lenkin
                                                President


                                         PUBLIC STORAGE PROPERTIES XIV, INC.


                                         By:    /s/ B. WAYNE HUGHES
                                                -------------------
                                                B. Wayne Hughes
                                                Chief Executive Officer


                                         PUBLIC STORAGE PROPERTIES XV, INC.


                                         By:    /s/ B. WAYNE HUGHES
                                                -------------------
                                                B. Wayne Hughes
                                                Chief Executive Officer

                                                                    Exhibit A to
                                                                      Appendix A
                                                                      ----------

                              AGREEMENT OF MERGER


          THIS AGREEMENT OF MERGER ("Agreement") is entered into as of this _____ day of _______________, 1997, by and between PUBLIC STORAGE, INC., a California corporation ("PSI"), and [PUBLIC STORAGE PROPERTIES XIV, INC., a California corporation ("PSP14") and PUBLIC STORAGE PROPERTIES XV, INC., a California corporation ("PSP15")], with reference to the following:

          A. PSI was incorporated in 1980 under the laws of California, and on the date hereof its authorized capital stock consists of 200,000,000 shares of Common Stock, $.10 par value (the "PSI Shares"), ___________ of which are issued and outstanding, 7,000,000 shares of Class B Common Stock, $.10 par value, all of which are issued and outstanding, 50,000,000 shares of Preferred Stock, $.01 par value, ___________ of which are issued and outstanding and 200,000,000 shares of Equity Stock, $.01 par value, none of which are issued and outstanding.

          B. __________ was incorporated in 1990 under the laws of California, and on the date hereof has outstanding __________ shares of Common Stock Series A, $.01 par value (the "_____ Shares"), _________ shares of Common Stock Series B and _________ shares of Common Stock Series C.

          C. PSI, PSP14 and PSP15 have entered into an Agreement and Plan of Reorganization dated as of December 5, 1996 (the "Plan"), setting forth certain representations, warranties, conditions and agreements pertaining to the Merger (as defined below).

          D. The Boards of Directors of PSI and __________ have approved the Plan and this Agreement of Merger, and the requisite shareholder approval has been obtained.

          NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                   ---------

               1.1 THE MERGER. At the Effective Time (as defined below), __________ will be merged with and into PSI (the "Merger") and PSI shall be the surviving corporation. PSI and __________ are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

               1.2 EFFECTIVE TIME. The Merger shall become effective at the time at which this Agreement, together with the requisite Officers' Certificates of PSI and __________, are filed with the California Secretary of State (the "Effective Time").

               1.3  EFFECT OF THE MERGER.  At the Effective Time:

                    (a) The separate corporate existence of __________ shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of __________ and shall be subject to all the debts and liabilities of __________ in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of __________ shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against __________ may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

                                     E.A-1

                    (b) The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

                    (c) The directors of PSI shall continue as directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE II
                                  ----------

               2.1 CONVERSION OF __________ SHARES. The manner of converting the outstanding __________ Shares into cash and/or PSI Shares shall be as follows:

                    (a) At the Effective Time, subject to Section 2.6 of the Plan, each __________ Share as to which a cash election has been made in accordance with the provisions of Section 2.5 of the Plan and has not been revoked, relinquished or lost pursuant to Section 2.5 of the Plan (the "Cash Election Shares") shall be converted into and shall represent the right to receive $_______ in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

                    (b) At the Effective Time, subject to Sections 2.4, 2.5 and 2.7 of the Plan, each __________ Share (other than Cash Election Shares and __________ Shares owned by PSI) shall be converted into ______ PSI Shares.

               2.2 NO FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement or the Plan, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of __________ Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such __________ shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. of the PSI Shares at the Effective Time by (ii) the fractional interest.

               2.3 DISSENTING SHARES. __________ Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with Section 1300 et seq. of the General Corporation Law of California (the "GCLC") and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for __________ Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of __________ Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to __________ Shares, such __________ Shares shall automatically be converted into the right to receive PSI Shares pursuant to
Section 2.1(b) hereof.

               2.4 PSI SHARES UNAFFECTED. The Merger shall effect no change in any of the outstanding PSI Shares and no outstanding PSI Shares shall be converted or exchanged as a result of the Merger, and no cash shall be exchangeable and no securities shall be issuable, with respect thereto.

                                     E.A-2

               2.5 CANCELLATION OF SHARES HELD OR OWNED BY PARTIES. At the Effective Time, any __________ Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

               2.6 EXCHANGE OF CERTIFICATES. After the Effective Time, each holder of a certificate theretofore evidencing outstanding __________ Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to First National Bank of Boston (the "Exchange Agent") or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the __________ Shares theretofore represented by the certificate so surrendered shall have been converted and cash payment in lieu of fractional share interests, if any. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of __________ Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing __________ Shares in exchange for certificates evidencing PSI Shares.

               2.7  STATUS UNTIL SURRENDERED.  Until surrendered as provided in
Section 2.6 hereof, each outstanding certificate which, prior to the Effective Time, represented __________ Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the __________ Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing __________ Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of __________ Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests.

               2.8 TRANSFER OF SHARES. After the Effective Time, there shall be no further registration of transfers of __________ Shares on the records of __________ and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

               2.9 CONVERSION OF COMMON STOCK SERIES B AND C. At the Effective Time, each share of Common Stock Series B (other than shares owned by PSI) shall be converted into ______ PSI Shares and each share of Common Stock Series C (other than shares owned by PSI) shall be converted into ______ PSI Shares.

                                  ARTICLE III
                                  -----------

               3.1 HEADINGS. The descriptive headings contained in the Sections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               3.2 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

               3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

               3.4 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of __________, the officers of either Constituent Corporation are fully authorized in the name of __________ or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

                                     E.A-3

               3.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

               3.6 ABANDONMENT OF MERGER. The Constituent Corporations have the power to abandon the Merger by mutual written consent prior to the filing of this Agreement with the California Secretary of State.

          IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                       PUBLIC STORAGE, INC.



                                       By:  ________________________________
                                            Harvey Lenkin
                                            President



                                       By:  ________________________________
                                            Obren B. Gerich
                                            Assistant Secretary


                                       [PUBLIC STORAGE PROPERTIES XIV, INC.
                                                  or
                                       PUBLIC STORAGE PROPERTIES XV, INC.]



                                       By:  ________________________________
                                            Harvey Lenkin
                                            President



                                       By:  ________________________________
                                          Obren B. Gerich
                                          Secretary

                                     E.A-4

                                                                    APPENDIX B-1

             [LETTERHEAD OF CHARLES R. WILSON & ASSOCIATES, INC.]


November 15, 1996

PUBLIC STORAGE PROPERTIES XIV, INC., and
PUBLIC STORAGE, INC.
701 Western Avenue, Suite 200
Glendale, California  91201-2397

Re:   Market Value Appraisal
      14-Property Portfolio
      Job File No. 960275

Self-Storage
------------
01401           4400 Backlick Road           Annandale, VA
01402           8801 West Freeway            Fort Worth, TX
01404           175 Curtner Avenue           Campbell, CA
01405           1150 S Idalia Street         Aurora, CO
01406           115 Capitola Extension       Santa Cruz, CA
01407           4305 LaFayette Road          Indianapolis, IN
01408           4350 S East Street           Indianapolis, IN
01409           47 Broad Hollow Road         Farmingdale, NY
01410           1510 Spring Hill Road        McLean, VA
01411           17300 Newhope Street         Fountain Valley, CA
01412           2105 Winsted Drive           Dallas, TX
01413           3415 Broad River Road-B      Columbia, SC

Business Park
-------------
01403           350 Crewshaw Boulevard       Torrance,  CA
01414           31 Airport Boulevard         South San Francisco, CA

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple and Leased Fee Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

PURPOSE OF APPRAISAL
--------------------

The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed merger of Public Storage Properties XIV, Inc., (PSP 14) and Public Storage, Inc. (PSI).

Market Value Appraisal
PUBLIC STORAGE PROPERTIES XIV, INC.
Page -2-

This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to the shareholders of PSP 14 and PSI, in connection with the proposed merger.

SCOPE OF ASSIGNMENT
-------------------

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable self storage investors, owners and managers little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS
-----------------

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple and Leased Fee Market Value of the Portfolio, as of October 31, 1996, is:

                           SIXTY TWO MILLION  DOLLARS
                           --------------------------
                                 ($62,000,000)

Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.

/s/ Charles R. Wilson

Charles R. Wilson, MAI, CRE
State of California
Certification #AG002172

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


NATURE OF ASSIGNMENT AND DEFINITIONS

This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

PROPERTY IDENTIFICATION AND CLASSIFICATION

The subject properties are located in 14 separate locations in 7 states and are specifically identified by street address below:

                                                                       Net        No.
                                                                   Rentable SF   Units
                                                                   -----------   -----
Self-Storage
-------------
01401           4400 Backlick Road, Annandale, VA...............        41,690     380
01402           8801 West Freeway, Fort Worth, TX...............        61,925     569
01404           175 Curtner Avenue, Campbell, CA................        86,350     742
01405           1150 S Idalia Street, Aurora, CO................        72,125     489
01406           115 Capitola Extension, Santa Cruz, CA..........        42,685     406
01407           4305 LaFayette Road, Indianapolis, IN...........        59,550     502
01408           4350 S East Street, Indianapolis, IN............        59,350     505
01409           47 Broad Hollow Road, Farmingdale, NY...........        52,360     517
01410           1510 Spring Hill Road, McLean, VA...............       116,025   1,217
01411           17300 Newhope Street, Fountain Valley, CA.......        70,665     521
01412           2105 Winsted Drive, Dallas, TX..................        71,280     832
01413           3415 Broad River Road-B, Columbia, SC...........        13,750     159

Business Park
-------------
01403           350 Crenshaw Boulevard, Torrance,  CA...........       111,820      55
01414           31 Airport Boulevard, South San Francisco, CA...        51,417      40

PURPOSE, FUNCTION AND SCOPE OF THE APPRAISAL

The purpose of this appraisal is to estimate the Fee Simple and Leased Fee Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our clients, PSP 14 and PSI, and their advisors in connection with the proposed merger of PSP 14 with and into PSI.

The scope of this assignment is in accordance with an agreement between Charles
R. Wilson & Associates, Inc., and PSP 14 and PSI. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

 .    Inspections were conducted by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc.

 .    Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

 .    Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Scan/US Inc.

 .    A rental survey of competitive facilities was provided by on-site managers of the subject facilities. The information was verified by phone calls and other sources.

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


 .    Self Storage Data Services, Inc. (SSDS), an affiliate company of Charles
     R. Wilson & Associates, Inc., provided operating income and expense information on facilities nationwide from its database of over 23,600 self storage facilities.

 .    Historical income and expense information on each of the subject properties was provided by PSI, the property manager, and compared to the operating information found in the SSDS database.

 .    In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which have appraised over 200 self storage facilities during the past 12 months.

 .    Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of self storage operators/investors throughout the United States, and our market experience over the past 20 years. Surveying self storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc., and SSDS, Inc. In addition, specific individual and multiple-property transactions involving Public Storage Inc., which are currently under contract or consummated within the past 12 months were reviewed.

 .    The Sales Comparison Approach is based on 140 sales of self storage facilities which have occurred in 1996.

 .    Projects 01403 and 01414 are business parks. Rental income and expense information was derived in the same manner as the self storage data, including lease summaries. The capitalization and yield rates reflect these improvements.

PROPERTY RIGHTS APPRAISED

The property rights appraised consist of the Fee Simple and Leased Fee Estates. Due to the short-term, month-to-month tenancies, and the fact that rents are at market levels, a Fee Simple Interest is appropriate for the 12 operating self storage facilities. The Leased Fee Interest is appropriate for the 2 business parks which are subject to short term leases.

According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd Edition, 1993,

     "Fee Simple Estate" is defined on page 140 as:   "Absolute ownership
     unencumbered by any other interest or estate; subject only to the limitations of governmental powers of taxation, eminent domain, police power, and, escheat."

     "Leased Fee Estate" is defined on page 140 as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others."

MARKET VALUE DEFINITION

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

"Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.   Buyer and seller are typically motivated;

2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


3.   A reasonable time is allowed for exposure on the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].


VALUATION METHODOLOGY

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993, p. 171.

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self storage facility or business park. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approach.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value the facilities.

Inspections were made of each property and interviews with property management personnel were conducted to learn of any deferred maintenance items that needed correcting, any known environmental conditions, as well as general information on the overall condition of the property. Questionnaires were completed by each on-site manager

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


concerning performance of the subject property and market competitors. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.



VALUATION ANALYSIS

Income Approach
---------------

The Income Approach utilized Yield Capitalization. The Analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels.

In addition, we reviewed each property's previous four year's operating statement. Ancillary income included: late fees, administrative fees, lock sales, packing material sales, etc. Rental concessions if any were analyzed and taken into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of self storage facilities in each subject's market area were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

In applying yield capitalization, we studied acquisition criteria of investors in self storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

A ten-year discounted cash flow analysis of the self storage facilities, ending on September 31, 2006 was prepared. Using the investment criteria discussed above, the income and expenses were increased between 3% and 3.5% annually based on local market conditions. Real estate taxes for the California properties are based on a sale and reassessment as of the date of value and increased at 2% per annum, per California law. The residual value was determined by capitalizing the 11th year income at a terminal capitalization rate of 10% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 12.25% and 12.75%.

A ten-year discounted cash flow analysis of the business parks (PSI Projects 01403 and 01414), ending in September 2006 was also prepared. Using the investment criteria discussed above, an escalation rate of 3% was used to grow both income and expenses. Real estate taxes were adjusted to reflect projected taxes after a re-evaluation transaction and subsequently escalated at 2% per annum. The residual values were determined by capitalizing the 11th year income at a terminal capitalization rate of 11% for Project 01403 and 10.25% for Project 01414 and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using an unleveraged discount rate of 12.75% for Project 01403 and 12.25% for Project 01414.

The indicated value of the self storage portion of the portfolio based upon the Income Approach is $52,330,000. The indicated value of the business parks based upon the Income Approach was $9,130,000. Thus, the total value of the portfolio by the Income Approach is $61,460,000.

Sales Comparison Approach
-------------------------

In the Sales Comparison Approach, we relied most heavily upon an analysis of 140 sales of self storage properties which occurred during the past 12 months. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates and sales price per square foot of net rentable area. A regression analysis of the relationship between net operating income and sales price per square foot was prepared. The value conclusion derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration. Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value of the self storage facilities ranged between $50,990,000 and $56,240,000 rounded.

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


The Sales Comparable Approach used to value the business parks was based upon the recent transfer of comparable business parks. Each sale was inspected and adjustments were taken into consideration for differences in time, location and physical characteristics. The indicated value of the portfolio's business parks, based upon a Sales Comparison Approach, was $9,130,000.

Thus, adding the value of the self storage facilities and the business park resulted in a total value of the portfolio ranging between $59,920,000 and $65,170,000.

Value Conclusion
----------------

Although the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio. We reconciled our value conclusions from both approaches (Income and Sales Comparison) into our final value conclusion of $62,000,000.

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with S.R. 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were available. It is assumed that there are no sub-surface, toxic waste or building material hazards in or on the properties that would adversely affect their existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof.

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.

14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

15. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or CRA designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by Public Storage Properties XIV, Inc., (PSP 14) and Public Storage Inc. Charles R. Wilson & Associates, Inc., assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self storage facilities.

4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

6.   This report invokes the Departure Provision as follows:

     Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations, special assessments, ordinances, or other items of a similar
     nature".   The effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

     Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". City and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances. It is further assumed that there are no new or planned facilities which would negatively impact any of the portfolios properties.

     Standard Rule 1-4 (a) states the appraiser must "collect, verify, analyze and reconcile: ...(iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental of the property being appraised;..." Each on-site manager provided the appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


CERTIFICATION

The appraiser certifies, to the best of his knowledge and belief, that:

-  The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- The appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value or approval of a loan.

- The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc., and Public Storage Properties XIV, Inc. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the effective date of this report, November 15, 1996, Charles R. Wilson, MAI, CRE has completed the requirements of the continuing education program of the Appraisal Institute.

- Inspections of the properties in this portfolio were made by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc., between September and November 1996.

- Our firm's analyses, opinions and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

- The date of this report, November 15, 1996, indicates that the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

- The appraiser's estimate of aggregate As Is Market Value for the portfolio as of October 31, 1996 in Fee Simple estate is: $62,000,000.

- The appraisers have extensive experience in appraising properties similar to the portfolio.

Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.


/s/ Charles R. Wilson
-----------------------------------
Charles Ray Wilson, MAI, CRE

Appraisal: PUBLIC STORAGE PROPERTIES XIV, INC., 14-Property Portfolio


State of California
Certification No. AG002172

                                                                    APPENDIX B-2

             [LETTERHEAD OF CHARLES R. WILSON & ASSOCIATES, INC.]


November 15, 1996

PUBLIC STORAGE PROPERTIES XV, INC., and
PUBLIC STORAGE, INC.
701 Western Avenue, Suite 200
Glendale, California  91201-2397

Re:   Market Value Appraisal
      19-Property Portfolio
      Job File No. 960274

Self-Storage
------------
01501          5055 S Front Road               Livermore, CA
01502          406 N Plano Road                Garland, TX
01503          1500 Story Road                 San Jose, CA
01504          1710 S Abilene Street           Aurora, CO
01505          601 Sunset Drive                Antioch, CA
01506          2656 Sunrise Boulevard          Rancho Cordova, CA
01507          120 Wilbur Cross Highway        Berlin, CT
01508          12235 E Whittier Boulevard      Whittier, CA
01509          240 Newbury Street              Peabody, MA
01510          2100 Blake Street               Denver, CO
01511          1920 N Green River Road         Evansville, IN
01512          14034 1st Avenue South          Seattle, WA
01513          3200 Mather Field Road          Rancho Cordova, CA
01514          888 Eldridge Road               Sugar Land, TX
01515          4511 Eastland Drive             Columbus, OH
01516          140 Black Horse Pike            Sicklerville, NJ
01517          11512 Aurora Avenue             Seattle, WA
01518/01520    360-70 Christopher Avenue       Gaithersburg, MD
01519          440 Tolland Turnpike            Manchester, CT

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple and Leased Fee Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

PURPOSE OF APPRAISAL
--------------------

The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed merger of Public Storage Properties XV, Inc., (PSP 15) and Public Storage, Inc. (PSI).

Market Value Appraisal
PUBLIC STORAGE PROPERTIES XV, INC.
Page -2-

This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to the shareholders of PSP 15 and PSI, in connection with the proposed merger.

SCOPE OF ASSIGNMENT
-------------------

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable self storage investors, owners and managers little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS
-----------------

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple and Leased Fee Market Value of the Portfolio, as of October 31, 1996, is:

                FIFTY SIX MLLION FIVE HUNDRED THOUSAND DOLLARS
                ----------------------------------------------
                                 ($56,500,000)

Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.

/s/ Charles R. Wilson

Charles R. Wilson, MAI, CRE
State of California
Certification #AG002172

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


NATURE OF ASSIGNMENT AND DEFINITIONS

This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

PROPERTY IDENTIFICATION AND CLASSIFICATION

The subject properties are located in 19 separate locations in 10 states and are specifically identified by street address:

                                                                                    Net        No.
                                                                                Rentable SF   Units
                                                                                -----------   -----
Self-Storage
------------
01501          5055 S Front Road, Livermore, CA.............................         45,058     412
01502          406 N Plano Road, Garland, TX................................         59,180     558
01503          1500Story Road, San Jose, CA.................................         76,962     608
01504          1710 S Abilene Street, Aurora, CO............................         83,370     630
01505          601 Sunset Drive, Antioch, CA................................         53,272     475
01506          2656 Sunrise Boulevard, Rancho Cordova, CA...................         96,465     885
01507          120 Wilbur Cross Highway, Berlin, CT.........................         67,350     629
01508          12235 E Whittier Boulevard, Whittier, CA.....................         43,540     368
01509          240 Newbury Street, Peabody, MA..............................         64,925     646
01510          2100 Blake Street, Denver, CO................................         32,660     405
01511          1920 N Green River Road, Evansville, IN......................         62,800     505
01512          14034 1st Avenue South, Seattle, WA..........................         52,075     459
01513          3200 Mather Field Raod, Rancho, Cordova, CA..................         50,710     460
01514          888 Eldridge Road, Sugar Land, TX............................         58,400     542
01515          4511 Eastland Drive, Columbus, OH............................         54,300     469
01516          140 Black Horse Pike, Sicklerville, NJ.......................         41,750     356
01517          11512 Aurora Avenue, Seattle, WA.............................         48,350     559
01518/20       360-70 Christopher Avenue, Gaithersburg, MD (Self Storage)...         39,779     466
                                                  (Business Park)...........         28,994      16
01519          440 Tolland Turnpike, Manchester, CT.........................         66,875     565

PURPOSE, FUNCTION AND SCOPE OF THE APPRAISAL

The purpose of this appraisal is to estimate the Fee Simple and Leased Fee Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our clients, PSP 15 and PSI, and their advisors in connection with the proposed merger of PSP 15 with and into PSI.

The scope of this assignment is in accordance with an agreement between Charles
R. Wilson & Associates, Inc., and PSP 15 and PSI. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

 .    Inspections were conducted by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc.

 .    Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


 .    Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Scan/US Inc.

 .    A rental survey of competitive facilities was provided by on-site managers of the subject facilities. The information was verified by phone calls and other sources.

 .    Self Storage Data Services, Inc. (SSDS), an affiliate company of Charles
     R. Wilson & Associates, Inc., provided operating income and expense information on facilities nationwide from its database of over 23,600 self storage facilities.

 .    Historical income and expense information on each of the subject properties was provided by PSI, the property manager, and compared to the operating information found in the SSDS database.

 .    In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which have appraised over 200 self storage facilities during the past 12 months.

 .    Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of self storage operators/investors throughout the United States, and our market experience over the past twenty years. Surveying self storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc., and SSDS, Inc. In addition, specific individual and multiple-property transactions involving Public Storage Inc., which are currently under contract or consummated within the past 12 months were reviewed.

 .    The Sales Comparison Approach is based on 140 sales of self storage facilities which have occurred in 1996.

 .    Project 01520 is a business park.  Rental income and expense information was derived in the same manner as the self storage data, including lease summaries. The capitalization and yield rates reflect these improvements.

PROPERTY RIGHTS APPRAISED

The property rights appraised consist of the Fee Simple and Leased Fee Estates. Due to the short-term, month-to-month tenancies, and the fact that rents are at market levels, a Fee Simple Interest is appropriate for the 19 operating self storage facilities. The Leased Fee Interest is appropriate for the business park which is subject to short term leases.

According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd Edition, 1993,

       "Fee Simple Estate" is defined on page 140 as: "Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of governmental powers of taxation, eminent domain, police power, and, escheat."

       "Leased Fee Estate" is defined on page 140 as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others."

MARKET VALUE DEFINITION

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

"Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


1.   Buyer and seller are typically motivated;

2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

3.   A reasonable time is allowed for exposure on the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].


VALUATION METHODOLOGY

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993, p. 171.

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self storage facility or business park. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approach.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value the facilities.

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


Inspections were made of each property and interviews with property management personnel were conducted to learn of any deferred maintenance items that needed correcting, any known environmental conditions, as well as general information on the overall condition of the property. Questionnaires were completed by each on-site manager concerning performance of the subject property and market competitors. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.


VALUATION ANALYSIS

Income Approach
---------------

The Income Approach utilized Yield Capitalization. The Analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels.

In addition, we reviewed each property's previous four year's operating statement. Ancillary income included: late fees, administrative fees, lock sales, packing material sales, etc. Rental concessions if any were analyzed and taken into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of self storage facilities in each subject's market area were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

In applying yield capitalization, we studied acquisition criteria of investors in self storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

A ten-year discounted cash flow analysis of the self storage facilities, ending on September 31, 2006 was prepared. Using the investment criteria discussed above, the income and expenses were increased between 3.0% and 3.5% annually based on local market conditions. Real estate taxes for the California properties are based on a sale and reassessment as of the date of value and increased at 2% per annum, per California law. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rate of 10% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 12.25% and 12.75%.

A ten-year discounted cash flow analysis of the business park (PSI Project 01520), ending in September 2006 was also prepared. Using the investment criteria discussed above, an escalation rate of 3% was used to grow both income and expenses. Real estate taxes were adjusted to reflect projected taxes after a re-evaluation transaction and subsequently escalated at 2% per annum. The residual value was determined by capitalizing the 11th year income at a terminal capitalization rate of 10.5% and then deducting 3% for sales costs. The yearly cash flow and the property's residual value was discounted to present worth using an unleveraged discount rate of 12.5%.

The indicated value of the self storage portion of the portfolio based upon the Income Approach is $54,160,000. The indicated value of the business park based upon the Income Approach was $1,550,000. Thus, the total value of the portfolio by the Income Approach is $55,710,000.

Sales Comparison Approach
-------------------------

In the Sales Comparison Approach, we analyzed 140 sales of self storage properties which occurred during the past 12 months. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates and sales price per square foot of net rentable area. A regression analysis of the relationship between net operating income and sales price per square foot was prepared. The value conclusion derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration. Based upon the portfolio's net income

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


per square foot, using the regression analysis, the indicated value of the self storage facilities ranged between $51,600,000 to $59,280,000 rounded.

The Sales Comparable Approach used to value the business park was based upon the recent transfer of comparable business parks. Each sale was inspected and adjustments were taken into consideration for differences in time, location and physical characteristics. The indicated value of the portfolio's business park, based upon a Sales Comparison Approach, was $1,550,000.

Thus, adding the value of the self storage facilities and the business park resulted in a total value of the portfolio ranging between $53,030,000 and $60,710,000.

Value Conclusion
----------------

Although the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio. We reconciled our value conclusions from both approaches (Income and Sales Comparison) into our final value conclusion of $56,500,000.

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with S.R. 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were available. It is assumed that there are no sub-surface, toxic waste or building material hazards in or on the properties that would adversely affect their existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof.

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.

14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

15. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or CRA designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by Public Storage Properties XV, Inc., (PSP 15) and Public Storage Inc. Charles R. Wilson & Associates, Inc., assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self storage facilities.

4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

6.   This report invokes the Departure Provision as follows:

     Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations, special assessments, ordinances, or other items of a similar nature". The effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

     Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". City and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances. It is further assumed that there are no new or planned facilities which would negatively impact any of the portfolios properties.

     Standard Rule 1-4 (a) states the appraiser must "collect, verify, analyze and reconcile: ...(iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental of the property being appraised;..." Each on-site manager provided the appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


CERTIFICATION

The appraiser certifies, to the best of his knowledge and belief, that:

-  The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- The appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value or approval of a loan.

- The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc., and Public Storage Properties XV, Inc. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the effective date of this report, November 15, 1996, Charles R. Wilson, MAI, CRE has completed the requirements of the continuing education program of the Appraisal Institute.

- Inspections of the properties in this portfolio were made by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc., between September and November 1996.

- Our firm's analyses, opinions and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

- The date of this report, November 15, 1996, indicates that the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

- The appraiser's estimate of aggregate As Is Market Value for the portfolio as of October 31, 1996 in Fee Simple estate is: $56,500,000.

- The appraisers have extensive experience in appraising properties similar to the portfolio.

Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.


/s/ Charles R. Wilson
-----------------------------------
Charles Ray Wilson, MAI, CRE

Appraisal: PUBLIC STORAGE PROPERTIES XV, INC., 19-Property Portfolio


State of California
Certification No. AG002172

                                                                    APPENDIX C-1

              [LETTERHEAD OF ROBERT A. STANGER & CO., INC.]



The Special Committee of
  The Board of Directors of
Public Storage Properties XIV, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Public Storage Properties XIV, Inc. ("PSP14") is entering into a transaction (the "Transaction") in which PSP14 will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSP14 will be asked to approve the merger of PSP14 into PSI and the conversion of outstanding shares of PSP14 Common Stock Series A, other than shares held by Series A shareholders of PSP14 who have properly exercised dissenters rights under California law ("Dissenting Shares"), Series B and Series C into newly issued shares of PSI Common Stock or, at the option of the PSP14 shareholders with respect to up to 20% of the outstanding PSP14 Common Stock Series A less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSP14 Common Stock Series A, other than Dissenting Shares held by PSP14 shareholders, will be converted into $21.73 (the net asset value per Series A share of PSP14 Common Stock based on an independent appraisal of PSP14's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP14. We also have been advised that (i) additional distributions will be made to the shareholders of PSP14 prior to the consummation of the Transaction to the extent required to cause PSP14's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSP14's net asset value as of March 31, 1997 contained in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated March 3, 1997, and (ii) if additional cash distributions are required to satisfy PSP14's REIT distribution requirements and are paid to PSP14 shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

     PSP14 has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PSP14 (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

     . Reviewed the Combined Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on March 3, 1997;

     . Reviewed PSP14's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1993, 1994 and 1995, and PSP14's and PSI's quarterly reports filed with the SEC on Form 10-Q for the quarter ending September 30, 1996, which reports PSP14's management and PSI's management have indicated to be the most current financial statements available;

     . Reviewed the MAI-certified portfolio appraisal of the properties owned by PSP14 dated October 31, 1996 performed by Charles R. Wilson & Associates, Inc. (the "Appraisal"), and discussed with management of PSP14 and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     . Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     . Reviewed internal financial analyses and forecasts prepared by PSP14, and based in part on the Appraisal, of the current net liquidation value per common share of PSP14's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP14, and the calculation of the allocation of such values among the PSP14 Shareholders and the holders of PSP14 Common Stock Series B and C;

     . Discussed with members of senior management of PSP14 and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP14, current and projected operations and performance, financial condition and future prospects of PSP14 and PSI;

     . Reviewed historical market prices, trading volume and dividends for PSP14 and PSI Common Stock; and

     . Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSP14 and PSI. We have not performed an independent appraisal of the assets and liabilities of PSP14 or PSI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates, Inc. We have also relied on the assurance of PSP14 and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Combined Proxy Statement and Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Series A, Series B and Series C shareholders has been determined by PSP14 in accordance with the provisions of the Articles of Incorporation of PSP14; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSP14 and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSP14 or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, the impact of any possible transfer by PSI of its business park properties to a separate entity, or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSP14 from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSP14 that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,


/s/ Robert A. Stanger & Co., Inc.
Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
March 3, 1997

                                                                    APPENDIX C-2

              [LETTERHEAD OF ROBERT A. STANGER & CO., INC.]


The Special Committee of
  The Board of Directors of
Public Storage Properties XV, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Public Storage Properties XV, Inc. ("PSP15") is entering into a transaction (the "Transaction") in which PSP15 will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSP15 will be asked to approve the merger of PSP15 into PSI and the conversion of outstanding shares of PSP15 Common Stock Series A, other than shares held by Series A shareholders of PSP15 who have properly exercised dissenters rights under California law ("Dissenting Shares"), Series B and Series C into newly issued shares of PSI Common Stock or, at the option of the PSP15 shareholders with respect to up to 20% of the outstanding PSP15 Common Stock Series A less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSP15 Common Stock Series A, other than Dissenting Shares held by PSP15 shareholders, will be converted into $21.73 (the net asset value per Series A share of PSP15 Common Stock based on an independent appraisal of PSP15's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP15. We also have been advised that (i) additional distributions will be made to the shareholders of PSP15 prior to the consummation of the Transaction to the extent required to cause PSP15's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSP15's net asset value as of March 31, 1997 contained in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated March 3, 1997, and (ii) if additional cash distributions are required to satisfy PSP15's REIT distribution requirements and are paid to PSP15 shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

     PSP15 has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PSP15 (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

     . Reviewed the Combined Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on March 3, 1997;

     . Reviewed PSP15's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1993, 1994 and 1995, and PSP15's and PSI's quarterly reports filed with the SEC on Form 10-Q for the quarter ending September 30, 1996, which reports PSP15's management and PSI's management have indicated to be the most current financial statements available;

     . Reviewed the MAI-certified portfolio appraisal of the properties owned by PSP15 dated October 31, 1996 performed by Charles R. Wilson & Associates, Inc. (the "Appraisal"), and discussed with management of PSP15 and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     . Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     . Reviewed internal financial analyses and forecasts prepared by PSP15, and based in part on the Appraisal, of the current net liquidation value per common share of PSP15's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP15, and the calculation of the allocation of such values among the PSP15 Shareholders and the holders of PSP15 Common Stock Series B and C;

     . Discussed with members of senior management of PSP15 and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP15, current and projected operations and performance, financial condition and future prospects of PSP15 and PSI;

     . Reviewed historical market prices, trading volume and dividends for PSP15 and PSI Common Stock; and

     . Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSP15 and PSI. We have not performed an independent appraisal of the assets and liabilities of PSP15 or PSI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates, Inc. We have also relied on the assurance of PSP15 and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Combined Proxy Statement and Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Series A, Series B and Series C shareholders has been determined by PSP15 in accordance with the provisions of the Articles of Incorporation of PSP15; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSP15 and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSP15 or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, the impact of any possible transfer by PSI of its business park properties to a separate entity, or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSP15 from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSP15 that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,


/s/ Robert A. Stanger & Co., Inc.
Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
March 3, 1997

                                                                      Appendix D

                     GENERAL CORPORATION LAW OF CALIFORNIA

                                   CHAPTER 13

                               DISSENTERS' RIGHTS



(S) 1300.  RIGHT TO REQUIRE PURCHASE - "DISSENTING SHARES" AND "DISSENTING
           SHAREHOLDER" DEFINED.

        (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value of the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

        (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

              (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

              (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
      (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

              (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
      Section 1301.

              (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. DEMAND FOR PURCHASE.

        (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

        (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. ENDORSEMENT OF SHARES.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. AGREED PRICE -- TIME FOR PAYMENT.

        (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

        (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. APPRAISERS' REPORT -- PAYMENT COSTS.

        (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(S) 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. EXEMPT SHARES.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

        (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10-days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorgani-zation or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                    Appendix E-1



                      PROPOSED AMENDMENT TO PSP14'S BYLAWS



     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSP14 so that Section 8 would read in its entirety as follows:

         Section 8.  Restrictions on Transactions with Affiliates.
                     --------------------------------------------

             (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest except as permitted in
     Section 2(e) of Article X. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates, and provided further that there is no difference in interest rates of any loans secured by the property at the time acquired by PSI or its affiliates and the time acquired by the corporation, nor any other benefit to PSI or its affiliates arising out of such transaction other than the compensation permitted in these bylaws.

             (b) The corporation shall not sell or lease property to PSI or its affiliates, other than as permitted in Section 2(e) of Article X, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties and (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases.

             (c) No loans may be made by the corporation to PSI or any of its affiliates.

             (d) Except as permitted by Section 8(a) of this Article IX or
     Section 2(e) of Article X, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

             (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

             (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix E-2



                      PROPOSED AMENDMENT TO PSP15'S BYLAWS



     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSP15 so that Section 8 would read in its entirety as follows:

         Section 8.  Restrictions on Transactions with Affiliates.
                     --------------------------------------------

             (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest except as permitted in
     Section 2(e) of Article X. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates, and provided further that there is no difference in interest rates of any loans secured by the property at the time acquired by PSI or its affiliates and the time acquired by the corporation, nor any other benefit to PSI or its affiliates arising out of such transaction other than the compensation permitted in these bylaws.

             (b) The corporation shall not sell or lease property to PSI or its affiliates, other than as permitted in Section 2(e) of Article X, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties and (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases.

             (c) No loans may be made by the corporation to PSI or any of its affiliates.

             (d) Except as permitted by Section 8(a) of this Article IX or
     Section 2(e) of Article X, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

             (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

             (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix F-1

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                             FINANCIAL STATEMENTS

                                                                                Page
                                                                              Reference
                                                                          -----------------
Report of independent auditors                                                 F1 - 1

Balance sheets at December 31, 1995 and 1994                                   F1 - 2

For the years ended December 31, 1995, 1994 and 1993:

   Statements of income                                                        F1 - 3

   Statements of shareholders' equity                                          F1 - 4

   Statements of cash flows                                                    F1 - 5

Notes to financial statements                                             F1 - 6  -  F1 - 9

Condensed balance sheets at September 30, 1996 and December 31, 1995           F1 - 10

Condensed statements of income for the three
and nine months ended September 30, 1996 and 1995                              F1 - 11

Condensed statement of shareholders' equity for the
nine months ended September 30, 1996                                           F1 - 12

Condensed statements of cash flows for the
nine months ended September 30, 1996 and 1995                                  F1 - 13

Notes to condensed financial statements                                        F1 - 14

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Public Storage Properties XIV, Inc.


We have audited the accompanying balance sheets of Public Storage Properties XIV, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statementss based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties XIV, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             ERNST & YOUNG LLP


February 27, 1996
Los Angeles, California

                                      F1-1

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994


                                                     1995            1994
                                                 ------------    ------------
                                 ASSETS
                                 ------

Cash and cash equivalents                        $    949,000    $  1,540,000
Rent and other receivables                             98,000          20,000
Prepaid expenses                                      329,000          80,000

Real estate facilities at cost:
 Building, land improvements and equipment         30,575,000      30,280,000
 Land                                              18,712,000      18,712,000
                                                 ------------    ------------
                                                   49,287,000      48,992,000

 Less accumulated depreciation                    (11,869,000)    (10,541,000)
                                                 ------------    ------------
                                                   37,418,000      38,451,000
                                                 ------------    ------------

Total assets                                     $ 38,794,000    $ 40,091,000
                                                 ============    ============

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------

Accounts payable                                 $    824,000    $    349,000
Dividends payable                                     863,000         904,000
Advance payments from renters                         322,000         349,000

Shareholders' equity:
 Series A common, $.01 par value,
   3,569,024 shares authorized,
   2,304,218 shares issued and
   outstanding (2,423,618 shares
   issued and outstanding in 1994)                     23,000          24,000
 Convertible Series B common, $.01 par
   value, 232,762 shares authorized,
   issued and outstanding                               2,000           2,000
   Convertible Series C common, $.01 par
   value, 659,494 shares authorized,
   issued and outstanding                               7,000           7,000

 Paid-in-capital                                   40,941,000      42,997,000
 Cumulative income                                 27,859,000      23,989,000
 Cumulative distributions                         (32,047,000)    (28,530,000)
                                                 ------------    ------------

 Total shareholders' equity                        36,785,000      38,489,000
                                                 ------------    ------------

Total liabilities and shareholders' equity       $ 38,794,000    $ 40,091,000
                                                 ============    ============

                            See accompanying notes.

                                      F1-2

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                             STATEMENTS OF INCOME
                      FOR EACH OF THE THREE YEARS IN THE
                        PERIOD ENDED DECEMBER 31, 1995


                                                    1995         1994         1993
                                                 ----------   ----------   ----------
REVENUES:

Rental income                                    $8,448,000   $8,206,000   $7,749,000
Interest income                                      52,000       25,000       15,000
                                                 ----------   ----------   ----------
                                                  8,500,000    8,231,000    7,764,000
                                                 ----------   ----------   ----------

COSTS AND EXPENSES:

Cost of operations                                2,251,000    2,155,000    2,141,000
Management fees paid to affiliates                  491,000      476,000      449,000
Depreciation and amortization                     1,403,000    1,338,000    1,264,000
Administrative                                      241,000      241,000      252,000
Environmental cost                                  244,000            -            -
Interest expense paid to affiliate                        -        8,000            -
                                                 ----------   ----------   ----------

                                                  4,630,000    4,218,000    4,106,000
                                                 ----------   ----------   ----------

NET INCOME                                       $3,870,000   $4,013,000   $3,658,000
                                                 ==========   ==========   ==========

Primary earnings per share-Series A              $     1.50   $     1.52   $     1.34
                                                 ==========   ==========   ==========

Fully diluted earnings per share-Series A        $     1.19   $     1.21   $     1.08
                                                 ==========   ==========   ==========

Dividends declared per share:
 Series A                                        $     1.36   $     1.36   $     1.36
                                                 ==========   ==========   ==========
 Series B                                        $     1.36   $     1.36   $     1.36
                                                 ==========   ==========   ==========

Weighted average Common shares outstanding:
 Primary- Series A                                2,361,951    2,430,935    2,491,093
                                                 ==========   ==========   ==========
 Fully diluted- Series A                          3,254,207    3,323,191    3,383,349
                                                 ==========   ==========   ==========

                            See accompanying notes.

                                      F1-3

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1995


                                                                Convertible           Convertible
                                         Series A                 Series B              Series C
                                     Shares      Amount       Shares    Amount      Shares    Amount
                                   ----------   --------      -------   ------      -------   ------

Balances at December 31, 1992      2,509,568    $25,000       232,762   $2,000      659,494   $7,000

Net income
Repurchase of shares                 (70,700)    (1,000)

Cash distributions declared:
   $1.36 per share - Series A
   $1.36 per share - Series B
                                   -----------------------------------------------------------------

Balances at December 31, 1993      2,438,868     24,000       232,762    2,000      659,494    7,000

Net income
Repurchase of shares                 (15,250)         -

Cash distributions declared:
   $1.36 per share - Series A
   $1.36 per share - Series B
                                   -----------------------------------------------------------------

Balances at December 31, 1994      2,423,618     24,000       232,762    2,000      659,494    7,000

Net income
Repurchase of shares                (119,400)    (1,000)

Cash distributions declared:
   $1.36 per share - Series A
   $1.36 per share - Series B
                                   -----------------------------------------------------------------

Balances at December 31, 1995      2,304,218    $23,000       232,762   $2,000      659,494   $7,000
                                   =================================================================
                                                    Cumulative                             Total
                                     Paid-in            Net           Cumulative       Shareholders'
                                     Capital          Income        Distributions         Equity
                                   ------------     -----------     --------------     -------------

Balances at December 31, 1992      $44,469,000      $16,318,000      ($21,210,000)      $39,611,000

Net income                                            3,658,000                           3,658,000
Repurchase of shares                (1,225,000)                                          (1,226,000)

Cash distributions declared:
   $1.36 per share - Series A                                          (3,381,000)       (3,381,000)
   $1.36 per share - Series B                                            (317,000)         (317,000)
                                   ----------------------------------------------------------------

Balances at December 31, 1993       43,244,000       19,976,000       (24,908,000)       38,345,000

Net income                                            4,013,000                           4,013,000
Repurchase of shares                  (247,000)                                            (247,000)

Cash distributions declared:
   $1.36 per share - Series A                                          (3,305,000)       (3,305,000)
   $1.36 per share - Series B                                            (317,000)         (317,000)
                                   ----------------------------------------------------------------

Balances at December 31, 1994       42,997,000       23,989,000       (28,530,000)       38,489,000

Net income                                            3,870,000                           3,870,000
Repurchase of shares                (2,056,000)                                          (2,057,000)

Cash distributions declared:
   $1.36 per share - Series A                                          (3,201,000)       (3,201,000)
   $1.36 per share - Series B                                            (316,000)         (316,000)
                                   ----------------------------------------------------------------

Balances at December 31, 1995      $40,941,000      $27,859,000      ($32,047,000)      $36,785,000
                                   ================================================================

                            See accompanying notes.

                                      F1-4

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                            STATEMENTS OF CASH FLOWS
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1995


                                                            1995           1994           1993
                                                        ------------   ------------   ------------

Cash flows from operating activities:

      Net income                                        $ 3,870,000    $ 4,013,000    $ 3,658,000

      Adjustments to reconcile net
            income to net cash provided
            by operating activities:

        Depreciation and amortization                     1,403,000      1,338,000      1,264,000
        (Increase) decrease in rent and
           other receivables                                (78,000)        (6,000)        57,000
        Increase in prepaid expenses                       (249,000)             -        (37,000)
        Increase (decrease) in accounts payable             475,000        (78,000)         6,000
        (Decrease) increase in advance
           payments from renters                            (27,000)       (67,000)        24,000
                                                        -----------    -----------    -----------

            Total adjustments                             1,524,000      1,187,000      1,314,000
                                                        -----------    -----------    -----------

            Net cash provided by operating activities     5,394,000      5,200,000      4,972,000
                                                        -----------    -----------    -----------

Cash flows from investing activities:

      Additions to real estate facilities                  (370,000)      (331,000)      (433,000)
                                                        -----------    -----------    -----------

            Net cash used in investing activities          (370,000)      (331,000)      (433,000)
                                                        -----------    -----------    -----------

Cash flows from financing activities:

      Distributions paid to shareholders                 (3,558,000)    (3,627,000)    (3,722,000)
      Advances from affiliate                                     -        750,000              -
      Repayment of advances from affiliate                        -       (750,000)             -
      Purchase of Company Series A common stock          (2,057,000)      (247,000)    (1,226,000)
                                                        -----------    -----------    -----------

            Net cash used in financing activities        (5,615,000)    (3,874,000)    (4,948,000)
                                                        -----------    -----------    -----------

Net (decrease) increase in
  cash and cash equivalents                                (591,000)       995,000       (409,000)

Cash and cash equivalents at
  the beginning of the year                               1,540,000        545,000        954,000
                                                        -----------    -----------    -----------

Cash and cash equivalents at
  the end of the year                                   $   949,000    $ 1,540,000    $   545,000
                                                        ===========    ===========    ===========

                            See accompanying notes.

                                      F1-5

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.   DESCRIPTION OF BUSINESS

          Public Storage Properties XIV, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties XIV, Ltd. (the "Partnership") in a reorganization transaction which was effective June 3, 1991 (the "Reorganization").

          The Company owns and operates primarily self-storage facilities and, to a lesser extent, business park facilities containing commercial or industrial spaces.

          The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1997, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Income Taxes:

          The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

     Statements of Cash Flows:

          For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Real Estate Facilities:

          Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1995 and 1994 to develop primarily mini-warehouse facilities and to a lesser extent, business park facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively. Included in depreciation and amortization is amortization of tenant improvements on the Company's business park facilities of $117,000, $85,000 and $36,000 in 1995, 1994, and 1993, respectively.

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

                                      F1-6

          At December 31, 1995, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $14,576,000) is $14,757,000.

     Revenue Recognition:

          Property rents are recognized as earned.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Net Income Per Share:

          Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

          Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' rights to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.

     Environmental Cost:

          Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $244,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

3.   RELATED PARTY TRANSACTIONS

          In 1995, there were a series of mergers among Public Storage Management, Inc. (which was the Company's mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, PSMI), culminating in the November 16, 1995 merger (the "PSMI merger") of PSMI into Storage Equities, Inc. (SEI). In the PSMI merger, Storage Equities, Inc.'s name was changed to Public Storage, Inc. (PSI). B. Wayne Hughes and members of his family (the Hughes Family) are the major shareholders of PSI. PSI has a 95% economic interest and the Hughes family has a 5% economic interest in Public Storage Commercial Properties Group, Inc. (PSCPG).

          The Company has Management Agreements with PSI (as successor-in-interest to PSMI) and PSCPG. Under the terms of the agreements, PSI operates the mini-warehouse facilities and PSCPG operates the business park facilities for fees equal to 6% and 5%, respectively, of the facilities' monthly gross revenue (as defined).

                                      F1-7

          Each Management Agreement provides that the agreement will expire in February 2002 provided that in February of each year, commencing February 21, 1996, it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires, on the first anniversary of its then scheduled expiration date. Each Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

          In August 1995, the Management Agreement with PSMI was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $248,000. The amount is included in prepaid expenses in the Balance Sheet at December 31, 1995 and will be amortized as management fee expense in 1996.

          In January 1994, the Company borrowed $750,000 from an affiliate for working capital purposes. The advance, which was repaid in June 1994, bore interest at the prime rate plus .25%. Interest expense of $8,000 was charged to income in 1994 with respect to this advance.

4.   SHAREHOLDERS' EQUITY

          Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

          The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
     (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1995, the Company has made and declared cumulative cash distributions of approximately $29,382,000 with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares, Conversion will occur when $16,703,000 in additional distributions with respect to the Series A shares have been made.

          Assuming liquidation of the Company at its net book value at December 31, 1995 and 1994, each Series of common shares would receive the following as a liquidating distribution:

                                       1995          1994
                                    -----------   -----------
          Series A                  $31,178,000   $34,130,000
          Convertible Series B        1,463,000     1,137,000
          Convertible Series C        4,144,000     3,222,000
                                    -----------   -----------

          Total                     $36,785,000   $38,489,000
                                    ===========   ===========

                                      F1-8

          The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. The holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

          The Company's Board of Directors has authorized the Company to purchase up to 600,000 shares of the Company's Series A common stock. As of December 31, 1995, the Company had purchased and retired 372,550 shares of Series A common stock, of which 119,400 and 15,250 were purchased and retired in 1995 and 1994, respectively.

          For Federal income tax purposes, all distributions declared by the Board of Directors in 1995, 1994 and 1993 were ordinary income.

5.   LEASE AGREEMENTS

          The Company has invested primarily in mini-warehouses which are operated as self-storage facilities. Leases for such space are generally on a month-to-month basis.

          The Company has also invested in office and industrial properties which are operated as business parks. Leases for such space are generally long-term non-cancelable operating leases. At December 31, 1995, the minimum amounts receivable under these non-cancelable leases were as follows:

          Year                            Amount
          -----                           ------
          1996                          $  973,000
          1997                             404,000
          1998                             191,000
          1999                             105,000
          2000                              32,000
                                        ----------
          Total                         $1,705,000
                                        ==========

6.   QUARTERLY RESULTS (UNAUDITED)

          The following is a summary of unaudited quarterly results of operations:

                                                                   Three months ended
                                                 -----------------------------------------------------
                                                  March 1995    June 1995     Sept 1995     Dec. 1995
                                                 -----------   -----------   -----------   -----------
Revenues                                          $2,074,000    $2,136,000    $2,167,000    $2,123,000
                                                  ----------    ----------    ----------    ----------
Expenses                                           1,086,000     1,103,000     1,037,000     1,404,000
                                                  ----------    ----------    ----------    ----------
Net income                                        $  988,000    $1,033,000    $1,130,000    $  719,000
                                                  ==========    ==========    ==========    ==========
Primary earnings per share- Series A              $     0.38    $     0.40    $     0.45    $     0.27
                                                  ==========    ==========    ==========    ==========
Fully diluted earnings per share- Series A        $     0.30    $     0.32    $     0.34    $     0.23
                                                  ==========    ==========    ==========    ==========
                                                                   Three months ended
                                                  ----------------------------------------------------
                                                   March 1994    June 1994     Sept 1994     Dec. 1994
                                                  -----------   ----------    ----------    ----------
Revenues                                          $1,970,000    $2,080,000    $2,108,000    $2,073,000
                                                  ----------    ----------    ----------    ----------
Expenses                                           1,067,000     1,047,000     1,048,000     1,056,000
                                                  ----------    ----------    ----------    ----------
Net income                                        $  903,000    $1,033,000    $1,060,000    $1,017,000
                                                  ==========    ==========    ==========    ==========
Primary earnings per share- Series A              $     0.34    $     0.39    $     0.40    $     0.39
                                                  ==========    ==========    ==========    ==========
Fully diluted earnings per share- Series A        $     0.27    $     0.31    $     0.32    $     0.31
                                                  ==========    ==========    ==========    ==========

                                      F1-9

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                           CONDENSED BALANCE SHEETS

                                                 September 30,    December 31,
                                                      1996            1995
                                                 -------------    ------------
                                                  (Unaudited)
              ASSETS
              ------

Cash and cash equivalents                         $  1,931,000    $    949,000
Rent and other receivables                              51,000          98,000
Prepaid expenses                                        99,000         329,000

Real estate facilities at cost:
  Building, land improvements and equipment         30,712,000      30,575,000
  Land                                              18,712,000      18,712,000
                                                  ------------    ------------
                                                    49,424,000      49,287,000

  Less accumulated depreciation                    (12,839,000)    (11,869,000)
                                                  ------------    ------------
                                                    36,585,000      37,418,000
                                                  ------------    ------------

Total assets                                      $ 38,666,000    $ 38,794,000
                                                  ============    ============

 LIABILITIES AND SHAREHOLDERS' EQUITY
 ------------------------------------


Accounts payable                                  $    717,000    $    824,000
Dividends payable                                      849,000         863,000
Advance payments from renters                          316,000         322,000

Shareholders' equity:
  Series A common, $.01 par value,
   3,569,024  shares authorized.
   2,263,218 shares issued and
   outstanding (2,304,218 shares
   issued and outstanding in 1995)                      23,000          23,000
  Convertible Series B common, $.01 par
   value, 232,762 shares
   authorized, issued and outstanding                    2,000           2,000
  Convertible Series C common, $.01 par
   value, 659,494 shares
   authorized, issued and outstanding                    7,000           7,000

  Paid-in-capital                                   40,170,000      40,941,000
  Cumulative income                                 31,184,000      27,859,000
  Cumulative distributions                         (34,602,000)    (32,047,000)
                                                  ------------    ------------

  Total shareholders' equity                        36,784,000      36,785,000
                                                  ------------    ------------

Total liabilities and shareholders' equity        $ 38,666,000    $ 38,794,000
                                                  ============    ============

          See accompanying notes to condensed financial statements.

                                     F1-10

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                        CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                          Three Months Ended         Nine Months Ended
                                             September 30,             September 30,
                                        -----------------------   -----------------------
                                           1996         1995         1996         1995
                                        ----------   ----------   ----------   ----------
REVENUES:

Rental income                           $2,259,000   $2,153,000   $6,570,000   $6,335,000
Interest income                             16,000       14,000       29,000       42,000
                                        ----------   ----------   ----------   ----------

                                         2,275,000    2,167,000    6,599,000    6,377,000
                                        ----------   ----------   ----------   ----------

COSTS AND EXPENSES:

Cost of operations                         505,000      488,000    1,702,000    1,624,000
Management fees paid to affiliates         120,000      125,000      345,000      368,000
Depreciation                               364,000      354,000    1,059,000    1,046,000
Administrative                              63,000       70,000      168,000      188,000
                                        ----------   ----------   ----------   ----------

                                         1,052,000    1,037,000    3,274,000    3,226,000
                                        ----------   ----------   ----------   ----------

NET INCOME                              $1,223,000   $1,130,000   $3,325,000   $3,151,000
                                        ==========   ==========   ==========   ==========

Earnings per share:

  Primary - Series A                    $     0.51   $     0.45   $     1.36   $     1.23
                                        ==========   ==========   ==========   ==========
  Fully diluted - Series A              $     0.39   $     0.34   $     1.05   $     0.96
                                        ==========   ==========   ==========   ==========

Dividends declared per share:

  Series A                              $     0.34   $     0.34   $     1.02   $     1.02
                                        ==========   ==========   ==========   ==========
  Series B                              $     0.34   $     0.34   $     1.02   $     1.02
                                        ==========   ==========   ==========   ==========

Weighted average common
 shares outstanding:

  Primary - Series A                     2,268,518    2,348,051    2,277,807    2,378,551
                                        ==========   ==========   ==========   ==========
  Fully diluted - Series A               3,160,774    3,240,307    3,170,063    3,270,807
                                        ==========   ==========   ==========   ==========

           See accompanying notes to condensed financial statements.

                                     F1-11

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                  CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                          Convertible               Convertible
                                                Series A                   Series B                  Series C
                                          Shares       Amount         Shares      Amount        Shares       Amount
                                       ----------     --------       --------    --------      --------     --------
Balances at December 31, 1995           2,304,218      $23,000        232,762     $2,000        659,494      $7,000

Net income
Repurchase of shares                      (41,000)           -

Cash distributions declared:
$1.02 per share - Series A
$1.02 per share - Series B
                                        ---------------------------------------------------------------------------

Balances at September 30, 1996          2,263,218      $23,000        232,762     $2,000        659,494      $7,000
                                        ===========================================================================

                                                       Cumulative                        Total
                                          Paid-in         Net          Cumulative     Shareholders'
                                          Capital       Income        Distributions      Equity
                                        -----------    -----------    -------------   ------------
Balances at December 31, 1995           $40,941,000    $27,859,000    ($32,047,000)   $36,785,000

Net income                                               3,325,000                      3,325,000
Repurchase of shares                       (771,000)                                     (771,000)

Cash distributions declared:
$1.02 per share - Series A                                              (2,318,000)    (2,318,000)
$1.02 per share - Series B                                                (237,000)      (237,000)
                                        ---------------------------------------------------------

Balances at September 30, 1996          $40,170,000    $31,184,000    ($34,602,000)   $36,784,000
                                        =========================================================

           See accompanying notes to condensed financial statements.

                                     F1-12

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                     Nine Months Ended
                                                                       September 30,
                                                                --------------------------
                                                                    1996           1995
                                                                -----------    -----------
Cash flows from operating activities:

  Net income                                                    $ 3,325,000    $ 3,151,000

  Adjustments to reconcile net income to net cash provided by operating activities:

  Depreciation                                                    1,059,000      1,046,000
  Decrease (increase) in rent and other receivables                  47,000        (13,000)
  Increase in prepaid expenses                                      (18,000)             -
  Amortization of prepaid management fees                           248,000              -
  (Decrease) increase in accounts payable                          (107,000)       150,000
  Decrease in advance payments from renters                          (6,000)        (6,000)
                                                                -----------    -----------

     Total adjustments                                            1,223,000      1,177,000
                                                                -----------    -----------

     Net cash provided by operating activities                    4,548,000      4,328,000
                                                                -----------    -----------

Cash flows from investing activities:

  Additions to real estate facilities                              (226,000)      (128,000)
                                                                -----------    -----------

     Net cash used in investing activities                         (226,000)      (128,000)
                                                                -----------    -----------

Cash flows from financing activities:

  Distributions paid to shareholders                             (2,569,000)    (2,684,000)
  Purchase of Company Series A common stock                        (771,000)    (1,467,000)
                                                                -----------    -----------

     Net cash used in financing activities                       (3,340,000)    (4,151,000)
                                                                -----------    -----------

Net increase in cash and cash equivalents                           982,000         49,000

Cash and cash equivalents at the beginning of the period            949,000      1,540,000
                                                                -----------    -----------


Cash and cash equivalents at the end of the period              $ 1,931,000    $ 1,589,000
                                                                ===========    ===========

           See accompanying notes to condensed financial statements.

                                     F1-13

                      PUBLIC STORAGE PROPERTIES XIV, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Company's Form 10-K for the year ended December 31, 1995.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Company's financial position at September 30, 1996 and December 31, 1995, the results of its operations for the three and nine months ended September 30, 1996 and 1995 and its cash flows for the nine months then ended.

3. The results of operations for the three and nine months ended September 30, 1996 are not necessarily indicative of the results expected for the full year.

4. In March 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $2,500,000. Outstanding borrowings on the credit facility which, at the Company's option, bear interest at either the bank's prime rate plus .25% or the bank's LIBOR rate plus 2.25%, will convert to a term loan on December 31, 1998. Interest is payable monthly. Commencing on January 31, 1999, principal will be payable monthly in eleven installments equal to one forty-eighth of the outstanding principal amount of the line of credit on December 31, 1998. On December 31, 1999, the remaining unpaid principal and interest is due and payable. There was no outstanding balance on the credit facility at September 30, 1996.

5. In 1995, the Company prepaid eight months of 1996 management fees at a total cost of $248,000. The amount has been expensed as management fees paid to affiliate during the nine months ended September 30, 1996.

                                     F1-14

                                                                    Appendix F-2

                       PUBLIC STORAGE PROPERTIES XV, INC.
                              FINANCIAL STATEMENTS


                                                                                 Page
                                                                              Reference
                                                                          ------------------

Report of independent auditors                                                  F2 - 1

Balance sheets at December 31, 1995 and 1994                                    F2 - 2

For the years ended December 31, 1995, 1994 and 1993:

   Statements of income                                                         F2 - 3

   Statements of shareholders' equity                                           F2 - 4

   Statements of cash flows                                                     F2 - 5

Notes to financial statements                                             F2 - 6  -  F2 - 10

Condensed balance sheets at September 30, 1996 and December 31, 1995            F2 - 11

Condensed statements of income for the three
and nine months ended September 30, 1996 and 1995                               F2 - 12

Condensed statement of shareholders' equity for the
nine months ended September 30, 1996                                            F2 - 13

Condensed statements of cash flows for the
nine months ended September 30, 1996 and 1995                                   F2 - 14

Notes to condensed financial statements                                         F2 - 15

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Public Storage Properties XV, Inc.


We have audited the accompanying balance sheets of Public Storage Properties XV, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties XV, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             ERNST & YOUNG LLP


February 27, 1996
Los Angeles, California

                                      F2-1

                      PUBLIC STORAGE PROPERTIES XV, INC.
                                BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994

                                                               1995            1994
                                                           ------------    ------------
                                 ASSETS
                                 ------

Cash and cash equivalents                                  $    825,000    $    932,000
Marketable equity securities of affiliate
  at market value (cost of $339,000)                            437,000         330,000
Rent and other receivables                                       42,000          41,000
Prepaid expenses                                                358,000          74,000

Real estate facilities at cost:
 Building, land improvements and equipment                   31,919,000      31,641,000
 Land                                                        16,992,000      16,992,000
                                                           ------------    ------------
                                                             48,911,000      48,633,000
 Less accumulated depreciation                              (11,617,000)    (10,362,000)
                                                           ------------    ------------
                                                             37,294,000      38,271,000
                                                           ------------    ------------

Total assets                                               $ 38,956,000    $ 39,648,000
                                                           ============    ============

                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------

Accounts payable                                           $    491,000    $    296,000
Dividends payable                                             1,251,000       1,042,000
Advance payments from renters                                   312,000         303,000

Shareholders' equity:
 Series A common, $.01 par value,
  3,569,024 shares authorized,
  2,171,885 shares issued and
  outstanding (2,247,485 shares
  issued and outstanding in 1994)                                22,000          23,000
 Convertible Series B common,
  $.01 par value, 232,762 shares
  authorized, issued and outstanding                              2,000           2,000
 Convertible Series C common,
  $.01 par value, 659,494 shares
  authorized, issued and outstanding                              7,000           7,000

 Paid-in-capital                                             39,864,000      41,167,000
 Cumulative income                                           18,870,000      15,303,000
 Unrealized gain (loss) in marketable
  equity securities securities                                   98,000          (9,000)
 Cumulative distributions                                   (21,961,000)    (18,486,000)
                                                           ------------    ------------

 Total shareholders' equity                                  36,902,000      38,007,000
                                                           ------------    ------------

Total liabilities and shareholders' equity                 $ 38,956,000    $ 39,648,000
                                                           ============    ============

                            See accompanying notes.

                                      F2-2

                       PUBLIC STORAGE PROPERTIES XV INC.
                              STATEMENTS OF INCOME
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1995


                                                                1995             1994              1993
                                                             -----------      -----------       -----------
REVENUES:

Rental income                                                 $8,019,000       $7,655,000        $7,168,000
Interest income and other income
     (including dividends from marketable
     securities of affiliate in 1994 and 1995)                    58,000           42,000            36,000
                                                              ----------       ----------        ----------
                                                               8,077,000        7,697,000         7,204,000
                                                              ----------       ----------        ----------

COSTS AND EXPENSES:

Cost of operations                                             2,407,000        2,278,000         2,193,000
Management fees paid to affiliates                               482,000          460,000           428,000
Depreciation and amortization                                  1,279,000        1,233,000         1,267,000
Environmental cost                                               132,000                -                 -
Administrative                                                   210,000          227,000           239,000
                                                              ----------       ----------        ----------

                                                               4,510,000        4,198,000         4,127,000
                                                              ----------       ----------        ----------

NET INCOME                                                    $3,567,000       $3,499,000        $3,077,000
                                                              ==========       ==========        ==========

Primary earnings per share-Series A                           $     1.45       $     1.40        $     1.16
                                                              ==========       ==========        ==========

Fully diluted earnings per share-Series A                     $     1.14       $     1.09        $     0.92
                                                              ==========       ==========        ==========

Dividends declared per share:
    Series A                                                  $     1.42       $     1.22        $     1.01
                                                              ==========       ==========        ==========
    Series B                                                  $     1.42       $     1.22        $     1.01
                                                              ==========       ==========        ==========

Weighted average Common shares outstanding:

    Primary Series A                                           2,226,760        2,303,827         2,451,052
                                                              ==========       ==========        ==========
    Fully diluted-Series A                                     3,119,016        3,196,083         3,343,308
                                                              ==========       ==========        ==========

                            See accompanying notes.

                                      F2-3

                      PUBLIC STORAGE PROPERTIES XV, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                For each of the three years in the period ended
                               December 31, 1995


                                                                         Convertible                Convertible
                                             Series A                     Series B                   Series C
                                       Shares        Amount         Shares        Amount       Shares        Amount
Balances at December 31, 1992         2,522,868     $25,000        232,762       $2,000       659,494        $7,000
                                      -----------------------------------------------------------------------------
Net income
Repurchase of shares                   (140,033)     (1,000)

Cash distributions declared:
   $1.01 per share - Series A
   $1.01 per share - Series B
                                      -----------------------------------------------------------------------------

Balances at December 31, 1993         2,382,835      24,000        232,762        2,000       659,494         7,000

Net income
Repurchase of shares                   (135,350)     (1,000)

Unrealized loss in
  marketable securities

Cash distributions declared:
   $1.22 per share - Series A
   $1.22 per share - Series B
                                      -----------------------------------------------------------------------------

Balances at December 31, 1994         2,247,485      23,000        232,762        2,000       659,494         7,000


Net income
Repurchase of shares                    (75,600)     (1,000)

Unrealized gain in
  marketable securities

Cash distributions declared:
   $1.42 per share - Series A
   $1.42 per share - Series B
                                      -----------------------------------------------------------------------------

Balances at December 31, 1995         2,171,885     $22,000        232,762       $2,000       659,494        $7,000
                                      =============================================================================

                                                                                      Unrealized
                                                     Cumulative                        gain (loss)         Total
                                       Paid-in          net          Cumulative       in marketable    shareholders'
                                       Capital         income       distributions      securities        equity
                                      -----------------------------------------------------------------------------
Balances at December 31, 1992         $45,063,000     $8,727,000      ($12,717,000)       $      0      $41,107,000

Net income                                             3,077,000                                          3,077,000
Repurchase of shares                   (1,769,000)                                                       (1,770,000)

Cash distributions declared:
   $1.01 per share - Series A                                           (2,461,000)                      (2,461,000)
   $1.01 per share - Series B                                             (234,000)                        (234,000)
                                      -----------------------------------------------------------------------------

Balances at December 31, 1993          43,294,000     11,804,000       (15,412,000)              -       39,719,000

Net income                                             3,499,000                                          3,499,000
Repurchase of shares                   (2,127,000)                                                       (2,128,000)

Unrealized loss in
  marketable securities                                                                     (9,000)          (9,000)

Cash distributions declared:
   $1.22 per share - Series A                                           (2,790,000)                      (2,790,000)
   $1.22 per share - Series B                                             (284,000)                        (284,000)
                                      -----------------------------------------------------------------------------

Balances at December 31, 1994          41,167,000     15,303,000       (18,486,000)         (9,000)      38,007,000


Net income                                             3,567,000                                          3,567,000
Repurchase of shares                   (1,303,000)                                                       (1,304,000)

Unrealized gain in
  marketable securities                                                                    107,000          107,000

Cash distributions declared:
   $1.42 per share - Series A                                           (3,144,000)                      (3,144,000)
   $1.42 per share - Series B                                             (331,000)                        (331,000)
                                      -----------------------------------------------------------------------------

Balances at December 31, 1995         $39,864,000    $18,870,000      ($21,961,000)       $ 98,000      $36,902,000
                                      =============================================================================

                            See accompanying notes.

                                      F2-4

                      PUBLIC STORAGE PROPERTIES XV, INC.
                           STATEMENTS OF CASH FLOWS
                      FOR EACH OF THE THREE YEARS IN THE
                        PERIOD ENDED DECEMBER 31, 1995


                                                                                    1995           1994           1993
                                                                                -----------    -----------    -----------
Cash flows from operating activities:

  Net income                                                                    $ 3,567,000    $ 3,499,000    $ 3,077,000
  Adjustments to reconcile net income to net
      cash provided by operating activities:

  Depreciation and amortization                                                   1,279,000      1,233,000      1,267,000
  (Increase) decrease in rent and
     other receivables                                                               (1,000)       (10,000)        12,000
  Increase in prepaid expenses                                                     (284,000)             -        (19,000)
  Increase (decrease) in accounts payable                                           195,000        (78,000)        21,000
  Increase (decrease) in advance
     payments from renters                                                            9,000        (36,000)        19,000
                                                                                -----------    -----------    -----------

            Total adjustments                                                     1,198,000      1,109,000      1,300,000
                                                                                -----------    -----------    -----------
            Net cash provided by operating activities                             4,765,000      4,608,000      4,377,000
                                                                                -----------    -----------    -----------
Cash flows from investing activities:

      Purchase of marketable securities securities of affiliate                           -       (339,000)             -
      Additions to real estate facilities                                          (302,000)      (193,000)       (66,000)
                                                                                -----------    -----------    -----------

            Net cash used in investing activities                                  (302,000)      (532,000)       (66,000)
                                                                                -----------    -----------    -----------
Cash flows from financing activities:

      Distributions paid to shareholders                                         (3,266,000)    (2,870,000)    (2,463,000)
      Purchase of Company Series A common stock                                  (1,304,000)    (2,128,000)    (1,770,000)
                                                                                -----------    -----------    -----------

            Net cash used in financing activities                                (4,570,000)    (4,998,000)    (4,233,000)
                                                                                -----------    -----------    -----------

Net (decrease) increase in cash and cash equivalents                               (107,000)      (922,000)        78,000

Cash and cash equivalents at the beginning of the year                              932,000      1,854,000      1,776,000
                                                                                -----------    -----------    -----------

Cash and cash equivalents at the end of the year                                $   825,000    $   932,000    $ 1,854,000
                                                                                ===========    ===========    ===========

Supplemental schedule of non-cash
    investing and financing activities:

      (Increase) decrease in fair value of
          marketable securities of affiliate                                    $  (107,000)   $     9,000              -
                                                                                ===========    ===========    ===========

      Unrealized gain (loss) on
          marketable securities of affiliate                                    $   107,000    $    (9,000)             -
                                                                                ===========    ===========    ===========

                            See accompanying notes.

                                      F2-5

                      PUBLIC STORAGE PROPERTIES XV, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.   DESCRIPTION OF BUSINESS

          Public Storage Properties XV, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties XV, Ltd. (the "Partnership") in a reorganization transaction which was effective September 5, 1991 (the "Reorganization").

          The Company owns and operates primarily self-storage facilities and, to a lesser extent, a business park facility containing commercial or industrial spaces.

          The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1997, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Income Taxes:

          The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

     Statements of Cash Flows:

          For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Real Estate Facilities:

          Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1995 and 1994 to develop primarily mini-warehouse facilities and to a lesser extent, business park facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively.

          At December 31, 1995, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $13,246,000) is $17,254,000.

     Revenue Recognition:

          Property rents are recognized as earned.

                                      F2-6

     Investment in affiliate:

          In February 1994, the Company purchased 23,000 common shares of Public Storage, Inc. (PSI), a publicly traded real estate investment trust and an affiliate of the Company, for $339,000. The Company has designated its portfolio of marketable securities as being available for sale. Accordingly, at December 31, 1995 and 1994, the Company has recorded the marketable securities at fair value, based upon the closing quoted price of the securities at December 31, 1995 and 1994, and has recorded a corresponding unrealized gain and loss (loss) totaling $98,000 and $(9,000), respectively, in shareholders' equity. The Company recognized $20,000 in dividends in 1995 and 1994 and included these amounts in other income in the Statements of Income.

     Net Income Per Share:

          Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

          Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' right to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Convertible Series C shareholders are not entitled to cash distributions) by the weighted average number of Series A shares (Note 4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.

     Environmental Cost:

          Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has recorded cost of expensed, as of December 31, 1995, an estimated $132,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

3.   RELATED PARTY TRANSACTIONS

          In 1995, there were a series of mergers among Pubic Storage Management, Inc. (which was the Company's mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger (the "PSMI merger") of PSMI into Storage Equities, Inc. ("SEI"). In the PSMI merger, Storage Equities, Inc.'s name was changed to Public Storage, Inc. ("PSI"). B. Wayne Hughes and members of his family (the "Hughes Family") are the major shareholders of PSI. PSI has a 95% economic interest and the Hughes family has a 5% economic interest in Public Storage Commercial Properties Group, Inc. (PSCPG).

          The Company has Management Agreements with PSI (as successor-in-interest to PSMI) and PSCPG. Under the terms of the agreements, PSI operates the mini-warehouse facilities and PSCPG operates the business park facility for fees equal to 6% and 5%, respectively, of the facilities' monthly gross revenue (as defined).

                                      F2-7

          Each Management Agreement provides that the agreement will expire in February 2002 provided that in February of each year commencing February 21, 1996 it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires on the first anniversary of its then scheduled expiration date. Each Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

          In August 1995, the Management Agreement with PSMI was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $279,000. The amount is included in prepaid expenses in the Balance Sheet at December 31, 1995 and will be amortized as management fee expense in 1996.

4.   SHAREHOLDERS' EQUITY

          Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

          The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
     (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1995, the Company has made and declared cumulative cash distributions of approximately $20,088,000 with respect to the Series A shares.
     Accordingly, assuming no repurchases or redemptions of Series A shares, Conversion will occur when $23,350,000 in additional distributions with respect to the Series A shares have been made.

          Assuming liquidation of the Company at its net book value at December 31, 1995 and 1994, each Series of common shares would receive the following as a liquidating distribution:

                                       1995          1994
                                    -----------   -----------

          Series A                  $32,956,000   $35,164,000
          Convertible Series B        1,029,000       742,000
          Convertible Series C        2,917,000     2,101,000
                                    -----------   -----------

          Total                     $36,902,000   $38,007,000
                                    ===========   ===========

          The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. The holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

                                      F2-8

          The Company's Board of Directors has authorized the Company to purchase up to 900,000 shares of the Company's Series A common stock. As of December 31, 1995, the Company had purchased and retired 504,883 shares of Series A common stock, of which 75,600 and 135,350 were purchased and retired in 1995 and 1994, respectively.

          For Federal income tax purposes, all distributions declared by the Board of Directors in 1995, 1994 and 1993 were ordinary income.

5.   SUBSEQUENT EVENT

          In November 1995, the Company's Board of Directors authorized the Company to obtain a line of credit facility for a maximum of $5,000,000 for working capital purposes, including the repurchase of the Company's stock.

          In January 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $5,000,000. Outstanding borrowings on the credit facility which, at the Company's option, bear interest at either the bank's prime rate plus .25% or the bank's LIBOR rate plus 2.25%, will convert to a term loan on January 1, 1998. Interest is payable monthly beginning on April 1, 1996 until maturity. Principal will be payable quarterly beginning on January 1, 1998. On October 1, 2002, the remaining unpaid principal and interest is due and payable.

          Under covenants of the credit facility, the Company is (1) required to maintain a ratio of debt to net worth (as defined) of not more than .5 to 1.0, (2) required to maintain a REIT cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than 1.2 to 1.0 and (3) required to maintain a dividend cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than 1.0 to 1.0.

6.   QUARTERLY RESULTS (UNAUDITED)

          The following is a summary of unaudited quarterly results of operations:

                                                    Three months ended
                                   -----------------------------------------------------
                                   March 1995     June 1995     Sept 1995     Dec. 1995
                                   -----------   -----------   -----------   -----------
     Revenues                       $1,941,000    $2,009,000    $2,086,000    $2,041,000

     Expenses                        1,039,000     1,076,000     1,123,000     1,272,000
                                    ----------    ----------    ----------    ----------

     Net income                     $  902,000    $  933,000    $  963,000    $  769,000
                                    ==========    ==========    ==========    ==========
     Earnings per share:

     Primary - Series A             $     0.37    $     0.38    $     0.33    $     0.37
                                    ==========    ==========    ==========    ==========

     Fully diluted - Series A       $     0.29    $     0.30    $     0.30    $     0.25
                                    ==========    ==========    ==========    ==========

                                      F2-9

                                               Three months ended
                                -------------------------------------------------
                                March 1994   June 1994    Sept 1994    Dec. 1994
                                ----------   ----------   ----------   ----------

   Revenues                     $1,871,000   $1,903,000   $1,979,000   $1,944,000

   Expenses                      1,047,000    1,031,000    1,057,000    1,063,000
                                ----------   ----------   ----------   ----------

   Net Income                   $  824,000   $  872,000   $  922,000   $  881,000
                                ==========   ==========   ==========   ==========

   Earnings per share:

   Primary - Series A           $     0.33   $     0.34   $     0.38   $     0.35
                                ==========   ==========   ==========   ==========

   Fully diluted - Series A     $     0.25   $     0.27   $     0.29   $     0.28
                                ==========   ==========   ==========   ==========

                                     F2-10

                      PUBLIC STORAGE PROPERTIES XV, INC.
                           CONDENSED BALANCE SHEETS

                                           September 30,    December 31,
                                                1996            1995
                                           -------------    ------------
                                            (Unaudited)

                                    ASSETS
                                    ------

Cash and cash equivalents                   $  1,341,000    $    825,000
Marketable securities of affiliate at
 market value (cost of $339,000)                 520,000         437,000
Rent and other receivables                        60,000          42,000
Prepaid expenses                                 106,000         358,000

Real estate facilities at cost:
  Building, land improvements and
  equipment                                   32,012,000      31,919,000
  Land                                        16,992,000      16,992,000
                                            ------------    ------------
                                              49,004,000      48,911,000

  Less accumulated depreciation              (12,498,000)    (11,617,000)
                                            ------------    ------------
                                              36,506,000      37,294,000
                                            ------------    ------------

Total assets                                $ 38,533,000    $ 38,956,000
                                            ============    ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

Accounts payable                            $    443,000    $    491,000
Dividends payable                                711,000       1,251,000
Advance payments from renters                    280,000         312,000

Shareholders equity:
  Series A common, $.01 par value,
   3,569,024 shared authorized,
   2,136,885 shares issued and
   outstanding (2,171,885 shares
   issued and outstanding in 1995)                21,000          22,000
  Convertible Series B common, $.01 par
   value, 232,762 shares
   authorized, issued and outstanding              2,000           2,000
  Convertible Series C common, $.01 par
   value, 659,494 shares
   authorized, issued and outstanding              7,000           7,000

  Paid-in-capital                             39,231,000      39,864,000
  Cumulative income                           21,759,000      18,870,000
  Unrealized gain in marketable securities       181,000          98,000
  Cumulative distributions                   (24,102,000)    (21,961,000)
                                            ------------    ------------

  Total shareholders' equity                  37,099,000      36,902,000
                                            ------------    ------------
Total liabilities and shareholders'
 equity                                     $ 38,533,000    $ 38,956,000
                                            ============    ============

           See accompanying notes to condensed financial statements.

                                     F2-11

                       PUBLIC STORAGE PROPERTIES XV, INC.
                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                         Three Months Ended          Nine Months Ended
                                            September 30,              September 30,
                                       -----------------------    ------------------------
                                          1996         1995          1996         1995
                                       ----------   ----------    ----------   -----------
                                                    (Restated)                 (Restated)
REVENUES:

Rental income                          $2,137,000   $2,072,000   $6,269,000   $5,997,000
Dividends from marketable securities
 of affiliate                               5,000        5,000       15,000       15,000
Interest income                            10,000        9,000       20,000       24,000
                                       ----------   ----------   ----------   ----------
                                        2,152,000    2,086,000    6,304,000    6,036,000
                                       ----------   ----------   ----------   ----------
COSTS AND EXPENSES:

Cost of operations                        640,000      613,000    1,924,000    1,763,000
Management fees paid to affiliates        116,000      124,000      334,000      360,000
Depreciation                              342,000      327,000      980,000      953,000
Interest expense                             --           --         16,000         --
Administrative                             59,000       59,000      161,000      162,000
                                       ----------   ----------   ----------   ----------
                                        1,157,000    1,123,000    3,415,000    3,238,000
                                       ----------   ----------   ----------   ----------
NET INCOME                             $  995,000   $  963,000   $2,889,000   $2,798,000
                                       ==========   ==========   ==========   ==========
Earnings per share:

Primary - Series A                     $     0.44   $     0.40   $     1.25   $     1.15
                                       ==========   ==========   ==========   ==========
Fully diluted - Series A               $     0.33   $     0.30   $     0.95   $     0.89
                                       ==========   ==========   ==========   ==========
Dividends declared per share:

Series A                               $     0.30   $     0.30   $     0.90   $     0.90
                                       ==========   ==========   ==========   ==========
Series B                               $     0.30   $     0.30   $     0.90   $     0.90
                                       ==========   ==========   ==========   ==========
Weighted average common shares
outstanding:

Primary - Series A                      2,139,185    2,225,785    2,148,418    2,240,252
                                       ==========   ==========   ==========   ==========
Fully diluted - Series A                3,031,441    3,118,041    3,040,674    3,132,508
                                       ==========   ==========   ==========   ==========

           See accompanying notes to condensed financial statements.

                                     F2-12

                       PUBLIC STORAGE PROPERTIES XV, INC.
                   CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)


                                                                 Convertible               Convertible
                                        Series A                   Series B                  Series C
                                  Shares         Amount        Shares      Amount      Shares       Amount
                                ---------      ----------    ---------   ----------  ---------   ----------
Balances at December 31, 1995   2,171,885        $22,000        232,762    $2,000      659,494       $7,000

Net income
Repurchase of shares              (35,000)        (1,000)

Unrealized gain in
 marketable securities

Cash distributions declared:
$.90 per share - Series A
$.90 per share - Series B
                                ---------        -------        -------    ------      -------       ------
Balances at September 30,
 1996                           2,136,885        $21,000        232,762    $2,000      659,494       $7,000
                                =========        =======        =======    ======      =======       ======
                                                                                  Unrealized
                                                 Cumulative                         gain         Total
                                   Paid-in           Net        Cumulative       in marketable Shareholders'
                                   Capital         Income      Distributions      Securities     Equity
                                 -----------     -----------   -------------      ----------  -------------
Balances at December 31, 1995     $39,864,000     $18,870,000    ($21,961,000)     $ 98,000   $36,902,000

Net income                                          2,889,000                                   2,889,000
Repurchase of shares                 (633,000)                                                   (634,000)

Unrealized gain in                                                                   83,000        83,000
 marketable securities

Cash distributions declared:
$.90 per share - Series A                                          (1,931,000)                 (1,931,000)
$.90 per share - Series B                                            (210,000)                   (210,000)
                                  -----------     -----------     -----------      --------   -----------
Balances at September 30,
 1996                             $39,231,000     $21,759,000    ($24,102,000)     $181,000   $37,099,000
                                  ===========     ===========     ===========      ========   ===========

           See accompanying notes to condensed financial statements.

                                     F2-13

                       PUBLIC STORAGE PROPERTIES XV, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                Nine Months Ended
                                                  September 30,
                                           ---------------------------
                                               1996           1995
                                           ------------   ------------
Cash flows from operating activities:

 Net income                                 $ 2,889,000    $ 2,798,000

 Adjustments to reconcile net income to
  net cash provided by operating activities:

  Depreciation                                  980,000        953,000
  Increase in rent and other receivables        (18,000)        (2,000)
  Amortization of prepaid management fees       279,000             --
  Increase in prepaid expenses                  (27,000)            --
  (Decrease) increase in accounts payable       (48,000)         3,000
  Decrease in advance payments from
   renters                                      (32,000)       (22,000)
                                            -----------    -----------
   Total adjustments                          1,134,000        932,000
                                            -----------    -----------
   Net cash provided by operating
    activities                                4,023,000      3,730,000
                                            -----------    -----------
Cash flows from investing activities:

 Additions to real estate facilities           (192,000)      (249,000)
                                            -----------    -----------
  Net cash used in investing activities        (192,000)      (249,000)
                                            -----------    -----------
Cash flows from financing activities:

 Distributions paid to shareholders          (2,681,000)    (2,530,000)
 Purchase of Company Series A common
 stock                                         (634,000)      (499,000)
                                            -----------    -----------
  Net cash used in financing activities      (3,315,000)    (3,029,000)
                                            -----------    -----------
Net increase in cash and cash
 equivalents                                    516,000        452,000

Cash and cash equivalents at the
 beginning of the period                        825,000        932,000
                                            -----------    -----------

Cash and cash equivalents at the end of
 the period                                 $ 1,341,000    $ 1,384,000
                                            ===========    ===========
Supplemental schedule of non-cash
 investing and financing activities:

 Increase in fair value of marketable
  securities                                $   (83,000)   $   (98,000)
                                            ===========    ===========
 Unrealized gain on marketable securities   $    83,000    $    98,000
                                            ===========    ===========

           See accompanying notes to condensed financial statements.

                                     F2-14

                       PUBLIC STORAGE PROPERTIES XV, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Company's Form 10-K for the year ended December 31, 1995.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Company's financial position at September 30, 1996 and December 31, 1995, the results of its operations for the three and nine months ended September 30, 1996 and 1995 and its cash flows for the nine months then ended.

3. The results of operations for the three and nine months ended September 30, 1996 are not necessarily indicative of the results expected for the full year.

4. Certain prior year amounts have been restated in order to conform to current year presentation.

5. In 1995, the Company prepaid eight months of 1996 management fees at a total cost of $279,000. The amount has been expensed as management fees paid to affiliate during the nine months ended September 30, 1996.

6. In February 1994, the Company purchased 23,000 common shares of Public Storage, Inc., a publicly traded real estate investment trust and an affiliate of the Company, for $339,000. The market value of these securities at September 30, 1996 was $520,000.

7. In January 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $5,000,000. Outstanding borrowings on the credit facility which, at the Company's option, bear interest at either the banks prime rate plus .25% or the banks LIBOR rate plus 2.25%, will convert to a term loan on January 1, 1998. Interest is payable monthly until maturity. Principal will be payable quarterly beginning on January 1, 1998. On October 1, 2002, the remaining unpaid principal and interest is due and payable. During the six months ended June 30, 1996, the Company borrowed and repaid $1,050,000. At September 30, 1996, there was no outstanding balance on the credit facility.

                                     F2-15

                                                                    APPENDIX G-1
                                                                    ------------
                      PUBLIC STORAGE PROPERTIES XIV, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.
----------------------

     THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE THREE AND
     ------------------------------------------------------------------------
NINE MONTHS ENDED SEPTEMBER 30, 1995.  The Company's net income for the nine
------------------------------------
months ended September 30, 1996 and 1995 was $3,325,000 and $3,151,000,
respectively, representing an increase of $174,000 or 5%. Net income was $1,223,000 and $1,130,000 for the three months ended September 30, 1996 and 1995, respectively, representing an increase of $93,000 or 8%. These increases are primarily the result of increases in property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense).

     Rental income for the nine months ended September 30, 1996 and 1995 was $6,570,000 and $6,335,000, respectively, representing an increase of $235,000 or 4%. Rental income for the three months ended September 30, 1996 and 1995 was $2,259,000 and $2,153,000, respectively, representing an increase of $106,000 or 5%. The Company's mini-warehouse operations showed increases in rental income of $234,000 and $88,000 for the nine and three months ended September 30, 1996, respectively, compared to the same periods in 1995, primarily due to an increase in rental rates and occupancy levels. The Company's business park operations also showed increases in rental income for the three and nine months ended September 30, 1996 over 1995. The increase in rental income from business park operations was generated by the Company's San Francisco, California business park due to an increase in rental rates. The Company's Torrance, California business park showed a decline in rental income for the nine months ended September 30, 1996 over 1995 due primarily to a decrease in occupancy levels.

     The Company's mini-warehouse operations had weighted average occupancy levels of 94% and 93% for the nine month periods ended September 30, 1996 and 1995, respectively. The Company's business park operations had weighted average occupancy levels of 93% and 96% for the nine month periods ended September 30, 1996 and 1995, respectively.

     Cost of operations (including management fees paid to affiliates and depreciation expense) for the nine months ended September 30, 1996 and 1995 was $3,106,000 and $3,038,000, respectively, representing an increase of $68,000 or 2%. Cost of operations for the three months ended September 30, 1996 and 1995 was $989,000 and $967,000, respectively, representing an increase of $22,000 or 2%. These increases are primarily attributable to increases in payroll expense, advertising and repairs and maintenance costs. The increase in repairs and maintenance costs is primarily due to an increase in snow removal costs associated with higher than normal snow levels experienced at the Company's mini-warehouse properties in the eastern states offset by a decrease in costs associated with storm damage sustained in early 1995 at the Company's Torrance, California business park. The increase in repairs and maintenance costs for the three months ended September 30, 1996 over 1995 is mainly due to an increase in landscaping costs.

     In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. The Company has expensed the prepaid management fees. The amount is included in management fees paid to affiliates in the condensed statements of income. As a result of the prepayment, the Company saved approximately $37,000 in management fees, based on the management fees that would have been payable on rental income generated in the nine months ended September 30, 1996 compared to the amount prepaid.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994. Net
     ---------------------------------------------------------------------
income in 1995 was $3,870,000 compared to $4,013,000 in 1994, representing a decrease of $143,000. Net income per fully diluted Series A share was $1.19 in 1995 compared to $1.21 in 1994, representing a decrease of $.02 or 2% per share. This decrease is primarily due to a decrease in property net operating income at the Company's business park facilities in 1995 compared to 1994 and environmental costs incurred on the Company's properties in the fourth quarter of 1995 (see discussion below).

                                     G1-1

     During 1995, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $66,000 from $4,237,000 in 1994 to $4,303,000 in 1995. This increase is attributable to an increase in rental revenues at the Company's mini-warehouse operations.

     Rental income of the mini-warehouse operations increased $298,000 or 5% from $6,595,000 in 1994 to $6,893,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) increased $98,000 or 5% from $1,986,000 in 1994 to $2,084,000 in 1995. The results of these changes was a net increase in property net operating income before depreciation expense of $200,000 or 4% from $4,609,000 in 1994 to $4,809,000 in 1995. The increase in rental income is primarily due to an increase in rental rates at a majority of the Company's mini-warehouse operations. The increase in cost of operations is primarily due to increases in payroll, repairs and maintenance and property tax expense. Repairs and maintenance increased due to an increase in painting costs, sign, and roof repairs.

     Property net operating income before depreciation expense with respect to the Company's business park operations decreased by $69,000 or 7% from $966,000 in 1994 to $897,000 in 1995. This decrease is primarily due to a decrease in rental revenues combined with an increase in cost of operations. The decrease in rental revenues is due to a decrease in rental rates at the Company's Torrance, California business park. On new and renewal leases, the Company has lowered its rates in response to lower current market rates. The increase in cost of operations is due to an increase in repairs and maintenance offset by a decrease in property tax expense. The increase in repairs and maintenance is due to storm damage sustained at the Torrance, California facility in early 1995. The decrease in property taxes is primarily due to a tax refund received from appealing a prior period tax assessment on the Torrance facility.

     Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has recorded cost of expensed, as of December 31, 1995, an estimated $244,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

     Weighted average occupancy levels were 93% for the mini-warehouse facilities and 94% for the business park facilities in 1995 and 1994.


Mini-warehouse Operating Trends.
-------------------------------

     The following table illustrates the operating trends for the Company's 12 mini-warehouses:

                                                For the years ended December 31,
                                    ----------------------------------------------------
                                         1995               1994               1993
                                    ---------------  ------------------  ---------------
Weighted average occupancy
 level                                   93%                 93%               93%
Realized monthly rent per
 occupied square foot (1)                $.82                $.81              $.74
Operating margin: (2)
 Before reduction for
  depreciation expense                   70%                 70%               69%
 After reduction for
  depreciation expense                   57%                 57%               55%

--------------
(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.


                                     G1-2

    Management believes that the trends in property operations are due to:

    . Stable occupancy levels resulting from decreased levels of new supply in the industry and promotion of the Company's facilities by PSI.

    . Increasing realized rents per square foot of mini-warehouse space resulting from increased demand for space and fewer promotional discounts of scheduled rents required to maintain relatively high occupancies.

    . Increasing revenues due to increasing realized rents and stable occupancy levels offset in part by an increase in expenses (approximately 5% for 1995 (as compared to 1994) and 4% in 1994).

LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------

     Capital structure.  The Company's financial profile is characterized by
     -----------------
increasing cash provided by operating activities and increasing funds from operations ("FFO").

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

     Net cash provided by operating activities (net income plus depreciation and amortization) reflects the cash generated from the Company's business before distributions to shareholders and capital expenditures. Net cash provided by operating activities has increased over the past years from $4,972,000 in 1993 to $5,394,000 in 1995. Net cash provided by operating activities has increased from $4,328,000 for the nine months ended September 30, 1995 to $4,548,000 for the nine months ended September 30, 1996.

     FFO is defined generally by the National Association of Real Estate Investment Trusts ("NAREIT") as net income before loss on early extinguishment of debt, gain on disposition of real estate, plus depreciation and amortization and non-recurring items (including environmental costs). FFO is a supplemental performance measure for equity Real Estate Investment Trusts used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Company. The only depreciation or amortization that is added to income to derive FFO is depreciation and amortization directly related to physical real estate. All depreciation and amortization reported by the Company relates to physical real estate and does not include any depreciation or amortization related to goodwill, deferred financing costs or other intangibles. FFO is not a substitute for the Company's net cash provided by operating activities or net income, as a measure of liquidity or operating performance.

     The following table summarizes the Company's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to the Company to pay distributions to shareholders and repurchase its stock.

                                                Nine months ended
                                                  September 30,                   Years ended December 31,
                                           --------------------------    ------------------------------------------
                                               1996           1995           1995           1994           1993
                                           -----------    -----------    ------------   -----------    ------------
Net income                                 $ 3,325,000    $ 3,151,000    $ 3,870,000    $ 4,013,000    $ 3,658,000
Depreciation and amortization                1,059,000      1,046,000      1,403,000      1,338,000      1,264,000
Environmental cost                                --             --          244,000           --             --
                                           -----------    -----------    -----------    -----------    -----------
Funds from operations  (net cash             4,384,000      4,197,000      5,517,000      5,351,000      4,922,000
 provided by operating activities
 before changes in working capital
 components)
Capital improvements to maintain
 facilities                                   (226,000)      (128,000)      (370,000)      (331,000)      (433,000)
                                           -----------    -----------    -----------    -----------    -----------
Excess funds available for                   4,158,000      4,069,000      5,147,000      5,020,000      4,489,000
 distributions to
 shareholders and repurchases of stock
Cash distributions to shareholders          (2,569,000)    (2,684,000)    (3,558,000)    (3,627,000)    (3,722,000)
                                           -----------    -----------    -----------    -----------    -----------
Excess funds available for cash
 distributions
 to shareholders and repurchase of stock   $ 1,589,000    $ 1,385,000    $ 1,589,000    $ 1,393,000    $   767,000
                                           ===========    ===========    ===========    ===========    ===========

     The Company believes that its rental revenues and interest and other income will be sufficient over at least the next twelve months to meet the Company's operating expenses, capital improvements and distributions to shareholders.

                                     G1-3

     The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

     In January 1994, the Company borrowed $750,000 from an affiliate for working capital purposes. The advance, which was repaid in June 1994, bore interest at the prime rate plus .25%. Interest expense of $8,000 was charged to income in 1994 with respect to this advance.

     In August 1995, the Management Agreement with PSMI was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $248,000.

     In March 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $2,500,000. Outstanding borrowings on the credit facility which, at the Company's option, bear interest at either the bank's prime rate plus .25% or the banks LIBOR rate plus 2.25%, will convert to a term loan on December 31, 1998. Interest is payable monthly. Commencing on January 31, 1999, principal will be payable monthly in eleven installments equal to one-forty eighth of the outstanding principal amount of the line of credit on December 31, 1998. On December 31, 1999, the remaining unpaid principal and interest is due and payable. There was no outstanding balance on the credit facility at September 30, 1996.

     The Company's Board of Directors has authorized the Company to purchase up to 600,000 shares of Series A common stock. As of September 30, 1996, the Company had repurchased 413,550 shares of Series A common stock, of which 41,000 were purchased in 1996.

     The Company has elected and intends to continue to qualify as a real estate investment trust ("REIT") for federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. The Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing of the Company's tax return. The primary difference between book income and taxable income is depreciation expense. In 1995, the Company's federal tax depreciation was $1,480,000.

     The bylaws of the Company provide that, during 1997, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

                                     G1-4

                                                                 APPENDIX G-2
                                                                -------------
                       PUBLIC STORAGE PROPERTIES XV, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.
----------------------

     THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE THREE AND
     ------------------------------------------------------------------------
NINE MONTHS ENDED SEPTEMBER 30, 1995.  The Company's net income for the nine
-------------------------------------
months ended September 30, 1996 and 1995, was $2,889,000 and $2,798,000,
respectively, representing an increase of $91,000 or 3%. Net income for the three months ended September 30, 1996 and 1995 was $995,000 and $963,000, respectively, representing an increase of $32,000 or 3%. These increases are primarily the result of increases in property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense).

     Rental income for the nine months ended September 30, 1996 and 1995 was $6,269,000 and $5,997,000, respectively, representing an increase of $272,000 or 5%. Rental income for the three months ended September 30, 1996 and 1995 was $2,137,000 and $2,072,000, respectively, representing an increase of $65,000 or 3%. The Company's mini-warehouse operations showed increases in rental income of $247,000 and $50,000 for the nine and three month periods ended September 30, 1996, respectively, compared to the same periods in 1995 due to increased rental rates and occupancy levels. The Company's Gaithersburg, Maryland business park also showed an increase in rental income due to increased rental rates and occupancy levels.

     The Company's mini-warehouse operations had weighted average occupancy levels of 92% and 90% for the nine month periods ended September 30, 1996 and 1995, respectively. The Company's business park facility had an average occupancy level of 100% and 94% for the nine month periods ended September 30, 1996 and 1995, respectively.

     Cost of operations (including management fees paid to affiliates and depreciation expense) increased to $3,238,000 from $3,076,000 for the nine month periods ended September 30, 1996 and 1995, respectively, representing an increase of $162,000 or 5%. Cost of operations increased to $1,098,000 from $1,064,000 for the three month periods ended September 30, 1996 and 1995, respectively, representing an increase of $34,000 or 3%. These increases are primarily attributable to increases in payroll, repairs and maintenance costs, advertising and property tax expense. The increase in repairs and maintenance costs is mainly due to an increase in snow removal costs associated with higher than normal snow levels experienced at the Company's facilities located in the eastern states. Property taxes increased primarily due to a one-time tax refund received in early 1995 at the Company's San Jose, California mini-warehouse facility.

     In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. The Company has expensed the prepaid management fees. The amount is included in management fees paid to affiliates in the condensed statements of income. As a result of the prepayment, the Company saved approximately $39,000 in management fees, based on the management fees that would have been payable on rental income generated in the nine months ended September 30, 1996 compared to the amount prepaid.

     During the nine months ended September 30, 1996, the Company incurred $16,000 of interest expense on its line of credit facility.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.  Net
     ---------------------------------------------------------------------
income in 1995 was $3,567,000 compared to $3,499,000 in 1994, representing an increase of $68,000. Net income per fully diluted Series A share was $1.14 in 1995 compared to $1.09 in 1994, representing an increase of $.05 or 5% per share. This increase is primarily due to an increase in property net operating income combined with a decrease in administrative expense and offset by environmental cost incurred in 1995. Net income per share in 1995 also benefited by the reduction in the number of series a shares outstanding due to the companys repurchase of Series A shares.

     During 1995, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $167,000 from $3,684,000 in 1994 to $3,851,000 in 1995. This increase is primarily

                                     G2-1
attributable to an increase in rental revenues at the Company's mini-warehouse facilities partially offset by increases in cost of operations and depreciation expense.

     Rental income for the mini-warehouse operations increased $375,000 or 5% from $7,368,000 in 1994 to $7,743,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) increased $155,000 or 6% from $2,600,000 in 1994 to $2,755,000 in 1995. The increase in rental income is primarily due to slight increases in rental rates and occupancy levels at a majority of the Company's mini-warehouse facilities. The increase in cost of operations is mainly due to increases in payroll, repairs and maintenance and property tax expense. Repairs and maintenance increased due to costs for such items as doors, elevators, fence and gate repairs. Property taxes increased due to increases in tax assessments.

     Property net operating income before depreciation expense with respect to the Company's business park facility decreased by $8,000 or 5% from $149,000 in 1994 to $141,000 in 1995. This decrease is primarily due to a decrease in rental revenues caused by a decrease in occupancy levels.

     Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $132,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

     Weighted average occupancy levels were 90% for the mini-warehouse facilities and 93% for the business park facility in 1995 compared to 89% for the mini-warehouse facilities and 97% for the business park facility in 1994.

Mini-warehouse Operating Trends.
--------------------------------

     The following table illustrates the operating trends for the Company's 19 mini-warehouses:

                                                                     For the years ended December 31,
                                                          ----------------------------------------------------
                                                            1995                  1994                 1993
                                                          ---------            ---------             ---------
Weighted average occupancy level                             90%                   89%                  89%
Realized monthly rent per occupied square foot (1)         $.65                  $.63                 $.63
Operating margin: (2)
 Before reduction for depreciation expense                   64%                   65%                  64%
 After reduction for depreciation expense                    48%                   49%                  43%


(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.
(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.


 Management believes that the trends in property operations are due to:

 . Stable occupancy levels resulting from decreased levels of new supply in the industry and promotion of the Company's facilities by PSI.

 . Increasing realized rents per square foot of mini-warehouse space resulting from increased demand for space and fewer promotional discounts of scheduled rents required to maintain relatively high occupancies.

 . Increasing revenues due to increasing realized rents and occupancy levels offset in part by an increase in expenses (approximately 6% for 1995 (as compared to 1994) and 4% in 1994).

                                     G2-2

LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------

     Capital structure.  The Company's financial profile is characterized by
     -----------------
increasing net income, increasing cash provided by operating activities and increasing funds from operations ("FFO").

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

     Net cash provided by operating activities (net income plus depreciation and amortization) reflects the cash generated from the Company's business before distributions to shareholders and capital expenditures. Net cash provided by operating activities has increased over the past years from $4,377,000 in 1993 to $4,765,000 in 1995. Net cash provided by operating activities has increased from $3,730,000 for the nine months ended September 30, 1995 to $4,023,000 for the nine months ended September 30, 1996.

     FFO is defined generally by the National Association of Real Estate Investment Trusts (NAREIT) as net income before loss on early extinguishment of debt, gain on disposition of real estate and environmental cost, plus depreciation and amortization and non-recurring items (including environmental costs). FFO is a supplemental performance measure for equity Real Estate Investment Trusts used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Company. The only depreciation or amortization that is added to income to derive FFO is depreciation and amortization directly related to physical real estate. All depreciation and amortization reported by the Company relates to physical real estate and does not include any depreciation or amortization related to goodwill, deferred financing costs or other intangibles. FFO is not a substitute for the Company's net cash provided by operating activities or net income, as a measure of liquidity or operating performance.

     The following table summarizes the Company's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to the Company to pay distributions to shareholders and repurchase its stock.

                                                Nine months ended
                                                  September 30,                   Years ended December 31,
                                           -----------------------------------------------------------------------
                                               1996          1995           1995           1994           1993
                                           -----------  -------------  -------------  -------------  -------------
Net Income                                 $ 2,889,000    $ 2,798,000    $ 3,567,000    $ 3,499,000    $ 3,077,000
Depreciation and amortization                  980,000        953,000      1,279,000      1,233,000      1,267,000
Environmental cost                                --             --          132,000           --             --
Funds from operations  (net cash           -----------    -----------    -----------     ----------    -----------
 provided by
 operating activities before changes in
 working capital components)                 3,869,000      3,751,000      4,978,000      4,732,000      4,344,000
Capital improvements to maintain
 facilities                                   (192,000)      (249,000)      (302,000)      (193,000)       (66,000)
                                           -----------    -----------    -----------     ----------    -----------
Excess funds available for
 distributions to
 shareholders and repurchases of stock       3,677,000      3,502,000      4,676,000      4,539,000      4,278,000
Cash distributions to shareholders          (2,681,000)    (2,530,000)    (3,266,000)    (2,870,000)    (2,463,000)
                                           -----------    -----------    -----------     ----------    -----------
Excess funds available for cash
 distributions to shareholders and
 repurchase of stock                       $   996,000    $   972,000    $ 1,410,000    $ 1,669,000    $ 1,815,000
                                           ===========    ===========    ===========    ===========    ===========

     The Company believes that its rental revenues and interest and other income will be sufficient over at least the next twelve months to meet the Company's operating expenses, capital improvements and distributions to shareholders. For 1996, the Company has budgeted anticipates approximately $296,000 for capital improvements. in capital improvements.

     The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

     In February 1994, the Company purchased 23,000 common shares of Public Storage, Inc. (PSI), a publicly traded real estate investment trust and an affiliate of the Company, for $339,000. The market value of these securities at December 31, 1995 was $437,000. The Company recognized $20,000 in dividends for 1995 and 1994 and included this amount in other income on the Statements of Income.

                                     G2-3

     In August 1995, the Management Agreement with PSMI was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $279,000.

     In January 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $5,000,000. Outstanding borrowings on the credit facility which, at the Company's option, bear interest at either the banks prime rate plus .25% or the banks LIBOR rate plus 2.25%, will convert to a term loan on January 1, 1998. Interest is payable monthly until maturity. Principal will be payable quarterly beginning on January 1, 1998. On October 1, 2002, the remaining unpaid principal and interest is due and payable. During the six months ended June 30, 1996, the Company borrowed and repaid $1,050,000. At September 30, 1996, there was no outstanding balance on the credit facility.

     The Company's Board of Directors has authorized the Company to purchase up to 900,000 shares of Series A common stock. The Company has repurchased 539,883 shares of Series A common stock, of which 35,000 shares were purchased in 1996 utilizing funds from the credit facility described above.

     The Company has elected and intends to continue to qualify as a real estate investment trust (REIT) for federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. The Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing of the Company's tax return. The primary difference between book income and taxable income is depreciation expense. In 1995, the Company's federal tax depreciation was $1,404,000.

     The bylaws of the Company provide that, during 1997, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.


                                     G2-4

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  Indemnification of Directors, Officers and Agents.

    In August 1988, the Company's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Section V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the By-Laws (Exhibit 3.18) which are incorporated herein by this reference. In October 1988, the Company also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.


ITEM 21.  Exhibits and Financial Statement Schedules.

    (a) Exhibits:  See Exhibit Index contained herein.

    (b) Financial Statement Schedules:

        See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

        All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.


ITEM 22.  Undertakings.

    The undersigned Registrant hereby undertakes as follows:

   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 3.(i) and 3.(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   6. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   8. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 3rd day of March, 1997.

                                   PUBLIC STORAGE, INC.


                                   By:  B. WAYNE HUGHES
                                        --------------------------------------
                                        B. Wayne Hughes, Chairman of the Board


    Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           CAPACITY                        DATE
      ---------                           --------                        ----

   B. WAYNE HUGHES         Chairman of the Board, Chief Executive      March 3, 1997
_____________________      Officer and Director (principal executive
   B. Wayne Hughes         officer)

    HARVEY LENKIN          President and Director                      March 3, 1997
_____________________
    Harvey Lenkin

     JOHN REYES            Senior Vice President and Chief             March 3, 1997
_____________________      Financial Officer (principal financial
     John Reyes            officer and principal accounting officer)

 ROBERT J. ABERNETHY                      Director                     March 3, 1997
_____________________
 Robert J. Abernethy

  DANN V. ANGELOFF                        Director                     March 3, 1997
_____________________
  Dann V. Angeloff

 WILLIAM C. BAKER                         Director                     March 3, 1997
__________________
 William C. Baker

 URI P. HARKHAM                           Director                     March 3, 1997
________________
 Uri P. Harkham

                                 EXHIBIT INDEX


  2.1 Agreement and Plan of Reorganization among Registrant, Public Storage Properties XIV, Inc. ("PSP14") and Public Storage Properties XV, Inc. ("PSP15") dated as of December 5, 1996 (filed as Appendix A to the Combined Proxy Statement and Prospectus).

  3.1 Restated Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.4 Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-56925 and incorporated herein by reference.

  3.5 Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.6 Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

  3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

  3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

  3.10 Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.11 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

  3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

  3.14 Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

  3.15 Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 333-08791 and incorporated herein by reference.

  3.16 Certificate of Determination for the 8 5/8% Cumulative Preferred Stock, Series I. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8 5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

  3.17 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 333-18395 and incorporated herein by reference.

  3.18 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

  3.19 Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

  5.1   Opinion on legality.  Filed herewith.

  8.1   Opinion on tax matters for PSP14.  Filed herewith.

  8.2   Opinion on tax matters for PSP15.  Filed herewith.

  10.1 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

  10.2 Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

  10.3 Second Amended and Restated Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of February 25, 1997. Filed herewith.

  10.4 Note Assumption and Exchange Agreement by and among Public Storage Management, Inc., Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

 *10.5 Registrant's 1990 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

 *10.6 Registrant's 1994 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

*10.7 Registrant's 1996 Stock Option and Incentive Plan. Filed with Registrant's Registration Statement No. 333-13463 and incorporated herein by reference.

 10.8 Agreement and Plan of Reorganization by and among Public Storage, Inc., Public Storage Management,Inc.and Registrant dated as of June 30, 1995. Filed as Appendix A to Registrant's Proxy Statement dated October 11, 1995 (filed October 13, 1995) and incorporated herein by reference.

 10.9 Amendment to Agreement and Plan of Reorganization by and among Public Storage, Inc., Public Storage Management, Inc. and Registrant dated as of November 13, 1995. Filed with Registrant's Current Report on Form 8-K dated November 16, 1995 and incorporated herein by reference.

 23.1  Consent of Independent Auditors.  Filed herewith.

 23.2  Consent of David Goldberg (included in Exhibit 5.1).

 23.3  Consent of Hogan & Hartson L.L.P. for PSP14 (included in Exhibit 8.1).

 23.4  Consent of Hogan & Hartson L.L.P. for PSP15 (included in Exhibit 8.2).

 23.5  Consent of Charles R. Wilson & Associates, Inc.  Filed herewith.

 99.1  Proxy card for PSP14.  Filed herewith.

 99.2  Proxy card for PSP15.  Filed herewith.

 99.3  Cash Election Form for PSP14.  Filed herewith.

 99.4  Cash Election Form for PSP15.  Filed herewith.

 99.5 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP14 dated November 15, 1996 (filed as Appendix B-1 to the Combined Proxy Statement and Prospectus).

 99.6 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP15 dated November 15, 1996 (filed as Appendix B-2 to the Combined Proxy Statement and Prospectus).

 99.7 Opinion of Robert A. Stanger & Co., Inc. (PSP14 Merger) dated March 3, 1997 (filed as Appendix C-1 to the Combined Proxy Statement and Prospectus).

 99.8 Opinion of Robert A. Stanger & Co., Inc. (PSP15 Merger) dated March 3, 1997 (filed as Appendix C-2 to the Combined Proxy Statement and Prospectus).

_______________

  *  Compensatory benefit plan.